As filed with the Securities and Exchange Commission on August 23, 2013
Registration No: 333___

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933
___________

BANK OF MARIN BANCORP
(exact name of registrant as specified in its charter)

California	6022	20-8859754
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

504 Redwood Blvd., Suite 100
Novato, California 94947
(415) 763-4520

(Address, including zip code and telephone number,
including area code, of registrant's principal and executive offices)

Russell A. Colombo
Bank of Marin Bancorp
President and Chief Executive Officer
504 Redwood Blvd., Suite 100
Novato, California 94947
(415) 763-4520

(Name, address, including zip code, and telephone number,
including area code, of agent for service)
___________

copies to:

John F. Stuart, Esq.	Thomas G. Reddy, Esq.
Kenneth E. Moore, Esq.	Bingham McCutchen LLP
Stuart | Moore	Three Embarcadero Center
641 Higuera Street, Suite 302	San Francisco, CA 94111
San Luis Obispo, CA 93401	(415) 393-2188
(805) 545-8590

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
___________

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered[1]	Proposed Maximum Offering Price Per Share[2]	Proposed Maximum Aggregate Offering Price[2]	Amount of Registration Fee

Common Stock, no par value	434,829 shares	$40.82	$17,749,720	$2,421

1 Represents the maximum number of shares of Bank of Marin Bancorp (“Marin”) common stock which could be issued in the merger with NorCal Community Bancorp (“NorCal”), based upon (i) the largest conversion ratio at which the NorCal common stock could be converted into shares of Marin common stock pursuant to the Agreement and Plan of Merger dated as of July 1, 2013 (the “merger agreement”) and (ii) the maximum number of shares of NorCal common stock which may be converted into shares of Marin common stock, pursuant to the merger agreement.
2 Estimated solely for the purposes of calculating the registration fee and computed pursuant to Rule 457(c) and 457(f)(1) of the Securities Act. The proposed maximum aggregate offering price is equal to the product of (a)

$40.82, and (b) the maximum number of shares of Marin common stock to be issued pursuant to the merger agreement.

___________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
NORCAL COMMUNITY BANCORP
TO BE HELD [*], 2013

NorCal Community Bancorp
1701 Harbor Bay Parkway Ste. 100
Alameda, CA 94502

To the Shareholders of NorCal Community Bancorp

We are pleased to enclose this Notice of Annual Meeting, a proxy statement – prospectus (including our financial statements) and form of proxy.
You are cordially invited to attend the 2013 Annual Meeting of Shareholders, which will be held at 9:00 a.m. on [*], [*], 2013 at [*], California (the “Meeting”).
This Notice of Annual Meeting and proxy statement – prospectus provides information pertaining to the proposed merger of NorCal Community Bancorp (“NorCal”) with and into Bank of Marin Bancorp (“Marin”). The boards of directors of NorCal and Marin have approved the merger of NorCal into Marin, and the immediately subsequent merger of Bank of Alameda into Bank of Marin.
NorCal is holding its annual shareholders’ meeting to approve the merger agreement and to elect directors. Information about the NorCal meeting is contained in this proxy statement – prospectus. In particular, see “Risk Factors” beginning on page [*]. You are urged to read this document carefully and in its entirety.
In the merger, shareholders of NorCal will have the election to receive shares of common stock of Marin, cash or a combination in exchange for their shares of NorCal stock. Based on Marin’s closing sale price on [*], 2013 of $[*] per share, you would receive $[*] in value for each share of NorCal stock if you elected to receive half of your consideration in Marin stock and half in cash. However, the value you receive will change depending upon the performance of Marin’s common stock shortly before the closing. Moreover, shareholder elections are subject to certain allocation procedures designed to ensure that approximately half of the consideration paid by Marin is in the form of Marin common stock and the other half in cash. NorCal and Marin urge you to obtain current market quotations of NorCal and Marin common stock and to review and understand the allocation procedures discussed in the accompanying proxy statement – prospectus.

We expect that the transaction will be tax-free to NorCal’s shareholders who receive Marin common stock. Cash paid in lieu of fractional shares and cash paid to those shareholders receiving cash will be taxable. Upon completion of the merger, we expect that the shareholders of NorCal will own approximately [*]% of the outstanding shares of Marin, assuming none of Marin’s currently outstanding stock options or warrants are exercised.

Your continuing support of NorCal is appreciated, and we hope you will attend the meeting. Whether or not you are personally present, it is very important that your shares be represented at the meeting. Accordingly, please sign, date, and mail the enclosed proxy promptly. If you wish to vote in accordance with the board of directors’ recommendations, it is not necessary to specify your choices. You may simply sign, date and return the enclosed proxy. If you do not vote, it will have the same effect as voting against the merger agreement and not voting for any nominees for director.

Sincerely,

James B. Davis Chairman of the Board	Stephen G. Andrews President and Chief Executive Officer

1701 Harbor Bay Parkway, Suite 100, Alameda, California 94502
Telephone (510) 748-8000 Fax (510) 748-8050

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION OR BANK REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY STATEMENT – PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK SUBSIDIARY OF MARIN, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

This proxy statement – prospectus is dated [*], 2013, and is first being mailed to shareholders on or about [*], 2013.

PROXY STATEMENT – PROSPECTUS
ANNUAL MEETING OF SHAREHOLDERS
NORCAL COMMUNITY BANCORP
TO BE HELD [*], 2013

INTRODUCTION

This proxy statement – prospectus is furnished in connection with the solicitation of proxies for use at the annual meeting of shareholders of NorCal Community Bancorp (“NorCal”) to be held at Alameda Theatre & Cineplex, 2317 Central Avenue, Alameda, California on [*], [*], 2013, at 9:00 a.m. (Pacific Time) , for the purpose of considering and voting on the following matters:

1.
Approval of the Merger Agreement. To approve the merger agreement in the form attached as Appendix A to this proxy statement – prospectus, for a merger of NorCal with and into Bank of Marin Bancorp (“Marin”) and the immediately subsequent merger of Bank of Alameda with and into Bank of Marin.

2.
Election of Directors. To elect the following nominees to serve as directors of NorCal until the next Annual Meeting of Shareholders and until their successors shall be elected and qualified (if the merger has not been completed by then), or until completion of the merger:

Stephen G. Andrews	Kenneth M. Karmin
Eric C. Cross	Kevin Kennedy
James B. Davis	James L. McKenna
Gregory R. Gersack	Joel Vuylsteke
Michael G. Gorman

No other business is expected to be conducted at the annual meeting.

The board of directors of NorCal has fixed the close of business on [*], 2013, as the record date for determination of shareholders entitled to notice of, and the right to vote at, the meeting. The nine nominees for director receiving the highest number of votes will be elected as directors. Approval of the merger agreement requires the affirmative vote of a majority of the shares of NorCal common stock issued and outstanding on the record date.

The board of directors of NorCal unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” management’s nominees for director.
Information about Nomination of Candidates for the Board of Directors
Nominations for election of members of the board of directors may be made by the board of directors or by any holder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations (other than for persons named in the notice of any meeting called for the election of directors) are required to be made in writing and to be delivered or mailed to the president of the corporation by the later of: (i) the close of business 21 days prior to any meeting of shareholders called for the election of directors, or (ii) ten days after the date of mailing of notice of the meeting to shareholders. Such notification must contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the corporation owned by the notifying shareholder; (f) the number of shares of capital stock of any bank, bank holding company, savings and loan association or other depository institution owned beneficially by the nominee or by the notifying shareholder and the identities and locations of any such institutions; (g) whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy or been adjudged bankrupt; and (h) a statement regarding the nominee’s compliance with Section 2.3 of these bylaws. The notification shall be signed by the nominating shareholder and by each nominee, and shall be accompanied by a written consent to be named as a nominee for election as a director from each proposed nominee. Nominations not made in accordance with these procedures shall be disregarded by the chairman of the meeting, and upon his instructions, the inspectors of election shall disregard all votes cast for each such nominee.
Nominees for the board of directors must meet certain qualifications set forth in Section 2.3 of NorCal’s bylaws, which prohibit the election as a director of any person who is a director, officer, employee, agent, nominee, material consulting accountant, analyst, attorney or policy decision maker for any other financial institution, lender or bank holding company or affiliate or subsidiary thereof, or who has been or is the assignee or nominee of anyone who has any contract, arrangement or understanding with any other financial institution, lender or bank holding company, or affiliate or subsidiary thereof, or with any officer, director, employee, agent, nominee, material consulting accountant, analyst, attorney or policy decision maker thereof, pursuant to which that person could be called upon to reveal or in any way utilize information obtained as a director, or pursuant to which that person will, directly or indirectly, attempt to effect or encourage any action of NorCal. The board of directors may waive enforcement of the foregoing qualifications in a particular instance if it determines that a director’s or candidate’s relationship with another financial institution, lender or bank holding company or affiliate or subsidiary thereof is not likely to result in misuse or unauthorized disclosure of the corporation’s nonpublic information or other forms of unfair competition or to improperly influence a director’s or candidate’s activities as a director of the corporation, or if the board of directors determines that the benefit of a director’s or candidate’s participation on the board of directors outweighs the risks presented by such person’s relationship with another financial institution, lender or bank holding company or affiliate or subsidiary thereof.

REFERENCES TO ADDITIONAL INFORMATION
This document incorporates important business and financial information about Marin and Bank of Marin from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document but not otherwise accompanying this document by requesting them in writing or by telephone from Marin as follows:

Bank of Marin Bancorp
504 Redwood Blvd, Suite 100
Novato, California 94947
(415) 763-4523
Attention: Nancy Boatright

You will not be charged for any of these documents that you request. If you would like to request documents, please do so by  [*] 2013, in order to receive them before the annual meeting. You can also obtain any of these documents at no cost from the SEC’s website at http://www.sec.gov.
The documents incorporated by reference are listed under the caption “Where You Can Find More Information.” In addition, Marin hereby incorporates by reference all its subsequent filed reports with the SEC prior to the date of the consummation of the merger.
NorCal does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and accordingly does not file documents or reports with the SEC.

APPENDICES
Agreement and Plan of Merger	Appendix A
Fairness Opinion of Sandler O’Neill + Partners, L.P.	Appendix B
Chapter 13 of the California General Corporation Law	Appendix C

QUESTIONS AND ANSWERS

Following are brief answers to certain questions that you may have regarding the proposals being considered at the NorCal Community Bancorp Annual Meeting. NorCal Community Bancorp (“NorCal”, “we”, “our” or “us”) urges you to read carefully this entire proxy statement – prospectus because this section does not provide all the information that might be important to you. All references to the merger agreement are to the Agreement and Plan of Merger dated as of July 1, 2013 (the “merger agreement”) between Bank of Marin Bancorp (“Marin”) and NorCal, a copy of which is attached as Appendix A to this proxy statement – prospectus.

1.	Why have I received these materials?

This proxy statement – prospectus and the enclosed proxy card were sent to you because the board of directors of NorCal is soliciting your proxy to vote at the meeting of shareholders to be held on [*], 2013. You are cordially invited to attend the meeting and are requested to vote on the proposals described in this proxy statement - prospectus. We intend to mail this proxy statement – prospectus and accompanying proxy card on or about [*], 2013 to all shareholders entitled to vote at the meeting.

2.    What is being voted on at the meeting?

The matters to be considered and voted upon at the meeting are:

•	Approval of the Merger Agreement. To approve the merger agreement in the form attached as Appendix A to this proxy statement – prospectus.

•
Election of Directors. To elect the following nine persons to the board of directors of NorCal to serve until the earlier of the 2014 meeting of shareholders and until their successors are elected and have qualified (if the merger has not been completed by then), or the consummation of the merger described in the merger agreement:

Stephen G. Andrews	Gregory R. Gersack	Kevin Kennedy
Eric C. Cross	Michael G. Gorman	James L. McKenna
James B. Davis	Kenneth M. Karmin	Joel Vuylsteke

•	Other Business. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

3.    Who is entitled to vote?

Only holders of record of our common stock at the close of business on [*], 2013 (the “record date”) may vote at the meeting. According to Computershare, Inc., our transfer agent, there were 10,641,940 shares of our common stock outstanding as of the record date. Each share of common stock you hold has voting rights, including shares:

•	held directly in your name as shareholder of record (also referred to as “registered shareholder”); and

•	held for you in an account with a broker or other nominee (shares held in “street name”).

4.    What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding at the close of business on the record date will constitute a quorum for the transaction of business at the meeting.

5.    How many votes are required to approve each proposal? How many votes do I have?

Proposal I, approval of the merger agreement, requires approval by the holders of at least a majority of the issued and outstanding shares of NorCal. As of the record date, holders of 2,137,658 shares of NorCal common stock, representing approximately 20.1% of the outstanding shares, have signed voting agreements with Marin agreeing, among other things, to vote in favor of the merger agreement.

Proposal II, the election of directors, requires a plurality of the shares voting at the meeting for the election of directors. Accordingly, the nine directorships to be filled at the meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Each holder of our common stock is entitled to one vote for each share recorded in his or her name on the books of NorCal as of the record date on any matter submitted to the shareholders for a vote, except that shareholders may vote their shares cumulatively for the election of directors if certain conditions are met at the meeting. Cumulative voting provides each shareholder with a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder, which such shareholder can then vote in favor of one or more nominees. For example, if you held 100 shares as of the record date, you would be entitled to 900 votes which you could then distribute among one or more nominees. Cumulative voting may only be exercised at the meeting if (i) the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to the voting; and (ii) at least one shareholder has given notice at the meeting prior to the voting of such shareholder’s intention to cumulate his/her votes.

An abstention from voting will be treated as “present” for quorum purposes and will not have any effect on the election of directors. However, an abstention will have the same effect as a vote against Proposal I and the merger.

6.    How are votes counted?

You may either vote “FOR”, “WITHHOLD” or “FOR ALL EXCEPT” for each nominee for election to the Board. You may vote “FOR” “AGAINST” or “ABSTAIN” on the other proposals. Abstentions will be counted as present for purposes of determining the existence of a quorum. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” Proposal I and “FOR” each director nominee in Proposal II.

7.    What is a broker non-vote?

If shareholders do not give their brokers instructions as to how to vote shares held in street name, the brokers have discretionary authority to vote those shares on “routine” matters. However, none of the matters on the agenda for the meeting is considered routine for this purpose. As a result, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on the non-routine matters, Proposal I (approval of the merger agreement) and Proposal II (election of directors) or any other matters which may be presented to the shareholders at the meeting. This is sometimes called a “broker non-vote.” Proxies returned to us by brokers who have not received voting instructions from their customers and therefore do not have authority to vote on the non-routine matters (Proposals I and II) will be counted as present for the purpose of determining whether there is a quorum at the meeting, but will not be voted.

8.    What risks should I consider before I vote on the merger proposal?

We encourage you to read carefully the detailed information about the merger contained in this proxy statement – prospectus, including the section entitled “Risk Factors” beginning on page [*] and other factors that are discussed in documents that Marin has filed with the Securities and Exchange Commission and which are incorporated by reference in this proxy statement – prospectus.

9.    How does the Board recommend that I vote?

The Board recommends that you vote your shares:

•    “FOR” the merger agreement (Proposal I)

•	“FOR” each of the nominees for election to the Board (Proposal II)

10.    How do I vote my shares without attending the meeting of shareholders?

If you are a registered shareholder, you may vote without attending the meeting by granting a proxy. This may be done by signing and dating the enclosed proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney, or officer of a corporation), you should indicate your name and title or capacity. If your shares are jointly owned by two or more persons, your proxy card will be valid if it is signed by any of the joint owners, unless we receive written notice from another joint owner either objecting to the authority of the first joint owner to appoint a proxy or appointing a different proxy. Proxy cards in the accompanying form, which are properly signed, duly returned to an officer of NorCal and not revoked in the manner described below, will be voted in the manner specified.

For shares held in street name, you will receive instructions from the broker or other nominee that you must follow in order for your shares to be voted. As noted above, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on Proposals I or II, or any other proposals on which your broker does not have discretionary authority to vote.

As an alternative to mailing your proxy card as described above, you may vote by telephone or by using the Internet. If you vote using the Internet or telephone, you do not need to return your proxy card (or cards, if you are the record shareholder for shares represented by more than one proxy card). We have designed telephone and Internet voting procedures that authenticate your identity as a shareholder, allow you to give your voting instructions and confirm that your instructions have been properly recorded. The deadline for telephone and Internet voting is __:00 a.m. _____ Time on [*], 2013. Instructions for telephone and internet voting procedures may be found at [*].

11.    How do I vote my shares in person at the meeting of shareholders?

If you are a registered shareholder and prefer to vote your shares at the meeting, bring the enclosed proxy card or proof of identification. You may vote shares held in street name at the meeting only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares. Even if you plan to attend the meeting, we encourage you to vote in advance by mail so that your vote will be counted if you later decide not to attend the meeting. If you wish to vote in person at the meeting and have previously submitted a proxy, you must deliver to an officer of NorCal a written notice of termination of the proxy’s authority before the vote. Attendance at the meeting will not itself revoke a previously granted proxy.

12.    How do I change my vote?

You may revoke your proxy instructions at any time prior to the vote at the meeting by delivering to an officer of NorCal a written notice of termination of the proxy’s authority or a properly signed proxy bearing a later date.

13.    What does it mean if I receive more than one proxy card?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, sign and return each proxy card you receive or vote by telephone or internet.

14.    Are shareholders of Marin voting on the merger?

No, the shareholders of Marin are not required to approve the merger agreement.

15.     What is happening in the merger?

NorCal is being merged with and into Marin, and immediately thereafter Bank of Alameda, our wholly owned subsidiary, is being merged with and into Bank of Marin, a wholly owned subsidiary of Marin, with Bank of Marin as the surviving entity. As result of such merger, NorCal and Bank of Alameda will cease to exist. The merger is governed by the merger agreement.

16.    Why is the merger proposed?

NorCal is proposing the merger because its board of directors concluded that the merger is in its and its shareholders’ best interest. NorCal believes that the merger affords a fair price and an opportunity for the combined companies to offer customers a broader array of services and products.

17.    When will the merger be completed?

We expect to complete the merger promptly after NorCal’s shareholders approve the merger agreement and after the receipt of all requisite governmental and regulatory approvals, the expiration of applicable waiting periods and the satisfaction or waiver of all other conditions to the merger. We currently expect this to occur during the fourth quarter of 2013 although delays may occur.

18.    If the merger is approved what is the merger consideration to the NorCal shareholders?

If you are a holder of common stock of NorCal and do not exercise dissenters’ rights, you will receive in exchange for each issued and outstanding share of NorCal common stock (other than any dissenting shares) the right to receive either (i) $3.01 in cash or (ii) 0.07716 shares of Marin common stock, as selected by each NorCal shareholder. The exchange ratio of 0.07716 is subject to adjustment as explained in more detail in this proxy statement – prospectus. A shareholder may elect to exchange some of his or her shares into cash and other shares into stock. All shareholder elections for cash or stock are subject to potential adjustment so that no more than 50% of the shares of NorCal common stock outstanding are exchanged for Marin common stock; provided however, that in no event may the aggregate cash paid for NorCal common stock, dissenting shares, stock options, and cash in lieu of fractional shares exceed 58% of the total consideration paid by Marin in the merger. No interest will be paid on any merger consideration. Please read the section entitled “Proposal I – The Merger – Exchange Ratio,” and the merger agreement included as Appendix A herein for additional information.

19.    Should I send in my stock certificates now?

No. Marin’s exchange agent will send NorCal shareholders separate written instructions for exchanging their stock certificates for Marin stock certificates and for making the stock/cash election described herein.

SUMMARY

This brief summary, together with the “Questions and Answers” on the preceding pages, highlight selected information from the proxy statement – prospectus. It does not contain all of the information that is important to you. You are urged to read carefully the entire proxy statement – prospectus and the other documents referred to therein in order to fully understand the merger. Each item in this summary refers to the page where that subject is discussed in more detail.

Information Regarding the Parties (Pages __ and __)

Bank of Marin Bancorp
504 Redwood Blvd., Suite 100
Novato, CA 94948
http://www.bankofmarin.com

Bank of Marin Bancorp (“Marin”), is a Northern California-based bank holding company for Bank of Marin. Bank of Marin has 17 full service branches serving the counties of Marin, San Francisco, Napa and Sonoma and has a strong focus on supporting these local communities. Bank of Marin’s customer base is made up of business and personal banking relationships from the communities near its branch office locations. Its business banking focus is on small to medium-sized businesses, professionals and not-for-profit organizations. Bank of Marin offers a broad range of commercial and retail deposit and lending programs designed to meet the needs of its target markets. Loan products include commercial real estate loans, commercial and industrial loans and lines of credit, construction financing, consumer loans, and home equity lines of credit.

Bank of Marin commenced operations in January 1990 as a California state chartered bank with its deposits insured by the Federal Deposit Insurance corporation, (“FDIC”), up to the applicable limits. Bank of Marin is subject to primary supervision, examination and regulation by the California Department of Business Oversight, Division of Financial Institutions (“DFI”), and the FDIC.

On July 1, 2007, a bank holding company reorganization was completed whereby Marin became the parent holding company for the Bank of Marin. On such date, each outstanding share of Bank of Marin common stock was converted into one share of Marin common stock. Upon its formation, Marin became subject to regulation by the Board of Governance of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956, as amended, including reporting and examinations.

In February 2011, Bank of Marin expanded its community banking footprint to Napa County through an FDIC-assisted acquisition of $107.8 million of assets and assumption of $107.7 million of liabilities of the former Charter Oak Bank. No new capital was raised to complete this transaction which was supported through Marin’s accumulation of earnings.

At June 30, 2013, Marin had total assets of $1.4 billion, total deposits of $1.2 billion and stockholders’ equity of $158.4 million.

Marin’s common stock trades on the NASDAQ Global Market (“Nasdaq”) under the symbol “BMRC.”

Additional information about Marin, including financial statements and management’s discussion and analysis thereof, are included in its Form 10-K for the year ended December 31, 2012, in its Form 10-Qs for the quarters ended June 30, 2013 and March 31, 2013 and other reports filed by Marin with the Securities and Exchange Commission since December 31, 2012. These reports are incorporated by reference into this proxy statement – prospectus. If you want to obtain copies of these documents or other information concerning Marin, please see “Where You Can Find More Information” on page __.

NorCal Community Bancorp
1701 Harbor Bay Parkway, Suite 100
Alameda, CA 94502
www.bankofalameda.com.

NorCal is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. NorCal was incorporated under the laws of the State of California in 2002 for the principal purpose of engaging in activities permitted for a bank holding company. As a bank holding company, NorCal is authorized to engage in the activities permitted under the Bank Holding Company Act of 1956, as amended, and the regulations thereunder. NorCal’s principal office is located at 1701 Harbor Bay Parkway, Suite 100, Alameda, California 94502 and its telephone number is (510) 748-8450.

NorCal owns 100% of the issued and outstanding shares of common stock (the only class of shares outstanding) of its banking subsidiary, Bank of Alameda.

Bank of Alameda was incorporated under the laws of the State of California on October 2, 1997, and with the approval of the DFI and the FDIC Bank of Alameda opened for business on March 23, 1998. Bank of Alameda operates four full service offices in Alameda County, including the head office located at 2130 Otis Drive, Alameda, CA 94501. In addition Bank of Alameda operates an Administrative Office located at 1701 Harbor Bay Parkway, Suite 100, Alameda CA 94502 and an Accounting Department Office located at 2125 Oak Grove Rd., Suite 124, Walnut Creek, CA 94598.

Bank of Alameda’s deposits are insured by the FDIC up to applicable legal limits. Bank of Alameda’s primary business is providing a wide array of financial products with an exemplary level of personal service to small and medium sized businesses, professionals and individuals preferring quality personal attention. Bank of Alameda’s principal service area is Alameda and Contra Costa counties, and Bank of Alameda utilizes electronic banking systems and a courier service to provide personalized banking services throughout its service areas. Bank of Alameda accepts checking and savings deposits, offers secured and unsecured commercial and industrial loans, secured real estate loans, other installment and term loans and other customary banking services. Bank of Alameda is a California state chartered commercial bank.

The mission of Bank of Alameda is to provide customized financial services to Alameda and Contra Costa county businesses, professionals, and individuals who desire a high degree of personalized attention.

At June 30, 2013, NorCal had total assets of $264 million, total deposits of $228 million, total loans of $178 million and total shareholders’ equity of $26 million.

The Merger (Page __ and Appendix A)

The merger is governed by the merger agreement.

A copy of the merger agreement is attached as Appendix A at the back of this proxy statement – prospectus. You are encouraged to read this merger agreement, as it is the legal document that governs the merger.

Risk Factors (Page __)

An investment in Marin’s common stock includes substantial risks. See the section entitled “Risk Factors” beginning on page [*] for a discussion of risks associated with the merger and an investment in Marin’s common stock. Other risk factors are discussed in Marin’s filings with the SEC which are incorporated herein by reference.

The Value You Will Receive for Your NorCal Common Stock (Page ___)

Subject to the allocation provisions of the merger agreement, you may elect to receive all cash, all Marin common stock or a portion of cash and Marin common stock for the NorCal shares you own. The values that you will receive in cash and in Marin common stock in exchange for your NorCal stock may not be the same.

•	CASH – If you receive cash, the amount you receive per share will be equal to the so-called “per share cash consideration” which is a fixed amount of $3.01 per share.

•
MARIN COMMON STOCK – If you receive Marin common stock, the number of shares that you will receive will be equal to the number of your NorCal shares multiplied by the so-called “exchange ratio.” The initial exchange ratio is 0.07716. To the extent that the formula results in a fraction of a share, such fraction will not be issued but you will receive cash in lieu of such fractional interest.

Unlike the “per share cash consideration,” the exchange ratio may vary depending on Marin’s “average price.” “Average price” means, in general, the volume weighted average price of Marin’s common stock on Nasdaq for the fifteen trading days ending on the day which is the second trading day preceding the anticipated closing date of the merger, whether or not trades occurred on those days. Thus,

•	If Marin’s average price is between $35.11 and $42.91, the exchange ratio would be 0.07716;

•	if Marin’s average price is more than $42.91 but not more than $44.86, the exchange ratio would be equal to the quotient of $3.31 divided by the Marin average price;

•	if Marin’s average price is more than $44.86, the exchange ratio would be 0.07379 subject to the possibility of further adjustment as provided in the merger agreement;

•	if Marin’s average price is less than $35.11 but not less than $33.16, the exchange ratio would be equal to the quotient of $2.71 divided by the Marin average price; or

•	if Marin’s average price is less than $33.16, the exchange ratio would be 0.08172, subject to the possibility of further adjustment as provided in the merger agreement.

The following table sets forth historical per share market value for Marin common stock based on the last sale price and NorCal common stock based on the last bid prices and the equivalent market values for NorCal common stock on:

•	July 1, 2013, the last trading day before public announcement of the merger, and

•	[*], 2013, the most recent date before the mailing of this proxy statement – prospectus.

	Historical Market Price
	Marin	NorCal	NorCal Equivalent Pro Forma Price Per Share

July 1, 2013	$40.51	$2.66	$3.13	[1]
______, 2013	$_____	$____	$______

(1)     Assuming an “average price” between $35.11 and $42.91 and an exchange ratio of 0.07716.

Marin cannot assure you that actual stock prices for its common stock will be equal to or greater than the prices shown in the table at the time of the merger or at any time after the completion of the merger. After the merger, there will be no further trading or a public market for NorCal common stock.

You are urged to obtain current market quotations.

Dividends After the Merger

To date, NorCal has not paid cash dividends and has followed a strategy of retaining earnings to increase capital and provide additional basis for growth.

Marin follows a policy of paying quarterly cash dividends with payable dates historically during the second month of each calendar quarter. The record date for the dividend generally occurs around the first day of the second month of each quarter. Marin increased its quarterly dividend by $0.01 per share in each of 2011 and 2012. Marin most recently declared a quarterly cash dividend of $0.18 per share on July 18, 2013 with an August 1, 2013 record date and a payable date of August 9th. Because the merger will not likely be effective by the next anticipated record date in November, NorCal shareholders will not participate in such dividend. The merger is expected to be complete before the record date for Marin’s fourth quarter dividend (payable early in 2014); however, no assurance can be given regarding the time for the closing of the merger.

Marin expects to pay cash dividends at the same general level but may change that policy in the sole discretion of its board of directors based on business conditions, its financial condition and earnings or other factors.

Tax Effects of the Merger (Page __)

The merger will be treated as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code. Accordingly, the merger will generally be tax-free for U.S. federal income tax purposes to NorCal shareholders who receive only Marin shares in the merger. A NorCal shareholder who receives only cash in the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and the tax basis of the NorCal shares exchanged therefor, and such gain or loss will be capital gain or loss assuming that the NorCal shares are held by the shareholder as a capital asset. A NorCal shareholder who receives Marin shares and cash in the merger will recognize gain (but not loss) for U.S. federal income tax purposes in an amount equal to the lesser of (1) the amount of cash received in the merger and (2) an amount equal to the excess, if any, of (a) the sum of the amount of cash plus the fair market value of the Marin shares received in the merger, over (b) the tax basis of the NorCal shares exchanged therefor. The gain recognized will be capital gain (assuming the NorCal shares are held by the shareholder as a capital asset) unless the receipt of cash by the NorCal shareholder has the effect of a dividend distribution, in which event the gain will be treated as ordinary dividend income (to the extent of the shareholder’s ratable share of NorCal’s accumulated earnings and profits at the time of the merger as calculated for U.S. federal income tax purposes). See “Material U.S. Federal Income Tax Consequences of the Merger.”
The United States federal income tax consequences described above may not apply to all holders of NorCal common stock. Your tax consequences will depend on your individual situation. Accordingly, you are encouraged to consult your tax advisor about the tax consequences of the merger to you.
Differences in Rights as a Shareholder (Page __)
As a NorCal shareholder, your rights are currently governed by NorCal’s articles of incorporation and bylaws. If you receive Marin common stock in exchange for your NorCal common stock, you will become a shareholder of Marin and your rights will be governed by its articles of incorporation and bylaws. You can review the provisions of Marin common stock and comparison in the rights of shareholders between the two companies starting on page [*].
NorCal Board of Directors Recommendation (Page __)

NorCal Shareholders. The NorCal board of directors has determined that the merger is fair to and in the best interest of NorCal and NorCal’s shareholders. It has unanimously approved the merger agreement and recommends that NorCal shareholders vote “FOR” the merger agreement.

Factors considered by NorCal’s Board. You should also refer to the background of the merger and to the factors and reasons that NorCal’s board of directors considered in reaching its decision to approve the merger, as explained starting on page [*].

Financial Advisor Gives Opinion That Merger Is Fair (Page __ and Appendix B)

NorCal’s financial advisor, Sandler O’Neill + Partners, L.P., (“Sandler”), has provided its opinion to NorCal’s board of directors dated as of July 1, 2013 that subject to and based on the considerations referred to in its opinion, the merger is fair to the NorCal shareholders from a financial point of view. The full text of Sandler’s opinion dated July 1, 2013 is attached as Appendix B to this proxy statement – prospectus. NorCal urges its shareholders to read that opinion in its entirety.

NorCal Shareholders Should Make a Timely Election (Page ___)

NorCal shareholders may elect to receive Marin shares, cash or a combination in exchange for the NorCal shares they own as of a record date approximately 35 days before the closing date of the merger. The record date for making elections is different from the [*], 2013 record date for determining the NorCal shareholders that are entitled to vote at the annual meeting.

PLEASE RETAIN THIS PROXY STATEMENT – PROSPECTUS, SINCE IT WILL BE OF ASSISTANCE IN MAKING YOUR ELECTION.

If you do not make a timely election, you may not receive the form of consideration that you want. The merger agreement requires that one half of NorCal’s common stock outstanding be exchanged for Marin common stock. If elections to receive Marin common stock are not made for exactly 50% of NorCal’s common stock, an allocation procedure will be applied until the necessary level has been achieved. The first shares to which the allocation procedures will be applied will be those shares for which a timely and valid election has not been made. If, after allocating the undesignated shares, an additional allocation is necessary, a proration procedure will be applied.

Because the exchange ratio for Marin common stock may fluctuate and because of the allocation procedures, you will not know when you vote and when you make your election the value of the shares of Marin common stock which you will receive in the merger. The market value of Marin shares at the time of the merger could be higher or lower than the current market value.

Certain Shareholders Have Agreed to Vote in Favor of the Merger (Page __)

As of the record date for the meeting, the directors and executive officers of NorCal held voting power with respect to 20.1% of the outstanding shares of NorCal common stock. The directors and executive officers of NorCal have signed contracts agreeing to vote their shares in favor of the merger agreement.

The directors and executive officers entered into these agreements in order to induce Marin to enter into the merger agreement. The director and executive officers agreements could discourage other companies from trying to acquire NorCal.

Dissenters’ Rights (Page __ and Appendix C)

Shareholders of NorCal will have dissenters’ rights in the merger. If you follow certain procedures, you may choose to receive the fair market value of your shares in cash when the merger is completed. The procedures which you must follow to exercise your dissenters’ rights are set forth in Chapter 13 of the California Corporations Code. A copy of such sections is attached as Appendix C.

Accounting Treatment (Page __)

It is anticipated that the merger will be accounted for as a business combination using the acquisition method of accounting for financial reporting purposes. Under this method of accounting, the assets and liabilities of the company acquired are recorded at their respective fair values as of the date of completion of the merger, and are added to those of the acquiring company. Financial statements of the acquiring company issued after the merger takes place reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the company that was acquired.

Benefits to Certain Officers and Directors in the Merger (Page __)

When considering the recommendation of the NorCal board of directors, you should be aware that some NorCal directors and officers have interests in the merger that differ from the interests of other NorCal shareholders. These interests include:

•
Chairman James B. Davis, President Stephen G. Andrews, Chief Financial Officer Jeanette E. Reynolds, and Chief Lending Officer P. Troy Williams will, pursuant to certain contractual provisions with NorCal and Bank of Alameda, receive change in control payments of $225,334, $480,607, $189,779, and $213,917, respectively, immediately prior to the closing of the merger;

•	certain officers and directors have stock options for which they will receive the economic value based on the merger price;

•	Director Kevin Kennedy will be added to the board of directors of Marin at the effective time of the merger;

•	directors and officers have continuing indemnification protections and some continuing insurance protection; and

•
President Stephen G. Andrews has entered into a letter agreement with Bank of Marin which, among other things, provides him a guaranteed salary of $19,378 per month for six months following the merger.

The NorCal board of directors was aware of these interests and considered them before approving the merger agreement.

Things NorCal and Marin Must Do for the Merger to Occur (Page __)

Completion of the merger is subject to various conditions, including:

•	approval of the merger agreement by the NorCal shareholders;

•	receipt of all governmental and other consents and approvals that are necessary to permit completion of the merger; and

•	other customary conditions.

Certain of these customary conditions to the merger may be waived by Marin or NorCal, as applicable.

Regulatory Approvals Needed (Page __)

The merger cannot be completed unless it is approved by the DFI and the FDIC and, if necessary, the FRB. Requests for an exemption from the FRB and applications with the DFI and FDIC have been filed.

Although there is no apparent reason why regulatory approvals cannot be obtained in a timely manner, there can be no certainty as to when or if they will be obtained.

When the Merger Will Occur (Page __)

The merger will occur shortly after all of the conditions to its completion have been satisfied. It is currently anticipated that it will close during the fourth quarter of 2013, but no assurance can be given regarding the timing of the closing for the merger.

Termination of the Merger Agreement (Page __)

The merger agreement may be terminated prior to the effective time of the merger for a variety of reasons, including that:

•	either party may terminate the merger agreement if all significant conditions are not met by March 31, 2014,

•	if the other party breaches the merger agreement,

•
by Marin, if its “average price” increases to more than $46.81 per share and such increase is not “proportionate relative to the index”, as defined in the merger agreement. However, if Marin does elect to terminate the merger agreement because of such increase, NorCal may render such election null and void, and thereby reinstate the merger agreement, by agreeing to fix the exchange ratio at a number derived by dividing $3.45 by Marin’s average price. Such right of termination shall also not apply if Marin publicly announces that it has entered into a definitive agreement to be acquired by third party,

•	by NorCal, subject to certain conditions, in the event that it enters into a “superior” acquisition proposal with a third party, or

•
by NorCal, if Marin’s “average price” decreases to less than $33.16 per share and such decrease is not “proportionate relative to the index”, as defined in the merger agreement. However, if NorCal does elect to terminate the merger agreement because of such decrease, Marin may render such election null and void, and thereby reinstate the merger agreement, by agreeing to fix the exchange ratio at a number derived by dividing $2.71 by Marin’s average price.

Termination Fees Between NorCal and Marin (Page __)

NorCal is obligated to make a $970,000 cash payment to Marin in the event the merger agreement is terminated for certain reasons.

SELECTED HISTORICAL AND COMPARATIVE PER SHARE DATA

The following information is provided to aid you in your analysis of the financial effects of the merger. The historical selected financial data in the following tables shows financial results actually achieved by NorCal and by Marin for the periods presented. These are historical figures.

NorCal Historical Selected Financial Data

The following selected financial data with respect to NorCal for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 have been derived from its audited financial statements. The selected financial data for the six months ended June 30, 2013 and 2012 comes from the unaudited financial statements of NorCal. Such interim financial statements include all adjustments that are, in the opinion of management, necessary to present fairly NorCal’s financial information for the interim periods presented. The operating results for the six months ended June 30, 2013, are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2013.

	Unaudited Six Months
	Ended June 30,		Year ended December 31,
(Dollars in thousands, except share and per share data)	2013	2012	2012	2011	2010	2009	2008

Income statement data:
Interest income	$4,930	$5,276	$10,371	$10,512	$11,215	$14,485	$18,308
Interest expense	253	397	753	906	1,271	2,354	4,707
Net interest income	4,677	4,879	9,618	9,606	9,944	12,131	13,601
Provision for loan and lease losses	-	2,650	2,650	900	5,845	7,350	7,822
Non-interest income	1,349	854	2,062	1,032	855	891	857
Non-interest expense	4,809	4,935	10,015	9,636	10,996	10,276	11,009
Income (loss) before income taxes	1,217	(1,852)	(985)	102	(6,042)	(4,604)	(4,373)
Provision for (benefit from) income taxes	(5,505)	2	2	90	(84)	425	(1,969)
Net income (loss) available to
common stockholders	6,722	(1,854)	(987)	12	(5,957)	(5,029)	(2,404)

Common share and per common share data:
Earnings (loss) per diluted share	$0.63	$(0.17)	$(0.09)	$ -	$(1.43)	$(1.60)	$(0.88)
Book value per common share	2.45	1.80	1.89	1.97	1.94	6.09	7.59
Weighted average diluted shares outstanding	10,655,739	10,651,972	10,655,861	10,623,048	4,166,327	3,133,615	3,037,949

Balance sheet data at period end:
Total assets	$264,160	$258,300	$265,733	$248,129	$255,676	$255,676	$262,279
Gross loans and leases	178,026	165,255	167,825	165,843	163,017	203,022	240,199
Allowance for loan and lease losses	3,824	4,347	3,549	4,807	5,820	5,393	6,833
Investment securities	58,670	68,887	43,559	48,974	36,374	16,779	14,430
Deposits	228,398	239,158	235,973	217,783	225,960	220,014	218,074
Total stockholders' equity	26,062	19,142	20,073	20,949	20,599	19,314	24,090
Loan to deposit ratio	77.95%	72.12%	71.12%	76.15%	72.14%	92.28%	110.15%

Average balance sheet data:
Total average assets	$262,687	$260,035	$265,207	$252,581	$253,631	$264,204	$277,661
Total average common stockholders' equity	23,407	21,347	20,489	20,685	17,796	21,764	27,367
Average common equity to average assets	8.91%	8.21%	7.73%	8.19%	7.02%	8.24%	9.86%

Performance ratios:
Return on average assets	5.16%	-1.43%	-0.37%	0.00%	-2.35%	-1.90%	-0.87%
Return on average common stockholders' equity	57.91%	-17.46%	-4.82%	0.06%	-33.48%	-23.11%	-8.79%
Net interest margin	3.74%	3.84%	3.70%	3.88%	4.04%	4.64%	5.07%
Efficiency ratio	79.81%	86.08%	85.75%	90.58%	101.82%	78.68%	76.15%

Asset quality ratios:
Net (recoveries) charge-offs to average loans	-0.33%	3.70%	2.35%	1.19%	2.98%	3.82%	1.63%
Nonperforming loans to total loans	1.35%	4.41%	1.88%	6.37%	4.45%	9.06%	5.65%
Nonperforming assets to total assets	1.09%	3.45%	1.36%	5.00%	5.30%	7.65%	5.58%

Allowance for loan losses as a percentage of:
Total loans	2.15%	2.63%	2.11%	2.90%	3.57%	2.66%	2.84%
Nonperforming loans	159%	60%	136%	47%	80%	29%	29%

Capital ratios at period end:
Tier 1 leverage	11.35%	8.90%	8.90%	10.31%	10.56%	9.77%	9.77%
Tier 1 risk-based capital	15.42%	13.25%	13.25%	14.74%	15.94%	12.48%	12.48%
Total risk-based capital	17.45%	16.31%	16.31%	17.58%	17.88%	14.22%	14.22%

Marin Historical Selected Financial Data

The following selected consolidated financial data with respect to Marin for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 have been derived from its audited financial statements. The selected consolidated financial data for the six months ended June 30, 2013 and 2012 comes from the unaudited financial statements of Marin. Such interim financial statements include all adjustments that are, in the opinion of management, necessary to present fairly Marin’s financial information for the interim periods presented. The operating results for the six months ended June 30, 2013, are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2013.

	Unaudited Six Months Ended June 30,		Year Ended December 31,
(Dollars in thousands, except per share amounts)	2013	2012	2012	2011	2010	2009	2008

Income statement data:
Interest income	$29,960	$33,870	$65,766	$69,114	$61,357	$59,734	$59,176
Interest expense	859	1,388	2,576	5,295	6,448	7,167	10,817
Net interest income	29,101	32,482	63,190	63,819	54,909	52,567	48,359
Provision for loan losses	870	100	2,900	7,050	5,350	5,510	5,010
Non-interest income	4,050	3,495	7,112	6,269	5,521	5,182	5,356
Non-interest expense	20,114	19,520	38,694	38,283	33,357	31,696	28,677
Net income available to common stockholders	7,921	9,891	17,817	15,564	13,552	11,466	12,037

Common share and per common share data:
Earnings – diluted per share	$1.44	$1.82	$3.28	$2.89	$2.55	$2.19	$2.31
Book value per common share	29.10	26.92	28.17	25.40	23.05	20.85	19.14
Dividends on common stock	1,950	1,818	3,751	3,457	3,205	2,960	2,882
Weighted-average diluted shares outstanding (thousands)	5,498	5,422	5,438	5,384	5,314	5,242	5,217
End of period shares outstanding	5,442,628	5,362,222	5,389,210	5,336,927	5,290,082	5,229,529	5,146,798

Balance sheet data at period end:
Total assets	$1,428,518	$1,407,000	$1,434,749	$1,393,263	$1,208,150	$1,121,672	$1,049,557
Gross loans	1,091,482	1,025,194	1,073,952	1,031,154	941,400	917,748	890,544
Allowance for loan losses	14,357	13,435	13,661	14,639	12,392	10,618	9,950
Investment securities	261,401	244,937	293,414	194,842	146,653	128,214	103,510
Deposits	1,224,437	1,230,717	1,253,289	1,202,972	1,015,739	944,061	852,290
Total borrowings	32,200	20,000	15,000	40,000	60,000	60,000	61,800
Total stockholders’ equity	158,359	144,326	151,792	135,551	121,920	109,051	125,546
Loan to deposit ratio	89.1%	83.3%	85.7%	85.7%	92.7%	97.2%	104.5%

Average balance sheet data:
Total average assets	$1,422,909	$1,418,855	$1,434,461	$1,337,139	$1,186,173	$1,100,033	$948,521
Total average common stockholders’ equity	156,759	140,103	144,111	129,538	116,094	111,359	95,441
Average common equity to average assets	11.02%	9.87%	10.05%	9.69%	9.79%	10.12%	10.06%

Performance ratios:
Return on average assets*	1.12%	1.40%	1.24%	1.16%	1.14%	1.16%	1.28%
Return on average common stockholders’ equity*	10.19%	14.20%	12.36%	12.01%	11.67%	10.94%	12.88%
Net interest margin – Full Tax-Equivalent*	4.39%	4.96%	4.74%	5.13%	4.95%	5.17%	5.41%
Efficiency ratio	60.67%	54.26%	55.04%	54.62%	55.20%	54.89%	53.39%
Common stock dividend payout ratio	24.63%	18.28%	21.06%	22.11%	23.55%	25.79%	23.93%

Asset quality ratios:
Net charge-offs to average loans*	0.03%	0.27%	0.38%	0.49%	0.38%	0.53%	0.33%
Non-accrual loans to total loans	1.69%	1.40%	1.64%	1.16%	1.37%	1.26%	0.75%
Nonperforming assets to total assets	1.31%	1.02%	1.23%	0.86%	1.08%	1.04%	0.64%

Allowance for loan losses as a percentage of:
Total loans	1.32%	1.31%	1.27%	1.42%	1.32%	1.16%	1.12%
Non-accrual loans	77.7%	93.6%	77.4%	122.3%	95.9%	91.8%	148.7%

Capital ratios at period end:
Tier 1 leverage	11.14%	10.02%	10.30%	9.53%	9.91%	9.43%	12.40%
Tier 1 risk-based capital	12.83%	12.31%	12.52%	11.45%	11.59%	10.73%	12.53%
Total risk-based capital	14.05%	13.94%	13.71%	13.13%	13.34%	12.33%	14.08%
*Amounts for interim periods are annualized based on actual number of days in the periods.

Unaudited Comparative Per Share Data

Presented below for Marin and NorCal is historical, unaudited pro forma combined and pro forma equivalent per share financial data as of and for the year ended December 31, 2012 and as of and for the six months ended June 30, 2013. The information presented below should be read together with the historical consolidated financial statements of Marin and NorCal, including the related notes, which in the case of Marin are filed with the SEC and incorporated by reference into this proxy statement – prospectus and which in the case of NorCal are included in this proxy statement - prospectus.

The unaudited pro forma and pro forma per equivalent share information gives effect to the merger as if the merger had been effective on December 31, 2012 or June 30, 2013 in the case of the book value data, and as if the merger had been effective as of January 1, 2013 in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of NorCal into Marin’s consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2013.

The unaudited pro forma adjustments are based upon available information and certain assumptions that Marin’s management believes are reasonable, including the issuance of 410,566 shares of Marin common stock in the merger and a price of $40.72. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may actually result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of NorCal will be reflected in the consolidated financial statements of Marin on a prospective basis.

	Marin Historical	NorCal Historical	Pro Forma Combined	Per Equivalent NorCal Share (1)
For the year ended December 31, 2012
Basic earnings per share	$3.34	($0.09)	$2.81	$0.22
Diluted earnings per share	$3.28	($0.09)	$2.76	$0.21
Cash Dividends per share declared (2)	$0.70	$0.00	$0.70	$0.05
Book value per share as of December 31, 2012	$28.17	$1.89	$28.75	$2.22
For the six months ended June 30, 2013
Basic earnings per share	$1.47	$0.63	$2.39	$0.18
Diluted earnings per share	$1.44	$0.63	$2.35	$0.18
Cash Dividends per share declared (2)	$0.36	$0.00	$0.36	$0.03
Book value per share as of June 30, 2013	$29.10	$2.45	$29.61	$2.28

(1) Reflects NorCal shares at the exchange ratio of 0.07716
(2) Pro forma combined cash dividends declared are based only upon Marin's historical amounts

MARKET PRICE AND DIVIDEND INFORMATION
The following table sets forth the high and low closing sales prices for shares of NorCal’s common stock for the periods indicated. NorCal does not pay cash dividends.

		High	Low
2011	First Quarter	$2.73	$1.70
	Second Quarter	$2.75	$1.50
	Third Quarter	$2.75	$1.50
	Fourth Quarter	$2.00	$1.01

2012	First Quarter	$2.00	$1.25
	Second Quarter	$1.85	$1.58
	Third Quarter	$1.99	$1.35
	Fourth Quarter	$1.89	$1.51

2013	First Quarter	$2.25	$1.61
	Second Quarter	$2.99	$2.16
	Third Quarter through August [*]

The following table sets forth the high and low intra-day sales prices for shares of Marin's common stock and cash dividends paid per share for the periods indicated.

		High	Low	Cash Dividends Per Share
2011	First Quarter	$37.72	$31.80	$0.16
	Second Quarter	$39.39	$34.04	$0.16
	Third Quarter	$39.85	$32.34	$0.16
	Fourth Quarter	$38.63	$32.10	$0.17

2012	First Quarter	$40.44	$34.56	$0.17
	Second Quarter	$39.38	$35.23	$0.17
	Third Quarter	$44.02	$35.72	$0.18
	Fourth Quarter	$44.09	$34.50	$0.18

2013	First Quarter	$41.45	$36.89	$0.18
	Second Quarter	$40.75	$37.75	$0.18
	Third Quarter through August [*]

FORWARD LOOKING STATEMENTS
           NorCal, Bank of Alameda, Marin, and Bank of Marin make forward-looking statements in this proxy statement – prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results after the merger. These forward-looking statements are based on the beliefs and assumptions of the management of each of NorCal, Bank of Alameda, Marin, and Bank of Marin, as well as on information currently available to them. While NorCal, Bank of Alameda, Marin, and Bank of Marin believe that the expectations reflected in these forward-looking statements are reasonable, and have based these expectations on their beliefs as well as assumptions they have made, those expectations may ultimately prove to be incorrect.
            When words such as “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” “forecasts,” predicts,” “assumes” or similar expressions are used, forward-looking statements are being made.
            Many possible events or factors could affect Marin’s future results and performance after the merger. The events or factors that could cause results or performance to materially differ from those expressed in the forward-looking statements include:

•	lower than expected consolidated revenues for Marin;

•	higher than expected merger related costs;

•	losses of deposit and loan customers resulting from the merger;

•	loss of key personnel;

•	greater than expected operating costs and/or loan losses;

•	significant increases in competition;

•	unexpected difficulties or delays in obtaining regulatory approvals for the merger;

•	the inability to achieve expected cost savings from the merger, or the inability to achieve those savings as soon as expected;

•	adverse changes in interest rates and economic or business conditions;

•	adverse legislative or regulatory changes affecting Marin’s and NorCal’s businesses;

•	unexpected costs and difficulties in adapting to technological changes and integrating systems;

•	adverse changes in the securities markets;

•	the effects of terrorist attacks in the U.S. or abroad or other events affecting world peace or international commerce;

•	the ability to fully realize the value of any goodwill or other intangible assets recorded in the merger; and

•	the extent to which Marin can take advantage of NorCal’s deferred tax asset in future periods following the merger.
            Due to the uncertainties surrounding these events or factors, you should not unduly rely on the forward-looking statements made in this proxy statement – prospectus. Actual results may materially differ from those currently expected or anticipated.
            Forward-looking statements are not guarantees of performance. Instead, they involve risks, uncertainties and assumptions. Many of the factors described under the section of this proxy statement – prospectus entitled “Risk Factors” and described in the “Risk Factors” section of Marin’s Form 10-K for the year ended December 31, 2012, which is incorporated by reference, will determine the results and stock prices for Marin, and are beyond Marin’s or NorCal’s ability to control or predict. As a result, NorCal, Bank of Alameda, Marin, and Bank of Marin claim the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995 for the forward-looking statements contained and incorporated by reference in this proxy statement – prospectus.

RISK FACTORS
            In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement – prospectus, including the matters addressed under the section “Forward Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the merger proposal presented in this proxy statement – prospectus. In addition, you should read and consider the risks associated with each of the businesses of Marin and NorCal because these risks will relate to the combined company. Descriptions of some of these risks can be found in the Annual Report on Form 10-K filed by Marin for the year ended December 31, 2012, as updated by other reports, which are filed with the SEC and incorporated by reference into this proxy statement – prospectus. You should also consider the other information in this proxy statement – prospectus and the other documents incorporated by reference into this proxy statement – prospectus. See “Where You Can Find More Information.”
Because the market price of Marin common stock will fluctuate, NorCal shareholders who receive any Marin stock in the merger cannot be certain of the market value of the merger consideration they will receive.
     The merger agreement assumes that the approximately [*] shares of Marin common stock, which will constitute the equity portion of the merger consideration, assuming [*] NorCal common shares outstanding and an “average price” for Marin common stock between $33.16 and $46.81, have a market value equal to approximately $[*], or $[*] per share for a NorCal shareholder who elects and receives only Marin stock in the merger. Since the market value of Marin common stock fluctuates, the value of the equity portion of the merger consideration may be more or less than approximately $[*]. The value of the merger consideration may change depending on various factors discussed in the section of the attached proxy statement – prospectus entitled “Proposal I – The Merger – Exchange Ratio.” Assuming an “average price” for Marin common stock between $33.16 and $46.81, you will receive either $3.01 in cash, 0.07716 newly issued shares of Marin common stock, or a combination thereof in exchange for the shares of NorCal common stock you own. As a result, each increase, or decrease, of $1.00 in the market price of Marin stock would result in a corresponding change of approximately $0.08 for each share of NorCal stock surrendered solely in exchange for Marin stock in the merger. Stock price changes may result from a variety of factors that are beyond the control of Marin and NorCal, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the NorCal annual meeting you will not know the precise market value of the consideration you will receive at the effective time of the merger.
            As a result of these factors, the value of the merger consideration may change prior to the time payments to NorCal shareholders are made.
            Please read the sections entitled “Proposal I – The Merger – Exchange Ratio.”
The market price of Marin common stock after the merger may be affected by factors different from those affecting the shares of NorCal or Marin currently.
            Upon completion of the merger, holders of NorCal common stock electing to receive shares of Marin (or who are allocated shares of Marin) common stock will become holders of Marin common stock. Marin’s business differs from that of NorCal, and, accordingly, the results of operations of the combined company and the market price of Marin common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Marin and NorCal.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated.
            Before the merger may be completed, Marin and NorCal must obtain various approvals or consents, including from the FDIC and the DFI. In deciding whether to grant these approvals, the relevant governmental authorities will make a determination of whether, among other things, the merger is in the public interest. These regulatory entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although the parties do not currently expect that any material conditions or changes would be imposed, there can be no assurance that they will not be. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the merger, any of which might have a material adverse effect on the combined company following the merger. In addition, Marin or NorCal may elect not to consummate the merger if: (A) any required regulatory approval has been denied by the relevant regulatory authority and such denial has become final and nonappealable, (B) any such approval includes any condition, restriction or requirement that would (i) have a material adverse effect on NorCal’s business or, (ii) would restrict the business of Marin after the closing of the merger such that it would have a material adverse effect on Marin, or (iii) require the sale by NorCal or Marin of any material portion of their assets, or (C) if a regulatory authority has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the completion of the merger. See “Proposal I – The Merger—Regulatory Approvals Required.”
Marin may be unable to integrate operations successfully or to achieve expected cost savings.

The earnings, financial condition and prospects of Marin after the merger will depend in part on Marin’s ability to integrate the operations and management of NorCal and to continue to implement its own business plan. There is no assurance that Marin will be able to do so. Among the issues that Marin could face are:

•	unexpected problems with operations, personnel, technology or credit;

•	loss of customers and employees of NorCal;

•	difficulty in working with NorCal’s employees and customers;

•	the assimilation of NorCal’s operations, site and personnel; and

•	instituting and maintaining uniform standards, controls, procedures and policies.

Further, although the boards of directors of both parties anticipate cost savings as a result of the merger, Marin may not be fully able to realize those savings. Any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

Marin expects to incur significant costs associated with the merger.

Marin estimates that it has incurred or will incur significant transaction costs associated with the merger, a portion of which will be incurred whether or not the merger closes. Marin believes the combined company may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or subsequent quarters, to reflect costs associated with integrating the two banks. There is no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger, including charges associated with the impairment of any goodwill booked in connection with the merger.
The failure of the loan portfolios to perform as expected may unfavorably impact Marin.
Marin’s performance and prospects after the merger will be dependent to a significant extent on the performance of the combined loan portfolios of Bank of Marin and Bank of Alameda, and ultimately on the financial condition of their respective borrowers and other customers. The existing loan portfolios of the two banks differ to some extent in the types of borrowers, industries, geographic location of the collateral and credits represented. In addition, there are differences in the documentation, classifications, credit ratings and management of the portfolios. As a result, Marin’s overall loan portfolio after the merger may have a different risk profile than the loan portfolio of either Bank of Marin or Bank of Alameda before the merger. The performance of the two loan portfolios will be adversely affected if any of such factors is worse than currently anticipated. In addition, to the extent that present customers are not retained by NorCal and Bank of Alameda, or additional expenses are incurred in retaining them, there could be adverse effects on future consolidated results of operations of Marin following the merger. Realization of improvement in profitability is dependent, in part, on the extent to which the revenues of NorCal are maintained and enhanced.
The fairness opinion obtained by NorCal from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.
NorCal has not obtained an updated fairness opinion as of the date of this proxy statement – prospectus from Sandler. Changes in the operations and prospects of Bank of Alameda and NorCal and / or Bank of Marin and Marin, general market and economic conditions and other factors that may be beyond the control of NorCal and Marin, and on which the fairness opinion was based, may alter the value of NorCal or Marin or the prices of shares of NorCal common stock or Marin common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because NorCal does not anticipate asking its financial advisor to update its opinion, the July 1, 2013 opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. The opinion is attached as Appendix B to this proxy statement – prospectus. For a description of the opinion that NorCal received from its financial advisor, see “Proposal I – The Merger—Opinion of NorCal’s Financial Advisor” For a description of the other factors considered by NorCal’s board of directors in determining to approve the merger, see “Proposal I – The Merger – Recommendation of, and Factors Considered by, NorCal’s Board of Directors”
NorCal shareholders may not receive the form of merger consideration that they elect.

The merger agreement is designed to ensure that half of the outstanding shares of NorCal are exchanged for shares of Marin in accordance with the exchange ratio and that the other half of the outstanding shares of NorCal receive cash in the amount of $3.01. NorCal shareholders may elect to receive cash, Marin common stock or a combination as their merger consideration, but given that half of the outstanding NorCal common shares must be exchanged for Marin common stock and the other half for cash, their election may not be fully honored. See “Proposal I – The Merger – Election Procedure.”
If an election is not fully honored, a NorCal shareholder will incur tax consequences that differ from those that would have resulted had he or she received the form of consideration elected. See “Proposal I – The Merger – Material Federal Income Tax Consequences.”

Some of the directors and executive officers of NorCal may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger agreement.
The interests of some of the directors and executive officers of NorCal may be different from those of NorCal shareholders, and directors and officers of NorCal may be participants in arrangements that are different from, or in addition to, those of NorCal shareholders. These interests are described in more detail in the section entitled “Proposal I – The Merger—Interests of Certain Persons.”
Termination of the merger agreement could negatively impact NorCal.
If the merger agreement is terminated, there may be various consequences. For example, NorCal’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. If the merger agreement is terminated and NorCal’s board of directors seeks another merger or business combination, NorCal shareholders cannot be certain that NorCal will be able to find a party willing to pay the equivalent or greater consideration than that which Marin has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by NorCal’s board of directors, NorCal may be required to pay Marin a termination fee of $970,000.
NorCal will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on NorCal. These uncertainties may impair NorCal’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with NorCal to seek to change existing business relationships with NorCal.
Retention of certain employees by NorCal may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Marin. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with NorCal, or after the merger with Marin, the combined bank’s business following the merger could be harmed. Subject to certain exceptions, NorCal has agreed to operate its business in the ordinary course prior to closing. See “Proposal I – The Merger Agreement – Conduct of Business of NorCal Pending the Merger” for a description of the restrictive covenants applicable to NorCal.
NorCal has a significant deferred tax asset that may not be realized in the future.
NorCal has federal net operating losses of $9.6 million and California net operating losses of the $22.6 million as of December 31, 2012. The ultimate realization of a deferred tax asset is dependent upon the generation of future taxable income during the periods prior to the expiration of the related net operating losses and the limitations of Section 382 of the Internal Revenue Code. If our estimates and assumptions about future taxable income are not accurate, the value of our deferred tax asset may not be recoverable and may result in a valuation allowance that would impact our earnings.
The unaudited comparative per share data for Marin and NorCal included in this proxy statement – prospectus are preliminary, and Marin’s actual results after the completion of the merger may differ materially from the unaudited comparative per share data included in this proxy statement – prospectus.
The unaudited comparative per share data for both Marin and NorCal in this proxy statement – prospectus are presented for illustrative purposes only and are not necessarily indicative of what Marin’s actual results would have been had the merger been completed on the dates indicated. For more information, see “Summary - Unaudited Comparative Per Share.”

THE ANNUAL MEETING

Proxy Statement – Prospectus

This proxy statement – prospectus is being furnished to you in connection with the solicitation of proxies by the NorCal board of directors in connection with the annual meeting of shareholders.

This proxy statement – prospectus is first being furnished to the NorCal shareholders on or about [*], 2013.

Date, Time and Place of the Annual Meeting

The annual meeting is scheduled to be held at [*], California, on [*], [*], 2013, at 9:00 a.m., and at any adjournments or postponements thereof (the “meeting”).

Record Date; Solicitation of Proxies

The board of directors has selected the close of business on [*], 2013 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. At that date, there were [*] outstanding shares of NorCal common stock entitled to vote at the annual meeting.

A form of proxy for voting your shares at the meeting is enclosed. The proxy confers discretionary authority to vote the shares represented thereby on any matter that was not known at the time this proxy statement – prospectus was prepared which may properly be presented for action at the meeting. This may include action with respect to procedural matters pertaining to the conduct of the meeting and election of a substitute in place of any nominee who is unable to serve or for good cause will not serve.

The enclosed proxy is being solicited by NorCal’s board of directors and the cost of the solicitation is being borne by NorCal. The principal solicitation of proxies is being made by mail, although additional solicitation may be made by telephone, e-mail, facsimile or personal visits by directors, officers and employees of NorCal. The total expense of this solicitation will be borne by NorCal and will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation materials and such expenses as may be paid to any soliciting firm engaged by NorCal.

Vote Required

Approval of the merger agreement requires approval of a majority of the outstanding shares of NorCal. In the election of directors, the nine candidates receiving the highest number of votes will be elected. Broker non-votes (i.e., shares held by brokers or nominees which are represented at the meeting but with respect to which the broker or nominee is not authorized to vote on a particular proposal) and abstentions will not be counted, except for quorum purposes, and will have no effect on the election of directors but will have the effect of a vote against the merger.

Revocability of Proxies

Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is voted by filing with the Secretary of NorCal an instrument revoking said proxy or a duly executed proxy bearing a later date. In addition, the powers of the proxyholders will be revoked if the person executing the proxy is present at the meeting and advises the Chairman of his or her election to vote in person. Unless revoked, all shares represented by a properly executed proxy received prior to the meeting will be voted as specified by each shareholder in the proxy. If no specifications are given by a shareholder, then the proxy will be voted in favor of the (i) merger agreement, (ii) election of the directors nominated by management, and (iii) in favor of such other business as may properly come before the meeting.

Matters to be Considered at the Meeting

The meeting is being held for the following purposes:

1.    To approve the merger agreement in the form attached as Appendix A to the proxy statement – prospectus.

2.    To elect the following nominees to serve as directors of NorCal until the next Annual Meeting of Shareholders and until their successors shall be elected and qualified (if the merger has not been completed by then), or until completion of the merger:

Stephen G. Andrews	Kenneth M. Karmin
Eric C. Cross	Kevin Kennedy
James B. Davis	James L. McKenna
Gregory R. Gersack	Joel Vuylsteke
Michael G. Gorman

3.    To consider and transact such other business as may properly be brought before the meeting.

PROPOSAL I – THE MERGER

General

The merger is governed by the merger agreement. Pursuant to the merger agreement, NorCal will be merged with and into Marin and immediately thereafter Bank of Alameda will be merged with and into Bank of Marin. The term “merger” refers to both these transactions. Shareholders of NorCal will have the election to receive shares of common stock of Marin, cash or a combination in exchange for their shares of NorCal, subject to proration, as provided in the merger agreement.

This section of the proxy statement – prospectus describes certain aspects of the merger, including the background of the merger and NorCal’s reasons for the merger.

Background of the Merger

NorCal’s board of directors has from time to time explored and assessed various strategic options potentially available to NorCal. These strategic discussions have focused on, among other things, the economic environment and its impact on financial institutions generally and NorCal in particular. In addition, the discussions have addressed the ongoing consolidation in the financial services industry.

Marin’s management and board of directors also regularly review the financial services industry environment, including the trend towards consolidation in the industry, and periodically discuss ways in which to enhance Marin’s competitive position, including the possible acquisition of another financial institution.

In August, 2012, at a special meeting of NorCal’s board of directors, the board created a sub-committee for this purpose. Members included Jim Davis, Steve Andrews, Greg Gersack (who later resigned from the sub-committee), Ken Karmin and Kevin Kennedy. In September, 2012 the board discussed directing the sub-committee, now formally the merger and acquisition committee, to meet with investment banking firms, including Sandler and two other firms.

In October 2012, the merger and acquisition committee of NorCal met with several investment banking firms to discuss the environment for bank mergers and, specifically, the potential opportunities for NorCal if it were to seek a potential acquiror. In early November 2012, NorCal elected to engage Sandler to assist in the exploration and consideration of potential strategic alternatives available to NorCal. On November 14, 2012, the NorCal board of directors and representatives of Sandler discussed holding a process to explore indications of interest by third parties. At that meeting, the NorCal board of directors and representatives of Sandler discussed the parties Sandler and NorCal expected would be likely to be interested in a strategic transaction with NorCal, including publicly-traded banks and privately-held banks. On the following day, the committee appointed Jim Davis as its chair. In the course of this appointment, the committee considered Mr. Davis’s possible personal interests in having NorCal either be acquired or remain independent.

In late December 2012, Sandler began initiating contact with parties regarding their potential interest in a strategic transaction with NorCal. On December 20, 2012, Mr. Davis reported to the committee on the potential candidates identified by or to Sandler. Sandler initiated contact with all of the parties that NorCal, in consultation with Sandler, determined would be most likely to be interested in pursuing a strategic transaction with NorCal on terms that would be attractive to NorCal, and certain additional parties that had independently initiated contact with Sandler and/or NorCal to indicate their interest in pursuing a strategic transaction with NorCal. A total of 19 companies were contacted. After being contacted, 12 of these companies executed confidentiality agreements under which these parties agreed to maintain the confidentiality of any evaluation material provided by NorCal.

In January and early February, NorCal provided evaluation material to those parties that had executed confidentiality agreements. In addition, NorCal’s senior management team had in-person meetings with seven of these interested parties to discuss the financial standing and prospects of NorCal and the markets in which it did business. NorCal’s senior management team met with the senior management team of Marin on February 6, 2013.

In mid-February, NorCal received four non-binding indications of interest from various interested parties including Marin. Those indications offered to acquire 100% of the common stock of NorCal for values ranging between $2.00 and $2.70 per share of NorCal common stock. Marin’s initial indication of interest offered acquiring 100% of NorCal common stock for a range of values between $2.46 and $2.64 per share of NorCal common stock to be paid 50% in cash and 50% in Marin common stock.

NorCal’s board of directors met on February 21, 2013 to discuss the initial indications. The board elected to allow Marin and Company A to perform financial, legal and on-site loan due diligence of NorCal. Following a verbal indication of interest received the following week from Company B, NorCal made the decision to allow Company B to also perform detailed due diligence on NorCal.

During March and early April, NorCal made confidential information available to Marin, Company A and Company B through an online data room.

On March 9 and 10, 2013, Company A performed onsite loan due diligence of NorCal’s loan portfolio.

On March 14, 2013, NorCal’s senior management team, together with representatives from Sandler, met with senior management of Marin as part of Marin’s due diligence review of NorCal. On March 16 and 17, 2013, Marin performed onsite loan due diligence of NorCal’s loan portfolio.

On March 17, 2013, NorCal’s CFO, together with representatives from Sandler, met with representatives of Company A as part of Company A’s due diligence review of NorCal.

On March 23, 2013, Company B performed onsite loan due diligence of NorCal’s loan portfolio.

On April 3, 2013, NorCal’s merger and acquisition committee, together with representatives from Sandler, had separate discussions with representatives of each of Marin, Company A and Company B.

On April 18, 2013, the NorCal board of directors met to review updated non-binding indications of interest from Marin, Company A and Company B. Marin’s revised indication of interest offered to acquire 100% of NorCal common stock for a value of $2.70 per share of NorCal common stock to be paid 50% in cash and 50% in Marin common stock. Company A offered to provide value of $2.75 per share of NorCal common stock to be paid 50% in cash and 50% in Company A common stock. Company B offered to provide value of $3.00 per share of NorCal common stock to be paid 100% in cash. After detailed discussion, the NorCal board of directors authorized Sandler to request improved indications from each of the interested parties.

Sandler contacted Companies A and B, both of which reconfirmed the terms of their most recent proposals. On April 25, 2013, Marin indicated that it was prepared to improve its non-binding indication of interest to a value of $3.03 per share of NorCal common stock to be paid 50% in cash and 50% in Marin common stock. On April 30, 2013, Marin provided a written indication of interest which confirmed the indicated value of $3.03 per share of NorCal common stock.

On April 30, 2013, the NorCal board of directors met to review Marin’s improved indication of interest and discuss all of the indications of interest that had been received. After detailed discussion, the NorCal board of directors voted to enter into an agreement to negotiate exclusively with Marin for a period of time so that NorCal could pursue the transaction contemplated by Marin’s indication of interest for a value of $3.03 per share of NorCal common stock.

On May 16, 2013, NorCal and Marin executed an agreement which provided exclusive negotiation rights until June 30, 2013 to Marin for a potential strategic transaction with NorCal.

Marin provided a draft definitive merger agreement and ancillary legal agreements to NorCal on May 23, 2013.

In late May and June 2013, NorCal, Marin and their respective legal counsel and financial advisors performed additional due diligence and negotiated the final terms of the definitive merger agreement and ancillary legal agreements. In the course of negotiations, NorCal’s board agreed to a reduction in the merger consideration to $3.01 per share in exchange for certain concessions that would benefit non-executive employees and provide greater incentive for employees to support the merger even if their positions were jeopardized by the transaction.

At a special meeting held on July 1, 2013, the NorCal board of directors, together with representatives of Sandler and Bingham McCutchen LLP, discussed the proposed merger between NorCal and Marin. Representatives of Sandler reviewed with the NorCal board of directors Sandler’s financial analysis of the merger. Sandler then delivered its oral opinion, later confirmed in writing, to the NorCal board of directors that, as of July 1, 2013, and based upon and subject to the assumptions and limitations set forth in the written opinion, the merger consideration was fair, from a financial point of view, to the holders of NorCal common stock. After additional discussions and deliberations, the NorCal board of directors unanimously (1) declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of NorCal and its shareholders, (2) approved the merger agreement and (3) recommended to the shareholders of NorCal that they vote to approve the merger agreement.

Later in the day on July 1, 2013, NorCal and Marin executed the merger agreement. A joint press release announcing the transaction was released in the afternoon of July 1, 2013.

Recommendation of, and Factors Considered by, NorCal’s Board of Directors

In reaching its conclusion to proceed with the merger and recommend adoption of the merger agreement to its shareholders, NorCal's board of directors considered information and advice from its financial advisor and its legal counsel. All material factors considered by the NorCal board of directors have been disclosed herein. In approving the merger agreement, the board of directors of NorCal considered a number of factors including the following, but did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors:

•	the belief that the terms of the merger are fair to and in the best interest of the NorCal shareholders;

•	the opinion rendered by Sandler to the NorCal board of directors that the consideration to be received was fair, from a financial point of view, to the shareholders of NorCal;

•	the financial terms of the merger, including the relationship of the merger consideration to the book value of NorCal common stock and the earnings of NorCal;

•	the prices paid and the terms of other recent comparable combinations of banks and bank holding companies;

•	the structure of the merger consideration, with approximately 50% of the merger consideration payable in cash and approximately 50% payable in shares of Marin common stock;

•	the tax-deferred nature of the stock portion of the merger consideration;

•
the value of Marin common stock, including the liquidity of Marin common stock given its listing on Nasdaq and information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, and prospects of Marin, including Marin's positive financial performance trends;

•
the NorCal board of directors' review, with its legal and financial advisors, of the preliminary discussions that Sandler had with numerous interested parties, with some of such parties subsequently gaining access to a due diligence data room and some of such parties communicating either verbally or in writing proposals that were inferior to Marin's proposal for a variety of reasons, including a lower value or uncertain value of the consideration, uncertain timing or a lower probability of success associated with the closing of a transaction;

•	the ability of Marin to complete a merger transaction from a financial and regulatory perspective;

•	the ability of Marin's management team to successfully integrate and operate the business of the combined company after the merger;

•
the advantages of being part of a larger entity, including the potential for operating efficiencies, the effect of a higher lending limit that would be available to NorCal's customers, and the generally higher trading multiples of larger financial institutions;

•	the ability of a larger institution to compete in the banking environment and to leverage overhead costs;

•
a review of the risks and prospects of remaining independent, including the challenges of the current financial and regulatory climate compared with aligning NorCal with a larger, well-capitalized, well-managed organization;

•
the current and prospective economic, regulatory and competitive environment facing the financial services industry generally, including the continued consolidation in the financial services industry and the competitive effects of the increased consolidation on relatively smaller financial institutions such as NorCal;

•	NorCal's lack of access to certain capital markets due to its relatively small size; and

•
results that could be expected to be obtained by NorCal if it continued to operate independently, and the likely benefits to shareholders of such course, as compared with the value of the merger consideration being offered by Marin.

The NorCal board of directors also considered the potential adverse consequences of the proposed merger, including:

•
the interests of NorCal's officers and directors with respect to the merger apart from their interests as holders of NorCal common stock, and the risk that these interests might influence their decision with respect to the merger;

•	provisions of the merger agreement limiting NorCal's ability to pursue other merger opportunities;

•	the loss of autonomy associated with being an independent financial institution;

•	the potential reaction of NorCal's customers to Marin;

•	the possibility that the merger and the related integration process could disrupt NorCal's on-going business and result in the loss of customers;

•
the fact that NorCal's officers and employees will have to focus extensively on actions required to complete the merger, which will divert their attention from NorCal's business, and that NorCal will incur substantial transaction costs even if the merger is not consummated;

•
that while the merger is pending, NorCal will be subject to restrictions on how it conducts business that could delay or prevent NorCal from pursuing business opportunities or preclude it from taking actions that would be advisable if it was to remain independent; and

•	the possible effects on NorCal should the parties fail to complete the merger, including the possible effects on the price of NorCal common stock, and the associated business and opportunity costs.

Based on the reasons stated, NorCal's board of directors believes that the merger is in the best interest of NorCal and its shareholders and unanimously recommends that the NorCal shareholders vote "FOR" approval of the merger agreement.

Opinion of NorCal’s Financial Advisor

By letter dated November 5, 2012, NorCal retained Sandler to act as its financial advisor in connection with a potential sale of NorCal to another party. Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler acted as financial advisor to the board of directors of NorCal in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement, dated as of July 1, 2013 with Marin. At its July 1, 2013 meeting, the NorCal board reviewed the merger agreement and Sandler delivered to the board its oral opinion, which was subsequently confirmed in writing, that, as of such date, the merger consideration was fair to the holders of NorCal common stock from a financial point of view. The full text of Sandler’s written opinion dated July 1, 2013 is attached as Appendix B to this proxy statement – prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. NorCal shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler’s opinion speaks only as of the date of the opinion. The opinion was directed to NorCal’s board and is directed only to the fairness of the merger consideration to NorCal’s common shareholders from a financial point of view. It does not address the underlying business decision of NorCal to engage in the merger or any other aspect of the merger and is not a recommendation to any NorCal shareholder as to how such shareholder should vote at the meeting with respect to the merger agreement or any other matter.

In connection with rendering its opinion on July 1, 2013, Sandler reviewed and considered, among other things:

(1)	the merger agreement;

(2)	certain financial statements and other historical financial information of NorCal that Sandler deemed relevant;

(3)	certain financial statements and other historical financial information of Marin that Sandler deemed relevant;

(4)
internal financial projections for NorCal for the year ending December 31, 2013 and an estimated long-term growth rate for the years thereafter as provided by and discussed with senior management of NorCal;

(5)
publicly available mean analyst estimates for Marin for the years ending December 31, 2013 and 2014 and a publicly available long-term earnings per share growth rate for the years thereafter as discussed and confirmed with senior management of Marin;

(6)
the pro forma financial impact of the merger on Marin based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of Marin;

(7)
a comparison of certain financial and other information for NorCal and Marin with similar publicly available information for certain other banking institutions, the securities of which are publicly traded;

(8)	the terms and structures of other recent mergers and acquisition transactions in the banking sector;

(9)	the current market environment generally and in the banking sector in particular; and

(10)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler considered relevant.
Sandler also discussed with certain members of senior management of NorCal the business, financial condition, results of operations and prospects of NorCal and held similar discussions with the senior management of Marin regarding the business, financial condition, results of operations and prospects of Marin.

In performing its review, Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to Sandler by NorCal and Marin or that was otherwise reviewed by Sandler and assumed such accuracy and completeness for purposes of rendering its opinion. Sandler further relied on the assurances of the management of NorCal and Marin that such respective managements were not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler was not asked to and did not undertake an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of NorCal or Marin or any of their respective subsidiaries. Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of NorCal and Marin or the combined entity after the merger and did not review any individual credit files relating to NorCal and Marin. Sandler has assumed, with NorCal’s consent, that the respective allowances for loan losses for both NorCal and Marin are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler used internal financial projections as provided by the senior management of NorCal and publicly available mean analyst estimates as confirmed with the senior management of Marin. Sandler also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with representatives and senior management of Marin. With respect to those projections, estimates and judgments, the respective managements of NorCal and Marin confirmed to Sandler that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of NorCal and Marin, respectively, and Sandler assumed that such performance would be achieved. Sandler expressed no opinion as to such estimates or the assumptions on which they were based. Sandler also assumed that there was no material change in the respective assets, financial condition, results of operations, business or prospects of NorCal and Marin since the date of the most recent financial data made available to Sandler. Sandler assumed in all respects material to its analysis that NorCal and Marin would remain as a going concern for all periods relevant to its analyses. Finally, Sandler expressed no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in connection therewith. Finally, Sandler relied upon the advice that NorCal received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

Sandler’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of such opinion. Events occurring after the date of its opinion could materially affect its opinion. Sandler did not undertake to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion.

Sandler’s opinion was directed to the board of directors of NorCal in connection with its consideration of the merger and merger agreement and does not constitute a recommendation to any shareholder of NorCal as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the merger. Sandler’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to holders of NorCal common stock and does not address the underlying business decision of NorCal to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for NorCal or the effect of any other transaction in which NorCal might engage. Sandler’s opinion shall not be reproduced or used for used for any other purposes, without Sandler’s prior written consent. Sandler’s opinion has been approved by Sandler’s fairness opinion committee. Sandler has consented to inclusion of its opinion and this summary in the registration statement on Form S-4 which includes this proxy statement – prospectus. Sandler does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by NorCal’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the merger by any other shareholders of NorCal.

In rendering its July 1, 2013 opinion, Sandler performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler, but is not a complete description of all the analyses underlying Sandler's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, Sandler made its determination as to the fairness of the merger consideration to NorCal common shareholders on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler’s comparative analyses described below is identical to NorCal or Marin and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of NorCal or Marin and the companies to which they are being compared.

In performing its analyses, Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of NorCal, Marin and Sandler. The analysis performed by Sandler is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the NorCal board at the July 1, 2013 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler’s analyses do not necessarily reflect the value of NorCal’s common stock or the prices at which NorCal’s common stock may be sold at any time. The analysis and opinion of Sandler was among a number of factors taken into consideration by NorCal’s board in making its determination to adopt the merger agreement and the analyses described below should not be viewed as determinative of the decision of NorCal’s board or management with respect to the fairness of the merger consideration to NorCal common shareholders.

At the July 1, 2013 meeting of the NorCal board, Sandler presented certain financial analyses of the merger. The summary below is not a complete description of the analyses underlying the opinions of Sandler or the presentation made by Sandler to the NorCal board, but is instead a summary of the material analyses performed and presented in connection with the opinion.

Summary of Proposal.

Sandler reviewed the financial terms of the proposed merger. All of the outstanding shares of NorCal common stock will be cancelled, and shareholders of NorCal will elect to receive either 0.07716 shares of Marin common stock (subject to adjustment as stated below), $3.01 in cash, or a combination for shares of NorCal common stock they own, subject to the limitations in the merger agreement.  The number of shares of Marin common stock to be issued to NorCal shareholders is based on the fixed exchange ratio of 0.07716, provided that Marin's common stock price remains between $35.11 and $42.91 as measured by the 15-day volume-weighted average price prior to closing of the transaction. To the extent the volume-weighted average closing price of Marin common stock is outside this price range, then the exchange ratio will adjust as set forth in the merger agreement. The aggregate transaction value is $32.5 million based on NorCal common shares outstanding of 10,641,940 and Marin closing stock price of $40.00 as of June 28, 2013. The aggregate transaction value also includes cash payment of $3.01 less the applicable strike price for 40,000 in-the-money options outstanding with weighted average strike price of $1.50. Based upon financial information as or for the quarter ended March 31, 2013, Sandler calculated the following transaction ratios:

Transaction Value / Book Value:	123%
Transaction Value / Tangible Book Value:	123%
Transaction Value / Last Twelve Months Earnings Per Share	6.3x
Transaction Value / Last Twelve Months Earnings Per Share (Adjusted)	NM
Core Deposit Premium:	2.8%
Market Premium (as of June 28, 2013)	10.8%

NorCal – Comparable Company Analysis.

Sandler also used publicly available information to compare selected financial and market trading information for NorCal and a group of financial institutions selected by Sandler. The NorCal peer group was selected by Sandler and consisted of the following selected public banks with total assets between $150 million and $500 million and headquartered in the following California counties: Alameda, Amador, Contra Costa, El Dorado, Marin, Napa, Placer, Sacramento, San Francisco, San Joaquin, San Mateo, Santa Clara, Solano, Sonoma, Sutter, and Yolo.

Greater Sacramento Bancorp	Summit State Bank
Avidbank Holdings, Inc.	Presidio Bank
California Bank of Commerce	Bay Commercial Bank
United American Bank	Focus Business Bank
AltaPacific Bancorp	Liberty Bancorp
New Resource Bank	Community 1st Bank
Summit Bancshares, Inc.	Pinnacle Bank
MNB Holdings Corporation	Community Bank of the Bay
River Valley Community Bank	Valley Community Bank

The analysis compared publicly available financial information for NorCal and the median financial and market trading data for the NorCal regional peer group as of and for the most recent quarter ended March 31, 2013. The table below sets forth the data for NorCal and the median data for the NorCal regional peer group as of and for the most recent quarter ended March 31, 2013, with pricing data as of June 28, 2013. Return on average assets, return on average equity, and earnings per share were adjusted to exclude the reversal of $5.6 million valuation allowance against deferred tax asset and for an effective tax rate of 35%.

	NorCal	Peer Group Median
Total Assets (in millions)	$265	$218

Last Twelve Months Return on Average Assets	(0.11)%	0.59%
Last Twelve Months Return on Average Equity	(1.4)%	5.1%
Last Twelve Months Net Interest Margin	3.65%	3.82%
Last Twelve Months Efficiency Ratio	80%	79%
Last Twelve Months Cost of Funds	0.20%	0.45%
Non-performing Assets / Total Assets	0.97%	1.56%
Non-performing Loans / Total Loans	1.51%	1.80%
Loan Loss Reserves / Non-performing Assets	131%	108%
Tangible Common Equity / Tangible Assets	10.0%	10.2%
Leverage Ratio	11.5%	11.2%
Total Risk Based Capital Ratio	18.1%	16.1%
Price / Book Value	111%	90%
Price / Tangible Book Value	111%	93%
Price / Last Twelve Months Earnings Per Share	NM	13.3x
Market Capitalization (in millions)	$29	$26
Source: SNL Financial

NorCal - Stock Price Performance.

Sandler reviewed the history of the publicly reported trading prices of NorCal’s common stock for the one-year period ended June 28, 2013. Sandler also reviewed the history of the publicly reported trading prices of NorCal’s common stock for the three-year period ended June 28, 2013. Sandler then compared the relationship between the movements in the price of NorCal’s common stock against the movements in the prices of an index of its peer group, the KBW Regional Bank Index and the S&P 500 Index.

NorCal One-Year Stock Performance
	Beginning Index Value June 28, 2012
		Ending Index Value June 28, 2013
NorCal	100%	163.7%
Peer Group Index	100%	118.4%
KBW Regional Bank Index	100%	120.4%
S&P 500 Index	100%	120.9%
NorCal Three-Year Stock Performance
	Beginning Index Value June 28, 2010	Ending Index Value June 28, 2013

NorCal	100%	131.0%
Peer Group Index	100%	114.7%
KBW Regional Bank Index	100%	131.5%
S&P 500 Index	100%	149.5%

Marin - Comparable Company Analysis.

Sandler also used publicly available information to compare selected financial and market trading information for Marin and a group of financial institutions selected by Sandler. The Marin peer group consisted of the following selected public banks headquartered in California with total assets between $1.0 billion and $3.0 billion.

TriCo Bancshares	Pacific Premier Bancorp, Inc.
Sierra Bancorp	Heritage Commerce Corp.
Bridge Capital Holdings	CU Bancorp
Heritage Oaks Bancorp	Pacific Mercantile Bancorp

The analysis compared publicly available financial information for Marin and the median financial and market trading data for the Marin peer group as of and for the most recent quarter ended March 31, 2013. The table below sets forth the data for Marin and the median data for the Marin peer group as of and for the most recent quarter ended March 31, 2013, with pricing data as of June 28, 2013.

	Marin	Peer Group Median
Total Assets (in millions)	$1,427	$1,365

Last Twelve Months Return on Average Assets	1.23%	0.82%
Last Twelve Months Return on Average Equity	12.0%	8.1%
Last Twelve Months Net Interest Margin	4.68%	4.19%
Last Twelve Months Efficiency Ratio	55%	68%
Last Twelve Months Cost of Funds	0.18%	0.32%
Non-performing Assets / Total Assets	1.83%	1.35%
Non-performing Loans / Total Loans	2.44%	2.07%
Loan Loss Reserves / Non-performing Assets	51%	81%
Tangible Common Equity / Tangible Assets	11.0%	10.6%
Leverage Ratio	10.9%	12.8%
Total Risk Based Capital Ratio	14.0%	16.1%
Price / Book Value	138%	125%
Price / Tangible Book Value	138%	138%
Price / Last Twelve Months Earnings Per Share	12.3x	16.4x
Price / Estimated 2013 Earnings Per Share	12.0x	15.6x
Price / Estimated 2014 Earnings Per Share	12.4x	14.3x
Market Capitalization (in millions)	$218	$194
Source: SNL Financial

Marin - Stock Price Performance.

Sandler reviewed the history of the publicly reported trading prices of Marin’s common stock for the one-year period ended June 28, 2013. Sandler also reviewed the history of the publicly reported trading prices of Marin’s common stock for the three-year period ended June 28, 2013. Sandler then compared the relationship between the movements in the price of Marin’s common stock against the movements in the prices of an index of its peer group, the KBW Regional Bank Index and the S&P 500 Index.

Marin One-Year Stock Performance
	Beginning Index Value June 28, 2012
		Ending Index Value June 28, 2013
Marin	100%	110.0%
Peer Group Index	100%	121.7%
KBW Regional Bank Index	100%	120.4%
S&P 500 Index	100%	120.9%
Marin Three-Year Stock Performance
	Beginning Index Value June 28, 2010	Ending Index Value June 28, 2013

Marin	100%	121.0%
Peer Group Index	100%	149.7%
KBW Regional Bank Index	100%	131.5%
S&P 500 Index	100%	149.5%

NorCal - Net Present Value Analysis.

Sandler performed an analysis that estimated the present value of NorCal common stock through December 31, 2017.

Sandler based the analysis on NorCal’s internal financial projections for NorCal for the year ending December 31, 2013 and an estimated long-term growth rate for the years thereafter as provided by and discussed with senior management of NorCal.

To approximate the terminal value of NorCal’s common stock at December 31, 2017, Sandler applied price to forward earnings multiples of 10.0x to 20.0x and multiples of tangible book value ranging from 60% to 130%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0%.

Earnings Per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
9.0%	$1.11	$1.34	$1.56	$1.78	$2.01	$2.23
10.0%	$1.07	$1.28	$1.49	$1.71	$1.92	$2.14
11.0%	$1.02	$1.23	$1.43	$1.64	$1.84	$2.05
12.0%	$0.98	$1.18	$1.37	$1.57	$1.76	$1.96
13.0%	$0.94	$1.13	$1.32	$1.50	$1.69	$1.88
14.0%	$0.90	$1.08	$1.26	$1.44	$1.62	$1.80
15.0%	$0.86	$1.04	$1.21	$1.38	$1.56	$1.73

Tangible Book Value Per Share Multiples

Discount Rate	60%	75%	90%	100%	115%	130%
9.0%	$1.27	$1.59	$1.91	$2.12	$2.44	$2.76
10.0%	$1.22	$1.52	$1.83	$2.03	$2.33	$2.64
11.0%	$1.17	$1.46	$1.75	$1.94	$2.24	$2.53
12.0%	$1.12	$1.40	$1.68	$1.86	$2.14	$2.42
13.0%	$1.07	$1.34	$1.61	$1.79	$2.05	$2.32
14.0%	$1.03	$1.29	$1.54	$1.71	$1.97	$2.23
15.0%	$0.99	$1.23	$1.48	$1.64	$1.89	$2.14

Sandler also considered and discussed with the NorCal board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler performed a similar analysis assuming NorCal’s net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated per share values for NorCal common stock, using a discount rate of 12.00%:

Earnings Per Share Multiples

Annual Budget Variance	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
(25.0)%	$0.74	$0.88	$1.03	$1.18	$1.32	$1.47
(20.0)%	$0.78	$0.94	$1.10	$1.25	$1.41	$1.57
(15.0)%	$0.83	$1.00	$1.17	$1.33	$1.50	$1.67
(10.0)%	$0.88	$1.06	$1.23	$1.41	$1.59	$1.76
(5.0)%	$0.93	$1.12	$1.30	$1.49	$1.68	$1.86
0.0%	$0.98	$1.18	$1.37	$1.57	$1.76	$1.96
5.0%	$1.03	$1.23	$1.44	$1.65	$1.85	$2.06
10.0%	$1.08	$1.29	$1.51	$1.72	$1.94	$2.16
15.0%	$1.13	$1.35	$1.58	$1.80	$2.03	$2.25
20.0%	$1.18	$1.41	$1.65	$1.88	$2.12	$2.35
25.0%	$1.23	$1.47	$1.72	$1.96	$2.21	$2.45

Marin - Net Present Value Analysis.

Sandler performed an analysis that estimated the present value of Marin common stock through December 31, 2017.

Sandler based the analysis on Marin’s projected earnings stream as derived from publicly available mean analyst estimates for Marin for the years ending December 31, 2013 and 2014 and a publicly available long-term earnings per share growth rate for the years thereafter as discussed and confirmed with senior management of Marin;

To approximate the terminal value of Marin’s common stock at December 31, 2017, Sandler applied price to forward earnings multiples of 10.0x to 20.0x and multiples of tangible book value ranging from 110% to 160%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0%.

Earnings Per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
9.0%	$30.78	$36.33	$41.87	$47.41	$52.95	$58.49
10.0%	$29.53	$34.83	$40.14	$45.45	$50.75	$56.06
11.0%	$28.34	$33.42	$38.50	$43.58	$48.67	$53.75
12.0%	$27.20	$32.07	$36.94	$41.81	$46.69	$51.56
13.0%	$26.13	$30.80	$35.46	$40.13	$44.80	$49.47
14.0%	$25.10	$29.58	$34.06	$38.54	$43.01	$47.49
15.0%	$24.13	$28.42	$32.72	$37.02	$41.31	$45.61

Tangible Book Value Per Share Multiples

Discount Rate	110%	120%	130%	140%	150%	160%
9.0%	$33.96	$36.75	$39.55	$42.35	$45.15	$47.94
10.0%	$32.57	$35.25	$37.93	$40.60	$43.28	$45.96
11.0%	$31.25	$33.82	$36.38	$38.95	$41.51	$44.08
12.0%	$30.00	$32.46	$34.92	$37.37	$39.83	$42.29
13.0%	$28.81	$31.16	$33.52	$35.88	$38.24	$40.59
14.0%	$27.67	$29.93	$32.20	$34.46	$36.72	$38.98
15.0%	$26.60	$28.77	$30.93	$33.10	$35.27	$37.44

Sandler also considered and discussed with the NorCal board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler performed a similar analysis assuming Marin’s net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated per share values for Marin common stock, using a discount rate of 12.00%:

Earnings Per Share Multiples

Annual Budget Variance	10.0x	12.0	14.0x	16.0x	18.0x	20.0x
(25.00)%	$21.12	$24.77	$28.42	$32.07	$35.73	$39.38
(20.00)%	$22.33	$26.23	$30.13	$34.02	$37.92	$41.81
(15.00)%	$23.55	$27.69	$31.83	$35.97	$40.11	$44.25
(10.00)%	$24.77	$29.15	$33.54	$37.92	$42.30	$46.69
(5.00)%	$25.99	$30.61	$35.24	$39.87	$44.49	$49.12
0.0%	$27.20	$32.07	$36.94	$41.81	$46.69	$51.56
5.0%	$28.42	$33.54	$38.65	$43.76	$48.88	$53.99
10.0%	$29.64	$35.00	$40.35	$45.71	$51.07	$56.43
15.0%	$30.86	$36.46	$42.06	$47.66	$53.26	$58.86
20.0%	$32.07	$37.92	$43.76	$49.61	$55.45	$61.30
25.0%	$33.29	$39.38	$45.47	$51.56	$57.64	$63.73

Analysis of Selected Merger Transactions.

Sandler reviewed two sets of comparable mergers and acquisitions. The first set of mergers and acquisitions included 37 transactions announced from January 1, 2012 through June 28, 2013 involving commercial banks with announced deal values and where the selling bank’s total assets was between $100 million and $500 million, NPAs / Assets was less than 3%, and TCE / TA was greater than 9% at announcement. The second set of mergers and acquisitions included 8 transactions announced from January 1, 2011 through June 28, 2013 involving California commercial banks with announced deal values and where the selling bank’s total assets was between $100 million and $500 million, NPAs / Assets was less than 3%, and TCE / TA was greater than 9% at announcement.

Sandler deemed these transactions to be reflective of the proposed NorCal and Marin combination. Sandler reviewed the following multiples: transaction price to book value, transaction price to tangible book value, transaction price to last twelve months earnings per share, core deposit premium and market premium. As illustrated in the following table, Sandler compared the proposed merger multiples to the median multiples of these comparable transactions.

	NorCal / Marin	Nationwide Median	California Median
Transaction Value / Book Value	123%	124%	120%
Transaction Value / Tangible Book Value	123%	127%	120%
Transaction Value / Last Twelve Months EPS	6.3x	18.6x	25.0x
Core Deposit Premium	2.8%	3.4%	1.7%
Market Premium¹	10.8%	31.9%	31.9%
1 Two-day market premium

Pro Forma Merger Analysis.

Sandler analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger is completed in the fourth quarter of 2013; (2) the deal value per share is equal to $3.05 per NorCal share; (3) pre-tax cost savings of $2.5 million in 2014 and $3.6 million in 2015; (4) one-time costs of $3.75 million pre-tax are expensed prior to close and $3.75 million pre-tax are expensed in 2014; (5) Marin’s performance was calculated in accordance with publicly available mean analyst estimates for Marin for the years ending December 31, 2013 and 2014 and a publicly available long-term earnings per share growth rate for the years thereafter as discussed and confirmed with senior management of Marin; (6) NorCal’s performance was calculated in accordance with NorCal’s internal financial projections for NorCal for the year ending December 31, 2013 and an estimated long-term growth rate for the years thereafter as provided by and discussed with senior management of NorCal; (7) certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items. The analyses indicated that, for the full years 2014 to 2018, the merger (excluding transaction expenses) would be accretive to Marin’s projected earnings per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler’s Compensation and Other Relationships.

Sandler has acted as financial advisor to the board of directors of NorCal in connection with the merger. NorCal has agreed to pay Sandler a transaction fee in an amount equal to (i) 1.20% of the amount by which the aggregate purchase price paid is equal to or less than $2.69 per share, plus (ii) 2.5% of the amount by which the aggregate purchase price paid exceeds $2.69 per share, which shall be due and payable in immediately available funds on the day of closing of the business combination (estimated to be $459,727 as of July 29, 2013). NorCal has also agreed to pay Sandler a fee of $50,000 to render an opinion in connection with the merger, which shall be due and payable in immediately available funds at the time such opinion is rendered. Sandler’s fairness opinion was approved by Sandler’s fairness opinion committee.

In the ordinary course of their respective broker and dealer businesses, Sandler may purchase securities from and sell securities to NorCal and Marin and their affiliates. Sandler may also actively trade the debt and/or equity securities of NorCal and Marin or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Exchange Ratio

The value that you will receive in exchange for your NorCal stock is dependent on certain defined terms in the merger agreement called the “Exchange Ratio,” “Parent Average Price” and the “Per Share Cash Consideration.”

•
“Exchange Ratio” means 0.07716 share of Marin common stock for each share of NorCal common stock; provided, however, if the Parent Average Price is more than $42.91 but not more than $44.86, the Exchange Ratio shall be equal to the quotient of $3.31 divided by the Parent Average Price; provided, further, if the Parent Average Price is more than $44.86, the Exchange Ratio shall be 0.07379 subject to the possibility of further adjustment as provided in Section 8.04(d) of the merger agreement; provided further, if the Parent Average Price is less than $35.11 but not less than $33.16, the Exchange Ratio shall be equal to the quotient of $2.71 divided by the Parent Average Price; provided further, if the Parent Average Price is less than $33.16, the Exchange Ratio shall be 0.08172 subject to the possibility of further adjustment as provided in Section 8.03(d) of the merger agreement;

•
“Parent Average Price” means the weighted average price of Marin on the Nasdaq Stock Exchange reporting system (based on “regular way” trading) for the fifteen trading days ending on the day which is the second trading day preceding the anticipated closing date of the merger, whether or not trades occur on those days.

•	“Per Share Cash Consideration” means $3.01 per NorCal common share.

Accordingly, changes in the price of Marin’s common stock can affect the Parent Average Price, and if the weighted average used to calculate the Parent Average Price results in a number outside the range between $35.11 and $42.91, the Exchange Ratio will adjust. The Per Share Cash Consideration always remains fixed at $3.01 per NorCal common share.

As a shareholder of NorCal, you may elect, subject to the proration provisions discussed below, to receive all cash, all Marin common stock or a combination of cash and Marin common stock for the NorCal shares you own.

•	If you receive cash, the amount you receive per share will be equal to the “Per Share Cash Consideration” or $3.01 per share.

•
If you receive Marin common stock, the number of shares that you will receive will be equal to the number of your NorCal shares multiplied by the Exchange Ratio. The Exchange Ratio generally is fixed, but may adjust as discussed above relative to the Parent Average Price. To the extent that the formula results in a fraction of a share, such fraction will not be issued but you will receive cash in lieu of such fractional interest.

The following table illustrates the “Exchange Ratio” as a function of several possible “Parent Average Prices” and the effect that has on the number of shares of Marin common stock issued and the value of the aggregate consideration to be issued by Marin in the transaction:

Dollars in thousands, except per share
Parent Average Price	Exchange Ratio	Per Share Value of Stock	Per Share Cash Consideration	Blended Per Share Consideration	Required Stock Amount	Aggregate Stock Consideration	Aggregate Cash Consideration	Aggregate Merger Consideration	Stock Percentage	Cash Percentage
$48.76	0.07379	$3.60	$3.01	$3.30	392,634	$19,145	$16,016	$35,161	54.45%	45.55%
$46.81	0.07379	$3.45	$3.01	$3.23	392,634	$18,379	$16,016	$34,395	53.44%	46.56%
$44.86	0.07379	$3.31	$3.01	$3.16	392,634	$17,614	$16,016	$33,630	52.38%	47.62%

$44.47	0.07443	$3.31	$3.01	$3.16	396,040	$17,612	$16,016	$33,628	52.37%	47.63%
$44.08	0.07509	$3.31	$3.01	$3.16	399,552	$17,612	$16,016	$33,628	52.37%	47.63%
$43.69	0.07576	$3.31	$3.01	$3.16	403,117	$17,612	$16,016	$33,628	52.37%	47.63%

$42.91	0.07716	$3.31	$3.01	$3.16	410,566	$17,617	$16,016	$33,634	52.38%	47.62%
$40.96	0.07716	$3.16	$3.01	$3.09	410,566	$16,817	$16,016	$32,833	51.22%	48.78%
$39.01	0.07716	$3.01	$3.01	$3.01	410,566	$16,016	$16,016	$32,032	50.00%	50.00%
$37.06	0.07716	$2.86	$3.01	$2.93	410,566	$15,216	$16,016	$31,232	48.72%	51.28%
$35.11	0.07716	$2.71	$3.01	$2.86	410,566	$14,415	$16,016	$30,431	47.37%	52.63%

$34.33	0.07894	$2.71	$3.01	$2.86	420,037	$14,420	$16,016	$30,436	47.38%	52.62%
$33.94	0.07985	$2.71	$3.01	$2.86	424,879	$14,420	$16,016	$30,437	47.38%	52.62%
$33.55	0.08077	$2.71	$3.01	$2.86	429,775	$14,419	$16,016	$30,435	47.38%	52.62%

$33.16	0.08172	$2.71	$3.01	$2.86	434,830	$14,419	$16,016	$30,435	47.38%	52.62%
$31.21	0.08172	$2.55	$3.01	$2.78	434,830	$13,571	$16,016	$29,587	45.87%	54.13%
$29.26	0.08172	$2.39	$3.01	$2.70	434,830	$12,723	$16,016	$28,739	44.27%	55.73%

Please see “Market Price and Dividend Information” for the historical price information for Marin’s and NorCal’s common stocks.

Subsequent to June 30, 2013, Marin will receive a cash dividend from Bank of Marin to provide the necessary funds for the cash portion of the merger consideration to be paid to NorCal’s shareholders.

Election Procedure

In order to make a valid election, a shareholder of NorCal must complete a form transmittal letter that will be mailed by Marin’s exchange agent, Registrar and Transfer Company, at least 35 days prior to the anticipated closing date of the merger to each holder of record of NorCal common stock as of 5 business days prior to the mailing date. Such transmittal letter will allow holders of NorCal common stock to select either shares of Marin common stock, cash or a combination of the foregoing. PLEASE RETAIN THIS PROXY STATEMENT – PROSPECTUS, SINCE IT WILL BE OF ASSISTANCE IN MAKING YOUR ELECTION.

IF YOU DO NOT MAKE A VALID AND TIMELY ELECTION, YOU WILL RECEIVE WHATEVER FORM OF CONSIDERATION (MARIN COMMON SHARES OR CASH) AS MAY BE NECESSARY TO SATISFY THE PRORATION PROVISIONS DISCUSSED BELOW.

A valid election will be properly made and effective only if the exchange agent actually receives a properly completed letter of transmittal by 5:00 p.m. on or before the 30th day after the letter of transmittal is first mailed. A letter of transmittal will be deemed properly completed only if an election is indicated for each share of NorCal common stock and accompanied by one or more certificates, or customary affidavits and indemnity for lost certificates, representing all shares of NorCal common stock covered by such letter of transmittal. An election may be revoked or changed at any time prior to the election deadline.

NORCAL SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE ELECTION FORMS AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

The number of NorCal shares with respect to which a stock or cash or combination election is effective may be changed under certain circumstances. By the terms of the merger agreement, one half of the outstanding NorCal common shares must be exchanged for Marin common stock.

If, after taking into account all valid cash elections, more than half of the total number of NorCal common shares would be exchanged for Marin common stock, the exchange agent will deliver cash instead of Marin shares first to shareholders who failed to make a valid election and then, if necessary, to NorCal shareholders even though they made a valid stock election. As a result, the NorCal shareholders that made valid stock elections will be subject to a proration process which will result in the holder receiving a different mix of consideration than originally requested.

On the other hand, if after taking into account all valid elections, less than half of the total number of NorCal common shares would be exchanged for Marin common stock, the exchange agent will deliver Marin shares instead of cash first to NorCal shareholders who failed to make a valid election and then, if necessary, to NorCal shareholders even though they made valid cash elections. As a result, the NorCal shareholders that made valid cash elections will be subject to a proration process which will result in the holders receiving a different mix of consideration than originally requested.

For details on the proration provisions, please refer to the merger agreement, attached as Appendix A to this proxy statement – prospectus.

The proration provisions of the merger agreement are subject to further revision so that in no event will the total amount of cash paid by Marin in the merger (including cash for (i) NorCal common stock, (ii) fractional shares, (iii) stock options and (iv) dissenting shares) exceed 58% of the total consideration received in the merger.

Because the price of Marin common stock fluctuates, you will not know, when you vote or make your election, either the exact value of the shares of Marin common stock, or the number of shares of Marin common stock, which you will receive in the merger. The market value of Marin shares at the time of the merger and afterwards could be substantially higher or lower than the current market value. You are urged to obtain current market quotations for both Marin and NorCal stock, and to consult with your financial advisors before you vote. In addition, please review the “Risk Factors” section of this proxy statement – prospectus before deciding how to vote or making an election.

As soon as practicable following the closing date of the merger, and after the proration procedures described above are completed, each holder of NorCal common stock who submitted a properly completed letter of transmittal will be issued a certificate representing the number of shares of Marin common stock to which such holder is entitled, if any (and, if applicable, a check for the amount to be paid in lieu of fractional shares of Marin common stock), and/or an amount of cash to which such holder is entitled, if any.

Surrender of NorCal Stock Certificates after the Merger

Holders of NorCal common stock who do not submit a letter of transmittal prior to the election deadline must nevertheless submit a properly completed letter of transmittal (other than the section pertaining to the election) and the certificate representing NorCal common stock to the exchange agent in order to receive your consideration.

No dividends or other distributions that are declared on Marin common stock will be paid to persons otherwise entitled to receive the same until the NorCal certificates for their shares have been surrendered in exchange for the Marin certificates, but upon such surrender, such dividends or other distributions, from and after the effective time of the merger, will be paid to such persons in accordance with the terms of Marin common stock. No interest will be paid to the NorCal shareholders on the cash or the Marin common stock into which their shares of NorCal common stock will be exchanged.

Regulatory Approvals Required

Bank holding companies, such as Marin and NorCal, and banks, such as Bank of Marin and Bank of Alameda, are heavily regulated institutions with numerous federal and state laws and regulations governing their activities. Among these laws and regulations are requirements of prior approval by applicable government regulatory authorities in connection with acquisition and merger transactions such as the merger. In addition, these institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies.

Consummation of the merger is subject to various conditions, including, among others, receipt of the prior approvals of the DFI and the FDIC.

The merger agreement provides that the obligations of the parties to consummate the merger are conditioned upon all regulatory approvals having been granted by March 31, 2014.

Application for regulatory review and approval of the merger and the related transactions has been filed with the DFI and the FDIC and a request for determination of an exemption has been filed with the FRB. There can be no assurance that the DFI, the FDIC or the FRB will approve or take other required action with respect to the merger and the related transactions or as to the date of such approvals or action.

Management and Operations after the Merger

Management. Mr. Kevin Kennedy, a current member of NorCal’s board of directors will be named to serve as a member of the boards of directors of Marin and Bank of Marin following consummation of the merger. Otherwise, the directors and the principal executive officers of Marin and Bank of Marin immediately prior to the effective time of the merger will continue as the directors and the principal executive officers following the merger.

Operations. Although there can be no assurance that any specific level of cost savings will be achieved, Marin currently expects cost reductions attributable to the merger to approximate 33% of NorCal non-interest expense (assuming a non-interest expense base of approximately $10.0 million pre-tax) with 75% to be realized in 2014 and 100% thereafter.

It is also estimated that one-time, merger-related restructuring charges will total approximately $4.5 million after tax (this includes approximately $1.6 million in after-tax related data processing contract termination fees). Marin expects the transaction to be accretive to earnings during the first full year of operations.

This information should be read in conjunction with the historical consolidated financial statements of NorCal and Marin, including the respective notes thereto, attached to this proxy statement – prospectus or incorporated herein by reference.

The statements contained in this section constitute “forward looking statements.” Actual results, which are dependent on a number of factors, many of which are beyond the control of Marin and NorCal, may differ materially. See “Forward Looking Statements.” The cost savings and restructuring charges reflected above and in this proxy statement – prospectus may not be indicative of the results that may be achieved in the future. Assuming consummation of the merger, the actual cost savings and restructuring charges that may be realized in the merger may differ, perhaps significantly, from the amounts described above and elsewhere in this proxy statement – prospectus.

Nasdaq Listing

The shares of Marin common stock to be issued in the merger will be listed on the Nasdaq Global Market.

Resales of Marin Common Stock

The shares of Marin common stock to be issued to shareholders of NorCal in the merger have been registered under the Securities Act of 1933. Such shares will be freely transferable under such Act.

Material Federal Income Tax Consequences
The parties intend for the merger to be treated as a tax-free reorganization for U.S. federal income tax purposes. It is a condition to complete the merger that Crowe Horwath LLP, special tax counsel to Marin, issue an opinion that the merger will be treated as a reorganization within the meaning of section 368(a) of the Internal Revenue Code.

The following general discussion sets for the anticipated material federal income tax consequences of the merger for U.S. holders (as defined below) of NorCal shareholders and NorCal. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. This discussion relies upon certain representations made by Marin, Bank of Marin, NorCal and Bank of Alameda, and is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). A tax opinion is not binding on the IRS or the courts, and therefore no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below.
This discussion is limited to United States residents and citizens that hold their NorCal shares as capital assets within the meaning of section 1221 of the Code for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular shareholder or to a shareholder that is subject to special treatment under U.S. federal income tax laws, including but not limited to, if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to -market treatment;

•	subject to the alternative minimum tax provisions of the Code;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of NorCal common stock that holds NorCal common stock as part of a hedge, straddle, constructive sale, conversion, or other integrated transaction; or

•	subject to tax under Code sections 877 or 877A as a U.S. expatriate.

Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within our knowledge or control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of NorCal common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
The U.S. federal income tax consequences to a partner in an entity or arrangement treated as a partnership, for U.S. federal income tax purposes, that holds NorCal common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding NorCal common stock should consult their own tax advisors.

NORCAL SHAREHOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-U.S. TAX LAWS.

The merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. As a “reorganization,” for U.S. federal income tax purposes no gain or loss will be recognized by NorCal in the merger, and the material U.S. federal income tax consequences of the merger for NorCal shareholders are summarized as follows:

NorCal Shareholders Who Receive Only Marin Shares. If you receive solely Marin shares, then you will not recognize gain or loss for U.S. federal income tax purposes in the merger, except that any NorCal shareholder who receives cash proceeds in lieu of a fractional Marin share will recognize capital gain or capital loss equal to the difference between such proceeds and the tax basis allocated to the fractional share. The tax basis of the Marin shares (including any fractional shares deemed received and exchanged for a cash payment) received by you in exchange for your NorCal common stock will be the same as your tax basis in your NorCal common stock. Your holding period in the Marin shares (including any fractional shares deemed received and exchanged for a cash payment) received by you will include your holding period in your NorCal common stock. Your capital gain or loss on cash proceeds received by you in lieu of a fractional Marin share will be long-term capital gain or loss if you have held your shares of NorCal common stock for more than one year at the effective time of the merger.

NorCal Shareholders Who Receive Only Cash. If you exchange all of your shares of NorCal common stock for cash in the merger, you will recognize capital gain or capital loss for U.S. federal income tax purposes to the extent the amount of cash received by you in the merger (calculated on a share by share basis) exceeds or is less than your tax basis in your NorCal common stock.

NorCal Shareholders Who Receive Both Marin Shares and Cash. If you receive both Marin shares and cash in exchange for your NorCal common stock, you will recognize gain, but not loss, for U.S. federal income tax purposes (calculated on a share by share basis) in an amount equal to the lesser of (1) the amount of cash received by you in merger and (2) an amount equal to the excess, if any, of (a) the sum of the amount of cash plus the fair market value of the Marin shares received by you in the merger, over (b) your tax basis in your NorCal common stock. (The preceding sentence does not apply to any cash you receive in lieu of fractional Marin shares, the tax consequences of which are discussed above under the subheading “– NorCal Shareholders Who Receive Only Marin Shares.”) Your recognized gain will be capital gain unless your receipt of cash has the effect of a distribution of a dividend, in which case your gain will be treated as ordinary dividend income to the extent of your ratable share of NorCal’s accumulated earnings and profits as calculated for U.S. federal income tax purposes. For purposes of determining whether your receipt of cash has the effect of a distribution of a dividend, you will be treated as if you first exchanged all of your NorCal common stock solely for Marin shares and then Marin immediately redeemed a portion of the shares for the cash that you actually received in the merger. The IRS has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would receive capital gain (as opposed to dividend) treatment. In determining whether your receipt of cash has the effect of a distribution of a dividend, certain constructive ownership rules must be taken into account.

Your aggregate tax basis in the Marin shares received by you in the merger will equal your aggregate tax basis in your NorCal common stock, (1) reduced by (a) the portion of your tax basis in your NorCal common stock that is allocable to a fractional share of Marin common stock for which cash is received and (b) the amount of cash received by you in the merger, and (2) increased by the amount of gain (including any portion of such gain that is treated as a dividend as described above), if any, recognized by you in the merger (other than any gain recognized upon your receipt of cash in lieu of a fractional Marin share). Your holding period for the Marin shares received by you in the merger will include your holding period for your NorCal common stock.

Taxation of Capital Gain. Your gain or loss in connection with the merger will constitute capital gain or loss and will constitute long-term capital gain or loss if your holding period is greater than one year as of the date of the merger. For individual NorCal shareholders, this long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses is subject to limits. Beginning in 2013, capital gain income of individuals, estates and certain trusts with income at or above a certain threshold will be subject to an additional 3.8% Medicare tax.

The foregoing discussion is not intended to be a complete analysis or description of all potential federal income tax consequences of the merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

Accounting Treatment

It is anticipated that the merger will be accounted for as a business combination using the acquisition method of accounting for financial reporting purposes. Under this method of accounting, the assets and liabilities of the company acquired are recorded at their respective fair values as of the date of completion of the merger, and are added to those of the acquiring company. Financial statements of the acquiring company issued after the merger takes place reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the company that was acquired.

Dissenters’ Rights

If you do not vote your NorCal shares in favor of the proposal to approve the merger agreement and you remain a holder of NorCal common stock at the effective time of the merger, you will, by complying with the procedures set forth in Chapter 13 of the California General Corporation Law, be entitled to receive an amount in cash equal to the fair market value of your shares as of July 1, 2013, the last trading day before the public announcement of the acquisition. Such fair market value will be determined in accordance with such statute.

The high bid and low ask price for NorCal on July 1, 2013 was $2.75 and $2.66 per share, respectively. The closing price on July 1, 2013, which was the last trading day before the public announcement of the acquisition during which there were trades of NorCal stock, was $2.66

A copy of Chapter 13 of the California General Corporation Law is attached hereto as Appendix C. You should read it for more complete information concerning dissenters’ rights. The discussion in this section is qualified in its entirety by reference to Appendix C. THE REQUIRED PROCEDURE SET

FORTH IN CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS’ RIGHTS MAY BE LOST.

In order to be entitled to exercise dissenters’ rights, you must not vote for the merger. Thus, if you wish to dissent and you execute and return a proxy in the accompanying form, you must specify that your shares are to be either voted “AGAINST” or “ABSTAIN” on Proposal I. If you return a proxy without voting instructions or with instructions to vote “FOR” Proposal I, your shares will automatically be voted in favor of the merger and you will lose your dissenters’ rights.

If the merger is approved by the shareholders, NorCal will have 10 days after the approval to send to those shareholders who did not vote in favor of the merger a written notice of such approval accompanied by:

•	a copy of Chapter 13 of the California General Corporation Law,

•	a statement of the price determined to represent the fair market value of the dissenting shares as of July 1, 2013, and

•	a brief description of the procedure to be followed if a shareholder desires to exercise dissenters’ rights.

Within 30 days after the date on which the notice of the approval of the acquisition is mailed, the dissenting shareholder who plans to exercise dissenters’ rights must make written demand upon NorCal for the purchase of dissenting shares and payment to such shareholder of their fair market value. The written demand must specify the number of shares held of record by such shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of July 1, 2013. At the same time, the shareholder must surrender, at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of NorCal common stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

PLEASE NOTE THAT YOU WILL NOT BE ABLE AS A PRACTICAL MATTER TO BE BOTH A DISSENTING SHAREHOLDER AND PARTICIPATE IN THE SHAREHOLDER ELECTION PROCESS. IF YOU ATTEMPT TO PERFECT YOUR DISSENTERS’ RIGHTS AND SUBSEQUENTLY CHANGE YOUR MIND, IT IS LIKELY THAT THE SHAREHOLDER ELECTION WILL HAVE ALREADY TERMINATED AND YOU WILL RECEIVE WHATEVER CONSIDERATION OTHER NON-ELECTING SHAREHOLDERS WILL RECEIVE UNDER THE PRORATION PROVISIONS.

If NorCal and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest from the date of such agreement. The applicable interest rate will be the rate then set by law for the accrual of interest on judgments for money. That rate is currently 10% per annum simple interest (not compounded). Subject to the restrictions imposed under California law on the ability of a California corporation to repurchase its own shares, NorCal must pay the fair value of the dissenting shares within 30 days after the amount thereof has been agreed upon, or 30 days after any statutory or contractual conditions to the acquisition have been satisfied, whichever is later. The obligation to pay for the dissenting shares is subject to receipt of the certificates representing them.

If NorCal denies that the shares surrendered are dissenting shares, or if NorCal and the dissenting shareholder fail to agree upon a fair market value of such shares, then the dissenting shareholder must, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determination(s) or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenter’s rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

A dissenting shareholder may not withdraw his or her dissent or demand for payment unless NorCal consents to such withdrawal.

IT IS A CONDITION TO THE ACQUISITION THAT NO MORE THAN 10% OF THE OUTSTANDING SHARES OF NORCAL COMMON STOCK EXERCISE DISSENTERS RIGHTS IN THIS MANNER.

Interests of Certain Persons in the Merger

When considering the recommendation of the NorCal board of directors, you should be aware that some NorCal directors and officers have interests in the merger that differ from the interests of other NorCal shareholders. These interests include:

•
Chairman James B. Davis, President Stephen G. Andrews, Chief Financial Officer Jeanette E. Reynolds, and Chief Lending Officer P. Troy Williams will, pursuant to certain contractual provisions with NorCal and Bank of Alameda, receive change in control payments of $225,334, $480,607, $189,779, and $213,917, respectively, immediately prior to the closing of the merger;

•	certain officers and directors have stock options for which they will receive the economic value based on the merger price;

•	Director Kevin Kennedy will be added to the board of directors of Marin at the effective time of the merger;

•	directors and officers have continuing indemnification protections and some continuing insurance protection; and

•
President Stephen G. Andrews has entered into a letter agreement with Bank of Marin which, among other things, provides him a guaranteed salary of $19,378 per month for six months following the merger as East Bay Market President.

The NorCal board of directors was aware of these interests and considered them before approving the merger agreement.

The Merger Agreement

The following is a summary of selected provisions of the merger agreement. While Marin and NorCal believe this description covers the material terms of the merger agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety into, and is attached as Appendix A to, this document. You are urged to read the merger agreement in its entirety.

The merger agreement contains representation, warranties, covenants and other agreements that Marin and NorCal made to each other. The assertions embodied in those representations, warranties and other agreements are qualified by information in confidential disclosure schedules that Marin and NorCal have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations, warranties, covenants and other agreements set forth in the attached merger agreement. Neither Marin nor NorCal believes that the disclosure schedules contain information that the securities laws require either or both of them to publicly disclose other than information that has already been so disclosed. Moreover, information concerning the subject matter of the representations, warranties, covenants and other agreements may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures.

The Merger. Upon the terms and subject to the conditions set forth in the merger agreement, NorCal will merge with and into Marin, with Marin as the surviving entity. The separate corporate existence of NorCal, with all its rights, privileges, immunities, power and franchises, will cease.

Immediately subsequent to the merger, Bank of Alameda, a California state bank and wholly owned subsidiary of NorCal, will merge with and into Bank of Marin, a California state bank and wholly owned subsidiary of Marin.

Effective Time. The effective time of the merger shall occur upon the filing of the agreement of merger with the California Secretary of State or on such date as may be specified therein.

Closing and Effect of the Merger. The closing of the merger will occur no later than the third business day after the satisfaction or waiver of the conditions provided in the merger agreement, except for those conditions that by their nature are to be satisfied at the closing (but subject to the fulfillment or waiver of those conditions), or on such other date as Marin and NorCal may agree in writing. See “—Conditions to Consummation of the Merger.”

Surviving Corporation’s Governing Documents, Officers and Directors.

Surviving Corporation Governing Documents. At the effective time of the merger, the articles of incorporation and bylaws of Marin will be the articles of incorporation and bylaws of the surviving corporation as they exist immediately before the effective time, in each case until thereafter changed or amended as provided therein or by applicable laws

Surviving Corporations Officers and Directors. After the merger the boards of directors of the Marin and Bank of Marin will consist of twelve members. The twelve members will be made up of eleven directors from Marin’s current board and one director from NorCal’s current board. Those twelve individuals will be: (a) Joel Sklar, (b) Russell A. Colombo, (c) Thomas M. Foster, (d) Robert Heller, (e) Norma J. Howard, (f) Stuart D. Lum, (g) William H. McDevitt, (h) Michaela Rodeno, (i) Brian M. Sobel (j) J. Dietrich Stroeh (k) Jan Yanehiro and (l) Kevin Kennedy.

The following senior executive officers will serve Marin and Bank of Marin in the positions noted: Russell A. Colombo, President and Chief Executive Officer. Reporting to Mr. Colombo will be Kevin K.

Coonan as Chief Credit Officer, Peter Pelham as Director of Retail Banking and Elizabeth Reizman as Senior Credit Administrator. Marin recently announced the appointed of Tani Girton as Chief Financial Officer of Marin and Bank of Marin, effective on September 3, 2013.

Marin is currently evaluating whether it will retain any Senior Executive Officers from NorCal and if so, which positions they will hold. Marin has entered into a letter agreement with Stephen G. Andrews, the President and Chief Executive Officer of NorCal, wherein it is anticipated that Mr. Andrews will be appointed as the East Bay Market President. Lower level positions are in the process of being evaluated and determined.

Merger Consideration.

Conversion of NorCal Common Stock. At the effective time of the merger, each share of NorCal common stock issued and outstanding immediately prior to the effective time will be converted into and become exchangeable for the right to receive either Marin common stock or cash as described under “Exchange Ratio,” together with the right, if any, to receive cash in lieu of fractional shares of Marin common stock. See “—Fractional Marin Common Stock” below.

Marin Common Stock. Each outstanding share of Marin common stock will remain an outstanding share of Marin common stock and will not be converted or otherwise affected by the merger. For more information regarding Marin common stock, see “Marin Common Stock.”

Rights as Shareholders of NorCal. At the effective time, holders of NorCal common stock will cease to be, and will have no rights as, shareholders of NorCal other than to receive the merger consideration.

Election and Exchange Procedures. The exchange agent will provide appropriate transmittal materials to holders of record of NorCal common stock, advising such holders of the procedure for making their election and surrendering their stock to the exchange agent. See, “Election Procedure.”

Upon the surrender of the shares of NorCal common stock, the holder will be entitled to receive in exchange therefor:

•
(1) a certificate representing the number of whole shares of Marin common stock that such holder is entitled to receive pursuant to the merger, and/or (2) a check in the amount, after giving effect to any required tax withholdings, in an amount that such holder is entitled to receive pursuant to the merger, as described in “—Conversion of NorCal Common Stock” above; and

•	a check in the amount, after giving effect to any required tax withholdings, of any cash payable in lieu of fractional shares.

For purposes of dividends, all shares of Marin common stock to be issued pursuant to the merger will be deemed issued and outstanding as of the effective time of the merger. Whenever a dividend or other distribution is declared by Marin in respect of Marin common stock, the record date for which is at or after the effective time of the merger, that declaration will include dividends or other distributions in respect of all shares of Marin common stock issuable pursuant to the merger agreement. No dividends or other distributions in respect of Marin common stock shall be paid to any holder of any unsurrendered shares of NorCal common stock until the unsurrendered shares of NorCal common stock are surrendered for exchange. See, “Summary - Dividends After the Merger.”

Fractional Marin Common Stock. No fractional shares of Marin common stock will be issued to any shareholder of NorCal upon completion of the merger. For each fractional share that would otherwise be issued, Marin will pay cash in an amount equal to the fraction of a share of Marin common stock which the holder would otherwise be entitled to receive multiplied by the average closing price of Marin common stock. No interest will be paid or accrue on cash payable to holders of those certificates in lieu of fractional shares.

Treatment of Stock Options. At the effective time of the merger, the NorCal equity incentive plan will terminate.

Prior to the effective time of the merger, a holder of a NorCal stock option shall be permitted to exercise any options granted under the NorCal equity incentive plan in accordance with the terms of that plan. NorCal will facilitate the exercise of those options by allowing those options to be exercised and taxes paid by NorCal or holder as permitted by applicable law.

For options not exercised prior to the effective time of the merger, each optionee shall receive an amount in cash, without interest, from NorCal equal to the product of (x) the total number of shares subject to the NorCal stock option times (y) the excess, if any, of $3.01 over the exercise price per share under such NorCal Stock Option less applicable taxes required to be withheld with respect to such payment.

For restricted stock awards which the applicable restrictions shall not have lapsed, each award shall be cancelled and shall only entitle the holder thereof to receive from NorCal, immediately prior to the effective time, an amount in cash, without interest, equal to (x) the number of shares subject to such award immediately prior to the effective time times (y) $3.01 (or, if the award provides for payments to the extent the value of the shares exceed a specified reference price, the amount, if any, by which $3.01 exceeds such reference price), less applicable taxes required to be withheld with respect to such payment.

Representations and Warranties. The merger agreement contains substantially similar representations and warranties of Marin and NorCal as to, among other things:

•	corporate organization and existence;

•	capitalization;

•	corporate power and authority;

•	no conflicts, required filings, third party consents and governmental approvals required to complete the merger;

•	availability, accuracy and compliance with generally accepted accounting principles of financial reports and filings with regulatory authorities;

•	no broker’s or finder’s fees, except as contemplated by the merger agreement

•	timely filing of required regulatory reports and absence of regulatory investigations or restrictive agreements with regulators;

•	absence of litigation;

•	compliance with laws and permits; and

•	tax matters.

In addition, the merger agreement contains further representations and warranties of NorCal as to, among other things:

•	validity of, and the absence of defaults under, certain contracts;

•	employee benefit matters;

•	labor matters;

•	environmental matters;

•	interest rate risk management instruments, such as swaps and options;

•	proper and accurate maintenance of books and records;

•	insurance coverage;

•	adequacy of its allowance for loan losses under established regulatory and accounting standards;

•	transactions with affiliates;

•	condition and title to real and personal property;

•	the absence of a trust business;

•	intellectual property; and

•	affiliate ownership of shares.

Conduct of Business of NorCal Pending the Merger. Prior to the effective time, except as expressly contemplated by the merger agreement, NorCal has agreed that, without the consent of Marin, it will not and will cause its subsidiaries not to, among other things:

Ordinary Course of Business; Adverse Effects

•	conduct its business other than in the ordinary and usual course of business;

•
fail to use its reasonable best efforts to preserve its business organization and assets intact and maintain its rights, franchises and existing relations and goodwill with customers, suppliers, creditors, lessors, lessees, employees and business associates;

•	take any action that would adversely affect or delay the ability of NorCal or Marin to perform any of their obligations under the merger agreement;

•	take any action that would be reasonably likely to have a material adverse effect on NorCal;

•
take any action which is intended, or would reasonably be expected to, impede, delay or, adversely affect the ability of NorCal or its subsidiaries to consummate the merger and the other transactions contemplated by the merger agreement; or

•
take any action which is intended, or would reasonably be expected to, diminish the value of NorCal or its goodwill to Marin or otherwise disparage Marin or any of its officers, employees or directors.

Capital Stock

•	issue, sell, pledge, dispose of, encumber, permit to become outstanding or authorize the creation of any shares of capital stock or any rights; or

•
permit any additional shares of capital stock of NorCal or any of its subsidiaries to become subject to grants of employees or director stock options, other rights or similar stock-based employee rights.

Dividends and Stock Repurchases

•
make, declare, pay or set aside for payment any dividend payable in cash, stock or property on its capital stock, except for dividends paid by any direct or indirect wholly-owned subsidiary of NorCal to NorCal; or

•	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

Compensation

•	enter into, amend or renew any employment, consulting, severance or similar agreements or increase in any manner the compensation or benefits of any of its employees or directors, except for:

o
normal increases for employees made in the ordinary course of business consistent with past practice, provided that no increase shall result in an annual adjustment of more than 5% or other changes required by applicable law; or

o	grant or approve the grant of any stock options or awards under NorCal’s stock option plans.

Hiring

•	hire any person as an employee of NorCal or any of its subsidiaries or promote any employee except:

o	to fill a vacancy with an employee whose employment is terminable at will; and

o	to fill any vacancy with a new employee whose base salary and bonus do not exceed $50,000 on an annual basis.

Benefit Plans

•
enter into, terminate, establish, adopt or amend any benefit plans or take any action to accelerate the vesting, accrual or fund or in any way secure payment of or exercisability of stock options, restricted stock, or other compensation or benefits payable thereunder;

•
amend or modify any NorCal option plan or enter into, amend or modify any option or award agreement under any stock option plan or take any other action which has the effect of increasing NorCal’s obligations or liabilities pursuant to any stock option plan.

Dispositions

•	sell, transfer, lease, license, guarantee, mortgage, pledge, encumber or otherwise create any lien on, dispose of or discontinue any of its assets, deposits, business or properties other than:

o	sales of loans and loan participations;

o	sale or disposition of property acquired in foreclosure or by transfer in lieu of foreclosure (“OREO”); and

o
other sales or dispositions in the ordinary course of business consistent with past practice and in a transaction that together with all other such transactions is not material to NorCal and its subsidiaries, taken as a whole.

Acquisitions

•
acquire, other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted, each in the ordinary course of business consistent with past practice, all or any portion of the assets, business, deposits or properties of any other person except:

o
in the ordinary course of business consistent with past practice and in a transaction that together with all other such transactions is not material to NorCal and its subsidiaries, taken as a whole; or

o	as otherwise permitted by the merger agreement.

Capital Expenditures

•	make any capital expenditures other than in the ordinary course of business consistent with past practice in amounts not to exceed $5,000 individually or $15,000 in the aggregate.

Amendments to Governing Documents

•	amend NorCal’s articles of incorporation or bylaws or the organizational documents of any of its subsidiaries.

Accounting Methods

•
implement or adopt any change in NorCal’s book or tax accounting principles, practices or methods, other than as may be required by GAAP, and as concurred in by NorCal’s independent public accountants, or as otherwise required in the merger agreement.

Contracts

•
enter into, renew, modify, amend or terminate or make any payment not then required under any contract, or waive, release or assign any material right or claim under any contract that calls for aggregate annual payments of $10,000 or more which is not terminable at will or with 30 days or less notice without payment of a premium or penalty, other than loans or other transactions made in the ordinary course of the banking business.

Settlement of Claims

•
enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of any action, suit, proceeding or investigation that NorCal or any of its subsidiaries is or becomes a party to, which settlement, agreement or action involves payment, in excess of $15,000 individually or $25,000 in the aggregate and/or would impose any material restriction on the business of the surviving corporation or create precedent for claims reasonably likely to be material to NorCal and its subsidiaries, taken as a whole.

Adverse Actions

•	take any action or omit to take any action that would reasonably be likely to result in:

o	any of NorCal’s representations or warranties set forth in the merger agreement being or becoming untrue in any material respect;

o	a condition to the merger not being satisfied; or

o	a material violation of any provision of the merger agreement, except as may be required by applicable law.

Risk Management

•
except as required by law or regulation, implement or adopt any material change to interest rate or other risk management policies, fail to follow NorCal’s or its applicable subsidiary’s existing policies with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable efforts to avoid any material increase in its aggregate exposure to interest rate risk.

Indebtedness

•
incur any indebtedness for borrowed money or other liability (other than deposits, federal funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary and usual course of business consistent with past practices.

Loans

•
make any loan, loan commitment, renewal or extension to any person or any affiliate or immediate family member of such person exceeding, in the aggregate, $300,000, or purchase or sell any loan or loan participation; or

•	forgive any loans to directors, officers or employees of NorCal.

Investments

•
other than purchases of direct obligations of the United States of America with a remaining maturity at the time of purchase of one year or less, purchase or acquire securities of any type and other than sales of overnight federal funds or as provided above, make any investment either by contributions to capital, property transfers or purchase of any property or asset of any person.

Tax

•
commence or settle any litigation or proceeding with respect to any liability for taxes, make any material tax election, file any amended tax return, or take any action which is reasonably likely to have a material adverse effect on the tax position of NorCal, or of Marin after the merger; or

•
change any of its methods of reporting income or deductions for tax purposes or take any other action with respect to taxes that is outside the ordinary course of business or inconsistent with past practice.

Commitments

•	agree or commit to do any of the foregoing.

Conduct of Business of Marin Pending the Merger. Prior to the effective time, except as expressly contemplated by the merger agreement, Marin has agreed that, without the consent of NorCal, it will not and will cause its subsidiaries not to, among other things:

•
conduct its business other than in the ordinary and usual course or fail to use its reasonable best efforts to preserve its business organization and assets intact and maintain its rights, franchises and existing relations and goodwill with customers, suppliers, creditors, lessors, lessees, employees and business associates;

•
knowingly take any action that would reasonably be expected to materially impede, delay or adversely affect the ability of Marin to consummate the merger and other transactions contemplated in the merger agreement; or

•	take any action or omit to take any action that would reasonably be likely to result in:

o	any of Marin’s representations or warranties set forth in the merger agreement being or becoming untrue in any material respect;

o	a condition to the merger not being satisfied; or

o	a material violation of any provision of the merger agreement, except as may be required by applicable law.

Additional Covenants. NorCal and Marin have agreed to:

•
use their reasonable best efforts in good faith to take all actions necessary to consummate, as promptly as practicable, the merger, the bank merger and the other transactions contemplated by the merger agreement;

•	jointly prepare this proxy statement – prospectus and Marin will prepare and file with the Securities and Exchange Commission a registration statement on Form S-4;

•	consult and obtain consent from the other before issuing any press releases, such consent not to be unreasonably withheld or delayed, with respect to the merger or the merger agreement;

•	afford the other party access to certain information and personnel and keep any information so obtained confidential;

•	use reasonable best efforts to obtain all governmental consents necessary to consummate the transactions contemplated in the merger agreement;

•
notify each other of any circumstance known to it that is reasonably likely, individually or taken together with all other facts known to it, to result in a material adverse effect on them or would cause a material breach of their respective obligations under the merger agreement; and

•	refrain from taking any action that would disqualify or reasonably be expected to disqualify the merger as a “reorganization” under section 368(a) of the Internal Revenue Code.

NorCal has further agreed to:

•	convene a shareholders’ meeting as soon as practicable to consider and vote upon adoption of the merger agreement and recommend to its shareholders that they approve the merger;

•	refrain from taking certain action with respect to an acquisition proposal as described under “—Acquisition Proposals” below.

•	modify its accounting and certain other policies and practices to match those of Marin and make such accounting entries and adjustments as Marin shall direct;

•
provide Marin with evidence that the Bank of Alameda 401(k) Profit Sharing Plan is in the process of being terminated and cooperate with Marin to terminate on mutually agreeable terms any deferred compensation programs;

•
make or cause to be made a severance payment to each employee who is identified by Marin as not being a continuing employee. The amount of the severance payment to a non-continuing employee shall be equal to two weeks of his or her current salary for each full year of service worked by such employee for NorCal or Bank of Alameda with a minimum of four weeks of salary to be paid;

•
consult in good faith with Marin regarding the content of any formal presentation of the transactions contemplated by the merger agreement to employees of NorCal and its subsidiaries as a group and will include a representative of Marin in any such presentation and provide Marin with a copy of the intended communication;

•
use reasonable best efforts to obtain any required consents or waivers from third-parties in connection with the merger, the bank merger and the other transactions contemplated by the merger agreement to ensure a smooth transition at or after the effective time;

•	make such accounting entries and adjustments as Marin shall direct, subject to exceptions;

•
take action necessary so that immediately prior to the effective time, each NorCal option remaining outstanding, whether or not then exercisable, will be cancelled and will entitle the option holder only to receive cash in exchange for their cancelled options;

•
update the disclosure schedules to the merger agreement to the second business day prior to the closing of the merger and deliver such a draft of the updated disclosure schedules to Marin no later than 72 hours prior to the closing of the merger;

•
at least five business days prior to the effective time of the merger, provide Marin with NorCal’s updated consolidated financial statements as of the month end immediately prior to the effective time of the merger;

•
pay or cause to be paid all interest payments deferred on its debt securities and all distributions on the underlying capital securities with the effect that the interest payments on the debt securities and cause the distributions on the capital securities to be current at the effective time; and

•
send questionnaires to its shareholders and former shareholders seeking information on whether they have acquired additional ownership of Alameda common stock beyond those shares acquired in the private placement in 2010.

Marin has further agreed to:

•
following the effective time of the merger, indemnify present and former directors and officers of NorCal in connection with any claim arising out of actions or omissions occurring at or prior to the effective time to the fullest extent that NorCal is permitted to indemnify its directors and officers;

•
provide, for one year from the effective time, the portion of directors and officers liability insurance that serves to reimburse the present and former directors and officers of NorCal on terms and conditions comparable to those provided by NorCal; provided, however, that Marin is not required to spend on an annual basis more than 150% of the current amount spent by NorCal to procure such insurance coverage;

•
provide former employees of NorCal who continue as employees of Marin with employee benefit plans substantially comparable, in the aggregate, to those provided to similarly situated employees of Marin;

•	appoint, Kevin Kennedy as a director of Marin

•	use its reasonable best efforts to list on Nasdaq shares of its common stock to be issued in the merger; and

•	expressly assume NorCal’s obligations under its junior subordinated debt securities.

Acquisition Proposals. Under the terms of the merger agreement, NorCal has agreed that neither it nor Bank of Alameda nor any of their respective officers, directors and employees shall, and that it shall direct and use its reasonable best efforts to cause its and Bank of Alameda’s agents and representatives not to, directly or indirectly:

•	initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to any acquisition proposal; or

•
engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal, or otherwise facilitate any effort or attempt to make or implement an acquisition proposal.

For purposes of the merger agreement, “acquisition proposal” means:

•
any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving NorCal or any of its subsidiaries; and

•
any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power or of any class of equity securities of NorCal or those of any of its subsidiaries or 15% or more of the consolidated total assets of NorCal.

However, the above restriction would not prevent NorCal or its board of directors from:

•	complying with disclosure obligations under federal or state law;

•
at any time prior, but not after the NorCal shareholder meeting is convened, providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if the board of directors of NorCal receives from the person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the confidentiality agreement between the parties to the merger agreement;

•	engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal; or

•	recommending such an acquisition proposal to the shareholders of NorCal,

only if, however,

•
in the cases referred to in the second, third and fourth bullet points above, the board of directors of NorCal determines in good faith (after consultation with outside legal counsel) that such action is, in the absence of the foregoing proscriptions, legally required in order for its directors to comply with their fiduciary duties under applicable laws; and

•
in the cases referred to in the third and fourth bullet points above, the board of directors of NorCal determines in good faith (after consultation with its financial advisor) that such acquisition proposal is a superior proposal.

For purposes of the merger agreement, “superior proposal” means an unsolicited bona fide acquisition proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of NorCal that its board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to NorCal’s shareholders from a financial point of view than the transaction contemplated by the merger agreement (after taking into account any revisions to the terms of the transaction contemplated pursuant to the provisions described below and the time likely to be required to consummate such acquisition proposal).

NorCal agreed that it would immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any acquisition proposals. NorCal has agreed that it will notify Marin promptly, but in no event later than the next succeeding business day, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposal or offer and thereafter shall keep Marin informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

Further, the merger agreement provides that the board of directors of NorCal and each committee thereof shall not:

•
subject to the exception below, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Marin, the recommendation of its board of directors with respect to the merger (it being understood that publicly taking a neutral position or no position with respect to an acquisition proposal at any time beyond ten business days after the first public announcement of such acquisition proposal shall be considered an adverse modification of the recommendation); or

•
cause or permit NorCal to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to above) relating to any acquisition proposal, except under certain circumstances relating to a superior proposal pursuant to which NorCal pays the termination fee, as described in “—Termination of the Merger Agreement” below.

Notwithstanding the above, prior to the time, but not after, the approval of NorCal shareholders for the merger is obtained, the board of directors of NorCal may withhold, withdraw or modify NorCal’s recommendation or approve, recommend or otherwise declare advisable any superior proposal that was not solicited, initiated, encouraged or facilitated in breach of the merger agreement, if the board of directors determines in good faith, after consultation with outside counsel, that such action is legally required in order for its directors to comply with their respective fiduciary duties under applicable law; provided, however, that no such change of recommendation may be made until after at least five business days following Marin’s receipt of notice from NorCal advising that management of NorCal currently intends to recommend to the board of directors of NorCal that it take such action and the basis therefor. In determining whether to make a change of recommendation in response to a superior proposal or otherwise, the board of directors of NorCal shall take into account any changes to the terms of the merger agreement proposed by Marin and any other information provided by Marin in response to such notice.

Conditions to Consummation of the Merger. Each party’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	approval of the merger agreement by a majority of the outstanding shares of NorCal common stock;

•
receipt of all regulatory approvals required to complete the merger and the bank merger, all those approvals remaining in effect and all statutory waiting periods with respect to those approvals having expired, and without the imposition of any restrictions or conditions that would reasonably be likely to (1) have a material adverse effect on NorCal, (2) restrict the business of Marin or any of its subsidiaries in a manner that would have a material adverse effect with respect to Bank of Marin, or (3) require the sale by NorCal or Marin of any material portion of their respective assets;

•
absence of any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order by a governmental authority of competent jurisdiction that restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by the merger agreement;

•
accuracy of the representations and warranties of the other party as of July 1, 2013 and, except to the extent those representations and warranties speak as of an earlier date, as of the closing date of the merger as though made on the closing date; provided, however, that those representations and warranties will be deemed to be true and correct unless the failure or failures of those representations and warranties to be true and correct would have or would be reasonably expected to have a material adverse effect on the other party; and

•	performance by the other party in all material respects of all obligation required to be performed by it under the merger agreement at or prior to the closing date.

NorCal’s obligation to effect the merger is subject to, among other conditions, the fulfillment or waiver, of the following condition:

•
no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, has had or could reasonably be expected to have a material adverse effect with respect to Marin.

Marin’s obligation to effect the merger is subject to, among other conditions, the satisfaction, or waiver, of the following conditions:

•	NorCal shareholders who have signed shareholder agreements shall have performed in all material respects all obligations under such agreements;

•	NorCal’s adjusted shareholders’ equity and allowance for loan losses will not be less than $25 million and $3.3 million, respectively, as of the last business day of the last month before closing;

•
Marin shall have received a tax opinion from Crowe Horwath, LLP that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and the Marin and NorCal will be a party to that reorganization within the meaning of Section 368(b) of the Code;

•
Marin shall have received executed non-solicitation agreements from each of the directors of NorCal and from James B. Davis and an executed Letter Agreement from Stephen G. Andrews each of which shall remain in full force and effect;

•
As of the date NorCal delivers to Marin its final consolidated financial statements, the average for the prior 30 days of NorCal’s total deposits and total loans shall not be less than $215 million and $150 million, respectively;

•	NorCal shall not have incurred transaction expenses in excess of $750,000 in connection with the merger and all such fees shall have been paid by NorCal prior to the Effective Time.

•	Holders of not in excess of 10% of the outstanding shares of NorCal common stock shall have duly exercised their dissenters’ rights under Chapter 13 of the California General Corporations Law.

•	NorCal shall have obtained consents required to be obtained pursuant to agreements with third parties;

•	Marin shall have received the written resignation of each director of NorCal; and

•
no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, has had or could reasonably be expected to have a material adverse effect with respect to NorCal.

We cannot assure you if, or when, we will obtain the required regulatory approvals necessary to consummate the merger, or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before March 31, 2014, either Marin or NorCal may terminate the merger agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe covenants and agreements of that party set forth in the merger agreement.

Termination of the Merger Agreement. The parties may terminate the merger agreement and abandon the merger at any time prior to the effective time, whether before or after approval by the shareholders or shareholders of NorCal or Marin:

•	by mutual written consent of Marin and NorCal, if the board of directors of each so determines;

by either party if:

•
the merger is not consummated by March 31, 2014, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe covenants and agreements of that party set forth in the merger agreement or, in the case of the shareholders who are party to the shareholder agreements, his or her obligations under such agreements;

•
any governmental entity that must grant regulatory approval has denied approval of the merger and denial has become final and non-appealable or the application therefore shall have been permanently withdrawn at the request of the governmental authority; or

•	NorCal shareholders fail to adopt the merger agreement.

by NorCal if:

•    (i) NorCal is not in material breach of any terms of the merger agreement, (ii) the board of directors of NorCal authorizes the company to enter into an alternative acquisition agreement with respect to a superior proposal, (iii) Marin does not make within 5 business days of receipt of notice of NorCal’s intentions to enter into the alternative acquisition agreement, an offer that the NorCal board of directors determines in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders as the superior proposal and (iv) NorCal pays the termination fee described below;

•
Marin breaches any of its representations or warranties, or fails to perform any of its agreements or covenants, which breach is incapable of being cured by Marin within 30 days after written notice is given to Marin; and

•
the Marin average closing price is below $33.16 per share and such decline, is significantly disproportionate to the decline over the same period, if any, in the KBW Regional Bank Index average closing price as measured against the initial value of the KBW Regional Bank Index of $65.00 and Marin does not agree to adjust the amount of shares of Marin common stock to be received by NorCal shareholders, as more fully described in the section entitled “Exchange Ratio.”

by Marin if:

•
NorCal breaches any of its representations or warranties, or fails to perform any of its agreements or covenants, which breach is incapable of being cured by NorCal within 30 days after written notice is given to NorCal;

•
a director or executive of NorCal materially breaches his shareholder agreement, including a breach of the obligation to vote his or her shares of NorCal common stock in favor of adoption of the merger agreement, if such breach has resulted in the failure of the merger agreement to be adopted by the shareholders of NorCal and cannot be cured within 30 days of giving notice to the breaching shareholder;

•
NorCal breaches its obligations relating to acquisition proposals described in “—Acquisition Proposals” above, the board of directors of NorCal withdraws or changes its recommendation of the merger, fails to reaffirm its approval or recommendation of the merger agreement and merger as promptly as practicable after receipt of any written request to do so from Marin, or recommends that its shareholders tender their shares in an offer not commenced by Marin or an affiliate of Marin or fails to recommend against such an offer; and

•
the Marin average closing price is above $46.81 per share and such increase, is significantly disproportionate to the increase over the same period, if any, in the KBW Regional Bank Index average closing price, as measured against the initial value of the KBW Bank Index of $65.00, and NorCal does not agree to adjust the amount of shares of Marin common stock to be received by NorCal shareholders, as more fully described in the section entitled “Exchange Ratio.”

Waiver and Amendment of the Merger Agreement. At any time prior to the closing of the merger, Marin and NorCal, by action taken or authorized by their respective boards of directors, may, if legally allowed:

•	amend or modify the agreement in writing; and

•	waive any provision in the merger agreement that benefited them.

However, after any approval of the transactions contemplated by the merger agreement by the shareholders of NorCal, there may not be, without further approval of those shareholders, any amendment to the merger agreement which would reduce the aggregate value of the consideration to be received by the NorCal shareholders under the merger agreement, other than as contemplated by the merger agreement.

Termination Fee. Marin will be entitled to a termination fee of $970,000 payable by NorCal in the event of any of the following:

•
an acquisition proposal shall have been made to NorCal or has become publicly known, Marin and NorCal fail to consummate the merger by March 31, 2014 as a result of NorCal’s knowing action or inaction or failure to obtain approval of its shareholders; and any acquisition proposal is consummated within 12 months of the termination of the merger agreement.

•
NorCal terminates the merger in conjunction with entering into a superior proposal pursuant to the terms of the merger agreement and Marin does not make, within five business days of receipt of notice of a superior proposal, an offer that NorCal’s board of directors determines is at least as favorable from a financial point of view, to the shareholders of NorCal as the superior proposal;

•	Marin terminates the merger because a director or officer of NorCal breaches his agreement to vote his or her shares of NorCal common stock in favor of adoption of the merger agreement, if such breach has resulted in the failure of the merger agreement to be adopted by the shareholders of NorCal; or

•
NorCal breaches its obligations relating to acquisition proposals described in “—Acquisition Proposals” above, the board of directors of NorCal withdraws or changes its recommendation of the merger or fails to reaffirm its approval or recommendation promptly after receipt of a competing acquisition proposal.

Stock Exchange Listing. Marin has agreed to cause the shares of Marin common stock to be issued in the merger to be approved for quotation on Nasdaq.

Shareholder Agreements. All NorCal directors and P. Troy Williams, and Jeanette E. Reynolds, as executive officers, in their capacities as shareholders of NorCal, have separately entered into shareholder agreements with Marin in which they have agreed to vote all shares of NorCal common stock that they owned as of the date of their respective agreements, and that they subsequently acquire, in favor of the merger proposal therein. As of the record date, these shareholders beneficially owned, in the aggregate, [*] shares of the common stock of NorCal, allowing them to exercise approximately [*]% of the voting power of NorCal common stock (which does not include shares issuable upon the exercise of stock options that were not outstanding as of the record date).

Non-Solicitation Agreements. Simultaneously with the execution of the merger agreement, Eric C. Cross, James B. Davis, Gregory R. Gersack, Michael G. Gorman, Kenneth M. Karmin, Kevin Kennedy, James L. McKenna, and Joel Vuylsteke as NorCal directors, entered into non-solicitation agreements with Marin. They are prohibited, for a period of eighteen months following the effective time, from transacting any activity customarily associated with commercial banking or lending or the operation of an institution the deposits of which are insured by the FDIC, called herein a competitive enterprise, with any customers of NorCal. This restriction extends to the geographic area consisting of the California counties in which Bank of Marin will operate at the effective time. Customers for purposes of these agreements include existing customers of NorCal or potential customers who were solicited in the 12 months prior to closing. In addition, they will not solicit the business of customers of NorCal for a competitive enterprise, or solicit for employment the employees of NorCal, or interfere or damage any relationship between NorCal and its customers. They have also agreed not to disclose or use confidential information of NorCal. Additionally, directors Gersack, Karmin and Kennedy have agreements that allow them to continue pre-existing business arrangements, which may involve some degree of competition with Marin.

Marin Stock

General. Marin’s articles of incorporation authorize the issuance of up to 15,000,000 shares of common stock, no par value and 5,000,000 shares of preferred stock, no par value. As of June 30, 2013, there were 5,442,628 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. There are also 155,804 shares of common stock issuable upon exercise of outstanding warrants to acquire such shares at an average exercise price of $26.96 per share.

Common Stock. Holders of Marin common stock are entitled to one vote, in person or by proxy, for each share of Marin common stock held of record in the shareholder’s name on the books of Marin as of the record date on any matter submitted to the vote of the shareholders except that, for the election of directors, each shareholder has cumulative voting rights and is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected. Each shareholder may cast all his or her votes for a single candidate or distribute such votes among any or all of the candidates as he or she chooses. However, no shareholder shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidate’s name has been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder’s intention to cumulate his or her votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination.

Each share of Marin common stock has the same rights, privileges and preferences as every other share and will share equally in Marin’s net assets upon liquidation or dissolution. Marin common stock has no preemptive, conversion or redemption rights or sinking fund provisions and all of the issued and outstanding shares of Marin common stock, when issued, will be fully paid and nonassessable.

Transfer Agent. The transfer agent and registrar for Marin’s common stock is Registrar and Transfer Company.

Preferred Stock. The preferred stock may be issued from time to time in one or more series without action by the shareholders. The board of directors is authorized to designate and to fix the number of shares of any such series of preferred stock and to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock, including, but not limited to, dividend rate, voting, liquidation preference and conversion rights. The board of directors, within the limits stated in any resolution of the board of directors originally fixing the number of shares constituting any series, may increase or decrease the number of shares in such series (but not below the number of shares of any series subsequent to the issue of shares of that series). The preferred stock has no preemptive rights.

Dividends. Marin’s shareholders are entitled to dividends when, as and if declared by Marin’s board of directors out of funds legally available therefor (subject to certain restrictions on payment of dividends imposed by the laws of California). For information concerning Marin’s recent dividend history, see “Summary – Dividends After the Merger” and “Market Price and Dividend Information.”

Shareholder Rights Plan. On June 14, 2007, Marin’s board of directors adopted a shareholder rights plan which provides one preferred share purchase right (a “Right”) for each outstanding share of common stock, no par value of Marin, including shares of common stock that may be issued by Marin from time to time after such date as, for example, in the merger. The description and terms of the Rights are set forth in a Rights Agreement dated as of July 2, 2007 (the “Rights Agreement”) between Marin and Bank of Marin, as Rights Agent.

The Rights Agreement is designed to discourage takeovers that involve abusive tactics and or do not provide fair value to shareholders.

Pursuant to the Rights Agreement, upon the occurrence of certain “triggering events,” each registered holder of Marin common stock is entitled to purchase from Marin one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value, of Marin at a price of $125.00 per one one-hundredth of a Preferred Share, subject to adjustment.

At any time before the occurrence of a “triggering event”, the board of directors of Marin may redeem the Rights in whole, but not in part, at a price of $0.001 per Right.

A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement. See “Where You Can Find More Information” to learn how to obtain a copy of this document.

Anti-Takeover Provisions. In addition to the shareholder rights plan described above, Marin’s articles of incorporation and bylaws, or Marin’s charter documents, contain certain provisions that deal with matters of corporate governance and certain rights of shareholders which might be deemed to have a potential “anti-takeover” effect. Such provisions will also render the removal of an incumbent board of directors or management more difficult.

The following description of certain of the provisions of Marin’s charter documents is necessarily general, and reference should be made in each case to such documents, which are contained as exhibits to

Marin’s previous filings with the Securities and Exchange Commission. See “Where You Can Find More Information” to learn how to obtain a copy of these documents.

Directors. Certain provisions of Marin’s charter documents will impede changes in majority control of the board of directors. Marin’s charter documents provides that:

•
shareholders must comply with certain prior notice provisions in connection with nominations of persons to become directors of Marin. Failure to comply with these provisions may result in the nominations being disregarded.

•	the size of the board of directors may be increased or decreased by a majority vote of the board;

•
any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office; and

•	a director, in general, may only be removed by the affirmative vote of a majority of the shares eligible to vote.

Authorized Shares. Marin’s articles of incorporation authorizes the issuance of 15,000,000 shares of common stock and 5,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized to provide Marin’s board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, and the exercise of employee stock options. However, these additional authorized shares may also be used by the board of directors, to the extent consistent with its fiduciary duty, to deter future attempts to gain control of Marin. As a result of the ability to fix voting rights for a series of preferred stock and to issue additional shares of common stock, the board has the power to issue stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of Marin, and thereby allow members of management to retain their positions.

Purpose and Takeover Defensive Effects of Marin’s Charter Documents and Shareholder Rights Plan. Marin’s board believes that the provisions described above are prudent and will reduce Marin’s vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its board of directors. The board of directors believes these provisions are in the best interest of Marin and its shareholders. In the judgment of the board of directors, Marin’s board will be in the best position to determine the true value of Marin and to negotiate more effectively for terms that will be in the best interest of its shareholders. Accordingly, the board of directors believes that it is in the best interest of Marin and its shareholders to encourage a potential acquirer to negotiate directly with the board of directors, and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Marin and otherwise in the best interest of all shareholders.

Despite the belief of Marin as to the benefits to shareholders of these provisions, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by Marin’s board of directors, but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so.

Comparison of Marin Common Stock and NorCal Common Stock

General. NorCal is incorporated under the laws of the State of California and the rights of NorCal shareholders are governed by the laws of the State of California, NorCal’s articles of incorporation, and its bylaws. As a result of the merger, NorCal shareholders may receive shares of Marin common stock and may become Marin shareholders. Marin is incorporated under the laws of the State of California and the rights of Marin shareholders are governed by the laws of the State of California, Marin’s articles of incorporation and its bylaws. Thus, following the merger, the rights of NorCal shareholders who become Marin shareholders in the merger will continue to be governed by the laws of the State of California, but will no longer be governed by NorCal’s articles of incorporation and bylaws and instead will be governed by the Marin articles of incorporation and bylaws.

Comparison of Shareholders’ Rights. Set forth below is a summary comparison of material differences between the rights of Marin shareholders under the Marin articles of incorporation and the Marin bylaws (right column), and the rights of NorCal shareholders under the NorCal articles of incorporation and NorCal bylaws (left column). The summary set forth below is not intended to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Marin articles of incorporation and Marin bylaws currently in effect, and the NorCal articles of incorporation and NorCal bylaws currently in effect.

NorCal	Marin
Authorized Capital Stock
The authorized capital stock of NorCal consists of 30,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock.	The authorized capital stock of Marin consists of 15,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock.
Number of Directors
NorCal’s bylaws state that the number of directors comprising the board of directors will be from five (5) to nine (9), with exact number to be determined from time to time by the board of directors. There are currently nine (9) members of the NorCal board of directors.

Marin’s bylaws state that the number of directors comprising the board of directors will be from nine (9) to seventeen (17), with the exact number to be determined from time to time by the Marin board of directors. There are currently eleven (11) members of the Marin board of directors. This number will be increased to twelve (12) upon the appointment of Mr. Kennedy at the effective time of the merger.

Election of Directors—Cumulative Voting
The California General Corporation Law generally requires that cumulative voting be available to shareholders in the election of directors, with certain exceptions. NorCal’s shareholders are permitted to cumulate their votes in the election of directors.

The California General Corporation Law generally requires that cumulative voting be available to shareholders in the election of directors, with certain exceptions. Marin’s shareholders are permitted to cumulate their votes in the election of directors.

Classification of Board of Directors
NorCal’s charter documents do not provide for a classified board of directors; each director serves until their respective successors are elected.	Marin’s charter documents do not provide for a classified board of directors; each director serves until their respective successors are elected.
Removal of Directors

NorCal	Marin
Under NorCal’s bylaws, any director may be removed, with or without cause, at any meeting of shareholders called expressly for such purpose by a vote of the holders of a majority of shares entitled to vote for the election of directors. However, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors.

Under Marin’s bylaws, any director may be removed, with or without cause, at any meeting of shareholders called expressly for such purpose by a vote of the holders of a majority of shares entitled to vote for the election of directors. However, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors.

Nomination of Director Candidates by Shareholders
NorCal’s bylaws permit shareholders who are entitled to vote in the meeting of shareholders to nominate a director for election if notice is delivered to the president of the corporation by the later of (i) the close of business 21 days prior to any meeting of shareholders called for the election of directors, or (ii) ten days after the date of mailing of notice of the meeting to shareholders.

Marin’s bylaws permit shareholders who are entitled to vote in the meeting of shareholders to nominate a director for election if notice is delivered to the president of the corporation not less than 14 days, nor more than 50 days prior to any meeting of shareholders called for the election of directors, with the notice period varying for certain instances as set forth in the bylaws.

Shareholder Action Without a Meeting
NorCal’s bylaws do not allow for any action to be taken by the shareholders outside of an annual meeting or special meeting.
According to Marin’s bylaws, any action required or permitted to be taken at any annual or special shareholders’ meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing is signed by the number of shareholders whose affirmative vote would be required to take such action at a meeting at which all shares entitled to vote thereon were present and voted, except that unanimous written consent is required for election of directors to non-vacant positions.

Special Meetings of Shareholders
NorCal may call a special shareholders meeting upon the request of a majority of the board of directors, the chairman of the board of directors, the president, or of the NorCal shareholders who together hold not less than ten percent of the outstanding shares of NorCal stock that would be entitled to vote at such a meeting.

Marin may call a special shareholders meeting upon the request of a majority of the board of directors, the chairman of the board of directors, the president, or of the Marin shareholders who together hold not less than ten percent of the outstanding shares of Marin stock that would be entitled to vote at such a meeting.

Indemnification of Directors and Officers

NorCal	Marin
NorCal’s restated articles of incorporation provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law and that NorCal is authorized to provide indemnification to the fullest extent permitted by applicable law of agents of NorCal through by-law provisions, agreements with such agents or other persons, or otherwise, with respect to actions for breach of duty to NorCal, its shareholders, and others. In addition, NorCal maintains directors’ and officers’ liability insurance.

Marin’s articles of incorporation provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law and that Marin is authorized to provide indemnification to the fullest extent permitted by applicable law of agents of Marin through by-law provisions, agreements with such agents or other persons, or otherwise, with respect to actions for breach of duty to Marin, its shareholders, and others. Marin has also entered into indemnification agreements with its directors and executive officers. In addition, Marin maintains directors’ and officers’ liability insurance.

Amendments to Articles of Incorporation and Bylaws
NorCal’s articles of incorporation may be amended in any manner allowed under California law.

NorCal’s bylaws may be amended by the board of directors, but the shareholders entitled to vote may adopt additional bylaws and may amend or repeal any bylaw whether or not adopted by them and only the shareholders may adopt, amend or repeal any bylaw which specifies or changes the fixed number of directors or the minimum or maximum number of directors on a variable-number board of directors.

Marin’s articles of incorporation may be amended in any manner allowed under California law.

Marin’s bylaws may be amended by the board of directors, but the shareholders entitled to vote may adopt additional bylaws and may amend or repeal any bylaw whether or not adopted by them and only the shareholders may adopt, amend or repeal any bylaw which specifies or changes the fixed number of directors or the minimum or maximum number of directors on a variable-number board of directors.

Tax Treatment
NorCal is a Subchapter C corporation, which means that NorCal is taxed as a separate entity from its shareholders, and its earnings are not taxed on an individual shareholder basis.	Marin is a Subchapter C corporation, which means that Marin is taxed as a separate entity from its shareholders, and its earnings are not taxed on an individual shareholder basis.
Dividends

NorCal’s restated articles of incorporation do not provide for any cumulative or other dividend on shares of common stock.

The California General Corporation Law permits the payment of dividends to shareholders if NorCal's retained earnings equal at least the amount of the proposed dividend. If NorCal does not have sufficient retained earnings available for the proposed dividend, it may pay a dividend to its shareholders if immediately after giving effect to the dividend, the value of its assets equals or exceeds the sum of (a) its total liabilities plus (b) the liquidation preference of any shares which have a preference upon dissolution over the rights of shareholders receiving the distribution.

Marin’s articles of incorporation do not provide for any cumulative or other dividend on shares of common stock.

The California General Corporation Law permits the payment of dividends to shareholders if Marin's retained earnings equal at least the amount of the proposed dividend. If Marin does not have sufficient retained earnings available for the proposed dividend, it may pay a dividend to its shareholders if immediately after giving effect to the dividend, the value of its assets equals or exceeds the sum of (a) its total liabilities plus (b) the liquidation preference of any shares which have a preference upon dissolution over the rights of shareholders receiving the distribution.

Liquidation Preferences
NorCal’s restated articles of incorporation do not provide for any liquidation preferences on shares of common stock, but do provide that the board of directors may, in regards to undesignated preferred shares, determine preferences and privileges, including liquidation preferences, for such preferred shares.

Marin’s amended articles of incorporation do not provide for any liquidation preferences on shares of common stock, but do provide that the board of directors may, in regards to undesignated preferred shares, determine preferences and privileges, which includes liquidation preferences, for such preferred shares.

Redemption
NorCal’s restated articles of incorporation do not provide for any redemption on shares of common stock, but do provide that the board of directors may, in regards to undesignated preferred shares, determine preferences and privileges, including redemption preferences, for such preferred shares.

Marin’s articles of incorporation do not provide for any redemption on shares of common stock, but do provide that the board of directors may, in regards to undesignated preferred shares, determine preferences and privileges, which includes redemption preferences, for such preferred shares.

NorCal	Marin
Shareholders’ Rights Plan
NorCal does not have a shareholders’ rights plan	Marin does have a shareholders’ rights plan designed to avoid takeovers that involve abusive tactics and/or do not provide fair value for shareholders.

Information about Marin and Bank of Marin

General. Bank of Marin Bancorp is a California corporation and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As a bank holding company, Marin is allowed to acquire or invest in the securities of companies that are engaged in banking or in activities closely related to banking as authorized by the Board of Governors of the Federal Reserve System.

Marin’s principal asset is its wholly owned subsidiary, Bank of Marin. At June 30, 2013, Marin had total consolidated assets of $1.4 billion, consolidated deposits of $1.2 billion, and consolidated stockholders’ equity of $158.4 million.

Bank of Marin. Bank of Marin was licensed by the DFI on January 23, 1990, and commenced operation as a California state bank on the same day. As a California state bank, Bank of Marin is subject to primary supervision, examination and regulation by the DFI, and the FDIC is its primary federal regulator. Bank of Marin is also subject to certain other state and federal laws and regulations. The deposits of Bank of Marin are insured by the FDIC up to the applicable limits thereof. Bank of Marin is not a member of the Federal Reserve System. Bank of Marin presently has no subsidiaries.

The Bank provides traditional commercial banking services to small and medium-sized businesses and individuals in the communities of Marin (10 branches), Petaluma (3 offices), one office in each of Napa, Sonoma, Santa Rosa, and San Francisco. Bank of Marin serves Marin County, Sonoma County, Napa, and San Francisco, offering a broad range of deposit products, commercial and personal loans, cash management solutions, and wealth management services.

Additional Information Concerning Marin. Information concerning:

•	directors and executive officers,

•	executive compensation,

•	principal stockholders,

•	certain relationships and related transactions, and

•	other related matters concerning Marin

is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 2012. Additionally, financial statements and information as well as management’s discussion and analysis thereof are included in the Form 10-K and in its Form 10-Qs for the quarters ended June 30, 2013 and March 31, 2013. These reports are incorporated by reference into this proxy statement – prospectus. If you want to obtain copies of these documents or other information concerning Marin, please see “Where You Can Find More Information” at page [*].

Information about Norcal and Bank of Alameda

General. NorCal is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. NorCal was incorporated under the laws of the State of California in 2002 for the principal purpose of engaging in activities permitted for a bank holding company. As a bank holding company, NorCal is authorized to engage in the activities permitted under the Bank Holding Company Act of 1956, as amended, and the regulations thereunder. NorCal’s principal office is located at 1701 Harbor Bay Parkway, Suite 100, Alameda, California 94502 and its telephone number is (510) 748-8450.

NorCal owns 100% of the issued and outstanding shares of common stock (the only class of shares outstanding) of its banking subsidiary, Bank of Alameda.

Bank of Alameda was incorporated under the laws of the State of California on October 2, 1997, and with the approval of the Department of Financial Institutions and the Federal Deposit Insurance Corporation Bank of Alameda opened for business on March 23, 1998. Bank of Alameda operates four full service offices in Alameda County, including the head office located at 2130 Otis Drive, Alameda, CA 94501. In addition Bank of Alameda operates an Administrative Office located at 1701 Harbor Bay Parkway, Suite 100, Alameda CA 94502 and an Accounting Department Office located at 2125 Oak Grove Rd., Suite 124, Walnut Creek, CA 94598.

Bank of Alameda’s deposits are insured by the Federal Deposit Insurance Corporation up to applicable legal limits. Bank of Alameda’s primary business is providing a wide array of financial products with an exemplary level of personal service to small and medium sized businesses, professionals and individuals preferring quality personal attention. Bank of Alameda’s principal service area is Alameda and Contra Costa counties, and Bank of Alameda utilizes electronic banking systems and a courier service to provide personalized banking services throughout its service areas. Bank of Alameda accepts checking and savings deposits, offers secured and unsecured commercial and industrial loans, secured real estate loans, other installment and term loans and other customary banking services. Bank of Alameda is a California state chartered commercial bank.

The mission of Bank of Alameda is to provide customized financial services to Alameda and Contra Costa county businesses, professionals, and individuals who desire a high degree of personalized attention.

For discussion of regulation and supervision of NorCal and Bank of Alameda, see “- Supervision and Regulation.”

At March 31, 2013 NorCal had 61 full-time equivalent employees.

Business. Bank of Alameda is a full service community bank that specializes in providing financial services to small and medium sized businesses primarily in Alameda and Contra Costa Counties The products and the marketing focus of Bank of Alameda are designed to meet the demands of Bank of Alameda’s target market. In addition to providing products and services, Bank of Alameda emphasizes the establishment of long standing relationships with its customers, and regularly modifies the products and services it offers to meet the unique demands of its customers. The following discussion is a review of the base or core products and services that Bank of Alameda offers and is prepared to structure to meet customer needs.

Commercial Lending. Bank of Alameda provides a full array of commercial credit products:

•	Lines of Credit to finance seasonal cash flow fluctuation.

•	Term Loans to finance equipment purchases, business acquisitions and other growth needs.

•	Account Receivables / Inventory Lines to finance business with ongoing working capital requirements.

•	Standby Letters of Credit in lieu of performance bonds or guarantees.

Bank of Alameda’s commercial and industrial loans have a high degree of industry diversification. A substantial portion of commercial and industrial loans that are not secured by real estate are secured by accounts receivables, inventory, equipment or other collateral. The remainder of Bank of Alameda’s commercial and industrial loans are unsecured. Both secured and unsecured loans are underwritten based on the underlying historic and projected cash flow of the borrower.

Commercial and Construction Real Estate Lending. Bank of Alameda provides real estate financing for both construction and mortgage purposes. Although many real estate borrowers are owners / users of the property constructed and / or permanently financed, Bank of Alameda also provides real estate financing for developers. The products offered by Bank of Alameda include:

•	Construction Loans for both residential and commercial projects.

•	Commercial Mortgage financing with maturities ranging to ten years with longer amortizations.

•	Lot Development Loans, which are ordinarily replaced by a construction loan in the normal cycle of development.

•	Multifamily Residential mortgages for residential properties with five or more dwelling units.

Real estate construction loans consist of loans to individuals and residential developers that are secured by single-family and multi-family residential properties and to owner-users and developers that are secured by commercial properties. Repayment of construction loans is generally from long-term mortgages.

Agriculture Lending. Bank of Alameda provides term financing for vineyard properties located primarily in Napa and Sonoma counties. Most loans are secured by real property and have terms of three to ten years, with longer amortizations. Borrowers are small family-owned growers and wineries with significant experience and operating histories.

Personal Loan Products. For individuals, Bank of Alameda offers lines of credit on a secured and unsecured basis, home equity lines of credit and automobile loans to qualified borrowers. Real estate mortgage loans are secured by deeds of trust on residential and commercial property.

Cash Management Services. For business customers, Bank of Alameda offers an extensive array of cash management products, which can be customized to meet specific customer requirements. Cash management products for both businesses and individuals are accessible via the Internet.

Deposit Products. Bank of Alameda offers a wide variety of both interest bearing and non-interest bearing transactional accounts for both businesses and individuals. In addition to providing access to deposit accounts via Online (Internet) Banking, Bank of Alameda also provides extensive Courier Service throughout Alameda County so that customers’ deposit and other banking needs may be served without the customer having to make a trip to Bank of

Alameda. Bank of Alameda also offers savings accounts, money market deposit accounts and certificates of deposits for businesses and individuals.

Competition. Bank of Alameda’s primary market area consists of Alameda and Contra Costa Counties. In California generally, and in Bank of Alameda’s service areas specifically, major banks and local regional banks dominate the commercial banking industry. By virtue of their larger capital bases, such institutions have substantially greater lending limits than those of Bank of Alameda, as well as more locations, more products and services, greater economies of scale and greater ability to make investments in technology for the delivery of financial services.

As an independent bank, Bank of Alameda’s principal competitors for deposits and loans are other banks (particularly major banks), savings and loan associations, credit unions, thrift and loans, mortgage brokerage companies and insurance companies. Other institutions, such as mutual funds, brokerage houses, credit card companies and even retail establishments have offered new investment vehicles, such as money-market funds, that also compete with banks. The direction of federal legislation in recent years favors competition between different types of financial institutions and encourages new entrants into the financial services market. To compete with larger financial institutions in its service area, Bank of Alameda relies upon specialized services, responsive handling of customer needs, local promotional activity, and personal contacts by its officers, directors and staff, compared to large multi-branch banks that compete primarily on interest rates and location of branches. Bank of Alameda also assists customers requiring services not offered by Bank of Alameda to obtain such services from its correspondent banks.

For customers whose loan demands exceed Bank of Alameda’s lending limits, Bank of Alameda seeks to arrange funding for such loans on a participation basis with other independent commercial banks or its correspondent banks. No assurance can be given that Bank of Alameda will be able to compete successfully for such loans. Even if Bank of Alameda is successful in making such larger loans, larger and stronger borrowers may be more creditworthy and therefore may be able to negotiate for lower interest rates on their loans, which in turn may reduce Bank of Alameda’s net interest margin.

Facilities. NorCal and Bank of Alameda lease all six of their premises. NorCal’s Administrative Office is located at 1701 Harbor Bay Parkway, Suite 100, Alameda, California. These premises consist of approximately 7,238 square feet on the first floor of a two story commercial office building. NorCal leases these premises under an operating lease with a term expiring in 2018. The lease contains a schedule of fixed rent increases.

Bank of Alameda’s main office is located at 2130 Otis Drive, Alameda, California. The main office premises consist of approximately 4,913 square feet in a free-standing commercial building. Bank of Alameda leases its main office premises under an operating lease with a term expiring December 31, 2018. The lease contains two options to renew for five-year periods. The lease contains a schedule of fixed rent increases.

Bank of Alameda’s Park Street branch office opened in March 1999 and is located at 1416 Park Street, Alameda, California. These premises consist of approximately 2,541 square feet in a free-standing commercial building. Bank of Alameda leases these premises under an operating lease with terms that expired in 2009. The lease contains two options to renew for five-year periods. The first option was exercised and commenced effective April 2009 and will expire in March 2014. Annual rent increases are tied to changes in the San Francisco-Oakland-San Jose Consumer Price Index in March of each year compared to March 1999. Bank of Alameda’s Emeryville branch office opened in January 2002 and is located at 2200 Powell Street, Suite 105, Emeryville, California. These premises consist of approximately 1,305 square feet on the first floor of a twelve story commercial office building. Bank of Alameda leases these premises under an operating lease with a term expiring in April 2016. The lease contains a schedule of fixed rent increases.

Bank of Alameda’s Oakland branch office opened in March 2004 and relocated in December 2006 to 155 Grand Avenue, Suite 100, Oakland, California. These premises consist of approximately 7,500 square feet on the first floor of a ten story commercial office building. Bank of Alameda leases these premises under an operating lease with a term expiring in January 2020 and contains an option to extend for five years. The lease contains a schedule of fixed rent increases. Bank of Alameda’s Accounting Department Office opened in August 2004 and is located at 2125 Oak

Grove, Suite 124, Walnut Creek, California. These premises consist of approximately 2,302 square feet on the first floor of a two story commercial office building. Bank of Alameda leases these premises under an operating lease with a term which expire September 2013. The lease contains a fixed rent rate for the remainder of the lease.

Supervision and Regulation.

Regulatory Environment. The banking and financial services industry is extensively regulated at the state and federal level. Generally, these regulations are intended to protect consumers and the banking system rather than shareholders of financial institutions. The following is a summary of certain significant statutes, regulations and policies that apply to the operation of banking institutions. This summary is qualified in its entirety by references to the full text of such statutes, regulations and policies.

Recent Developments: Basel III. On July 2, 2013, the federal banking agencies approved final rules implementing “Basel III”, which are intended to strengthen the regulatory capital framework of banking organizations. The final rules apply to insured banks and savings associations and top-tier bank holding companies domiciled in the United States with more than $500 million in assets. Because the NorCal currently has less than $500 million in assets, it would not be immediately affected by adoption of these rules, but Bank of Alameda would be separately covered by certain provisions of the proposals.

The final rules increase the minimum requirements for both the levels and quality of capital of banking organizations, make selected changes to the calculation of risk-weighted assets and adjust prompt corrective action thresholds. The final rules, among other things, increase minimum capital requirements of bank holding companies, including increasing the Tier 1 capital to risk-weighted assets ratio to 6%, introducing a new requirement to maintain a minimum ratio of common equity Tier 1 capital to risk-weighted assets of 4.5%, and in 2019, when fully phased in, a capital conservation buffer of an additional 2.5% of risk weighted assets. In addition, the rule makes several changes to the way that assets are risk weighted. The final rules establish new qualifying criteria for regulatory capital, including new limitations on the inclusion of deferred tax assets and mortgage servicing rights. Banking organizations that had less than $15 billion in total consolidated assets as of December 31, 2009, are permitted to include trust preferred securities in Tier 1 capital, subject to a limit of 25% of Tier 1 capital elements, excluding any non-qualifying capital instruments and after all regulatory capital deductions and adjustments have been applied to Tier 1 capital.
The final rules also revise the prompt corrective action framework that take effect January 1, 2015. Under the new prompt corrective action requirements, which are designed to complement the capital conservation buffer, insured depository institutions will be required to meet the following increased capital level requirements in order to qualify as “well capitalized:” (i) a new common equity Tier 1 capital ratio of 6.5%; (ii) a Tier 1 capital ratio of 8% (increased from 6%); (iii) a total capital ratio of 10% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 5% (increased from 4%).
Dodd-Frank Act. In July 2010, Congress adopted and President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act significantly changes the structure of federal financial regulation and creates new substantive requirements that apply to a broad range of market participants, including public companies that are not financial institutions. It includes corporate governance and executive compensation reforms, new registration requirements for hedge fund and private equity fund advisers, heightened regulation of over-the-counter derivatives and asset-backed securities and new rules for credit rating agencies. Among other things, the Dodd-Frank Act:

•
Requires significant changes to the authority of the Federal Reserve and the Securities and Exchange Commission as well as enhanced oversight and regulation of banks and non-bank financial institutions.

•	Requires a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks.

•	Gives the FDIC the authority to oversee the wind down of a failing financial company whose failure threatens the nation’s financial stability.

•	Establishes a new Consumer Financial Protection Bureau within the Federal Reserve. This agency is in the process of adopting rules for consumer protections applicable to all financial institutions.

•	Permanently increased FDIC insurance coverage limit to $250,000.

Although the Dodd-Frank Act is intended to address many of the perceived causes of the current financial crisis and improve the functioning of financial market, the consequences of the Dodd-Frank Act cannot be reasonably estimated at this time, but certain aspects of the Dodd-Frank Act could have adverse implications on the financial industry, the competitive environment and our operations by reducing revenue and increasing operating costs.

Bank Holding Company Act. As a bank holding company, NorCal is subject to regulation under the Bank Holding Company Act of 1956, as amended (“BHC Act”) and is subject to examination and supervision by the FRB. The BHC Act limits the kinds of businesses in which NorCal can engage directly or through subsidiaries. It is permitted to manage or control banks. Generally, however, it is prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than five percent of any class of voting shares of an entity engaged in nonbanking activities unless the FRB finds such activities to be “so closely related to banking” as to be deemed “a proper incident thereto”. In addition, a bank holding company may not acquire more than five percent of the voting shares of any domestic bank without the prior approval of the FRB.

Regulation and Supervision of Bank of Alameda. Bank of Alameda is a California state-chartered commercial bank. Bank of Alameda’s deposits are insured by the FDIC and thus are subject to the rules and regulations of the FDIC pertaining to deposit insurance, including deposit insurance assessments. Bank of Alameda also is subject to regulations and supervision by the DFI. Applicable federal and state regulations address many aspects of Bank of Alameda’s business and activities, including investments, loans, borrowings, transactions with affiliates, branching, acquisitions of other banks or branches of other banks, reporting and other areas.

The Federal Reserve and Monetary Policy. The operations of bank holding companies and their subsidiaries are affected by the credit and monetary policies of the FRB. The FRB implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in the United States government securities, by adjusting the required level of reserves for financial institutions, subject to its reserve requirements, and by varying the discount rates applicable to borrowings by depository institutions. The actions of the FRB in these areas influence the growth of the bank loans, investments, and deposits and also affect interest rates charged on loans and paid on deposits. The monetary policies of the FRB have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. However, the effect, if any, such polices on the future business and earnings of Bank of Alameda cannot be accurately predicted.

Safety and Soundness Standards. The federal banking agencies have adopted guidelines establishing safety and soundness standards for all insured depository institutions. Those guidelines relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan and may institute enforcement proceedings if an acceptable compliance plan is not submitted.

Regulatory Capital Requirements and Prompt Corrective Action. Federal regulations establish guidelines for calculating “risk-adjusted” capital ratios. These guidelines, which apply to banks and bank holding companies, establish a systematic approach of assigning risk weights to bank assets and commitments, making capital requirements more sensitive to differences in risk profiles among banking organizations. For these purposes, “Tier 1” capital consists of common equity, non-cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries and excludes goodwill. “Tier 2” capital consists of cumulative perpetual preferred stock, limited-life preferred stock, mandatory convertible securities, subordinated debt and (subject to a limit of 1.25% of risk-weighted assets) general loan loss reserves. In calculating the relevant ratio, a bank’s assets and off-balance sheet commitments are risk-weighted; thus, for example, generally loans are included at 100% of their book value while assets considered less risky are included at a percentage of their book value (20%, for example, for interbank obligations and Government Agency securities, and 0% for vault cash and U.S. Government securities).

Under these regulations, to be considered adequately capitalized, banks and bank holding companies are required to maintain a risk-based capital ratio of 8%, with Tier 1 risk-based capital (primarily shareholders’ equity) constituting at least 50% of total qualifying capital or 4% of risk-weighted assets.

Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) requires the federal banking agencies to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. Each of the federal banking agencies has issued regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. An insured depository institution generally will be classified in the following categories based on the capital measures indicated below:

	Total Risk-Based	Tier 1 Risk-Based	Tier 1 Leverage
Capital Category	Capital Ratio	Capital Ratio	Ratio

Well capitalized	10%	6%	5%
Adequately capitalized	8%	4%	4%
Undercapitalized	<8.0%	<4.0%	<4.0%
Significantly undercapitalized	<6.0%	<3.0%	<3.0%

An institution is critically undercapitalized if it has a ratio of tangible equity to total assets that is equal to or less than 2.0 percent.

At each successive lower capital category, an insured depository institution is subject to more restrictions. An institution that, based upon its capital levels, is classified as well-capitalized, adequately capitalized or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency. The federal banking agencies, however, may not treat an institution as “critically undercapitalized” unless its capital ratio actually warrants such treatment.

If an insured depository institution is undercapitalized, it will be closely monitored by the appropriate federal banking agency. Undercapitalized institutions must submit an acceptable capital restoration plan. If the institution is owned by a holding company, the capital restoration plan must include a guarantee of performance issued by the holding company. Further restrictions and sanctions are required to be imposed on insured depository institutions that are critically undercapitalized. The appropriate federal banking agency is required to either appoint a receiver for an undercapitalized institution within 90 days or obtain the concurrence of the FDIC to another form of action.

Potential Enforcement Actions. In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a prima facie showing by the agency that such relief is appropriate. Additionally, a holding company’s inability to serve as a source of strength to its subsidiary banking organizations could serve as an additional basis for a regulatory action against the holding company.

Dividends. A California corporation such as NorCal may make a distribution to its shareholders if the corporation’s retained earnings equal at least the amount of the proposed distribution or if the value of the corporations’ assets after the distribution will equal or exceed its liabilities and any unpaid dividends on preferred securities, if any.

The primary source of funds for payment of cash dividends by NorCal to its shareholders would be the receipt of dividends and management fees from Bank of Alameda. NorCal’s ability to receive dividends from Bank of Alameda is limited by applicable state and federal law. Under the California Financial Code, funds available for cash dividend payments by a bank are restricted to the lesser of; the bank’s retained earnings or its net income for its last three fiscal years (less any distributions to shareholders made during such period). However, with the prior approval of the DFI, a bank may pay cash dividends in an amount not to exceed the greatest of the bank’s retained earnings, its net income of the bank for its last fiscal year or its net income for its current fiscal year. However, if DFI determines the bank’s shareholders’ equity is not adequate or that the payment of a dividend would be unsafe or unsound, the DFI may order such bank not to pay a dividend to shareholders. Additionally, under the FDICIA, a bank may not make any capital distribution, including the payment of dividends, if after making such distribution the bank would be in any of the “undercapitalized” categories under the FDIC’s Prompt Corrective Action regulations.

Community Reinvestment Act. Pursuant to the Community Reinvestment Act (“CRA”) of 1977, the federal regulatory agencies that oversee the banking industry are required to use their authority to encourage financial institutions to help meet the credit needs of the local communities in which such institutions are chartered, consistent with safe and sound banking practices. When conducting an examination of a financial institution such as Bank of Alameda, the agencies assess the institution’s record of meeting the credit needs of its entire community, including low- and moderate- income neighborhoods. This record is taken into account in an agency’s evaluation of an application for creation or relocation of domestic branches or for merger with another institution. Failure to address the credit needs of a bank’s community may also result in the imposition of certain other regulatory sanctions, including a requirement that corrective action be taken.

Anti Money-Laundering Regulations. A series of banking laws and regulations beginning with the Bank Secrecy Act in 1970 requires banks to prevent, detect, and report illicit or illegal financial activities to the federal government to prevent money laundering, international drug trafficking, and terrorism. Under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, financial institutions are subject to prohibitions against specified financial transactions and account relationships, requirements regarding the Customer Identification Program, as well as enhanced due diligence and “know your customer” standards in their dealings with high risk customers, foreign financial institutions, and foreign individuals and entities.

Privacy and Data Security. The Gramm-Leach Bliley Act (“GLBA”) of 1999 imposes requirements on financial institutions with respect to consumer privacy. The GLBA generally prohibits disclosure of consumer information to non-affiliated third parties unless the consumer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to consumers annually. The GLBA also directs federal regulators, including the FDIC, to prescribe standards for the security of consumer information. NorCal and Bank of Alameda are subject to such standards and are required to have an information security program to safeguard the confidentiality and security of customer information and to ensure proper disposal of information that is no longer needed. Customers must be notified when unauthorized disclosure involves sensitive customer information that may be misused.

Consumer Protection Regulations. Bank of Alameda’s lending activities are subject to a variety of statutes and regulations designed to protect consumers, including the Fair Credit Reporting Act, Equal Credit Opportunity Act, the Fair Housing Act Truth-in-Lending Act, the Unfair, Deceptive or Abusive Acts and Practices, the Dodd-Frank Wall

Street Reform and Consumer Protection Act. Bank of Alameda’s deposit operations are also subject to laws and regulations that protect consumer rights including Funds Availability, Truth in Savings, and Electronic Funds Transfers. Additional rules govern check writing ability on certain interest earning accounts, prescribe procedures for complying with administrative subpoenas of financial records and restricted overdraft fees on consumers’ accounts relating to debit card usage or other forms of electronic transfer.

Conclusions. Statutes, regulations and policies affecting the industry are frequently under review by Congress and state legislatures, and by the federal and state agencies charged with supervisory and examination authority over banking institutions It is impossible for NorCal to predict with any degree of accuracy the competitive impact the laws and regulations described above will have on commercial banking in general and on the business of NorCal in particular, or to predict whether or when any of the proposed legislation and regulations described above will be adopted.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Norcal Community Bancorp. The following discussion provides information about the results of operations, financial condition, liquidity, and capital resources of NorCal and its wholly owned subsidiary, Bank of Alameda, as of and for the six months ended June 30, 2013 and 2012, and as of and for each of the years in the two-year period ended December 31, 2012. This information concerning NorCal should be read in conjunction with the financial statements of NorCal and the notes thereto which appear elsewhere in this proxy statement – prospectus.

General. NorCal is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. NorCal was incorporated under the laws of the State of California in 2002 for the principal purpose of engaging in activities permitted for a bank holding company. As a bank holding company, NorCal is authorized to engage in the activities permitted under the Bank Holding Company Act of 1956, as amended, and the regulations thereunder.

NorCal owns 100% of the issued and outstanding shares of common stock (the only class of shares outstanding) of its banking subsidiary, Bank of Alameda.

Bank of Alameda was incorporated under the laws of the State of California on October 2, 1997, and with the approval of the Department of Financial Institutions and the Federal Deposit Insurance Corporation Bank of Alameda opened for business on March 23, 1998. Bank of Alameda operates four full service offices in Alameda County, including the head office located at 2130 Otis Drive, Alameda, CA 94501. In addition Bank of Alameda operates an Administrative Office located at 1701 Harbor Bay Parkway, Suite 100, Alameda CA 94502 and an Accounting Department Office located at 2125 Oak Grove Rd., Suite 124, Walnut Creek, CA 94598.

Bank of Alameda’s deposits are insured by the Federal Deposit Insurance Corporation up to applicable legal limits. Bank of Alameda’s primary business is providing a wide array of financial products with an exemplary level of personal service to small and medium sized businesses, professionals and individuals preferring quality personal attention. Bank of Alameda’s principal service area is Alameda and Contra Costa counties, and Bank of Alameda utilizes electronic banking systems and a courier service to provide personalized banking services throughout its service areas. Bank of Alameda accepts checking and savings deposits, offers secured and unsecured commercial and industrial loans, secured real estate loans, other installment and term loans and other customary banking services. Bank of Alameda is a California state chartered commercial bank.

Overview. NorCal’s primary source of income is from the interest earned on loans and securities investments and its primary expenses are interest paid on deposits and salary and related benefits.

Net income for the six months ended June 30, 2013 was $6,722,000 , or $0.63 per diluted share, compared to a net loss of $1,854,000, or $(0.17) per diluted share for the same period in 2012. Included in the 2013 results is a one-time income tax benefit of $5,939,000 resulting from a deferred tax asset valuation allowance reversal, partially offset by a current book tax provision of $434,000. Pre-tax income for the six months ended June 30, 2013 was $1,217,000, compared to a pre-tax loss of $1,852,000 for the six months ended June 30, 2012. The primary reason for the increase in pre-tax earnings between these periods is the reduction in the provision for loan and lease losses. Bank of Alameda provided a loan loss provision of $2,650,000 for the six months ended June 30, 2012 compared to no provision during the same period in 2013.

The return on average assets was 5.16% for the six months ended June 30, 2013, compared to (1.43%) for the same period in 2012. Excluding the one-time valuation allowance reversal, the return on average assets for the six months ended June 30, 2013 was 0.62%. The return on average equity was 57.91% for the six months ended June 30, 2013, and 9.04% excluding the reversal of the valuation allowance. This compares with (17.46%) for the six months ended June 30, 2012.

For the year ended December 31, 2012, NorCal reported a net loss of $987,000, or $(0.09) per diluted share, compared to net income of $12,000 for the year ended December 31, 2011. The decrease in net income in 2012 compared to 2011 was primarily associated with an increase of $1.8 million in provision for loan and lease losses in 2012 compared to 2011 from $0.9 million to $2.7 million, respectively.

The return on average assets was (0.37%) and 0.00%, for 2012 and 2011, respectively. The return on average equity was (4.82%) and 0.06% for 2012 and 2011, respectively.

The following discusses significant areas, including the above mentioned 2013 reversal of NorCal’s valuation allowance held against its deferred tax asset, that have affected NorCal’s results of operations for the six months ended June 30, 2013 and year ended December 31, 2012, as compared to the six months ended June 30, 2012 and year ended December 31, 2011.

Recent Events. On July 1, 2013, NorCal announced that it had entered into a definitive agreement with Marin, under which Marin would acquire NorCal and Bank of Alameda. The transaction is expected to close in the fourth quarter of 2013 subject to regulatory approvals and approval by NorCal’s shareholders.

Results of Operations.

Net Interest Income. The level of net interest income depends on several factors in combination, including yields on earning assets, the cost of interest-bearing liabilities, the volumes of earning assets and interest-bearing liabilities and the mix of products which comprise the earning assets and interest-bearing liabilities.

For the six months ended June 30, 2013 net interest income was $4,677,000, compared to $4,879,000 for the same period in 2012, a decrease of $202,000, or 4.14%. The average yield on loans for the six months ended June 30, 2013 decreased 29 basis points or $257,000 in loan interest income compared to the same period in 2012. This decrease was partially offset by a decrease in average rates paid on interest-bearing deposits, which decreased 18 basis points, or $145,000 in interest expense for the six months ended June 30, 2013 compared to the same period in 2012.

For the year ended December 31, 2012 net interest income was $9,618,000, substantially equal to net interest income of $9,606,000 for the year ended December 31, 2011. Interest income decreased $142,000, or 1.35% between December 31, 2012 and December 31, 2011, which was offset by a decrease in interest expense of $153,000, or 16.89% in 2012 compared to 2011.

The following distribution, rate and yield tables present the average amounts outstanding for the major categories of NorCal’s balance sheet, the average interest rates earned or paid thereon, and the resulting net interest margin on average interest-earning assets for the periods indicated. Average balances are based on daily averages.

Distribution of Assets, Liabilities and Shareholders’ Equity; Interest Rates and Interest Differential.

	For the Six Months Ended			For the Six Months Ended
	June 30, 2013			June 30, 2012
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
(Dollars in thousands; unaudited)
Assets:
Loans, gross	$170,079	$4,251	5.04%	$169,178	$4,484	5.33%
Securities	60,185	657	2.20%	61,813	767	2.50%
Federal funds sold and interest-bearing deposits in other financial institutions	21,607	22	0.21%	24,628	25	0.20%
Total interest earning assets	251,871	4,930	3.95%	255,619	5,276	4.15%
Allowance for loan and lease losses	(3,513)			(4,254)
Other assets	14,329			8,670
Total assets	$262,687			$260,035

Liabilities and Shareholders’ Equity:
Deposits:
Savings and interest-bearing transactions	135,388	94	0.14%	128,958	207	0.32%
Time deposits, $100,000 or less	11,840	26	0.44%	12,876	33	0.52%
Time deposits, $100,000 or more	10,973	28	0.51%	13,147	43	0.66%
Total interest-bearing deposits	158,201	148	0.19%	154,981	283	0.37%
Non-interest bearing demand	71,261	—		74,090	—
Total deposits	229,462	148		229,071	283
Subordinated debt	8,248	105	2.57%	8,248	114	2.78%
Total interest -bearing liabilities	166,449	253	0.31%	163,229	397	0.49%
Other liabilities	1,570			1,369
Total liabilities	239,280			238,688
Shareholders’ equity	23,407			21,347
Total liabilities and shareholders’ equity	$262,687			$260,035

Net interest income and margin		$4,677	3.74%		$4,879	3.84%

	For the Year Ended			For the Year Ended
	December 31, 2012			December 31, 2011
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
(Dollars in thousands; unaudited)
Assets:
Loans, gross	$166,622	$8,848	5.31%	$161,208	$9,245	5.73%
Securities	63,507	1,459	2.30%	49,753	1,189	2.39%
Federal funds sold and interest-bearing deposits in other financial institutions	29,915	63	0.21%	36,620	78	0.21%
Total interest earning assets	260,044	10,370	3.99%	247,581	10,512	4.25%
Allowance for loan and lease losses	(4,313)			(5,077)
Other assets	9,476			10,076
Total assets	$265,207			$252,580

Liabilities and Shareholders’ Equity:
Deposits:
Savings and interest-bearing transaction	$131,414	$383	0.29%	$123,104	$481	0.39%
Time deposits, $100,000 or less	12,445	62	0.50%	13,967	92	0.66%
Time deposits, $100,000 or more	12,939	80	0.62%	14,278	109	0.77%
Total interest-bearing deposits	156,798	525	0.33%	151,349	682	0.45%
Non-interest bearing demand	78,094	—		70,441	—
Total deposits	234,892	525		221,790	682
Subordinated debt	8,248	227	2.75%	8,248	224	2.72%
Total interest-bearing liabilities	165,046	752	0.46%	159,597	906	0.57%
Other liabilities	1,578			1,857
Total liabilities	244,719			231,895
Shareholders’ equity	20,489			20,685
Total liabilities and shareholders’ equity	$265,207			$252,580
Net interest income and margin		$9,618	3.70%		$9,606	3.88%

Volume and Rate Variances.

The following table presents the approximate effect on net interest income of volume and rate changes from these periods. The change in interest due to both rate and volume has been allocated to change due to rate and change due to volume in proportion to the relationship of absolute dollar amounts of change in each.

	Six Months Ended June 30,
	2013 vs. 2012
	Volume	Yield/Rate	Total
(Dollars in thousands; unaudited)
Increase (decrease) in interest and fee income:
Loans, gross	$24	$(257)	$(233)
Investment securities	(20)	(90)	(110)
Federal funds sold and interest-bearing deposits
in other financial institutions	(3)	—	(3)
Total interest and fee income	1	(347)	(346)

Increase (decrease) in interest expense:
Deposits:
Savings and interest-bearing transaction accounts	10	(123)	(113)
Time deposits, $100,000 or less	(3)	(4)	(7)
Time deposits, $100,000 or more	(6)	(9)	(15)
Subordinated debt	-	(9)	(9)
Total interest expense on interest-bearing liabilities	1	(145)	(144)
Net interest income	$—	$(202)	$(202)

	Year Ended December 31,
	2012 vs. 2011
	Volume	Yield/Rate	Total
(Dollars in thousands; unaudited)
Increase (decrease) in interest and fee income:
Loans, gross	$303	$(700)	$(397)
Investment securities	318	(48)	270
Federal funds sold and interest-bearing deposits
in other financial institutions	(14)	(1)	(15)
Total interest and fee income	607	(749)	(142)

Increase (decrease) in interest expense:
Deposits:
Savings and interest-bearing transaction accounts	31	(129)	(98)
Time deposits, $100,000 or less	(9)	(21)	(30)
Time deposits, $100,000 or more	(10)	(19)	(29)
Subordinated debt	—	3	3
Total interest expense on interest-bearing liabilities	12	(166)	(154)
Net interest income	$595	$(583)	$12

NorCal’s net interest margin, expressed as a percentage of average earning assets, decreased 10 basis points to 3.74% for the six months ended June 30, 2013 compared to 3.84% for the same period in 2012. The majority of the decrease in interest income related to the decrease on the yields earned on loans. Loan yields decreased 29 basis points to 5.04% compared to 5.33% for the six months ended June 30, 2013 and 2012, respectively. NorCal was able to offset a portion of this decrease with a decline on rates paid on interest-bearing liabilities. For the six months ended June 30, 2013 the average rate paid on interest-bearing liabilities decreased 18 basis points to 0.31% compared to 0.49% for the six months ended June 30, 2012.

The persistently low interest rate environment, as well as increasing competition for loans, also attributed to the decline in interest income. NorCal expects that increased loan volumes may offset some of the decline in loan yields for the remainder of the year.

Reduction in interest income for the year ended December 31, 2012 compared to the same period in 2011 was offset by a change in mix from lower yielding overnight funds with other financial institutions, to loans and investment securities and a reduction in rates paid on interest-bearing deposits. While NorCal saw declines in loan yields of 42 basis points during 2012 compared to 2011, average loan balances and investment securities increased by 3% and 28%, respectively in 2012 compared to 2011. The rates paid on NorCal’s interest-bearing deposits decreased 12 basis points to 0.33% for the year ended December 31, 2012 compared to 0.45% for the year ended December 31, 2011.

The ongoing low rate environment contributed to both the lower loan and securities yields and interest-bearing liabilities rates. NorCal also believes that the Temporary Liquidity Guarantee Program (“TLG”) resulted in more deposit customers carrying balances in non-interest bearing deposit balances which were 100% guaranteed by the FDIC until the program ended on December 31, 2012. This provided NorCal with a lower funding source throughout 2012.

Allowance and Provision for Loan and Lease Losses. The allowance for loan and lease losses as of December 31, 2012 and December 31, 2011 was $3,549,000 and $4,807,000 respectively. The allowance for loan and lease losses as of June 30, 2013 and June 30, 2012 was $3,824,000 and $4,347,000 respectively. Credit risk is inherent in lending. NorCal establishes an allowance for loan and lease losses through charges to earnings, which are shown in the statement of operations as a provision for loan and lease losses. Specifically identifiable and quantifiable known losses are promptly charged off against the allowance. NorCal performs a quarterly evaluation to determine the adequacy of the allowance for loan and lease losses and provides a charge to the current quarter’s expense if the analysis determines a shortfall.

The provision for loan and lease losses and the level of allowance for each of the periods reported are dependent upon many factors, including the composition of the loan portfolio, loan growth, prior loss experience, current delinquencies, management’s evaluation of the quality of the loan portfolio, the valuation of problem loans and general economic conditions. In addition, NorCal’s primary regulators, the FDIC and the DFI, as an integral part of their examination process, review the adequacy of the allowance. These regulatory agencies may require additions to the allowance based on their judgment about information available at the time of their examinations.

The procedures for monitoring the adequacy of the allowance for loan and lease losses and the various methodologies used for this determination are discussed under “Allowance for Loan and Lease Losses”.

Non-interest Income. The following table sets forth the various components of NorCal’s non-interest income for the six months ended June 30, 2013 and 2012:

	For the Six Months		Increase (decrease)
	Ended June 30,		2013 versus 2012
	2013	2012	Amount	Percent
(Dollars in thousands; unaudited)
Service charges on deposit accounts	$141	$218	$(77)	-35%
Gain on sale of other real estate	598	—	598	NA
Mortgage loan packaging fees	423	303	120	40%
Gain on sale of investment securities	—	171	(171)	NA
Increase in cash surrender value of
bank owned life insurance	57	30	27	90%
Other	130	132	(2)	-2%
Total	$1,349	$854	$495	58%

Non-interest income for the six months ended June 30, 2013 was $1,349,000, an increase of $495,000, or 58% compared to the same period in 2012. Gain on sales other real estate accounted for $598,000, or 121% of the increase in 2013. NorCal sold two properties in 2013 for a gain, compared to no gains on sales for the same period in 2012. Another component of NorCal’s non-interest income is mortgage loan packaging fees which increased $120,000, or 40% for the six months ended June 30, 2013 compared to the same period in 2012.

NorCal provides a mortgage packaging service under which Bank of Alameda assembles mortgage loan applications for submission to two major retail mortgage lenders for their funding of the mortgages. NorCal receives a fee from these lenders for this service. The increase of $120,000 in this fee income in 2013 compared to 2012 was attributable to additions of mortgage brokers to NorCal’s mortgage banking division and a generally favorable rate environment for mortgage loans. NorCal also underwrites and funds a small amount of these residential mortgage loans for its own loan portfolio. Fees generated from these loans are amortized over the expected life of the loan as an adjustment to the yield.

In June 2012, NorCal sold some of its available-for-sale mortgage-backed securities for a net gain of $171,000. These sales were part of an asset-liability strategy.

The following table sets forth the various components of NorCal’s non-interest income for the years ended December 31, 2012 and 2011:

	For the Year		Increase (decrease)
	Ended December 31,		2012 versus 2011
	2012	2011	Amount	Percent
(Dollars in thousands; unaudited)
Service charges on deposit accounts	$402	$390	$12	3%
Mortgage loan packaging fees	931	218	713	327%
Gain on sale of investment securities	370	—	370	NA
Increase in cash surrender value of
bank owned life insurance	94	—	94	NA
Other	265	424	(159)	-38%
Total	$2,062	$1,032	$1,030	100%

Non-interest income for the year ended December 31, 2012 was $2,062,000, an increase of $1,030,000, or 100% compared to the year ended December 31, 2011. NorCal’s mortgage packaging fees accounted for $713,000, or 69% of this total increase. As previously discussed, NorCal added additional mortgage brokers to its mortgage banking division which increased to four full time mortgage brokers compared to one in 2011. The increase in staffing was used to take advantage of the favorable rate environment for mortgage loan refinancing and new home buyers.

In June 2012, and again in December 2012, NorCal sold some of its available-for-sale mortgage-backed securities for a net gain of $370,000. These sales were part of an asset-liability management strategy.

In March 2012, NorCal purchased bank owned life insurance policies totaling $3,000,000 as an income generating asset used to offset certain employee benefit costs. NorCal had no such asset in 2011. The change in the cash surrender value of these policies totaled $94,000 for the year ended December 31, 2012, and is reported as non-interest income in NorCal’s statement of operations.

In 2011, NorCal received rental income for its proportional share of other real estate owned totaling $118,000, which was reported in other non-interest income. This rental income was not repeated in 2012 due to the sale of the property, resulting in a decrease of other non-interest income in 2012. This property was being managed by the lead bank that originated the loan in which Bank of Alameda was a participant.

Non-interest Expense. The following table sets forth the major components of NorCal’s non-interest expense for the six months ended June 30, 2013 and 2012:

	For the Six Months		Increase (decrease)
	Ended June 30,		2013 versus 2012
	2013	2012	Amount	Percent
(Dollars in thousands; unaudited)
Salaries and employee benefits	$2,830	$2,754	$76	3%
Occupancy and equipment	733	685	50	7%
Professional fees	225	227	(2)	-1%
Data processing	271	279	(8)	-3%
Regulatory fees and FDIC insurance	183	343	(160)	-47%
Other real estate expense, impairment
and loss on sale	32	93	(61)	-66%
Insurance	76	113	(37)	-33%
Directors’ fees	96	85	11	13%
Communications and postage	73	41	32	78%
Advertising and promotion	24	31	(7)	-23%
Other operating expenses	267	284	(19)	-7%
Total	$4,810	$4,935	$(125)	-3%

Non-interest expense for the six months ended June 30, 2013 decreased 3%, or $125,000 compared to the six months ended June 30, 2012. The majority of the decrease was related to lower FDIC deposit insurance premiums for the first half of 2013 due to the improved risk profile of Bank of Alameda compared to the same period in 2012. During 2012, Bank of Alameda had been accruing its payment of FDIC insurance using a 2009 prepayment fee schedule. This accrual was evaluated in December 2012 and corrected during that month to reflect the actual assessment fees incurred during 2012.

Also included in non-interest expense for the six months ended June 30, 2012 was an impairment charge of $80,000 taken against real estate owned.

During the second quarter of 2012, NorCal began the implementation of an upgraded communications system for NorCal’s customer service call center. Those costs are being recouped in reduced outside data processing fees which had a minimal decrease between the reported periods.

The following table sets forth the major components of NorCal’s non-interest expense for the year ended December 31, 2012 and 2011:

	For the Year		Increase (decrease)
	Ended December 31,		2012 versus 2011
	2012	2011	Amount	Percent
(Dollars in thousands; unaudited)
Salaries and employee benefits	$5,691	$4,984	$707	14%
Occupancy and equipment	1,428	1,493	(65)	-4%
Professional fees	564	341	222	65%
Data processing	536	516	20	4%
Regulatory fees and FDIC insurance	374	682	(308)	-45%
Other real estate expense, impairment
and loss on sale	328	555	(227)	-41%
Insurance	192	231	(39)	-17%
Directors fees	180	176	4	2%
Communications and postage	102	89	13	15%
Advertising and promotion	56	37	19	51%
Other operating expenses	564	532	33	6%
Total	$10,015	$9,636	$379	4%

Non-interest expense for the year ended December 31, 2012 increased 4% to $10,015,000, compared to $9,636,000 for the year ended December 31, 2011. Salaries and employee benefits, the largest component of non-interest expense, increased $707,000, or 14% in 2012 compared to 2011. The majority of the increase was related to commissions paid to mortgage brokers on mortgage packaging fees earned. The increase in the commissions paid in 2012 compared to 2011 was $493,000. As previously discussed under Non-interest Income, mortgage loan packaging fee income increased during this same period by a significant amount due to the increase in staffing of the department and the favorable rate environment for mortgage loan refinancing and new home buyers. The remainder of the increase was primarily related to increased employee benefit costs in 2012 compared to 2011.

FDIC deposit insurance assessments decreased from 2011 to 2012 due to the improved risk profile of Bank of Alameda compared to the same period in 2012

Income Taxes. The income tax benefit for six months ended June 30, 2013 was $5,505,000 compared to an income tax provision of $2,000 for the six months ended June 30, 2012. The income tax benefit for the six months ended June 30, 2013 included the reversal of the $5,939,000 valuation allowance for deferred tax assets that was established in 2009.

Some items of income and expense are recognized in different years for tax purposes than when applying generally accepted accounting principles, leading to timing differences between NorCal’s actual tax liability and the amount accrued for this liability based on book income. These temporary differences comprise the “deferred” portion of NorCal’s tax expense or benefit, which is accumulated on NorCal’s books as a deferred tax asset or deferred tax liability until such time as they reverse.

Realization of NorCal’s deferred tax assets is primarily dependent upon NorCal generating sufficient taxable income to obtain a benefit from the reversal of net deductible temporary differences and utilization of tax credit carryforwards and the net operating loss carryforwards for Federal and California state income tax purposes. The amount of deferred tax assets considered realizable is subject to adjustment in future periods based on estimates of future taxable income. Under generally accepted accounting principles, a valuation allowance is required to be recognized if it is “more likely than not” that a deferred tax asset will not be realized. The determination of the realizability of the deferred tax assets is highly subjective and dependent upon judgment concerning management’s evaluation of both positive and negative evidence, including forecasts of future income, cumulative losses, applicable tax planning strategies, and assessments of current and future economic and business conditions.

In 2013, after consideration of the matters in the preceding paragraph, NorCal determined a valuation allowance for deferred tax assets was no longer required. NorCal had net deferred tax assets of $5,886,000 as of June 30, 2013.

For the year ended December 31, 2012, NorCal had current income tax expense of $2,000 compared to $90,000 in 2011. The change in the valuation allowance for 2012 and 2011 was $566,000 and $73,000, respectively. The majority of NorCal’s deferred tax asset and associated valuation allowance against those assets are related to future income tax benefits from NorCal’s net operating loss carryfowards (“NOLs”). As of December 31, 2012, NorCal had federal and state NOLs of approximately $9,616,000 and $22,612,000, respectively.

Market Risk. Market risk is the risk of loss from adverse change in market prices or rates. NorCal’s market risk arises primarily from interest rate risk inherent in its lending, investment and deposit-taking activities. Profitability is affected by fluctuations in interest rates and a sudden or substantial change in interest rates may adversely impact NorCal’s earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis.

Interest Rate Risk. NorCal’s market risk exposure is primarily that of interest rate risk. Interest rate risk is the potential of economic losses due to future interest rate changes. These potential economic losses may be reflected as a loss of future net interest income or a loss of current fair market values. One of the principal objectives of asset/liability management is to manage the risks associated with changing interest rates and the impact on earnings and capital. NorCal has established policies and procedures to monitor and limit the amount of loss exposure and volatility from changes in interest rates and reviews this exposure on a quarterly basis.

NorCal contracts with a third party vendor who maintains a modeling software program that imports among other items, current balances, interest rates, maturity dates, repricing information and embedded options. Furthermore, certain assumptions are used including prepayments, deposit decay factors and core deposit repricing betas. Using a static balance sheet, either the current or projected interest rates of NorCal’s financial assets and liabilities are then shocked by an immediate and parallel change in all bases rates, up and down.

The following table sets forth the estimated changes in NorCal’s annual net interest income that would result from an instantaneous parallel shift in interest rates as of June 30, 2013.

	Increase/(Decrease)
	in Estimated
	Net Interest Income
	Amount	Percent
(Dollars in thousands; unaudited)
Change in Interest Rates (basis points)
+400	$184	1.84%
+300	$103	1.03%
+200	$75	0.74%
+100	$41	0.41%
0	$—
-100	$(353)	-3.51%
-200	$(827)	-8.23%

The model has some inherent shortcomings. Rate changes are never instantaneous, nor do assets and liabilities of similar maturity or period react in the same way to changes in rates. Setting of policy limits on the amount of interest rate risk exposure NorCal is willing to undertake is useful in mitigating errors in assumptions or shortcomings found in the modeling process.

Financial Condition.

As of June 30, 2013 total assets were $264.2 million, compared to $258.3 million at June 30, 2012, an increase of $5.9 million, or 2.3%. Total assets at December 31, 2012 and 2011 were $265.7 million and $248.1 million, respectively, increasing $17.6 million, or 7.1% between these two dates.

Total investment securities were $58.7 million at June 30, 2013, compared to $68.9 million at June 30, 2012, a decrease of $10.2 million, or 14.8%. Total investment securities at December 31, 2012 were $62.2 million, a decrease of $1.9 million, or 3.1% compared to total investment securities of $64.1 million at December 31, 2011.

Total loans and leases were $178.0 million at June 30, 2013, increasing $12.7 million, or 7.7% from the $165.3 million reported at June 30, 2012. Total loans and leases at December 31, 2012 were $167.8 million compared to $165.8 million at December 31, 2011, a $2.0 million or 1.2% increase between those two dates.

As of June 30, 2013 total deposits were $228.4 million, compared to $229.2 million at June 30, 2012, a decrease of $800,000 or 0.3%. Total deposits at December 31, 2012 were $236.0 million compared to $217.7 million at December 31, 2011, a $18.3 million or 8.4% increase between these two periods.

Securities Portfolio. The following table reflects the estimated fair values for each category of available-for-sale securities at the dates indicated:

	June 30,		December 31,
	2013	2012	2012	2011
(Dollars in thousands; June 30 unaudited)
U.S. Government sponsored entities
and agencies	$5,972	$9,448	$7,377	$13,078
Corporate bonds	6,467	4,132	3,063	6,129
Residential mortgage-backed securities	26,561	34,472	30,381	24,888
Obligations of states and political subdivisions	2,178	4,335	2,738	4,879
Total	$41,178	$52,387	$43,559	$48,974

The following table reflects the carrying amount and estimated fair values of the investment securities held-for-maturity at the dates indicated:

	June 30,		December 31,
	2013	2012	2012	2011
(Dollars in thousands; unaudited)
Obligations of states and
political subdivisions - carrying amount	$17,492	$16,500	$18,618	$15,162
- fair value	$17,508	$16,758	$18,852	$15,398

The following table summarizes the remaining life and weighted average yields of available-for-sale securities at June 30, 2013:

	June 30, 2013
	Available-for-Sale
		After 1	After 5
	Within	but within	but within	After 10	Mortgage-
	1 year	5 years	10 years	years	backed	Total
(Dollars in thousands; unaudited)
U.S. Government sponsored entities
and agencies	$2,564	$491	$2,917			$5,972
Corporate bonds	1,521	2,994	1,952			6,467
Obligations of states and political subdivisions	754	1,424	-			2,178
Sub-total	4,839	4,909	4,869	—	—	14,617
Residential mortgage-backed securities					$26,561	26,561
Total	$4,839	$4,909	$4,869	$—	$26,561	$41,178
Weighted average yield	2.09%	2.10%	2.25%		1.59%	1.77%

The follow table summarizes the remaining life and weighted average yields of held-to-maturity securities at June 30, 2013:

	June 30, 2013 Held-to-Maturity
	Within 1 year	After 1 but within 5 years	After 5 but within 10 years	After 10 years	Total
(Dollars in thousands; unaudited)
Obligations of states and political subdivisions	$3,663	$10,990	$2,839		$17,492
Weighted average yield	3.09%	3.28%	2.19%		3.07%

The available-for-sale securities portfolio is used as a vehicle to supplement NorCal’s liquidity, provide a better alternative yield to overnight federal funds or similar type overnight earning assets, and provide collateral for public deposits and other borrowing facilities. Unrealized gains and losses are recorded as an adjustment to equity, net of taxes, but are not recognized in current earnings. Upon the sale of an available-for-sale security any gain or loss is reflected in current earnings and the equity adjustment is reversed. At June 30, 2013, NorCal held $41.2 million in available-for-sale securities with a duration of 4.0 years. At June 30, 2013, an unrealized loss, net of taxes, of $519,000 related to these securities was included in shareholders’ equity.

The held-to-maturity portfolio is also used as a better alternative yield to overnight federal funds or similar type overnight earning assets, and also may be used as collateral for public deposits. At June 30, 2013 NorCal held $17.5 million in held-to-maturity securities with a duration of 2.7 years. If it is determined that an “other than temporary” decline in the fair value of the held-to-maturity securities is present, than a loss is recognized in current earnings. NorCal had no securities determined to have other than temporary declines in market value at June 30, 2013.

Loan Portfolio.     The following table shows the composition of NorCal’s loan portfolio as of the dates indicated:

	June 30,		December 31,
	2013	2012	2012	2011
(Dollars in thousands; June 30 unaudited)
Commercial	$17,086	$17,973	$16,876	$17,182
Agriculture	4,052	5,788	5,617	6,989
Real estate - residential	39,806	40,728	38,444	40,526
Real estate - commercial	109,639	93,601	102,273	88,425
Real estate - construction	6,175	5,665	3,254	11,124
Consumer	1,268	1,430	1,324	1,493
Leases	-	71	37	104
Total	$178,026	$165,256	$167,825	$165,843

NorCal's outstanding commercial real estate loan portfolio comprised 61% of total loans at June 30, 2013 compared to 57% at June 30, 2012. Commercial real estate loans comprised 61% and 53%, respectively, at December 31, 2012 and 2011. The mix of commercial real estate property types are well diversified primarily between retail, office and industrial. Properties securing commercial real estate loans are generally located in NorCal's primary market, which is the San Francisco Bay Area. The following table presents a segmentation of NorCal's commercial real estate portfolio by type for the periods presented:

	As of June 30,				As of December 31,
	2013		2012		2012		2011
		Percent		Percent		Percent		Percent
	Amount	of Total	Amount	of Total	Amount	of Total	Amount	of Total
(Dollars in thousands; unaudited)
Retail	$26,136	24%	$23,309	25%	$26,540	26%	$17,757	20%
Office	29,106	27%	26,971	29%	24,895	24%	25,122	28%
Industrial	33,724	31%	25,726	27%	33,658	33%	25,029	28%
Multifamily	7,453	7%	3,599	4%	5,713	6%	3,656	4%
Special purpose	6,339	6%	7,551	8%	5,459	5%	8,857	10%
Other	6,881	5%	6,445	7%	6,008	6%	8,004	10%
Total	$109,639	100%	$93,601	100%	$102,273	100%	$88,425	100%

Owner-occupied	$38,728		$40,319		$37,851		$39,158
Investor property	$70,911		$53,282		$64,422		$49,267

Commitments and Letters of Credit. During the ordinary course of business, NorCal will provide various forms of credit lines and letters of credit to meet the financing needs of its customers. These commitments to provide credit represent an obligation of NorCal to its customers which is not represented in any form on the balance sheets. NorCal uses the same credit policies in making commitments and letters of credit as it does for loans included on the balance sheets. The commitments include, to varying degrees, elements of credit and interest rate risk not recognized in NorCal's financial statements.

At June 30, 2013 and December 31, 2012, NorCal had undisbursed loan commitments and standby letters of credit outstanding of $32.3 million and $31.7 million, respectively, whose contractual amounts represent credit risk. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Loan Maturities and Sensitivities of Loans to Changes in Interest Rates. The following table presents the maturity distribution of NorCal's selected loans as of December 31, 2012. The table shows the distribution of such loans between those loans with predetermined fixed interest rates and those with variable floating interest rates.

	Within	One to	After
	one year	five years	five years	Total
(Dollars in thousands; unaudited)
Commercial, agriculture and
commercial real estate	$9,372	$19,461	$95,933	$124,766
Real estate construction	2,004	1,250	—	3,254
Total	$11,376	$20,711	$95,933	$128,020
Loans with fixed interest rates	$3,093	$17,745	$29,280	$50,118
Loans with floating interest rates	8,282	27,553	42,067	77,902
Total	$11,375	$45,298	$71,347	$128,020

Credit Quality. Inherent in lending is the exposure that the lender may receive less than the full return of principal and interest if a borrower becomes unable or unwilling to repay. NorCal's loan policies and procedures serve to establish underwriting standards and the methods of monitoring ongoing credit quality to mitigate this exposure.

NorCal's credit administration evaluates loans and assigns credit risk grades to evaluated loans using grading standards employed by bank regulatory agencies. Those loans judged to carry higher risk attributes are referred to as “classified loans.” Classified loans receive elevated management and board attention to maximize collection. Additionally, the Audit Committee of Bank of Alameda engages a third party to provide an independent review of the loan portfolio and management's risk ratings, among other items.

Loans are placed on nonaccrual status when there is reasonable doubt as to full collectability of principal and interest. When the loan is placed on nonaccrual status interest stops accruing and any uncollected interest that had been accrued is reversed. Interest payments received on nonaccrual loans is either applied against principal or reported as interest income, according to management's judgment as to the ultimate collectability of principal. Generally loans are restored to accrual status when the obligation is brought current and has performed in accordance with the contractual terms for a reasonable period of time.

Loans may be restructured by management when a borrower has experienced some change in financial status causing an inability to meet the original repayments terms. NorCal may then grant a concession to the borrower that it would not otherwise consider.

Other non-performing assets may include loans 90 days or more past due and still accruing interest, however NorCal generally places those loans on nonaccrual status unless they are well secured and in the process of collection. Other real estate is comprised of property acquired through foreclosure or acceptance of deeds-in-lieu of foreclosure. Other real estate properties are initially recorded at fair value less estimated costs to sell, establishing a new costs basis, and are subsequently accounted for at the lower of cost or fair value less estimated costs to sell. Losses recognized at the time of acquiring property in full or partial satisfaction of debt are charged against the allowance for loan and lease losses. Fair value of other real estate is generally based on an independent appraisal of the property. Revenues and expenses associated with other real estate, and subsequent adjustments to the fair value of the property and to the estimated costs of disposal, are realized and reported as a component of non-interest expense when incurred.

The following table summarizes NorCal's nonperforming assets at the dates indicated:

	June 30,		December 31,
	2013	2012	2012	2011
(Dollars in thousands; June data unaudited)
Nonaccrual loans	$1,797	$6,658	$1,986	$7,648
Accruing loans 90 days or
more past due	—	—	—	—
Troubled debt restructurings	608	621	1,161	2,924
Total non-performing loans	2,405	7,279	3,147	10,572
Other real estate	461	1,635	461	1,844
Total non-performing assets	$2,866	$8,914	$3,608	$12,416

Nonperforming assets as a percentage of
loans plus other real estate	1.61%	5.34%	2.14%	7.4%
Nonperforming assets as a percentage of
total assets	1.08%	3.45%	1.36%	5.00%

During the economic downturn, NorCal experienced credit quality problems, primarily in its real estate construction and land development portfolio. As indicated in the table, by June 30, 2013 NorCal had managed to lower its problem assets to approximately 1% of total assets. The number of nonaccrual loans at June 30, 2013 was seven, of which all are secured by real estate and are being carried at their realizable values. Troubled debt restructurings at June 30, 2013 consist of two residential real estate mortgages that have each been performing according to the restructured terms for six months or more. Other real estate at June 30, 2013 consisted of two properties secured by land, recorded at their fair market value, less estimated selling costs.

Allowance for Loan and Lease Losses. The allowance for loan and lease losses is an estimate of probable credit losses inherent in NorCal's loan portfolio that have been incurred as of the balance-sheet date. The allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after credit losses and loan growth. Credit exposures determined to be uncollectible are charged against the allowance. Cash received on previously charged off amounts is recorded as a recovery to the allowance. The overall allowance consists of two primary components, specific reserves related to impaired loans and general reserves for probable inherent losses related to loans that are not impaired.

NorCal's process for identifying impaired loans is the same for all classes of loans. A loan is considered impaired when, based on current information and events, it is probable that NorCal will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the original agreement. Factors considered in this assessment include the borrower's historical payment performance, financial condition and global cash flows. All loans and leases determined to be impaired are individually evaluated for impairment. When a loan or lease is determined to be impaired, NorCal measures impairment based on the present value of expected future cash flows discounted at the credit's effective interest rate, except that as a practical expedient, NorCal may measure impairment based on an observable market price, or the fair value of the collateral if the credit is collateral dependent. A loan or lease is collateral dependent if the repayment is expected to be provided solely by the underlying collateral.

The determination of the general reserve for loans and leases that are not impaired is based on estimates made by management, to include, but not limited to, consideration of historical losses by portfolio segment over the most recent three years, internal asset classifications, levels of and trends in delinquencies and impaired loans, and qualitative factors to include economic trends in NorCal's service areas, industry experience and trends, geographic concentrations, estimated collateral values, NorCal's underwriting policies, the character of the loan and lease portfolio, and probable losses inherent in the portfolio taken as a whole.

NorCal maintains a separate allowance for each portfolio segment. These portfolio segments include commercial, agriculture, real estate-residential, real estate-commercial, real estate-construction (including land and development loans), consumer loans and leases. The allowance for loan and lease losses attributable to each portfolio segment is combined to determine NorCal's overall allowance, which is included in the consolidated balance sheets. Allocations of the allowance may be made for specific loans and leases or portfolio segments, but the entire allowance is available for any loan or lease that should be charged off.

Although management believes the allowance to be adequate, ultimate losses may vary from its estimates. Management and the board of directors review the adequacy of the allowance at least quarterly, including consideration of the relative risks in the portfolio, current economic conditions and other factors. If management and the board of directors determine that changes are warranted based on those reviews, the allowance is adjusted. In addition, NorCal's primary regulators, the FDIC and the DFI, as an integral part of their examination process, review the adequacy of the allowance. These regulatory agencies may require additions to the allowance based on their judgment about information available at the time of their examinations.

The following table summarizes the activity in NorCal's allowance for loan and lease losses for the periods indicated:

	Six Months Ended		Year Ended
	June 30,		December 31,
	2013	2012	2012	2011
(Dollars in thousands; June data unaudited)
Balance at the beginning of period	$3,549	$4,807	$4,807	$5,820
Charge-offs:
Commercial	—	—	—	(68)
Agriculture	—	(990)	(1,083)	—
Real estate - residential	—	(117)	(117)	(843)
Real estate - commercial	(190)	(944)	(1,594)	(530)
Real estate - construction	—	(1,928)	(2,155)	(508)
Consumer	(3)	—	(3)	(32)
Leases	—	—	—	—
Total charge-offs	(193)	(3,979)	(4,952)	(1,981)

Recoveries:
Commercial	14	12	25	3
Agriculture	58	—	—	34
Real estate - residential	—	9	122	4
Real estate - commercial	396	—	—	—
Real estate - construction	—	848	897	27
Consumer	—	—	—	—
Leases	—	—	—	—
Total recoveries	468	869	1,044	68
Net recoveries (charge-offs)	275	(3,110)	(3,908)	(1,913)
Additions charged to operations	—	2,650	2,650	900
Balance at the end of the period	$3,824	$4,347	$3,549	$4,807
Selected Ratios:
Ratio of net (recoveries) charge-offs during the
period to average loans outstanding (annualized)	(0.33)%	3.7%	2.35%	1.19%
Allowance for loan and lease losses
to total loans	2.15%	2.63%	2.11%	2.9%
Allowance for loan and lease losses
to nonperforming loans	159%	60%	136%	47%

Allocation of Allowance for Loan and Lease Losses. The following table shows the allocation of the allowance for loan and lease losses as of the periods presented:

	June 30,				December 31,
	2013		2012		2012		2011
	Allowance	Percent of Loans in each Category to total loans	Allowance	Percent of Loans in each Category to total loans	Allowance	Percent of Loans in each Category to total loans	Allowance	Percent of Loans in each Category to total loans
(Dollars in thousands; unaudited)
Commercial	$531	10%	$668	11%	$459	10%	$511	10%
Agriculture	226	2%	285	4%	303	3%	997	4%
Real estate - residential	665	22%	791	25%	480	23%	967	24%
Real estate - commercial	2,006	62%	1,959	57%	2,036	61%	1,801	53%
Real estate - construction	391	3%	479	3%	265	2%	500	7%
Consumer	5	1%	11	1%	6	1%	12	1%
Leases	—	—%	—	—%	—	—%	—	—%
Unallocated	—	NA	154	NA	—	NA	19	NA
Total	$3,824	100%	$4,347	100%	$3,549	100%	$4,807	100%

The allocation presented in the preceding table should not be interpreted as an indication that charges to the allowance for loan and lease losses will be incurred in these amounts or proportions, or that the portion of the allowance allocated to each category represents the total amount available for charge-offs that may occur.

Deposits. NorCal attracts its deposits from businesses, professionals and individuals in its primary service area located in the San Francisco Bay Area. Deposits are NorCal's primary funding source. NorCal has been successful in maintaining a stable, low cost deposit base and does not rely on more volatile high cost time deposits.

Average non-interest bearing demand deposits for the six month period ended June 30, 2013 and 2012 as a percentage of total average deposits, equaled 31% and 32%, respectively. Average non-interest bearing demand deposits for the year ended December 31, 2012 and 2011 equaled 33% and 32% of total average deposits, respectively. As discussed previously, the change in mix from non-interest-bearing demand deposits to savings and interest-bearing transaction accounts in 2013 may be attributed to the December 31, 2012 expiration of the TLG program.

The following table summarizes the distribution of daily average deposit balances and the average rates paid by deposit category for the periods indicated:

	Six months ended June 30,
	2013		2012
	Average	Average	Average	Average
	Balance	Rate[1]	Balance	Rate[1]
(Dollars in thousands; unaudited)
Non-interest bearing demand	$71,261	NA	$74,090	NA
Savings and interest-bearing
transaction	135,388	0.14%	128,958	0.32%
Time deposits, $100,000 or less	11,840	0.44%	12,876	0.52%
Time deposits, $100,000 or more	10,973	0.51%	13,147	0.66%
Total	$229,462	0.13%	$229,071	0.25%

(1) annualized

	Year ended December 31,
	2012		2011
	Average	Average	Average	Average
	Balance	Rate	Balance	Rate
(Dollars in thousands; unaudited)
Non-interest bearing demand	$78,094	NA	$70,441	NA
Savings and interest-bearing
transaction	131,414	0.29%	123,104	0.39%
Time deposits, $100,000 or less	12,445	0.50%	13,967	0.66%
Time deposits, $100,000 or more	12,939	0.62%	14,278	0.77%
Total	$234,892	0.22%	$221,790	0.31%

The following table sets forth the scheduled maturities of NorCal's time deposits of $100,000 or more as of the dates indicated.

	June 30,	December 31,
	2013	2012
	(Dollars in thousands)
Three months or less	$2,674	$2,833
Over three months through six months	2,410	3,640
Over six months through twelve months	2,662	2,232
Over twelve months	2,943	2,381
Total	$10,689	$11,086

Liquidity. Liquidity is defined as NorCal's ability to maintain sufficient cash flows to fund operations and to meet obligations and commitments in the most timely and cost efficient manner. NorCal actively manages its liquidity on a daily basis because adequate liquidity is essential in addressing balance sheet fluctuations, brought about by loan growth, deposit outflows or the purchase of assets, or liability repayments.

NorCal's principal sources of liquidity are deposit growth and principal and interest payments on loans and securities. NorCal also maintains contingent funding sources, which includes unsecured borrowing arrangements with its correspondent banks totaling $12,000,000 at June 30, 2013 and December 31, 2012. Additionally, NorCal, using certain loans as pledged collateral, can borrow from the Federal Home Loan Bank of San Francisco (the “FHLB”), on either a short-term or long-term basis up to approximately $39 million and $40 million at June 30, 2013 and December 31, 2012, respectively. As of June 30, 2013 and December 31, 2012, NorCal had no outstanding borrowings under any of these arrangements.

Capital Resources. NorCal has a Capital Policy which provides a framework for evaluating capital adequacy at both a consolidated and subsidiary bank basis. Management reviews various capital measurements on a regular basis to ensure that both internal and external capital levels are within established guidelines. In addition, Bank of Alameda performs a quarterly stress testing of capital using a variety of scenarios on its earnings and capital.

NorCal is subject to certain regulatory requirements of the FRB and Bank of Alameda is subject to certain regulatory capital requirements administered by the FDIC. Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators. Under capital adequacy guidelines, NorCal and Bank of Alameda must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. These quantitative measures are established by regulation and require that minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets be maintained. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The following tables summarize the consolidated NorCal's and Bank of Alameda's leverage and risk-based capital components, risk-weighted assets, average assets and leverage and risk-based capital ratios, as defined under regulatory guidelines, as of the periods presented:

NorCal Community Bancorp
	June 30,		December 31,
	2013	2012	2012	2011
	(Dollars in thousands)
Capital components:
Tier 1 Capital	$29,766	$23,736	$24,871	$26,028
Tier 2 Capital	3,915	5,481	5,225	5,003
Total risk-based capital	$33,681	$29,217	$30,096	$31,031

Risk-weighted assets	$193,048	$179,176	$178,056	$176,530
Average assets for
leverage ratio	$262,260	$266,808	$274,137	$252,358
					Minimum	Well-Capitalized
	June 30,		December 31,		Regulatory	Regulatory
	2013	2012	2012	2011	Requirements	Requirement
Capital ratios:
Total risk-based capital	17.45%	16.31%	16.9%	17.58%	8%	10%
Tier 1 risk-based capital	15.42%	13.25%	13.97%	14.74%	4%	6%
Leverage	11.35%	8.9%	9.07%	10.31%	4%	NA

As discussed previously, in 2013 NorCal reversed the valuation allowance set against its deferred tax assets in the amount of $5.9 million. Regulatory capital guidelines limit the amount of deferred tax assets allowed to be included in Tier 1 capital. At June 30, 2013, the amount of disallowed deferred tax assets excluded from Tier 1 capital was $3.3 million.

Bank of Alameda
	June 30,		December 31,
	2013	2012	2012	2011
(Dollars in thousands; June 2013 unaudited)
Capital components:
Tier 1 Capital	$30,856	$26,977	$28,081	$28,600
Tier 2 Capital	2,428	2,262	2,239	2,235
Total risk-based capital	$33,284	$29,239	$30,320	$30,835

Risk-weighted assets	$192,818	$178,832	$177,710	$176,190
Average assets for
leverage ratio	$261,995	$266,471	$273,796	$252,024
					Minimum	Well-Capitalized
	June 30,		December 31,		Regulatory	Regulatory
	2013	2012	2012	2011	Requirements	Requirement
Capital ratios:
Total risk-based capital	17.26%	16.35%	17.06%	17.51%	8%	10%
Tier 1 risk-based capital	16.00%	15.09%	15.80%	16.24%	4%	6%
Leverage	11.78%	10.12%	10.26%	11.35%	4%	5%

Bank of Alameda was subject to a memorandum of understanding (“MOU”) entered into with the FDIC and the DFI that required Bank of Alameda to maintain a minimum Leverage ratio of 10% and a total Risk-based Capital ratio minimum of 12%, which were amended in October 2012 under a revised MOU to a minimum Leverage ratio of 9%. Effective in February 2013 both agencies terminated the MOU.

Contractual Obligations. For a discussion relating to our contractual obligations, please see “Footnote 12 - Operating Leases to the NorCal Community Bancorp Financial Statements - Audited Consolidated Financial Statements.”

Financial Ratios.

The following table shows key financial ratios for the periods indicated:

	June 30,		December 31,
	2013 (1)	2012 (1)	2012	2011
Return on average assets	5.16%	(1.43)%	(0.37)%	—%
Return on average equity	57.91%	(17.46)%	(4.82)%	0.06%
Average equity to average assets	8.91%	8.21%	7.73%	8.19%

(1) annualized and unaudited

Where you Can Find More Information

Marin files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Marin files at the Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at (800) SEC-0330 for further information on the public reference rooms. The Commission also maintains an Internet World Wide Web site at “http://www.sec.gov” at which reports, proxy and information statements and other information regarding Marin are available.

Marin has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 relating to the shares of Marin common stock to be issued in connection with the merger. This proxy statement – prospectus also constitutes the prospectus of Marin filed as part of the registration statement but does not contain all the information set forth in the registration statement and exhibits thereto. You may copy and read the registration statement and its exhibits at the public reference facilities maintained by the Securities and Exchange Commission at the address set forth above.

The Securities and Exchange Commission allows Marin to “incorporate by reference” information into this proxy statement – prospectus, which means that Marin can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this proxy statement – prospectus, except for any information superseded by information contained directly in this proxy statement – prospectus. This proxy statement – prospectus incorporates by reference the documents set forth below that Marin has previously filed with the Commission. These documents contain important information about Marin and its financial condition.

Marin Commission Filings (File No. 001-33572)	Period

Annual Report on Form 10-K ………………………………	Year ended December 31, 2012
Quarterly Report on Form 10-Q ……………………………	Quarters ended June 30, 2013 and March 31, 2013
Proxy Statement for Annual Meeting of Shareholders…………………………………………….	Dated: April 11, 2013
Current Reports on Form 8-K ………………………………	Dated: April 23, 2013; May 15, 2013; July 12, 2013; July 19, 2013; and July 26, 2013

Marin incorporates by reference any additional documents that it may file with the Commission between the date of proxy statement – prospectus and the date of the consummation of the merger. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

This proxy statement – prospectus incorporates by reference documents relating to Marin which are not presented in this proxy statement – prospectus or delivered herewith. Those documents are available from Marin without charge, excluding all exhibits unless specifically incorporated by reference in this proxy statement – prospectus, by requesting them in writing or by telephone from:

Bank of Marin Bancorp
504 Redwood Blvd, Suite 100
Novato, California 94947
(415) 763-4523
Attention: Nancy Boatright

If you would like to request documents, please do so by [*], 2013 to receive them before the meeting.

Marin has supplied all information contained in this proxy statement – prospectus relating to Marin and NorCal has supplied all such information relating to NorCal.

In deciding how to vote, you should rely only on the information contained in this proxy statement – prospectus or incorporated herein by reference. Neither Marin nor NorCal has authorized any person to provide you with any information that is different from what is contained in this proxy statement – prospectus. This proxy statement – prospectus is dated [*], 2013. You should not assume that the information contained in this proxy statement – prospectus is accurate as of any date other than such date, and neither the mailing to you of this proxy statement – prospectus nor the issuance to you of shares of Marin common stock will create any implication to the contrary. This proxy statement – prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities, or the solicitation of a proxy in any jurisdiction in which, or to any person to whom, it is unlawful.

PROPOSAL II: ELECTION OF DIRECTORS

The By-Laws of NorCal provide the procedure for nomination and election of the board of directors. Nominations not made in accordance with the procedures may be disregarded by the Chairman of the Meeting, and upon his instructions, the Inspector of Election shall disregard all votes cast for such nominees.

Votes will be cast in such a way as to effect the election of all nominees or as many as possible under the rules of cumulative voting to the extent the proxies have discretionary authority to do so. If any nominee should become unable or unwilling to serve as a director, either (i) the proxies will be voted for such substitute nominees as shall be designated by the board of directors, or (ii) the number of nominees may be reduced. The board of directors presently has no knowledge that any of the nominees will be unable or unwilling to serve. The nine nominees receiving the highest number of votes at the Meeting will be elected.

Nominees for Director

The persons named below have been nominated by the current board of directors for election as directors to serve until completion of the merger or, if for any reason the merger is not completed, the next Annual Meeting and until their successors are duly elected and qualified. For information pertaining to stock ownership of each of the nominees reference can be made to the “– Security Ownership Of Management.”

Name	Age	Position With Company	Director Since[1]	Principal Occupation, Business Experience During Past Five Years and Other Information
Stephen G. Andrews	56	President, CEO and Director	1998	President and CEO of NorCal Community Bancorp, 2002 to present. President and CEO of Bank of Alameda, 1998 to present.
Eric C. Cross	61	Director	1998	Retired President and CEO of Cross & Associates, Inc.
James B. Davis	83	Chairman and Director	1998
Chairman of the Board of NorCal Community Bancorp, 2002 to present. Chairman of the Board of Bank of Alameda, 1998 to present. Former Chairman of Alameda Federal Savings and Loan Association. Retired managing partner of the law firm of Davis, Craig and Young and its successors.

Gregory R. Gersack	47	Director	2011	Managing Principal, FIG Partners. LLC 2008 to present. Former board member and director of bank equity sales and trading, Howe Barnes Hoefer and Arnett.
Michael G. Gorman	68	Director	1998	Vice Chairman of Bank of Alameda since 1998. Vice President of FVS Enterprises, Inc., an entertainment management company.
Kenneth M. Karmin	52	Director	2012	Principal of High Street Holdings, a diversified investment company, and CEO of Ortho Mattress Inc.
Kevin Kennedy	46	Director	2009	Registered investment advisor; President of Kevin Kennedy, LLC.
James L. McKenna	77	Director	1998	Certified public accountant; retired partner of Armanino McKenna, LLP. Former director of California Bancshares, Inc.
Joel Vuylsteke	83	Director	1998	Former director, President and CEO of Alameda First National Bank.

[1]	Includes service as a director of Bank of Alameda, the predecessor institution of NorCal.

There are no family relationships among any of NorCal’s Executive Officers, directors or director nominees.

No director or nominee chosen by the board of directors is, or within the last five years was, a director of any company with a class of securities registered pursuant to section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of section 15(d) of such Act or of any company registered as an investment company under the Investment Company Act of 1940, as amended, except as follows: Kenneth M. Karmin is a director of JMP Group, NYSE registered company.

Executive Officers of NorCal and Bank of Alameda

Set forth below is certain information with respect to the Executive Officers of NorCal and of Bank of Alameda.

Name	Age	Position	Officer Since[1]
James B. Davis	83	Chairman of the Board, NorCal and Bank of Alameda	1998
Stephen G. Andrews	56	President and Chief Executive Officer, NorCal and Bank of Alameda	1998
Jeanette E. Reynolds	52	Executive Vice President, Chief Financial Officer and Corporate Secretary, NorCal and Bank of Alameda	1998
P. Troy Williams	52	Executive Vice President, Chief Operating Officer and Chief Lending Officer, NorCal and Bank of Alameda	1998

[1]	Includes service as an officer of Bank of Alameda, the predecessor institution of NorCal.

A brief summary of the background and business experience of the Executive Officers of NorCal who have not previously been described is set forth below:

Jeanette E. Reynolds has served as NorCal’s Executive Vice President, Chief Financial Officer and Corporate Secretary since NorCal was organized in 2002. Ms. Reynolds has served as Bank of Alameda’s Executive Vice President and Chief Financial Officer since Bank of Alameda commenced business in 1998 and as Bank of Alameda’s Corporate Secretary since 2001. Prior to that she was Corporate Manager, Western Region for U.S. Bank from 1997 to 1998, and Senior Vice President, Finance for California Bancshares, Inc. from 1987 to 1997.

P. Troy Williams has served as Bank of Alameda’s Executive Vice President and Chief Lending Officer since May 2000 and was named Chief Operating Officer in 2006. Mr. Williams has been an Executive Vice President of NorCal since 2004. Prior to that he was Bank of Alameda’s Vice President and Commercial Lending Officer from the time Bank of Alameda commenced business in 1998 until May 2000. Prior to joining Bank of Alameda Mr. Williams was Vice President and Branch Manager for Summit Bank in Oakland, California from 1982 to 1998.

Information Pertaining to Election of Directors

Security Ownership of Management. The following table sets forth information as of the record date pertaining to beneficial ownership of NorCal’s common stock (the sole class of stock outstanding) by current directors of NorCal, nominees to be elected to the board of directors, the executive officers named in the Summary Compensation Table, and all directors and executive officers of NorCal as a group. As used throughout this proxy statement – prospectus, the terms “Officer” and “Executive Officer” refer to the Chairman of the Board; the President and Chief Executive Officer; the Executive Vice President and Chief Financial Officer; and the Executive Vice President, Chief Operating Officer and Chief Lending Officer. The information in the following table has been obtained from NorCal’s records, or from information furnished directly by the individual or entity to NorCal.

For purposes of the following table, shares issuable pursuant to stock options which may be exercised within 60 days of the record date are deemed to be issued and outstanding and have been treated as outstanding in determining the amount and nature of beneficial ownership and in calculating the percentage of ownership of those individuals possessing such interest, but not for any other individuals.

Name and Address of Beneficial Owner(1)	Relationship with Company or Bank	Amount and Nature of Beneficial Ownership(2)	Exercisable Options(2)(3)	Percent of Class(2)
Stephen G. Andrews	President, CEO and Director, Company and Bank		19,375	1.76%
Eric C. Cross	Director, Company and Bank		-0-	2.00%
James B. Davis	Chairman of the Board and Director, Company and Bank		19,375	2.06%
Gregory R. Gersack	Director, Company and Bank	275,000	-0-	2.58%
Michael G. Gorman	Director, Company and Vice Chairman, Bank		-0-	2.34%
Kenneth M. Karmin	Director Nominee, Company and Bank	350,000	-0-	3.29%
Kevin Kennedy	Director, Company and Bank		-0-	1.43%
James L. McKenna	Director, Company and Bank		-0-	1.87%
Jeanette E. Reynolds	Executive Vice President, Chief Financial Officer and Secretary, Company and Bank	39,142	16,375	0.37%
Joel Vuylsteke	Director, Company and Bank		-0-	2.18%
P. Troy Williams	Executive Vice President, Chief Operating and Chief Lending Officer, Company and Bank		16,375	0.87%
All directors and executive officers as a group (11 in number)		2,209,158	71,500	20.62%

(1)	The address for all persons is c/o NorCal Community Bancorp, 1701 Harbor Bay Parkway, Suite 100, Alameda, California, 94502.

(2)
Includes exercisable options shown in the next column. In calculating the percentage of ownership, all shares which the identified person or persons have the right to acquire by exercise of options are deemed to be outstanding for the purpose of computing the percentage of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(3)	Indicates number of shares subject to options currently exercisable or exercisable within 60 days of the record date.

(4)	Includes 154,217 shares held in a living trust of which Mr. Andrews is a trustee and with respect to which he shares voting and investment power.

(5)
Includes 25,312 shares held by Cross & Associates Pension Trust Plan of which Mr. Cross is a trustee and with respect to which he shares voting and investment power, 33,750 shares held by Cross & Associates Profit Sharing Trust of which Mr. Cross is also a trustee and with respect to which he shares voting and investment power, and 50,000 shares held jointly with Mr. Cross’s spouse.

(6)	Includes 190,686 shares held in a trust of which Mr. Davis is a trustee and with respect to which he has sole voting and investment power.

(7)
Includes 172,000 shares held in a family trust of which Mr. Gorman is a trustee and with respect to which he shares voting and investment power and 75,000 shares held by Frederica Von Stade Enterprises Defined Benefit Pension Plan and Trust of which Mr. Gorman is also a trustee and with respect to which he shares voting and investment power.

(8)	Includes 52,711 shares held in a trust of which Mr. Kennedy is a trustee and with respect to which he has sole voting and investment power.

(9)
Includes 197,312 shares held in a Profit Sharing Plan with respect to which Mr. McKenna holds voting and investment power, and 625 shares in a living trust of which Mr. McKenna is a trustee and with respect to which he shares voting and investment power.

(10)	Includes 230,050 shares held in a family trust of which Mr. Vuylsteke is a trustee and with respect to which he has voting and investment power.

(11)	Includes 20,208 shares held jointly with Mr. William’s spouse.

Committees of the Board of Directors.
Executive Committee. The Executive Committee is authorized by NorCal’s By-Laws to exercise all of the powers and authority of the board of directors during the intervals between meetings of the Board, except the power to declare dividends and to adopt, amend or repeal By-Laws or as otherwise prohibited by law. The members of the Executive Committee are James B. Davis (Chairman), Stephen G. Andrews, Michael G. Gorman, James L. McKenna and Joel Vuylsteke. The Executive Committee did not meet during 2012.

Audit Committee. The Audit Committee reviews or causes to be reviewed, in accordance with procedures approved by the board of directors, all reports of examination of NorCal and Bank of Alameda made by regulatory authorities, and makes or causes to be made in accordance with procedures approved by the Board, third party examinations and audits of NorCal and Bank of Alameda. The Committee regularly reports to the Board its findings, conclusions and recommendations, if any, relating to the adequacy of internal controls and procedures in accordance with applicable laws, regulations and sound financial accounting principles. The Audit Committee selects NorCal’s independent certified public accountants and pre-approves all non-audit services.

The members of the Audit Committee are James L. McKenna (Chairman), Eric C. Cross, Gregory R. Gersack, Michael G. Gorman, Kenneth M. Karmin, Kevin Kennedy and Joel Vuylsteke. All Audit Committee members would be considered independent under Rule 5605(a) of the Nasdaq listing standards. In addition, the board of directors has determined that James L. McKenna has:

(i)	an understanding of generally accepted accounting principles and financial statements;

(ii)	the ability to assess the general application of such principles in connection with the account for estimates, accruals and reserves;

(iii)
experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by NorCal’s financial statements, or experience actively supervising one or more persons engaged in such activities;

(iv)	an understanding of internal control over financial reporting; and

(v)	an understanding of audit committee functions.

Therefore, the board of directors has determined that Mr. McKenna meets the definition of “audit committee financial expert” under the rules of the SEC and is “financially sophisticated” under Nasdaq rules. Designation of a person as an audit committee financial expert does not result in the person being deemed an expert for any purpose, including under Section 11 of the Securities Act of 1933. The designation does not impose on the person any duties, obligations or liability greater than those imposed on any other audit committee member or any other director and does not affect the duties, obligations or liability of any other member of the audit committee or board of directors.

During 2012 the Audit Committee met five times.

Loan Committee. The Loan Committee is responsible for establishing loan policies and procedures and reviewing Bank of Alameda’s loan portfolio. The Committee also has general oversight responsibility for Bank of Alameda’s policy and performance under the Community Reinvestment Act. The members of the Loan Committee are Joel Vuylsteke (Chairman), Stephen G. Andrews, Eric C. Cross, James B. Davis, Gregory R. Gersack, Michael G. Gorman, Kevin Kennedy and James L. McKenna. During 2012 the Loan Committee met 18 times.

Compensation Committee. The Compensation Committee, which consists entirely of independent directors, is responsible for determining the compensation of directors and executive officers of NorCal. The Committee is responsible for evaluating, reviewing and recommending to the Board of the Directors compensation levels and equity and non-equity incentive compensation for all employees. The Committee also oversees NorCal’s benefit plans and all employment and personnel policies and procedures including employment contracts. The members of the Compensation Committee are Eric C. Cross (Chairman), Gregory R. Gersack, Michael G. Gorman, Kenneth M. Karmin, Kevin Kennedy, James L. McKenna and Joel Vuylsteke. During 2012 the Compensation Committee met two times.

Committee Charters. The Committees of the board of directors do not have standing charters. They have such authority as the board of directors delegates to them from time to time.

NorCal does not have a nominating committee. The board of directors performs the functions of a nominating committee.

During calendar year 2012, NorCal’s board of directors met 12 times for regularly scheduled meetings. Bank of Alameda’s board of directors met 12 times for regularly scheduled meetings. Each director attended at least 75 percent of the aggregate of: (i) the total number of meetings of the board of directors; and (ii) the total number of meetings of board committees on which that director served.

Indebtedness of Management. Some of NorCal’s directors and executive officers, as well as their immediate family and associates, are customers of, and have had banking transactions with, Bank of Alameda in the ordinary course of Bank of Alameda’s business, and NorCal expects these persons to have such ordinary banking transactions with Bank of Alameda in the future. In the opinion of management of NorCal, all loans and commitments to lend included in such transactions were made in the ordinary course of business on the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness, and do not involve more than the normal risk of collectability or present other unfavorable features. While Bank of Alameda does not have any limits on the aggregate amount it may lend to directors and executive officers as a group, loans to individual directors and officers must comply with Bank of Alameda’s lending policies and statutory lending limits. In addition, prior approval of Bank of Alameda’s board of directors is required for all such loans.

Transactions With Management and Others. There are no existing or proposed material transactions between NorCal and any of NorCal’s directors, executive officers, nominees for election as a director, or the immediate family or associates of any of the foregoing persons.

Change In Control. Upon completion of the merger, NorCal will merge with and into Bank of Marin Bancorp and will cease to exist as a separate entity. Other than the merger agreement, Management is not aware of any arrangements, including the pledge by any person of shares of NorCal, the operation of which may at a subsequent date result in a change in control of NorCal.

Summary Compensation Table

Name and						All other
Principal		Salary	Bonus	Stock Awards	Option Awards	Compensation	Total
Position	Year	$	$	$	$	$	$
Stephen G. Andrews	2012	224,643	Nil	15,000	Nil	11,848	251,491
President and CEO	2011	214,200	Nil	Nil	Nil	11,848	226,048
	2010	214,200	Nil	Nil	7,500	11,848	233,548

Jeanette E. Reynolds	2012	161,227	Nil	15,000	Nil	480	176,707
EVP/CFO	2011	149,016	Nil	Nil	Nil	480	149,496
	2010	149,016	Nil	Nil	7,500	480	156,996

P. Troy Williams	2012	167,708	Nil	15,000	Nil	5,133	187,841
EVP/COO/CLO	2011	156,450	Nil	Nil	Nil	5,133	161,583
	2010	156,450	Nil	Nil	7,500	5,133	169,083

James B. Davis	2012	109,386	Nil	15,000	Nil	-	124,386
Chairman of the Board	2011	105,179	Nil	Nil	Nil	-	105,179
	2010	105,179	Nil	Nil	7,500	351	113,030

(1)
Represents group term life insurance payments for each named executive, and $11,800 paid in 2012, 2011 and 2010 to Mr. Andrews and $4,800 paid in 2012, 2011 and 2010 to Mr. Williams as an automobile allowance.

Employment Contracts. During 2012 employment agreements were in effect between NorCal and Stephen G. Andrews, Jeanette E. Reynolds, P. Troy Williams and James B. Davis, pursuant to which they each agreed to serve as executive officers of NorCal. These employment agreements provide for annual salaries of $[*] for Mr. Andrews, $[*] for Ms. Reynolds, $[*] for Mr. Williams, and $[*] for Mr. Davis. Each of the employment agreements will automatically renew for an additional term of one year unless terminated earlier by the parties.

Equity Incentive Plan. In 1998 Bank of Alameda’s board of directors adopted the Bank of Alameda 1998 Stock Option Plan (“1998 Plan”) in order to promote the long-term success of Bank of Alameda and the creation of shareholder value. The 1998 Plan was approved by Bank of Alameda’s shareholders at the 1999 Annual Meeting of Shareholders. Following the reorganization transaction pursuant to which NorCal became the holding company for Bank of Alameda in 2002, the Plan was amended, adopted by NorCal and re-named the NorCal Community Bancorp Amended and Restated 1998 Stock Option Plan. In 2006 the shareholders approved an amendment to the Plan and the Plan was re-named the Amended and Restated 1998 Equity Incentive Plan. The Amended and Restated 1998 Equity Incentive Plan expired on May 3, 2008. During 2008 NorCal obtained shareholder approval of the NorCal Community Bancorp 2008 Equity Incentive Plan to replace the expiring 1998 plan.

Grants of Plan-Based Awards.

Name	Grant Date	Stock Awards Number of Shares of Stock or Units #	Grant Date Fair Value of Stock and Option Awards ($)
Stephen G. Andrews	5/17/2012	10,000	17,000
Jeanette E. Reynolds	5/17/2012	10,000	17,000
P. Troy Williams	5/17/2012	10,000	17,000
James B. Davis	5/17/2012	10,000	17,000

1.	The grant date fair value of the restricted stock awards was $1.70, which was the intrinsic value, or stock price on the grant date.

Outstanding Equity Awards at Fiscal Year-End. The following table summarizes the outstanding equity awards at December 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Options Exercisable #	Number of Securities Underlying Options Unexercisable #	Option Exercise Price $	Option Expiration Date	Grant Date	Number of Shares of Stock Not Vested #	Market Value of Shares of Stock Not Vested $
Stephen G. Andrews	10,000	Nil	1.50	12/16/2016	5/17/2012	10,000	18,600
	5,625	Nil	8.22	10/16/2013
	3,750	Nil	12.67	6/17/2014

Jeanette E. Reynolds	10,000	Nil	1.50	12/16/2016	5/17/2012	10,000	18,600
	3,375	Nil	8.22	10/16/2013
	3,000	Nil	12.67	6/17/2014

P. Troy Williams	10,000	Nil	1.50	12/16/2016	5/17/2012	10,000	18,600
	3,375	Nil	8.22	10/16/2013
	3,000	Nil	12.67	6/17/2014

James B. Davis	10,000	Nil	1.50	12/16/2016	5/17/2012	10,000	18,600
	5,625	Nil	8.22	10/16/2013
	3,750	Nil	12.67	6/17/2014

Option Exercises and Stock Vesting. None of the named executive officers exercised stock options and therefore did not realize any value during 2012.

Pension Benefits. NorCal does not maintain any plan that provides for payments or other benefits at, or following, or in connection with retirement.

Nonqualified Deferred Compensation. NorCal does not maintain a nonqualified deferred compensation plan.

Equity Compensation Plan Information.

	(a)	(b)	(c)
Plan category	No. of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	No. of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	75,250	$5.65	360,000

Potential Payments Upon Termination or Change-In-Control. The table below quantifies the estimated payments and benefits that will be provided to executive management in connection with the merger with Marin and the provisions of the Change in Control Agreements at close.

Name	Value of Salary Component $	Value of Benefits Under COBRA $	Value of Cancelled In-the-money Stock options $
Stephen G. Andrews	465,082		15,100

Jeanette E. Reynolds	169,926		15,100

P. Troy Williams	175,829		15,100

James B. Davis	225,334	Nil	15,100

401(k) Plan. The Board of Directors of NorCal adopted a 401(k) Plan that is available to all employees. The NorCal 401(k) Plan is intended to provide a tax-deferred savings vehicle to its participants. During 2012 NorCal did not make any contributions to participants in the NorCal 401(k) Plan. Effective January 1, 2013 employer contributions began in amounts equal to 100% of the employee’s contribution up to 3% of the employee’s annual base compensation amount and 50% of employee’s contribution over 3% to 4% of the employee’s annual base compensation.

Directors Compensation for 2012. The table below details the compensation earned by non-employee directors in 2012.

Fees earned or paid in cash
Name	$
Eric C. Cross	29,688
Gregory R. Gersack	26,608
Michael G. Gorman	27,008
Kenneth M. Karmin[1]	-
Kevin Kennedy	27,808
James L. McKenna	36,448
Joel Vuylsteke	32,408
1Kenneth M. Karmin elected to waive his directors fees in 2012.

During 2012, directors who were not employees of NorCal each received an annual retainer fee of $24,192, payable in monthly increments of $2,016, for serving on the board of directors. Directors also received $200 for each Board committee meeting they attended that did not take place on the same day as a meeting of the full board of directors and $2,016 for each strategic planning session attended. The Chairman of the Audit Committee received an annual retainer fee of $8,640, payable in monthly increments of $720, the Chairman of the Loan Committee received an annual retainer fee of $4,800 payable in monthly increments of $400, and the Chairman of the Compensation Committee received an annual retainer of $2,880, payable in monthly increments of $240. For the 2012 fiscal year, fees paid to directors for attendance at meetings of the board of directors or committees of the Board totaled $179,168.

Significant Litigation. NorCal is not involved in any litigation other than routine litigation in the ordinary course of NorCal’s business.

Recommendation of the Board of Directors

The proxy holders intend to vote all proxies they hold in favor of election of each of the nominees, unless otherwise provided by the shareholders’ voting instructions on the proxy card. You are urged to vote “FOR” approval of the merger agreement, and “FOR” management’s nominees for director. If no instruction is given, the proxy holders intend to vote for each proposal set forth above.

LEGAL MATTERS

Certain legal matters, including the validity of the shares of Marin common stock to be issued in connection with the merger, will be passed upon for Marin by Stuart | Moore, San Luis Obispo, California. As of the date of this proxy statement – prospectus, members of Stuart | Moore owned an aggregate of approximately [*] shares of Marin common stock.

EXPERTS
The financial statements of Marin and management’s report on the effectiveness of Marin’s internal control over financial reporting appearing in Marin’s Annual Report on Form 10-K for the year ended December 31, 2012, have been audited by Moss Adams LLP, independent registered public accounting firm, as set forth in its report thereon, and incorporated in this prospectus by reference , and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of NorCal Community Bancorp as of December 31, 2012 and 2011 and for the years then ended included in this Prospectus have been so included in reliance on the report of Crowe Horwath LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

OTHER BUSINESS

The only business to be conducted at the annual meeting will be the approval of the merger and election of directors. No other business may be presented, other than adjournment, if necessary, to solicit additional proxies.

Dated: [*], 2013

NORCAL COMMUNITY BANCORP

Jeanette E. Reynolds,
Secretary

INDEX TO NORCAL COMMUNITY BANCORP FINANCIAL STATEMENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors’ Report on the Consolidated Financial Statements    F-2
Consolidated Balance Sheets as of December 31, 2012 and 2011    F-4
Consolidated Statements of Operations for the Years Ended December 31, 2012 and 2011    F-5
Comprehensive (Loss) Income Statements for the Years
Ended December 31, 2012 and 2011    F-6
Consolidated Statement of Changes in Shareholders’ Equity for the Years Ended
December 31, 2012 and 2011    F-7
Consolidated Statements of Cash Flows for the Years Ended December 31, 2012 and 2011    F-8
Notes to Consolidated Financial Statements     F-10

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Consolidated Balance Sheets as of June 30, 2013 and December 31, 2012    F-51
Unaudited Consolidated Statements of Operations for the Six Months Ended
June 30, 2013 and 2012        F-52
Comprehensive (Loss) Income Statements for the Six Months Ended
June 30, 2013 and 2012        F-53
Unaudited Consolidated Statements of Cash Flows for the Six Months Ended
June 30, 2013 and 2012        F-54
Notes to Unaudited Consolidated Financial Statements    F-55

INDEPENDENT AUDITOR’S REPORT

The Shareholders and
Board of Directors
NorCal Community Bancorp
Alameda, California

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of NorCal Community Bancorp, which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive (loss) income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NorCal Community Bancorp as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Other Matter
The financial statements of NorCal Community Bancorp for the year ended December 31, 2010 were audited by other auditors whose report dated February 17, 2011 expressed an unqualified opinion on those statements.

Sacramento, California
February 21, 2013

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2012 and 2011
______________________________________________________________________________________________________

	2012	2011
ASSETS

Cash and due from banks	$2,049,831	$1,703,234
Interest bearing deposits in other banks	30,322,816	15,900,173
Total cash and cash equivalents	32,372,647	17,603,407
Available-for-sale investment securities, at fair value
(Notes 3, 4 and 9)	43,559,000	48,974,000
Held-to-maturity investment securities, at amortized cost
(Notes 4 and 9)	18,618,344	15,161,609
Loans and leases, less allowance for loan and lease
losses of $3,549,492 in 2012 and $4,807,173 in 2011
(Notes 3, 5, 9 and 12)	164,275,181	161,036,065
Other real estate (Notes 3 and 6)	461,319	1,844,262
Premises and equipment, net (Notes 7 and 12)	278,658	143,318
Federal Home Loan Bank stock, at cost	1,275,900	1,021,600
Cash surrender value of bank owned life insurance	3,093,947	—
Accrued interest receivable and other assets	1,798,064	2,345,089
Total assets	$265,733,060	$248,129,350

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
Non‑interest bearing	$73,939,156	$64,693,779
Interest bearing (Note 8)	162,033,419	153,089,331
Total deposits	235,972,575	217,783,110

Accrued interest payable and other liabilities	1,439,388	1,149,275
Subordinated debentures (Note 10)	8,248,000	8,248,000
Total liabilities	245,659,963	227,180,385

Commitments and contingencies (Note 12)

Shareholders' equity (Note 13):
Preferred stock - no par value; 10,000,000 shares
authorized; no shares issued and outstanding	—	—
Common stock ‑ no par value; 30,000,000 shares
authorized; 10,610,716 shares issued and
outstanding in 2012 and 2011	19,318,440	19,273,096
Retained earnings	540,848	1,527,511
Accumulated other comprehensive income,
net of taxes (Note 4)	213,809	148,358

Total shareholders' equity	20,073,097	20,948,965
Total liabilities and shareholders' equity	265,733,060	248,129,350

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2012, 2011 and 2010
______________________________________________________________________________________________________

	2012	2011	2010
Interest income:
Interest and fees on loans and leases	$8,848,404	$9,244,882	$10,530,300
Interest on deposits in other banks	62,687	78,553	86,851
Interest on investment securities:
Taxable	1,413,349	1,112,282	495,601
Exempt from Federal income taxes	45,959	76,330	102,724
Total interest income	10,370,399	10,512,047	11,215,476
Interest expense:
Interest on deposits (Note 8)	525,500	682,319	1,050,968
Interest on subordinated debentures (Note 10)	227,063	223,611	219,835
Total interest expense	752,563	905,930	1,270,803
Net interest income before provision for
loan and lease losses	9,617,836	9,606,117	9,944,673
Provision for loan and lease losses (Note 5)	2,650,000	900,000	5,845,000
Net interest income before provision for
loan and lease losses	6,967,836	8,706,117	4,099,673

Non‑interest income:
Service charges	401,804	390,301	422,872
Mortgage loan packaging fees	930,963	217,907	64,101
Gain on sale of investment securities (Note 4)	369,747	—	—
Increase in cash surrender value of bank owned
life insurance	93,947	—	—
Other income	265,972	423,722	367,997
Total non-interest income	2,062,433	1,031,930	854,970
Non-interest expenses:
Salaries and employee benefits (Notes 5 and 16)	5,690,920	4,983,503	5,060,673
Occupancy and equipment (Notes 7 and 12)	1,427,843	1,493,632	1,556,290
Other expenses (Note 15)	2,896,569	3,158,567	4,379,147
Total non-interest expenses	10,015,332	9,635,702	10,996,110
(Loss) income before provision for
(benefit from) income taxes	(985,063)	102,345	(6,041,467)
Provision for (benefit from) income taxes (Note 11)	1,600	90,000	(84,000)
Net (loss) income	$(986,663)	$12,345	$(5,957,467)
Basic and diluted (loss) income per share
(Note 13)	$(0.09)	$—	$(1.43)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
For the Years Ended December 31, 2012, 2011 and 2010
______________________________________________________________________________________________________

	2012	2011	2010

Net (loss) income	$(986,663)	$12,345	$(5,957,467)

Other comprehensive income (loss):
Unrealized holdings gains (losses) arising
during the year, net of tax of $(197,079),
$(102,694), and $13,972 in 2012, 2011,
and 2010, respectively	283,602	147,779	(19,718)
Less reclassification adjustment for gains
included in net loss, net of tax of $151,596
in 2012	(218,151)	—	—
Total other comprehensive income (loss)	65,451	147,779	(19,718)
Comprehensive (loss) income	$(922,212)	$160,124	$(5,977,185)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
For the Years Ended December 31, 2012, 2011 and 2010
______________________________________________________________________________________________________

				Accumulated
				Other
	Common Stock			Comprehensive	Total
			Retained	Income
	Shares	Amount	Earnings	(Net of Taxes)	Equity
Balance, January 1, 2010	$3,166,755	$11,820,788	$7,472,633	$20,297	$19,313,718
Net loss	—	—	(5,957,467)	—	(5,957,467)
Net change in unrealized gain
on available-for-sale investment
securities	—	—	—	(19,718)	(19,718)
Common stock issuance (Note 13)	7,450,000	7,051,130	—	—	7,051,130
Stock-based compensation
expense (Note 13)		221,484			221,484
Repurchase of common stock under
equity incentive plan	(3,511)	(10,225)	—	—	(10,225)
Balance, December 31, 2010	10,613,244	19,083,177	1,515,166	579	20,598,922
Net income	—	—	12,345	—	12,345
Net change in unrealized gain
on available-for-sale investment
securities	—	—	—	147,779	147,779
Stock-based compensation
expense (Note 13)	—	193,711	—	—	193,711
Repurchase of common stock under
equity incentive plan	(2,528)	(3,792)	—	—	(3,792)
Balance, December 31, 2011	10,610,716	19,273,096	1,527,511	148,358	20,948,965
Net loss	—	—	(986,663)	—	(986,663)
Net change in unrealized gain
on available-for-sale investment
securities (Note 4)	—	—	—	65,451	65,451
Stock-based compensation
expense (Note 13)	—	45,344	—	—	45,344
Balance, December 31, 2012	$10,610,716	$19,318,440	$540,848	$213,809	$20,073,097

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2012, 2011 and 2010
______________________________________________________________________________________________________

	2012	2011	2010
Cash flows from operating activities:
Net (loss) income	(986,663)	12,345	(5,957,467)
Adjustments to reconcile net (loss) income to net
cash provided by operating activities:
Provision for loan and lease losses	2,650,000	900,000	5,845,000
Stock-based compensation expense	45,344	193,711	221,484
Depreciation, amortization and accretion, net	856,754	824,202	542,962
Loss on disposal of premises and equipment	5,443	977	—
Other real estate impairment	80,000	440,000	1,086,459
Loss (gain) on sale of other real estate	210,120	(124,378)	(21,119)
(Decrease) increase in deferred loan
origination fees, net	(15,446)	65,978	(127,154)
Gain on sale of investment securities	(369,747)	—	—
Increase in cash surrender value of bank
owned life insurance	(93,947)	—	—
Decrease in accrued interest receivable and
other assets	501,542	470,498	2,851,782
Increase in accrued interest payable and
other liabilities	290,113	280,553	203,237
Net cash provided by operating activities	$3,173,513	$3,063,886	$4,645,184
Cash flows from investing activities:
Available-for-sale investment securities:
Proceeds from sales	26,043,210	—	—
Proceeds from calls	3,505,705	10,560,000	11,736,000
Proceeds from principal payments and
maturities	12,990,544	5,567,383	1,830,000
Purchases	(37,263,749)	(39,916,853)	(28,763,550)
Held-to-maturity investment securities:
Proceeds from sale	282,150	—	—
Proceeds from calls	1,425,000	255,000	145,000
Proceeds from maturities	1,965,000	1,505,000	415,000
Purchases	(7,250,617)	(6,064,152)	(5,231,279)
Federal Home Loan Bank stock (purchase)
redemptions, net	(254,300)	197,800	152,400
(Increase) decrease in loans and leases, net	(5,873,670)	(4,804,574)	27,609,623
Purchase of bank owned life insurance	(3,000,000)	—	—
Purchases of premises and equipment	(255,834)	(91,398)	(24,113)
Proceeds from sale of other real estate	1,092,823	4,125,610	352,319
Net cash (used in) provided by investing
activities	(6,593,738)	(28,666,184)	8,221,400

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2012, 2011 and 2010
______________________________________________________________________________________________________

	2012	2011	2010
Cash flows from financing activities:
Increase (decrease) in demand, interest
bearing and savings deposits, net	$21,293,715	$(3,735,293)	$18,945,274
Decrease in time deposits, net	(3,104,250)	(4,441,893)	(12,999,314)
Repurchase of common stock	—	(3,792)	(10,225)
Net proceeds from sale of common stock	—	—	7,051,130
Net cash provided by (used in) financing
activities	18,189,465	(8,180,978)	12,986,865
Increase (decrease) in cash and cash
equivalents	14,769,240	(33,783,276)	25,853,449
Cash and cash equivalents, beginning of year	17,603,407	51,386,683	25,533,234
Cash and cash equivalents, end of year	$32,372,647	$17,603,407	$51,386,683
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest expense	$528,846	$688,859	$1,136,349
Income taxes	$1,600	$90,000	$1,600
Non-cash investing activities:
Transfer of loans to other real estate	$—	$—	$7,104,338

______________________________________________________________________________________________________
See accompanying notes to consolidated financial statements

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 1 – THE BUSINESS OF NORCAL COMMUNITY BANCORP

General: During 2001, NorCal Community Bancorp (the "Company") was incorporated as a bank holding company for the purpose of acquiring Bank of Alameda (the "Bank") and to provide the Company and the Bank greater flexibility for expansion and diversification. On September 22, 2003 and December 29, 2005, the Company formed NorCal Community Bancorp Trusts I and II, respectively, (the "Trusts"), for the sole purpose of issuing trust preferred securities.

The Bank operates six offices in its primary service area of Alameda County, two branches in the city of Alameda, two commercial banking offices located in Emeryville and Oakland and administrative offices located in Walnut Creek and Alameda. The Bank's primary business is serving the commercial banking needs of small to mid-sized businesses.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of NorCal Community Bancorp and subsidiary conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry.

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All significant intercompany balances and transactions have been eliminated.

The Company is not considered the primary beneficiary of the Trusts (variable interest entities), therefore the Trusts are not consolidated in the Company's financial statements, but rather the subordinated debentures are shown as a liability on the Company's consolidated balance sheets. The Company's investment in the common stock of the Trusts is accounted for under the equity method and is included in accrued interest receivable and other assets on the consolidated balance sheets.

Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits in the Federal Reserve Bank (FRB) with maturity terms of one day and Federal funds sold. Generally, Federal funds are sold for one day periods.

Investment Securities: Investments are classified into the following categories:

•
Available-for-sale securities, reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of income taxes, as accumulated other comprehensive income (loss) within shareholders' equity.

•	Held-to-maturity securities, which management has the positive intent and ability to hold to maturity, reported at amortized cost, adjusted for the accretion of discounts and amortization of premiums.

Management determines the appropriate classification of its investment securities at the time of purchase and may only change the classification in certain limited circumstances. All transfers between categories are accounted for at fair value.

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Gains or losses on the sale of investment securities are recorded on the trade date and computed using the specific identification method. Interest earned on investment securities is reported in interest income, net of applicable adjustments for accretion of discounts and amortization of premiums. In addition, unrealized losses that are other-than-temporary are recognized in earnings for all investments.

An investment security is impaired when its carrying value is greater than its fair value. Investment securities that are impaired are evaluated on a quarterly basis and more frequently when economic or market conditions warrant such an evaluation to determine whether such a decline in their fair value is other than temporary. Management utilizes criteria such as the magnitude and duration of the decline and the intent and ability of the Company to retain its investment in the securities for a period of time sufficient to allow for an anticipated recovery in fair value, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term "other than temporary" is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value is determined to be other than temporary, and management does not intend to sell the security or it is more likely than not that the Company will not be required to sell the security before recovery, only the portion of the impairment loss representing credit exposure is recognized as a charge to earnings, with the balance recognized as a charge to other comprehensive income (loss). If management intends to sell the security or it is more likely than not that the Company will be required to sell the security before recovering its forecasted cost, the entire impairment loss is recognized as a charge to earnings.

Federal Home Loan Bank Stock: The investment in Federal Home Loan Bank (FHLB) stock is carried at cost and is redeemable at par with certain restrictions. An investment in FHLB stock is required for the Bank to participate in FHLB programs. FHLB stock is periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Loans and Leases: Loans and leases are reported at the principal amounts outstanding, adjusted for unearned income, deferred loan origination fees and costs, purchase premiums and discounts, write-downs and the allowance for loan and lease losses. Loan and lease origination fees, net of certain deferred origination costs, and purchase premiums and discounts are recognized as an adjustment to the yield of the related loans and leases.

Interest income is accrued on the unpaid principal balance. The accrual of interest on all classes of loans and leases is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due, which generally occurs when payments become 90 days past due. Upon such discontinuance, all unpaid accrued interest is reversed against current income unless the loan or lease is in the process of collection. Interest received on all nonaccrual loans and leases is either applied against principal or reported as interest income, according to management's judgment as to the ultimate collectibility of principal. Generally, all loans and leases are restored to accrual status when the obligation is brought current and has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt. Past due status is based on the contractual terms of the loans.

Direct financing leases are carried net of unearned income. Income from leases is recognized by a method that approximates a level yield on the outstanding net investment in the lease.

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loan Sales and Servicing: Included in the portfolio are Small Business Administration (SBA) guaranteed loans that may be sold in the secondary market. Loans held for sale are carried at the lower of cost or fair value. Fair value is determined by the specific identification method as of the balance sheet dates or the date that the purchasers have committed to purchase the loans. At the time the loan is sold, the related right to service the loan is recorded at fair value with the Company earning future servicing income. Gains and losses are recognized at the time of sale and are calculated based on the difference between the selling price and the fair value of servicing assets or liabilities and the allocated carrying value of the loans sold. As of December 31, 2012 and 2011, no loans were designated as held for sale.

Loans held for sale subsequently transferred to the loan portfolio are transferred at the lower of cost or fair value at the date of transfer. Any difference between the carrying amount of the loan and its outstanding principal balance is recognized as an adjustment to yield by the interest method.

Servicing rights acquired through 1) a purchase or 2) the origination of loans which are sold or securitized with servicing rights retained are recognized as separate assets or liabilities. Servicing assets or liabilities are recorded at the difference between the contractual servicing fees and adequate compensation for performing the servicing, and are subsequently amortized in proportion to and over the period of the related net servicing income or expense. Servicing assets are periodically evaluated for impairment. Servicing assets were not considered material for disclosure purposes. SBA loans with unpaid balances of approximately $3,021,000 and $2,102,000 were being serviced for others as of December 31, 2012 and 2011, respectively.

Allowance for Loan and Lease Losses: The allowance for loan and lease losses is an estimate of probable credit losses inherent in the Company's loan portfolio that have been incurred as of the balance-sheet date. The allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after credit losses and loan growth. Credit exposures determined to be uncollectible are charged against the allowance. Cash received on previously charged off amounts is recorded as a recovery to the allowance. The overall allowance consists of two primary components, specific reserves related to impaired loans and general reserves for probable inherent losses related to loans that are not impaired.

The Company's process for identifying impaired loans is the same for all classes of loans. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the original agreement. Factors considered in this assessment include the borrower's historical payment performance, financial condition and global cash flows. All loans and leases determined to be impaired are individually evaluated for impairment. When a loan or lease is determined to be impaired, the Company measures impairment based on the present value of expected future cash flows discounted at the credit's effective interest rate, except that as a practical expedient, the Company may measure impairment based on an observable market price, or the fair value of the collateral if the credit is collateral dependent. A loan or lease is collateral dependent if the repayment is expected to be provided solely by the underlying collateral.

A restructuring of a loan constitutes a troubled debt restructuring if the Company grants a concession to the borrower for economic or legal reasons related to the borrower’s financial difficulties that it would not otherwise consider. Troubled debt restructurings typically present an elevated level of credit risk as the borrowers are not able to perform according to the original contractual terms. Loans and leases that are reported as troubled debt restructurings are considered impaired and measured for impairment as described above.

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The determination of the general reserve for loans and leases that are not impaired is based on estimates made by management, to include, but not limited to, consideration of historical losses by portfolio segment over the most recent three years, internal asset classifications, levels of and trends in delinquencies and impaired loans, and qualitative factors to include economic trends in the Company's service areas, industry experience and trends, geographic concentrations, estimated collateral values, the Company's underwriting policies, the character of the loan and lease portfolio, and probable losses inherent in the portfolio taken as a whole.

The Company maintains a separate allowance for each portfolio segment. These portfolio segments include commercial, agriculture, real estate–residential, real estate–commercial, real estate–construction (including land and development loans), consumer loans and leases. The allowance for loan and lease losses attributable to each portfolio segment is combined to determine the Company's overall allowance, which is included in the consolidated balance sheets. Allocations of the allowance may be made for specific loans and leases or portfolio segments, but the entire allowance is available for any loan or lease that should be charged off.

The Company assigns a risk rating to all loans and leases and at least annually performs detailed reviews of all such loans over a certain threshold to identify credit risks and to assess the overall collectability of the portfolio. These risk ratings are also subject to examination by independent specialists engaged by the Company and the Company's regulators. During the internal reviews, management monitors and analyzes the financial condition of borrowers and guarantors, trends in the industries in which borrowers operate and the fair values of collateral securing the loans and leases. These credit quality indicators are used to assign a risk rating to each individual loan and lease. The risk ratings can be grouped into five major categories, defined as follows:

Pass – A pass loan or lease is a strong credit with no existing or known potential weaknesses deserving of management's close attention.

Special Mention – A special mention loan or lease has potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects or in the Company's credit position at some future date. Special Mention loans and leases are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification.

Substandard – A substandard loan or lease is not adequately protected by the current sound worth and paying capacity of the borrower or the value of the collateral pledged, if any. Loans and leases classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. Well defined weaknesses include inadequate cash flow or collateral support. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful – Loans or leases classified doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable.

Loss – Loans or leases classified as loss are considered uncollectible and charged off immediately.

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The general reserve component of the allowance for loan and lease losses also consists of reserve factors that are based on management's assessment of the following for each portfolio segment: (1) inherent credit risk, (2) historical losses and (3) other qualitative factors. These reserve factors are inherently subjective and are driven by the repayment risk associated with each portfolio segment described below.

Commercial – Commercial loans generally possess a lower inherent risk of loss than real estate portfolio segments because these loans are generally underwritten to existing cash flows of operating businesses. Debt coverage is provided by business cash flows. Economic trends influenced by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans.

Agricultural – Loans secured by crop production and farmland are especially vulnerable to two risk factors that are largely outside the control of Company and borrowers: commodity prices and weather conditions. In addition, trends in real estate values significantly impact the credit quality of these loans.

Real estate–residential – The degree of risk in residential real estate lending depends primarily on the loan amount in relation to collateral value, the interest rate and the borrower's ability to repay in an orderly fashion. These loans generally possess a lower inherent risk of loss than other classes of real estate loans. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans. Weak economic trends indicate that the borrowers' capacity to repay their obligations may be deteriorating.

Real estate–commercial – Real estate–commercial loans generally possess a higher inherent risk of loss than other classes of real estate loans, except land and construction loans. Adverse economic developments or an overbuilt market impact commercial real estate projects and may result in troubled loans. Trends in vacancy rates of commercial properties impact the credit quality of these loans. High vacancy rates reduce operating revenues and the ability for properties to produce sufficient cash flow to service debt obligations.

Real estate–construction – Real estate–construction loans generally possess a higher inherent risk of loss than other classes of real estate loans. A major risk arises from the necessity to complete projects within specified cost and time lines. Trends in the construction industry significantly impact the credit quality of these loans, as demand drives construction activity. In addition, trends in real estate values significantly impact the credit quality of these loans, as property values determine the economic viability of construction projects.

Consumer loans and leases – Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans and leases. Weak economic trends indicate that the borrowers' capacity to repay their obligations may be deteriorating.

Although management believes the allowance to be adequate, ultimate losses may vary from its estimates. At least quarterly, the Board of Directors reviews the adequacy of the allowance, including consideration of the relative risks in the portfolio, current economic conditions and other factors. If the Board of Directors and management determine that changes are warranted based on those reviews, the allowance is adjusted. In addition, the Company's primary regulators, the Federal Deposit Insurance Corporation (FDIC) and the California Department of Financial Institutions (DFI), as an integral part of their examination process, review the adequacy of the allowance. These regulatory agencies may require additions to the allowance based on their judgment about information available at the time of their examinations.

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Credit Losses on Off-Balance-Sheet Credit Exposures: The Company also maintains a separate allowance for off-balance-sheet commitments. Management estimates anticipated losses using historical data and utilization assumptions. The allowance for off-balance-sheet commitments is included in accrued interest payable and other liabilities on the consolidated balance sheets.

Other Real Estate: Other real estate is comprised of property acquired through foreclosure or acceptance of deeds-in-lieu of foreclosure. Other real estate properties are initially recorded at fair value less estimated costs to sell, establishing a new costs basis, and are subsequently accounted for at the lower of cost or fair value less estimated costs to sell. Losses recognized at the time of acquiring property in full or partial satisfaction of debt are charged against the allowance for loan and lease losses. Fair value of other real estate is generally based on an independent appraisal of the property. Revenues and expenses associated with other real estate, and subsequent adjustments to the fair value of the property and to the estimated costs of disposal, are realized and reported as a component of noninterest expense when incurred.

Premises and Equipment: Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is determined using the straight‑line method over the estimated useful lives of the related assets. The useful lives of furniture, fixtures and equipment are estimated to be two to five years. Leasehold improvements are amortized over the life of the asset or the term of the related lease, whichever is shorter. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred. Management evaluates premises and equipment for financial impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

Bank Owned Life Insurance: The Bank has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Income Taxes: The Company files its income taxes on a consolidated basis with its subsidiary. The allocation of income tax expense (benefit) represents each entity's proportionate share of the consolidated provision for (benefit from) income taxes.

Income tax expense represents the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are recognized for the tax consequences of temporary differences between the financial statement and tax basis of existing assets and liabilities. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. A valuation allowance is recognized if, based on the weight of available evidence, management believes it is more likely than not that some portion or all of the deferred tax assets will not be realized. On the consolidated balance sheets, net deferred tax liabilities are included in accrued interest payable and other liabilities.

The Company uses a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return. A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded.

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings (Loss) Per Share: Basic earnings (loss) per share (EPS) is net income (loss) divided by the weighted average number of common shares outstanding during the period. All outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities for this calculation. Diluted EPS includes the dilutive effect of additional potential common shares issuable under stock options. Earnings per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements.

Comprehensive (Loss) Income: Comprehensive (loss) income consists of net (loss) income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on available-for-sale investment securities, which are also recognized as separate components of equity.

Share-Based Compensation: In 1998, the Board of Directors of the Bank adopted, and in 1999 the Bank's shareholders approved, the Bank of Alameda 1998 Stock Option Plan (1998 Plan). In January 2002, following the organization of NorCal Community Bancorp as the holding company for the Bank, the 1998 Plan was restated and adopted by the Company as the successor corporation to the Bank. In 2006 the Company's shareholders approved an amendment to the 1998 Plan and it was renamed the Amended and Restated 1998 Equity Incentive Plan. Outstanding options under the 1998 Plan are exercisable until their expiration; however, no new options will be granted under the 1998 Plan as it expired during 2008.

To replace the 1998 Plan, the Board of Directors adopted and the shareholders approved the NorCal Community Bancorp 2008 Equity Incentive Plan (Incentive Plan). The Incentive Plan provides for the following types of awards: stock options, restricted stock awards, qualified performance-based awards and stock grants. Subject to certain adjustments, the maximum aggregate number of shares of the Company's common stock which may be issued subject to awards under the Incentive Plan is 400,000.

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. Management estimates the fair value of each option award as of the date of grant using a Black-Scholes-Merton option pricing model. Expected volatility is based on the historical volatility of the Company's common stock. The expected term represents the period that the stock-based awards are expected to be outstanding. The risk free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected dividend yield is not considered in the option pricing formula because the Company has not paid cash dividends historically and currently has no plans to do so. In addition to these assumptions, management makes estimates regarding pre-vesting forfeitures that will impact total compensation expense recognized under the Incentive Plan.

Restricted stock awards are grants of shares of common stock that are subject to forfeiture upon termination of employment, if not vested. Compensation expense is recognized over the vesting period based on the fair market value of the Company's common stock on the date of grant. During the period of restriction, participants holding restricted stock have the right to vote and the right to receive dividends. The restrictions lapse in accordance with a schedule or with other conditions determined by the Compensation Committee.

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 3. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Use of Estimates: The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The allowance for loan and lease losses, deferred tax assets and a related valuation allowance, and fair values of assets and liabilities are particularly subject to change.

Reclassifications: Certain reclassifications have been made to prior years' balances to conform to classifications used in 2012. Reclassifications had no effect on prior years' net income or loss or shareholders' equity.

Subsequent Events: Management reviewed all events occurring from December 31, 2012 to
February 21, 2013, the date the financial statements were available to be issued.

Adoption of New Financial Accounting Standards

In June 2011, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (ASU) 2011-05, Presentation of Comprehensive Income. The amendments in this ASU increase the prominence of items reported in other comprehensive income (OCI). The ASU requires that all non-owner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The adoption of this amendment changed the presentation of the components of comprehensive income for the Company, which was previously included as part of the consolidated statements of changes in shareholders’ equity. The Company adopted this ASU for the year ended December 31, 2012 and elected the two consecutive statement presentation.

In May 2011, the FASB issued ASU 2011-04 Fair Value Measurement. The amendments in this ASU result in common fair value measurement and disclosure requirements in U.S. Generally Accepted Accounting Principles and International Financial Reporting Standards. The ASU requires expanded disclosures including descriptions of unobservable inputs utilized determining certain fair values. The Company adopted this ASU for the year ended December 31, 2012. The effect of adopting this standard did not have a material effect on the Company’s operating results or financial condition.

In April 2011, the FASB issued ASU 2011-02 Troubled Debt Restructurings. The amendments in this ASU clarify the guidance for a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. With regard to determining whether a concession has been granted, the ASU clarifies that creditors are precluded from using the effective interest method to determine whether a concession has been granted. In the absence of using the effective interest method, a creditor must now focus on other considerations such as the value of the underlying collateral, evaluation of other collateral or guarantees, the debtor’s ability to access other funds at market rates, interest rate increases and whether the restructuring results in a delay in payment that is insignificant. The Company adopted this ASU for the year ended December 31, 2012. The effect of adopting this standard did not have a material effect on the Company’s operating results or financial condition.

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 3 – FAIR VALUE MEASUREMENTS

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Fair Value Hierarchy: The Company groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. Valuations within these levels are based upon:

Level 1 – Quoted market prices for identical instruments traded in active exchange markets.

Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable or can be corroborated by observable market data.

Level 3 – Model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect the Company's estimates of assumptions that market participants would use on pricing the asset or liability. Valuation techniques include management judgment and estimation which may be significant.

Management monitors the availability of observable market data to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer is reported at the beginning of the reporting period.

Management evaluates the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total assets, total liabilities or total earnings.

The following tables show carrying values and estimated fair values of the Company's financial instruments as of December 31 2012 and 2011:

	2012
		Fair Value
	Carrying
	Amount	Level 1	Level 2	Level 3	Total
Financial assets:
Cash and cash equivalents	$32,372,647	$32,372,647	$—	$—	$32,372,647
Investment securities	62,177,344	—	62,411,000	—	62,411,000
Loans and leases, net	164,275,181	—	—	171,334,000	171,334,000
FHLB stock	1,275,900	N/A	N/A	N/A	N/A
Accrued interest receivable	880,037	—	880,037	—	880,037
Financial liabilities:
Deposits	235,972,575	—	236,463,000	—	236,463,000
Accrued interest payable	807,601	—	807,601	—	807,601
Subordinated debentures	8,248,000	—	—	4,773,000	4,773,000

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 3 – FAIR VALUE MEASUREMENTS (Continued)

	2011
	Carrying	Fair
	Amount	Value
Financial assets:
Cash and cash equivalents	$17,603,407	$17,603,407
Investment securities	64,135,609	64,372,000
Loans and leases, net	161,036,065	168,371,000
FHLB stock	1,021,600	N/A
Accrued interest receivable	1,060,409	1,060,409
Financial liabilities:
Deposits	217,783,110	217,863,000
Accrued interest payable	583,884	583,884
Subordinated debentures	8,248,000	4,700,000

These estimates do not reflect any premium or discount that could result from offering the Company's entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

The methods and assumptions used to estimate fair values are described as follows:

Cash and Cash Equivalents
The carrying amounts of cash and short-term instruments approximate fair values and are classified as Level 1.
Investment Securities
Fair values of investment securities are based on quoted market prices or quoted market prices for similar securities.
Loans

Fair values of loans are estimated as follows: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values, resulting in a Level 3 classification. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality, resulting in a Level 3 classification. Impaired loans are valued at the lower of cost or fair value. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

FHLB Stock
It is not practical to determine the fair value of FHLB stock due to restrictions placed on its transferability.

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 3 – FAIR VALUE MEASUREMENTS (Continued)

Deposits

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, savings, and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount), resulting in a Level 2 classification. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits, resulting in a Level 2 classification.

Subordinated Debentures

The fair values of the Company’s Subordinated Debentures are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements, resulting in a Level 3 classification.

Accrued Interest Receivable and Payable

The carrying amounts of accrued interest approximate fair value, resulting in a Level 2 classification.

Off-balance Sheet Instruments

Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of commitments is not material.

Assets Recorded at Fair Value: The following tables show information about the Company's assets and liabilities measured at fair value as of December 31, 2012 and 2011:

Recurring Basis

The following tables show assets the Company is required or permitted to record at fair value on a recurring basis under other accounting pronouncements as of December 31, 2012 and 2011:

	2012
Description	Fair Value	Level 1	Level 2	Level 3

Available-for-sale investment securities:
U.S. Government sponsored entities
and agencies	$7,377,000	$—	$7,377,000	$—
Corporate bonds	3,063,000	—	3,063,000	—
Residential mortgage-backed securities
issued by U.S. Government sponsored
entities and agencies	30,381,000	—	30,381,000	—
Obligations of state and political sub-divisions	2,738,000	—	2,738,000	—
Total assets measured at fair value
on a recurring basis	$43,559,000	$—	$43,559,000	$—

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 3 – FAIR VALUE MEASUREMENTS (Continued)

	2011
Description	Fair Value	Level 1	Level 2	Level 3

Available-for-sale investment securities:
U.S. Government sponsored entities
and agencies	$13,078,000	$—	$13,078,000	$—
Corporate bonds	6,129,000	—	6,129,000	—
Residential mortgage-backed securities
issued by U.S. Government sponsored
entities and agencies	24,888,000	—	24,888,000	—
Obligations of state and political sub-
divisions	4,879,000	—	4,879,000	—
Total assets measured at fair value
on a recurring basis	$48,974,000	$—	$48,974,000	$—

Fair values for Level 2 available-for-sale investment securities are based on quoted market prices for similar securities. During the years ended December 31, 2012 and 2011, there were no transfers in or out of Levels 1 and 2. There were no liabilities required to be recorded at fair value on a recurring basis as of December 31, 2012 and 2011.

Non-recurring Basis

The following tables show assets the Company is required to record at fair value on a non-recurring basis under other accounting pronouncements as of December 31, 2012 and 2011:

	2012
Description	Fair Value	Level 1	Level 2	Level 3

Impaired loans:
Agricultural	$1,232,717	$—	$—	$1,232,717
Real estate–commercial	105,516	—	—	105,516
Real estate–construction	379,959	—	—	379,959
Other real estate:
Land	461,319	—	—	461,319
Total assets measured at fair
value on a non-recurring basis	$2,179,511	$—	$—	$2,179,511

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 3 – FAIR VALUE MEASUREMENTS (Continued)

	2011
Description	Fair Value	Level 1	Level 2	Level 3

Impaired loans:
Agricultural	$855,000	$—	$—	$855,000
Real estate-residential	1,266,805	—	—	1,266,805
Real estate–commercial	2,678,102	—	—	2,678,102
Real estate–construction	1,643,663	—	—	1,643,663
Other real estate:
Land	1,844,262	—	—	1,844,262
Total assets measured at fair
value on a non-recurring basis	$8,287,832	$—	$—	$8,287,832

There were no liabilities required to be recorded at fair value on a non-recurring basis as of December 31, 2012 and 2011.

Impaired Loans: Impaired loans carried at fair value consist of collateral dependent impaired loans with a partial charge-off of principal recognized during the year or a valuation allowance determined based on the fair value of the collateral. Impaired loans carried at fair value had a principal balance of $1,985,822 and $7,610,183 with a valuation allowance of $267,630 and $1,166,613 as of December 31, 2012 and 2011, respectively. Charge-offs of principal and increases to specific reserves resulted in additional provision for loan and lease losses of $2,143,735 and $1,390,710 for the years ended December 31, 2012 and 2011, respectively. In certain cases, the additional provision required for charge-offs of principal and increases to specific reserves was partially offset by a reduction in provision needed for loans collectively measured for impairment during the respective periods. The fair value of collateral is based on recent third party appraisals.  These appraisals utilize a market, income, or cost approach or some combination of the three and typically contain unobservable market data.  Therefore, such appraisals are classified as Level 3 in the fair value hierarchy.  Unobservable market data contained in appraisals often includes adjustments to comparable property sales for such items as location, condition, size and quality.

Other Real Estate: The fair value of other real estate is estimated based on recent third party appraisals. Appraisals conducted on other real estate utilize a market, income, or cost approach or some combination of the three and typically contain unobservable market data.  Therefore, such appraisals are classified as Level 3 in the fair value hierarchy.  Unobservable market data contained in appraisals often includes adjustments to comparable property sales for such items as location, condition, size and quality. When a new appraisal indicates a decline in fair value from the property’s original cost basis, a valuation allowance is established to reduce the carrying value to fair value less estimated costs to sell. The Company was not required to record a valuation allowance during the year ended December 31, 2012 on properties carried at fair value as of December 31, 2012. During the year ended December 31, 2011, the company recorded valuation allowances totaling $380,000 on properties carried at fair value as of December 31, 2011.

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 3 – FAIR VALUE MEASUREMENTS (Continued)

Appraisals for both collateral dependent impaired loans and other real estate are performed by certified appraisers whose qualifications and licenses have been reviewed and verified by the Company. Once received, a member of management reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics. The Company periodically compares the actual selling price of collateral that has been sold to the most recent appraised value to determine what additional adjustment should be made to the appraisal value to arrive at fair value. The most recent analysis performed indicated that no discount should be applied to properties with appraisals performed within 12 months of the balance sheet date. Management generally updates appraisals on an annual basis.

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis as of December 31, 2012:

			Significant
		Valuation	Unobservable
Description	Fair Value	Technique	Inputs	Range
Impaired loans:
Agricultural	$1,232,717	Sales comparison	Adjustments for differences	-31% to 69%
		approach	between the property and
			comparable sales
Real estate–commercial	105,516	Sales comparison	Adjustments for differences	10% to 30%
		approach	between the property and
			comparable sales
Real estate–construction	379,959	Sales comparison	Adjustments for differences	-64% to 22%
		approach	between the property and
			comparable sales
Other real estate:
Land	461,319	Sales comparison	Adjustments for differences	-47% to 21%
		approach	between the property and
			comparable sales

NOTE 4 – INVESTMENT SECURITIES

Available-for-Sale: The amortized cost and estimated fair value of available-for-sale investment securities as of December 31, 2012 and 2011 consisted of the following:

	2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
U.S. Government sponsored entities and agencies	$7,274,236	$102,764	$—	$7,377,000
Corporate bonds	3,042,328	20,672	—	3,063,000
Residential mortgage-backed securities issued by U.S. Government sponsored entities and agencies	30,189,063	238,452	(46,515)	30,381,000
Obligations of states and political subdivisions	2,690,985	47,015	—	2,738,000
	$43,196,612	$408,903	$(46,515)	$43,559,000

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 4 – INVESTMENT SECURITIES (Continued)

	2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
U.S. Government sponsored entities and agencies	$13,074,385	$86,743	$(83,128)	$13,078,000
Corporate bonds	6,179,939	11,197	(62,136)	6,129,000
Residential mortgage-backed securities issued by U.S. Government sponsored entities and agencies	24,625,484	281,946	(19,430)	24,888,000
Obligations of states and political subdivisions	4,842,738	38,313	(2,051)	4,879,000
	$48,722,546	$418,199	$(166,745)	$48,974,000

Net unrealized gains on available-for-sale investment securities totaling $362,388 were recorded, net of $148,579 in tax expense, as accumulated other comprehensive income within shareholders' equity as of December 31, 2012. There were $29,548,915 in proceeds, $406,736 in realized gains and $40,000 in realized losses on sales and calls of available-for-sale investment securities for the year ended December 31, 2012.

Net unrealized gains on available-for-sale investment securities totaling $251,454 were recorded, net of $103,096 in tax expense, as accumulated other comprehensive income within shareholders' equity as of December 31, 2011. Proceeds from sales and calls of available-for-sale investment securities totaled $10,560,000 and $11,736,000 for the years ended December 31, 2011 and 2010, respectively. There were no realized gains or losses on sales and calls of available-for-sale investment securities for the years ended December 31, 2011 and 2010.

Held-to-Maturity: The amortized cost and estimated fair value of held-to-maturity investment securities as of December 31, 2012 and 2011 consisted of the following:

	2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
Obligations of states and political subdivisions	$18,618,344	$265,304	$(31,648)	$18,852,000

	2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
Obligations of states and political subdivisions	$15,161,609	$251,460	$(15,069)	$15,398,000

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

There was $282,150 in proceeds and $3,011 in realized gains on the sale of one held-to-maturity investment security for the year ended December 31, 2012. The Company sold the investment security due to credit deterioration of the issuer. Proceeds from calls and maturities of held-to-maturity investment securities for the years ended December 31, 2012, 2011 and 2010 totaled $3,390,000, $1,760,000 and $560,000, respectively.

Investment securities with unrealized losses as of December 31, 2012 and 2011 are summarized and classified according to the duration of the loss period as follows:

	2012
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-Sale
Debt securities:
Residential mortgage-backed securities issued by U.S. Government sponsored entities and agencies	$11,158,000	$(46,515)	$—	$—	$11,158,000	$(46,515)

Held-to-Maturity
Obligations of states and political subdivisions	$4,648,000	$(28,971)	$617,000	$(2,677)	$5,265,000	$(31,648)

	2011
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-Sale
Debt securities:
U.S. Government sponsored entities and agencies	$3,086,000	$(83,128)	$—	$—	$3,086,000	$(83,128)
Corporate bonds	2,489,000	(62,136)	—	—	2,489,000	(62,136)
Residential mortgage-backed securities issued by U.S. Government sponsored entities and agencies	10,278,000	(19,430)	—	—	10,278,000	(19,430)
Obligations of states and political subdivisions	250,000	(2,051)	—	—	250,000	(2,051)
	$16,103,000	$(166,745)	$—	$—	$16,103,000	$(166,745)

Held-to-Maturity
Obligations of states and political subdivisions	$3,787,000	$(14,835)	$601,000	$(234)	$4,388,000	$(15,069)

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 4 – INVESTMENT SECURITIES (Continued)

Residential Mortgage-Backed Securities Issued by U.S. Government Sponsored Entities and Agencies: Management believes the unrealized losses on the Company's investments in residential mortgage-backed securities issued by Fannie Mae, a U.S. Government sponsored entity, are caused by interest rate fluctuations and are not attributable to changes in credit quality. These investments were in a loss position for less than twelve months and the losses are not significant. Because the Company does not have the intent to sell these mortgage-backed securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these investments to be other-than-temporarily impaired as of December 31, 2012.

Obligations of States and Political Subdivisions: Management believes the unrealized losses on the Company's investments in obligations of states and political subdivisions are caused by interest rate fluctuations and are not attributable to changes in credit quality. Additionally, the contractual cash flows of these investments are a general obligation of, or are supported by specific revenues of, a state or local municipality. Because the Company does not have the intent to sell these obligations of states and political subdivisions and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these investments to be other-than-temporarily impaired as of December 31, 2012.

The amortized cost and estimated fair value of investment securities as of December 31, 2012 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Within one year	$5,346,497	$5,370,000	$2,676,092	$2,706,000
After one year through five years	4,699,801	4,792,000	12,099,718	12,302,000
After five years through ten years	2,961,251	3,016,000	2,842,534	2,839,000
After ten years	—	—	1,000,000	1,005,000
	13,007,549	13,178,000	18,618,344	18,852,000

Investment securities not due at a single maturity date:
Residential mortgage-backed securities issued by U.S. Government sponsored entities and agencies	30,189,063	30,381,000	—	—
	$43,196,612	$43,559,000	$18,618,344	$18,852,000

Investment securities with amortized costs of $17,736,850 and $18,719,593 and estimated fair values of $18,032,000 and $19,004,000 were pledged to secure Local Agency Deposit accounts and certain borrowing arrangements (see Note 9) as of December 31, 2012 and 2011, respectively.

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 5 – LOANS AND LEASES

Outstanding loans and leases as of December 31, 2012 and 2011 are summarized below:

	2012	2011
Commercial	$16,875,547	$17,181,954
Agricultural	5,616,976	6,988,542
Real estate-residential	38,443,791	40,526,181
Real estate-commercial	102,273,349	88,424,547
Real estate-construction	3,254,035	11,124,355
Consumer	1,324,123	1,493,449
Leases	36,852	104,210
	167,824,673	165,843,238
Allowance for loan and lease losses	(3,549,492)	(4,807,173)
	$164,275,181	$161,036,065

Salaries and employee benefits totaling $99,400, $74,700 and $70,350 were deferred as loan origination costs during the years ended December 31, 2012, 2011 and 2010, respectively.

Certain loans have been pledged to secure borrowing arrangements (see Note 9).

Changes in the allowance for loan and lease losses were as follows:

	Year Ended December 31,
	2012	2011	2010
Balance, beginning of year	$4,807,173	$5,819,601	$5,392,810
Provision for loan losses	2,650,000	900,000	5,845,000
Charge-offs to the allowance	(4,952,640)	(1,980,549)	(5,682,111)
Recoveries of loans previously charged off	1,044,959	68,121	263,902
Balance, end of year	$3,549,492	$4,807,173	$5,819,601

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 5 – LOANS AND LEASES (Continued)

The following table shows the allocation of the allowance for loan and lease losses as of and for the year ended December 31, 2012 by class and by impairment methodology:

	Commercial	Agricultural	Real Estate-Residential	Real Estate-Commercial	Real Estate-Construction	Consumer	Leases	Unallocated	Total
Allowance for Credit Losses
Beginning balance	$510,702	$996,487	$967,113	$1,801,201	$500,055	$12,079	$391	$19,145	$4,807,173
Provision	(76,613)	389,649	(492,338)	1,829,326	1,022,281	(2,769)	(391)	(19,145)	2,650,000
Charge-offs	—	(1,083,070)	(116,845)	(1,594,089)	(2,155,042)	(3,594)	—	—	(4,952,640)
Recoveries	25,300	—	122,416	—	897,224	19	—	—	1,044,959
Ending Balance	$459,389	$303,066	$480,346	$2,036,438	$264,518	$5,735	$—	$—	$3,549,492
Ending balance: individually evaluated for impairment	$—	$80,883	$—	$20,081	$166,666	$—	$—	$—	$267,630
Ending balance: individually collectively for impairment	$459,389	$222,183	$480,346	$2,016,357	$97,852	$5,735	$—	$—	$3,281,862
Loans
Ending balance	$16,875,547	$5,616,976	$38,443,791	$102,273,349	$3,254,035	$1,324,123	$36,852	$—	$167,824,673
Ending balance: individually evaluated for impairment	$—	$1,313,600	$614,698	$125,597	$546,625	$—	$—	$—	$2,600,520
Ending balance: individually collectively for impairment	$16,875,547	$4,303,376	$37,829,093	$102,147,752	$2,707,410	$1,324,123	$36,852	$—	$165,224,153

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 5 – LOANS AND LEASES (Continued)

The following table shows the allocation of the allowance for loan and lease losses as of and for the year ended December 31, 2011 by class and by impairment methodology:

	Commercial	Agricultural	Real Estate-Residential	Real Estate-Commercial	Real Estate-Construction	Consumer	Leases	Unallocated	Total
Allowance for Credit Losses
Beginning balance	$546,544	$234,187	$1,254,945	$2,568,910	$1,207,285	$7,765	$643	$(678)	$5,819,601
Provision	28,719	727,723	550,489	(237,298)	(225,569)	36,365	(252)	19,823	900,000
Charge-offs	(67,623)	—	(842,127)	(530,411)	(508,337)	(32,051)	—	—	(1,980,549)
Recoveries	3,062	34,577	3,806	—	26,676	—	—	—	68,121
Ending Balance	$510,702	$996,487	$967,113	$1,801,201	$500,055	$12,079	$391	$19,145	$4,807,173
Ending balance: individually evaluated for impairment	$—	$756,245	$256,985	$153,383	$—	$—	$—	$—	$1,166,613
Ending balance: individually collectively for impairment	$510,702	$240,242	$710,128	$1,647,818	$500,055	$12,079	$391	$19,145	$3,640,560
Loans
Ending balance	$17,181,954	$6,988,542	$40,526,181	$88,424,547	$11,124,355	$1,493,449	$104,210	$—	$165,843,238
Ending balance: individually evaluated for impairment	$—	$1,611,245	$1,523,790	$3,137,285	$4,021,822	$—	$—	$—	$10,294,142
Ending balance: individually collectively for impairment	$17,181,954	$5,377,297	$39,002,391	$85,287,262	$7,102,533	$1,493,449	$104,210	$—	$155,549,096

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 5 – LOANS AND LEASES (Continued)

The following tables show the loan and lease portfolio by class allocated by management's internal risk ratings as of December 31, 2012 and 2011:

	2012
	Commercial	Agricultural	Real Estate-Residential	Real Estate-Commercial	Real Estate-Construction	Consumer	Leases	Total
Grade:
Pass	$15,478,930	$4,303,376	$38,201,124	$98,854,415	$2,707,410	$1,324,123	$36,852	$160,906,230
Special Mention	—	—	—	—	—	—	—	—
Substandard	1,396,617	1,313,600	242,667	3,418,934	546,625	—	—	6,918,443
Total	$16,875,547	$5,616,976	$38,443,791	$102,273,349	$3,254,035	$1,324,123	$36,852	$167,824,673

	2011
	Commercial	Agricultural	Real Estate-Residential	Real Estate-Commercial	Real Estate-Construction	Consumer	Leases	Total
Grade:
Pass	$14,190,804	$4,563,730	$38,887,572	$78,913,509	$4,646,082	$1,493,449	$104,210	$142,799,356
Special Mention	1,797,266	—	—	2,819,906	—	—	—	4,617,172
Substandard	1,193,884	2,424,812	1,638,609	6,691,132	6,478,273	—	—	18,426,710
Total	$17,181,954	$6,988,542	$40,526,181	$88,424,547	$11,124,355	$1,493,449	$104,210	$165,843,238

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 5 – LOANS AND LEASES (Continued)

The following tables show an aging analysis of the loan and lease portfolio by class and the time past due as of December 31, 2012 and 2011:

	2012
	Accruing Interest
	Current	60-89 Days Past Due	Nonaccrual	Total Loans
Commercial	$16,875,547	$—	$—	$16,875,547
Agricultural	4,303,376	—	1,313,600	5,616,976
Real estate-residential	38,443,791	—	—	38,443,791
Real estate-commercial	102,147,752	—	125,597	102,273,349
Real estate-construction	2,707,410	—	546,625	3,254,035
Consumer	1,324,123	—	—	1,324,123
Leases	36,851	—	—	36,851
Total	$165,838,850	$—	$1,985,822	$167,824,672

	2011
	Accruing Interest
	Current	60-89 Days Past Due	Nonaccrual	Total Loans
Commercial	$17,181,954	$—	$—	$17,181,954
Agricultural	5,377,297	—	1,611,245	6,988,542
Real estate-residential	39,443,347	—	1,082,834	40,526,181
Real estate-commercial	85,287,262	—	3,137,285	88,424,547
Real estate-construction	9,307,885	—	1,816,470	11,124,355
Consumer	1,493,449	—	—	1,493,449
Leases	104,210	—	—	104,210
Total	$158,195,404	$—	$7,647,834	$165,843,238

Interest forgone on nonaccrual loans for the years ended December 31, 2012, 2011 and 2010 was $193,769, $327,553 and $684,214, respectively. The Company had no loans accruing interest that were over 90 days past due as of December 31, 2012, 2011 and 2010.

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 5 – LOANS AND LEASES (Continued)

The following tables show information related to impaired loans by class as of and for the years ended December 31, 2012 and 2011:

	2012
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
With no related allowance recorded:
Real estate-residential	$614,698	$728,036	$—	$25,348
Real estate-commercial	$20,317	$577,863	$—	$617,176

With an allowance recorded:
Agricultural	$1,313,600	$1,937,347	$80,883	$1,288,728
Real estate-commercial	$105,280	$513,383	$20,081	$256,668
Real estate-construction	$546,625	$2,453,338	$166,666	$1,350,923

Total:
Agricultural	$1,313,600	$1,937,347	$80,883	$1,288,728
Real estate-residential	$614,698	$577,863	$—	$25,348
Real estate-commercial	$125,597	$1,241,419	$20,081	$873,844
Real estate-construction	$546,625	$2,453,338	$166,666	$1,350,923

	2011
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
With no related allowance recorded:
Real estate-residential	$440,956	$574,408	$—	$443,351
Real estate-commercial	$2,623,902	$4,211,280	$—	$2,950,079
Real estate-construction	$4,021,822	$4,967,453	$—	$4,663,272

With an allowance recorded:
Agricultural	$1,611,245	$1,611,245	$756,245	$1,618,608
Real estate-commercial	$1,082,834	$1,795,371	$256,985	$1,529,515
Real estate-construction	$513,383	$513,383	$153,383	$517,924

Total:
Agricultural	$1,611,245	$1,611,245	$756,245	$1,618,608
Real estate-residential	$1,523,790	$2,369,779	$256,985	$1,972,866
Real estate-commercial	$3,137,285	$4,724,663	$153,383	$3,468,003
Real estate-construction	$4,021,822	$4,967,453	$—	$4,663,272

For purposes of this disclosure, the unpaid principle balance is not reduced for net charge-offs. The recorded investment in loans includes loan origination fees and excludes accrued interest receivable. Interest income recognized on impaired loans during the years ended December 31, 2012, 2011, and 2010 was not material.

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 5 – LOANS AND LEASES (Continued)

Troubled Debt Restructurings: As of December 31, 2012 and 2011, the Company has a recorded investment in troubled debt restructurings of $1,161,323 and $2,923,536, respectively. The Company has allocated $166,666 and $97,428 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2012 and 2011, respectively. The Company has not committed to lend any additional amounts to customers with outstanding loans that are classified as troubled debt restructurings.

During the years ended December 31, 2012 and 2011, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan to a stated rate of interest lower than the current market rate for new debt with similar risk or an extension of the maturity date. Modifications involving a reduction of the stated interest rate of the loan or an extension of the maturity date were for periods ranging from one to five years.

The following tables present loans by class modified as troubled debt restructurings during the years ended December 31, 2012 and 2011:

	2012
	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled debt restructurings:
Real estate-residential	2	$614,698	$614,698

	2011
	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled debt restructurings:
Real estate-commercial	2	$2,910,525	$2,910,525
Real estate-construction	2	$2,475,327	$2,475,327
Real estate-residential	2	1,758,274	1,758,274
Total	6	$7,144,126	$7,144,126

The troubled debt restructurings described above increased the allowance for loan losses by $0 and $832,905 and resulted in charge-offs of $113,338 and $735,657 during the years ended December 31, 2012 and 2011, respectively.

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 5 – LOANS AND LEASES (Continued)

The following tables present loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the years ended December 31, 2012 and 2011:

	2012
	Number of Loans	Recorded Investment
Troubled debt restructurings that subsequently defaulted:
Real estate-construction	2	$546,625

	2011
	Number of Loans	Recorded Investment
Troubled debt restructurings that subsequently defaulted:
Real estate-commercial	1	$265,808
Real estate-construction	1	$172,807
Real estate-residential	1	545,377
Total	3	$983,992

A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms. The troubled debt restructurings that subsequently defaulted described above increased the allowance for loan losses by $166,666 and $799,161 and resulted in charge offs of $1,877,642 and $701,733 during the year ended December 31, 2012 and 2011, respectively.

The terms of certain other loans were modified during the year ended December 31, 2012 that did not meet the definition of a troubled debt restructuring. The modification of these loans involved either a modification of the terms of a loan to borrowers who were not experiencing financial difficulties or a delay in a payment ranging from one to six months that was considered to be insignificant.

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company's internal underwriting policy.

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 6 – OTHER REAL ESTATE

Activity in other real estate for the years ended December 31, 2012, 2011 and 2010 consisted of the following:

	2012	2011	2010
Balance, beginning of year	$1,844,262	$6,285,494	$598,815
Transfer of loans held for investment to other real estate	—	—	7,104,338
Other real estate impairment	(80,000)	(440,000)	(1,086,459)
Sales and other proceeds for other real estate	(1,302,943)	(4,001,232)	(331,200)
Balance, end of year	$461,319	$1,844,262	$6,285,494

NOTE 7 – PREMISES AND EQUIPMENT

Premises and equipment as of December 31, 2012 and 2011 consisted of the following:

	2012	2011
Furniture and equipment	$1,744,842	$1,876,912
Leasehold improvements	1,080,848	1,052,895
	2,825,690	2,929,807
Less accumulated depreciation and amortization	(2,547,032)	(2,786,489)
	$278,658	$143,318

Depreciation and amortization included in occupancy and equipment expense totaled $115,051, $242,225 and $302,215 for the years ended December 31, 2012, 2011 and 2010, respectively.

NOTE 8 – INTEREST-BEARING DEPOSITS

Interest-bearing deposits as of December 31, 2012 and 2011 consisted of the following:

	2012	2011

Savings	$9,176,369	$7,434,100
Money market	71,057,853	68,682,169
NOW accounts	58,765,724	50,835,339
Time, $100,000 or more	11,086,199	13,035,225
Other time	11,947,274	13,102,498
	162,033,419	153,089,331

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 8 – INTEREST-BEARING DEPOSITS (Continued)

Aggregate annual maturities of time deposits are as follows:

Year Ending
December 31,
2013	$18,580,156
2014	3,838,874
2015	550,406
2016	64,037
23,033,473

Interest expense recognized on interest-bearing deposits for the years ended December 31, 2012, 2011 and 2010 consisted of the following:

	2012	2011	2010

Savings	7,919	7,068	11,683
Money market	$336,893	$422,357	$616,673
NOW accounts	39,025	51,947	61,903
Time, $100,000 or more	79,875	109,247	190,957
Other time	61,788	91,700	169,752
	525,500	682,319	1,050,968

NOTE 9 – BORROWING ARRANGEMENTS

The Company has $12,000,000 in unsecured borrowing arrangements with two of its correspondent banks. There were no short-term borrowings outstanding under this arrangement as of December 31, 2012 and 2011.

In addition, the Company can borrow up to the market value of securities pledged to a separate correspondent bank. Investment securities with amortized costs totaling $2,054,743 and $2,791,478 and estimated fair values totaling $2,090,000 and $2,804,000 were pledged to the correspondent bank under this agreement as of December 31, 2012 and 2011, respectively. As of December 31, 2012 and 2011, the Company had no outstanding borrowings under this agreement.

Lastly, the Company can borrow from the FHLB on either a short-term or long-term basis up to approximately $68,906,000 and $54,003,000 as of December 31, 2012 and 2011, respectively, based on specified percentages of the collateral pledged. Various loans totaling approximately $121,306,000 and $110,998,000 as of December 31, 2012 and 2011, respectively, secure this borrowing arrangement. As of December 31, 2012 and 2011, the Company had no outstanding borrowings under this arrangement.

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 10 – SUBORDINATED DEBENTURES

The following is a summary of the subordinated debentures due to the Company's grantor trusts as of December 31, 2012 and 2011:

Subordinated debentures due to NorCal Community Bancorp Trust I
with interest payable quarterly, based on 3-month LIBOR plus 3.05%, repricing quarterly (3.36% as of December 31, 2012), redeemable, in whole or in part, beginning October 7, 2008, and due October 7, 2033.	$4,124,000

Subordinated debentures due to NorCal Community Bancorp Trust II
with interest payable quarterly, based on 3-month LIBOR plus 1.40%, repricing quarterly (1.71% as of December 31, 2012), redeemable, in whole or in part, beginning March 15, 2011, and due March 15, 2036.	4,124,000

$8,248,000

The Trusts have the option to defer payment of the distributions for a period of up to five years, as long as the Company is not in default on the payment of interest on the Subordinated Debentures. Beginning with interest due for the quarter ended December 31, 2009, the Company began deferring interest payments as allowed. As of December 31, 2012 and 2011, the balance of accrued interest related to subordinated debentures totaled $761,553 and $534,191, respectively, and is included in accrued interest payable and other liabilities on the consolidated balance sheets. The Trust Preferred Securities were sold and issued in private transactions pursuant to an exemption from registration under the Securities Act of 1933, as amended.

The amount of trust preferred securities that may be included in Tier 1 capital may not exceed 25% of the sum of all core capital elements, including restricted core capital elements, net of goodwill less any associated deferred tax liability. As of December 31, 2012 and 2011, $6,618,000 and $6,934,000, respectively, of the trust preferred securities qualified as Tier 1 capital.

The Company has guaranteed, on a subordinated basis, distributions and other payments due on trust preferred securities totaling $8,000,000 issued by the grantor trusts which have identical maturity, repricing and payment terms as the subordinated debentures.

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 11 – INCOME TAXES

The provision for (benefit from) income taxes for the years ended December 31, 2012, 2011 and 2010 consisted of the following:

	Federal	State	Total
2012

Current	$—	$1,600	$1,600
Deferred	(344,000)	(222,000)	(566,000)

Total	(344,000)	(220,400)	(564,400)

Change in valuation allowance	344,000	222,000	566,000

Provision for income taxes	$—	$1,600	$1,600

2011

Current	$—	$90,000	$90,000
Deferred	(48,000)	(25,000)	(73,000)

Total	(48,000)	65,000	17,000

Change in valuation allowance	48,000	25,000	73,000

Provision for income taxes	$—	$90,000	$90,000

2010

Current	(94,000)	(4,000)	(98,000)
Deferred	(1,931,000)	(858,000)	(2,789,000)

Total	(2,025,000)	(862,000)	(2,887,000)

Change in valuation allowance	1,945,000	858,000	2,803,000

Benefit from income taxes	(80,000)	(4,000)	(84,000)

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 11 – INCOME TAXES (Continued)

Deferred tax assets (liabilities) as of December 31, 2012 and 2011 consisted of the following:

	2012	2011

Deferred tax assets:
Operating loss carryforwards	$4,913,000	$3,167,000
Other real estate	470,000	954,000
Bank premises and equipment	339,000	303,000
Allowance for loan and lease losses	51,000	871,000
Other	274,000	189,000
Total Deferred tax assets before valuation allowance	6,047,000	5,484,000

Valuation allowance	(5,947,000)	(5,381,000)

Total deferred tax assets	100,000	103,000

Deferred tax liabilities:
Unrealized gain on available-for-sale investment securities	(149,000)	(103,000)
Deferred loan costs	(58,000)	(48,000)
FHLB dividends	(42,000)	(43,000)
Tax accounting for book accruals	—	(12,000)
Total deferred tax liabilities	(249,000)	(206,000)

Net deferred tax liabilities	$(149,000)	$(103,000)

The Company and its subsidiaries file income tax returns in the United States and California jurisdictions. With few exceptions, the Company is no longer subject to Federal examination for years ended before December 31, 2008 and State income tax examination by tax authorities for years ended before December 31, 2007. As of December 31, 2012, there were no unrecognized tax benefits or interest and penalties accrued by the Company.

As of December 31, 2012, the Company had federal and California net operating loss carryforwards (NOLs) of approximately $9,616,000 and $22,612,000, respectively. If not fully utilized, the federal NOL will begin to expire in 2030, and the California NOL will begin to expire in 2028.

The determination of the amount of deferred income tax assets which are more likely than not to be realized is primarily dependent on projections of future earnings, which are subject to uncertainty and estimates that may change given economic conditions and other factors. The realization of deferred income tax assets is assessed and a valuation allowance is recorded if it is "more likely than not" that all or a portion of the deferred tax assets will not be realized. "More likely than not" is defined as greater than a 50% chance. All available evidence, both positive and negative is considered to determine whether, based on the weight of that evidence, a valuation allowance is needed.

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 11 – INCOME TAXES (Continued)

Based upon an analysis of available evidence, the Company has determined that it is "more likely than not" that all of the deferred income tax assets as of December 31, 2012 and 2011 would not be fully realized and, therefore, a full valuation allowance of $5,947,000 and $5,381,000, respectively, was recorded. Prospective earnings, tax law changes or capital changes could prompt the Company to reevaluate the assumptions used to establish the valuation allowance which could result in the reversal of all or part of the valuation allowance.

The California Franchise Tax Board examined deductions claimed by the Company during prior years for interest received on Enterprise Zone loans. During the year ended December 31, 2011, a deficiency was assessed totaling $88,074, including interest of $14,000, which the Company paid during the year ended December 31, 2011.

The provision for income taxes differs from amounts computed by applying the statutory Federal income tax rate to income before income taxes. The significant items comprising these differences for the years ended December 31, 2012, 2011 and 2010 are as follows:

	2012		2011		2010
	Amount	Rate %	Amount	Rate %	Amount	Rate %

Federal income tax (benefit)
expense, at statutory rate	$(334,921)	(34.0)	$34,797	34.0	$(2,054,099)	(34.0)
State franchise tax (benefit)
expense, net of Federal tax effect	(70,475)	(7.2)	7,332	7.2	(533,296)	(8.8)
State Enterprise Zone tax and	—	—	88,074	86.1	—	—
interest
Interest on obligations of states and
political subdivisions	(52,485)	(5.3)	(51,981)	(50.8)	(74,325)	(1.2)
Other	(106,519)	(10.9)	(61,212)	(59.9)	(225,280)	(3.8)
Change in valuation allowance for
deferred tax assets allocated to income tax expense	566,000	57.5	73,000	71.3	2,803,000	46.4

Total provision (benefit) for
income taxes	1,600	0.1	90,000	87.9	(84,000)	(1.4)

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Operating Leases: The Company leases two branch offices, two commercial banking offices, an accounting department office and an administrative office under non-cancelable operating leases. The leases expire at different times through 2020, with some leases containing five year renewal options. Future minimum lease payments are as follows:

Year Ending
December 31,
2013	$581,254
2014	407,216
2015	415,649
2016	400,168
2017	397,884
Thereafter	657,327

$2,859,498

Rental expense included in occupancy and equipment expense totaled $882,902, $875,129 and $877,584 for the years ended December 31, 2012, 2011 and 2010, respectively.

Financial Instruments With Off-Balance-Sheet Risk: The Bank is a party to financial instruments with off‑balance‑sheet risk in the normal course of business in order to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments consist of commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the consolidated balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and standby letters of credit as it does for loans included on the consolidated balance sheets.

The following financial instruments represent off‑balance‑sheet credit risk as of December 31, 2012 and 2011:

	2012	2011

Commitments to extend credit	$30,430,000	$31,389,000
Standy letters of credit	$1,251,000	$1,095,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case‑by‑case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, and deeds of trust on residential real estate and income‑producing commercial and agricultural properties.

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 12 – COMMITMENTS AND CONTINGENCIES (Continued)

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance or financial obligation of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.

As of December 31, 2012, commercial loan commitments represent approximately 41% of total commitments and are generally secured by accounts receivable and inventory and have variable interest rates. Real estate loan commitments represent 57% of total commitments and generally have variable interest rates. Personal lines of credit represent the remaining 2% of total commitments.

Concentrations of Credit Risk: The Bank grants real estate mortgage, real estate construction, commercial, agricultural and consumer loans to customers in the Bank's geographic service area. Although management believes the Bank has a diversified loan portfolio, a substantial portion of its portfolio is secured by real estate.

As of December 31, 2012, in management's judgment, a concentration existed in loans secured by real estate. At that date, approximately 86% of the loans were real estate related, with commercial real estate loans representing 61%, residential real estate loans representing 23% and real estate construction loans representing 2% of total loans.

As of December 31, 2011, in management's judgment, a concentration existed in real estate loans. At that date, approximately 84% of the loans were real estate related, with commercial real estate loans representing 53%, residential real estate loans representing 24% and real estate construction loans representing 7% of total loans.

A substantial decline in the performance of the economy in general or a continued decline in real estate values in the Bank's primary market area, in particular, could have an adverse impact on collectibility, increase the level of real estate related nonperforming loans, or have other adverse effects which alone or in the aggregate could have a material adverse effect on the financial condition of the Bank.

Federal Reserve Requirement: Banks are required to maintain reserves with the FRB equal to a percentage of their reservable deposits. The Bank's vault cash fulfilled its reserve requirement as of December 31, 2012.

Contingencies: The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to such actions will not materially affect the consolidated financial position or consolidated results of operations of the Company.

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 13 – SHAREHOLDERS' EQUITY

Dividend Restrictions: The Company's ability to pay cash dividends is dependent on dividends paid to it by the Bank and limited by California law. Under California law, the holders of common stock of the Company are entitled to receive dividends when and as declared by the Board of Directors, out of funds legally available, subject to certain restrictions. California General Corporation Law prohibits the Company from paying dividends on its common stock unless: (i) its retained earnings, immediately prior to the dividend payment, equals or exceeds the amount of the dividend or (ii) immediately after giving effect to the dividend, the sum of the Company's assets (exclusive of goodwill and deferred charges) would be at least equal to 125% of its liabilities (not including deferred taxes, deferred income and other deferred liabilities) and the current assets of the Company would be at least equal to its current liabilities, or, if the average of its earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of its interest expense for the two preceding fiscal years, at least equal to 125% of its current liabilities. In addition, the Company's ability to pay dividends is subject to certain covenants contained in the indentures relating to the trust preferred securities issued by the grantor trusts.

Dividends from the Bank to the Company are restricted under certain federal laws and regulations governing banks. In addition, California law restricts the total dividend payments of any bank to the lesser of the bank's retained earnings or the bank's net income for the latest three fiscal years, less dividends previously paid during that period. The Company and the Bank are currently restricted from paying cash dividends without the prior written approval of their regulators.

Earnings (Loss) Per Share: The following table shows a reconciliation of the numerators and denominators of the basic and diluted earnings (loss) per share computations for the years ended December 31, 2012, 2011 and 2010:

	Net (Loss) Income	Weighted Average Number of Shares Outstanding	Per Share Amount
December 31, 2012
Basic loss per share	$(986,663)	10,610,716	$(0.09)
Diluted loss per share	$(986,663)	10,655,861	$(0.09)
December 31, 2011
Basic income per share	$12,345	10,612,713	$—
Diluted income per share	$12,345	10,623,048	$—
December 31, 2010
Basic loss per share	$(5,957,467)	4,166,327	$(1.43)
Diluted loss per share	$(5,957,467)	$4,166,327	$(1.43)

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 13 – SHAREHOLDERS' EQUITY (Continued)

Stock options for 35,250, 127,433 and 137,750 shares of common stock were not considered in computing diluted earnings per common share for the years ended December 31, 2012, 2011 and 2010, respectively, because they were antidilutive.

Share-Based Compensation

Stock Options - Stock option activity for the years ended December 31, 2012, 2011 and 2010 is summarized as follows:

	2012		2011		2010
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding, beginning of year	137,750	$5.17	137,750	$5.17	159,132	$6.50
Options granted	—	$—	—	$—	50,000	$1.50
Options forfeited	(62,500)	$4.58	—	$—	(71,382)	$5.57
Options outstanding, end of year	75,250	$5.65	137,750	$5.17	137,750	$5.17
Options exercisable, end of year	75,250	$5.65	137,750	$5.17	87,750	$7.25

The aggregate intrinsic value of options outstanding, in-the-money and exercisable was $14,400 as of December 31, 2012.

A summary of options outstanding as of December 31, 2012 follows:

Range of Exercise Prices	Number of Options Outstanding December 31, 2012	Weighted Average Remaining Contractual Life	Options Exercisable December 31, 2012
$1.50	40,000	3 years	40,000
$8.22	18,000	10 months	18,000
$12.00	1,500	1.9 years	1,500
$12.67	15,750	1.5 years	15,750
	75,250		75,250

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 13 – SHAREHOLDERS' EQUITY (Continued)

The following table summarizes the assumptions utilized in the calculation of the fair value of the options granted during the year ended December 31, 2010:

Risk-free interest rate	2.0%
Expected life	5 years
Expected volatility	57%
Expected dividend yield	N/A
Weighted average grant date fair value	$0.75

Restricted Common Stock Awards - Restricted common stock activity for the years ended December 31, 2012, 2011 and 2010 is summarized as follows:

	2012		2011		2010
	Shares	Weighted Average Grant-Date Fair Value	Shares	Weighted Average Grant-Date Fair Value	Shares	Weighted Average Grant-Date Fair Value
Unvested shares outstanding, beginning of year	—	$—	10,088	$18.57	23,102	$18.19
Shares awarded	40,000	$1.70	—	$—	—	$—
Shares vested	—	$—	(10,088)	$18.57	(13,014)	$17.89
Shares forfeited	—	$—	—	$—	—	$—
Unvested shares outstanding, end of year	40,000	$1.70	—	$—	10,088	$18.57

The restricted common stock awards vested in equal installments over a one, three or five year period on the anniversary dates of the awards as established by the Board of Directors. The unvested restricted common stock awards outstanding as of December 31, 2012 will vest in May 2013. The compensation expense related to these unvested awards totaled approximately $23,000 as of December 31, 2012. Participants receiving these restricted common stock awards were granted the right to dividend payments as well as voting rights on the non-vested shares.

The compensation cost that has been charged against income for restricted common stock awards was approximately $45,000, $194,000 and $221,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

Restricted common stock compensation expense is recognized on a straight-line basis over the vesting period. The intrinsic value of unvested restricted common stock outstanding was approximately $74,000 as of December 31, 2012.

Common Stock Offering: In November 2010, the Company completed a private placement common stock offering. A total of 7,450,000 shares were issued at $1 per share for total proceeds of $7,450,000. The common stock was recorded net of $398,870 in stock offering costs.

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 13 – SHAREHOLDERS' EQUITY (Continued)

Common Stock Repurchase Program: Effective January 2008, the Board of Directors of the Company authorized a stock repurchase program. Repurchases are limited to the lesser of 120,000 shares, four percent of outstanding common stock or the number of shares with an aggregate repurchase price of $2,000,000. The repurchases are to be made from time to time as conditions allow. The Board of Directors has reserved the right to suspend, terminate, modify or cancel this repurchase program at any time for any reason. During 2012, 2011 and 2010, no shares were repurchased under this plan as the Company was not allowed to repurchase shares without regulatory approval.

NOTE 14 – REGULATORY CAPITAL MATTERS

The Bank is subject to certain regulatory capital requirements administered by the FDIC. Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements.

Under capital adequacy guidelines, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. These quantitative measures are established by regulation and require that minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets be maintained. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of December 31, 2012 and 2011, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 14 – REGULATORY MATTERS

	2012		2011
	Amount	Ratio	Amount	Ratio
Leverage Ratio
Bank of Alameda	$28,081,000	10.3%	$28,600,000	11.4%
Minimum requirement under Informal Agreements	$24,642,000	9.0%	$25,202,000	10.0%
Minimum requirement for "Well-Capitalized" institution	$13,690,000	5.0%	$12,601,000	5.0%
Minimum regulatory requirement	$10,952,000	4.0%	$10,081,000	4.0%
Tier 1 Risk-Based Capital Ratio
Bank of Alameda	$28,081,000	15.8%	$28,600,000	16.2%
Minimum requirement for "Well-Capitalized" institution	$10,663,000	6.0%	$10,571,000	6.0%
Minimum regulatory requirement	$7,108,000	4.0%	$7,048,000	4.0%
Total Risk-Based Capital Ratio
Bank of Alameda	$30,320,000	17.1%	$30,835,000	17.5%
Minimum requirement under Informal Agreements	$21,325,000	12.0%	$21,143,000	12.0%
Minimum requirement for "Well-Capitalized" institution	$17,771,000	10.0%	$17,619,000	10.0%
Minimum regulatory requirement	$14,217,000	8.0%	$14,095,000	8.0%

NOTE 15 – OTHER EXPENSES

Other expenses for the years ended December 31, 2012, 2011 and 2010 consisted of the following:

	2012	2011	2010
Professional fees	$564,163	$341,436	$939,329
Data processing	536,065	515,764	606,729
Regulatory fees and FDIC insurance	374,039	681,677	606,842
Other real estate expense, impairment and loss on sale	328,454	555,208	1,137,782
Insurance	191,972	230,973	189,752
Director fees	179,968	176,136	163,720
Advertising and promotion	56,345	37,119	40,158
Other operating expenses	665,563	620,254	694,835
	$2,896,569	$3,158,567	$4,379,147

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 16 – EMPLOYEE RETIREMENT PLAN

During 1998, the Board of Directors adopted a Salary Deferral 401(k) Plan. The plan is available to employees meeting certain age and length of service requirements. Under the plan, employees can defer a selected portion of their annual compensation and the Company may match each employee contribution in an amount to be determined annually under a formula established by the Company. The Company made no contributions during the years ended December 31, 2012, 2011 and 2010.

NOTE 17 – SUBSEQUENT EVENT

Effective February 19, 2013, the informal agreement between the Bank and its regulators was terminated.

NOTE 18 – PARENT ONLY CONDENSED FINANCIAL STATEMENTS

CONDENSED BALANCE SHEETS
December 31, 2012 and 2011

	2012	2011
ASSETS
Cash and due from banks	$420,178	$639,207
Investment in Bank subsidiary	28,301,318	28,757,862
Accrued interest receivable and other assets	342,042	335,275
Total assets	$29,063,538	$29,732,344
LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued interest payable and other liabilities	$742,441	$535,379
Subordinated debentures	8,248,000	8,248,000
Total liabilities	8,990,441	8,783,379
Shareholders' equity:
Common Stock	19,318,440	19,273,096
Retained earnings	540,848	1,527,511
Accumulated other comprehensive income, net of taxes	213,809	148,358
Total shareholders' equity	20,073,097	20,948,965
Total liabilities and shareholders' equity	$29,063,538	$29,732,344

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 18 – PARENT ONLY CONDENSED FINANCIAL STATEMENTS (Continued)

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
For the Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
Income:
Earnings from investments in statutory trusts	$6,767	$6,372	$5,740
Expenses:
Interest expense	227,062	223,611	219,835
Salaries and benefits	153,337	301,705	329,477
Other expenses	90,237	84,840	128,319
Total expenses	470,636	610,156	677,631
Loss before equity in undistributed (loss) income of Bank subsidiary and provision for income taxes	(463,869)	(603,784)	(671,891)
Equity in undistributed, net (loss) income of Bank subsidiary	(521,994)	618,778	(5,284,776)
(Loss) income before provision for income taxes	(985,863)	14,994	(5,956,667)
Provision for income taxes	800	2,649	800
Net (loss) income	$(986,663)	$12,345	$(5,957,467)
Comprehensive (loss) income	$(922,212)	$160,124	$(5,977,185)

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
____________________________________________________________________________________

NOTE 18 – PARENT ONLY CONDENSED FINANCIAL STATEMENTS (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
Cash flows from operating activities:
Net (loss) income	$(986,663)	$12,345	$(5,957,467)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Undistributed net loss (income) of Bank subsidiary	521,994	(618,778)	5,284,776
Restricted common stock compensation expense	45,344	193,711	221,484
Decrease (increase) in intercompany receivable	—	—	728,043
Increase in other assets	(6,766)	(6,373)	(4,144)
Increase in accrued interest payable and other liabilities	207,062	223,612	220,634
Net cash (used in) provided by operating activities	(219,029)	(195,483)	493,326
Cash flows used in investing activities:
Capital contributed to Bank subsidiary	—	—	(6,900,000)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of stock issuance costs	—	—	7,051,130
Repurchase of common stock	—	(3,792)	(10,225)
Net cash (used in) provided by financing activities	—	(3,792)	7,040,905
(Decrease) increase in cash and cash equivalents	(219,029)	(199,275)	634,231
Cash and cash equivalents, beginning of year	639,207	838,482	204,251
Cash and cash equivalents, end of year	$420,178	$639,207	$838,482

_____________________________________________________________________________________________

(Continued)

NORCAL COMMUNITY BANCORP and SUBSIDIARY
Unaudited Consolidated Balance Sheets
June 30, 2013 and December 31, 2012

	2013	2012
Assets
Cash and due from banks	$7,789,142	$2,049,831
Interest-bearing deposits held in other banks	11,068,872	30,322,816
Total cash and cash equivalents	18,858,014	32,372,647
Securities:
Available-for-sale	41,177,735	43,559,000
Held-to-maturity	17,491,958	18,618,344
Total securities	58,669,693	62,177,344
Loans, net of allowance for loan and lease losses of $3,824,112
in 2013 and $3,549,492 in 2012	174,202,040	164,275,181
Other real estate	461,319	461,319
Premises and equipment, net	240,632	278,658
Federal Home Loan Bank stock	1,296,800	1,275,900
Cash surrender value of bank owned life insurance	3,151,189	3,093,947
Accrued interest receivable and other assets	7,279,969	1,798,064
Total Assets	$264,159,656	$265,733,060

Liabilities and Shareholders' Equity
Deposits:
Non-interest bearing	$69,678,527	$73,939,156
Interest bearing	158,719,007	162,033,419
Total deposits	228,397,534	235,972,575

Accrued interest payable and other liabilities	1,452,197	1,439,388
Subordinated debentures	8,248,000	8,248,000
Total Liabilities	238,097,731	245,659,963

Shareholders' Equity:
Preferred stock-no par value; 10,000,000 shares authorized;
no shares issued and outstanding
Common stock-no par value; 30,000,000 shares authorized;
issued and outstanding 10,641,940 in 2013 and 10,610,716 in 2012	19,317,943	19,318,440
Retained earnings	7,263,244	540,848
Accumulated other comprehensive (loss) income, net of taxes	(519,262)	213,809
Total Shareholders' Equity	26,061,925	20,073,097
Total Liabilities and Shareholders' Equity	$264,159,656	$265,733,060

NORCAL COMMUNITY BANCORP and SUBSIDIARY
Unaudited Consolidated Statements of Operations For the six months ended June 30, 2013 and 2012

	2013	2012
Interest income:
Interest and fees on loans and leases	$4,251,351	$4,484,099
Interest on interest-bearing balances with other banks	21,722	24,976
Taxable	643,117	739,560
Exempt from Federal income taxes	13,873	27,269
Total interest income	4,930,063	5,275,904

Interest expense:
Interest on deposits	148,217	282,614
Interest on subordinated debentures	104,409	114,037
Total interest expense	252,626	396,651
Net interest income before provision for loan
and lease losses	4,677,437	4,879,253
Provision for loan and lease losses	—	2,650,000
Net interest income after provision for loan
and lease losses	4,677,437	2,229,253

Non-interest income:
Service charges	141,303	217,720
Mortgage loan packaging fees	423,393	303,478
Gain on sale of investment securities	—	171,366
Increase in cash surrender value of bank owned life insurance	57,242	30,089
Gain on sale of other real estate	597,840	—
Other	129,263	131,113
Total non-interest income	1,349,041	853,766

Non-interest expense:
Salaries and employee benefits	2,829,869	2,753,680
Occupancy and equipment	733,432	684,565
Other	1,246,496	1,496,987
Total non-interest expense	4,809,797	4,935,232

Income (loss) before provision for (benefit from) income taxes	1,216,681	(1,852,213)
Income tax provision (benefit)	(5,505,715)	1,600
Net income (loss)	$6,722,396	$(1,853,813)

Basic income (loss) per share	$0.63	$(0.17)
Diluted income (loss)per share	$0.63	$(0.17)

Average shares outstanding	10,641,940	10,610,716
Diluted average shares outstanding	10,655,739	10,651,972

NORCAL COMMUNITY BANCORP and SUBSIDIARY
Unaudited Consolidated Statements of Comprehensive Income (Loss) For the six months ended June 30, 2013 and 2012

	2013	2012

Net income (loss)	$6,722,396	$(1,853,813)

Other comprehensive (loss) income:
(Decrease) increase in unrealized gains on securities available for sale net of tax of $509,421 and $(92,205) in 2013 and 2012, respectively	(733,071)	138,308
Less reclassification adjustment for gains included in net loss, net of tax of $68,546 in 2012	—	(102,820)
Total other comprehensive (loss) income	(733,071)	35,488

Comprehensive income (loss)	$5,989,325	$(1,818,325)

NORCAL COMMUNITY BANCORP AND SUBSIDIARY
Unaudited Consolidated Statements of Cash Flows For the six months ended June 30, 2013 and 2012
	2013	2012
Cash flows from operating activities:
Net income (loss)	$6,722,396	$(1,853,813)
Adjustments to reconcile net income (loss) to net
cash provided by operating activities:
Provision for loan and lease losses	—	2,650,000
Stock-based compensation expense	22,672	11,336
Depreciation, amortization and accretion, net	336,447	418,568
Loss on disposal of premises and equipment	812	—
Other real estate impairment	—	80,000
Gain on sale of other real estate	(597,840)	—
Increase in deferred loan origination fees, net	97,069	35,056
Gain on sale of investment securities	—	(171,366)
Increase in cash surrender value of bank owned life insurance	(57,242)	(30,089)
(Increase) decrease in accrued interest receivable and other assets	(4,972,204)	464,239
Increase in accrued interest payable and other liabilities	12,809	609,291
Net cash provided by operating activities	1,564,919	2,213,222
Cash flows from investing activities:
Available-for-sale investment securities:
Proceeds from principal payments and maturities	6,447,343	16,440,684
Purchases	(5,522,181)	(19,917,978)
Held-to-maturity investment securities:
Proceeds from maturities	—	660,000
Proceeds from calls	1,065,000	500,000
Purchases	—	(2,561,822)
Federal Home Loan Bank stock purchase	(20,900)	(254,300)
Increase in loans and leases, net	(10,405,128)	(2,557,176)
Purchase of bank owned life insurance	—	(3,000,000)
Purchases of premises and equipment	(24,515)	(120,524)
Proceeds from sale of other real estate	979,039	129,737
Net used in investing activities	(7,481,342)	(10,681,379)
Cash flows from financing activities:
(Decrease) increase in demand, interest-bearing and savings deposits	(6,959,555)	11,716,725
Decrease in time deposits	(615,486)	(348,603)
Repurchase of common stock	(23,169)	—
Net cash (used in) provided by financing activities	(7,598,210)	11,368,122
(Decrease) increase in cash and cash equivalents	(13,514,633)	2,899,965
Cash and cash equivalents, beginning of year	32,372,647	17,603,407
Cash and cash equivalents, end of period	$18,858,014	$20,503,372

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest expense	$151,099	$282,402
Income taxes	$1,600	$1,600
Non-cash investing activities:
Transfer of loans to other real estate	$381,199	$—

NORCALCOMMUNITY BANCORP AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1—Basis of Presentation
The accompanying unaudited condensed consolidated interim financial statements as of June 30, 2013 and December 31, 2012 and the for the six-month periods ended June 30, 2013 and 2012 should be read in conjunction with the audited financial statements as of December 31, 2012 and 2011 presented elsewhere in this proxy statement-prospectus. Certain information and notes required by accounting principles generally accepted in the United States for annual financial statements are not included herein. Management believes that the disclosures are adequate to make the information not misleading. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) considered necessary for a fair presentation of the results for the interim periods presented have been included.
Note 2—Income Taxes
NorCal files its income taxes on a consolidated basis. The allocation of income tax expense (benefit) represents each entity’s proportionate share of the consolidated provision for income taxes.
NorCal applies the asset and liability method to account for income taxes. Deferred tax assets and liabilities are calculated by applying applicable tax laws to the differences between the financial statement basis and the tax basis of assets and liabilities. The effect on deferred taxes of changes in tax laws and rates is recognized in income in the period that includes the enactment date. On the consolidated balance sheet, net deferred tax assets are included in other assets.
NorCal accounts for uncertainty in income taxes by recording only tax positions that met the more likely than not recognition threshold, that the tax position would be sustained in a tax examination.
During the six months ended June 30, 2013, NorCal recorded a $5,505,715 income tax benefit, which was the net result of reversing the deferred tax asset valuation allowance of $5,939,620 against the current period tax expense. The deferred tax asset valuation allowance was established in 2009 due to NorCal’s prior net operating losses, its inability to meet its financial projections and because of elevated levels of credit losses. To determine if the benefit of its net deferred tax asset will more likely than not be realized, NorCal’s management analyzed both positive and negative evidence that may affect the realization of the deferred tax asset. Management of NorCal determined that it was more likely than not that all of its net deferred tax asset would be realized based on:

•	The quarter ended June 30, 2013 marked NorCal’s fourth consecutive quarter of positive earnings with positive earnings generated in seven of the last eight quarters.
•	Continued profitability is expected for the foreseeable future.
•	At June 2013 classified loans as a percent of total loans were 3.71% as compared to 17.45% as of December 2010.
•	At June 2013 nonaccrual loans as a percent of total loans were 1.01% as compared to 4.45% as of December 2010.
•	Other real estate owned totaled $461,319 at June 2013 compared to $6,285,494 at December 2010
•	Implementation of various cost savings measures including reductions in the number of personnel
•	The significant length of the carry forward period in which NorCal has to utilize its net operating losses and tax credits
•	The reduction of nonperforming assets and classified assets significantly reduces the risk associated with future financial projections.
As of June 30, 2013, the net deferred tax asset was $5,885,000. This is compared to a net deferred tax asset of $5,798,000, offset by a valuation allowance of $5,947,000 as of December 31, 2012.
Note 3—Investment Securities
Available –for-sale: The amortized cost and estimated fair value of available-for-sale investment securities as of June 30, 2013 and December 31, 2012 consisted of the following:

	As of June 30, 2013
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Debt securities:
U.S Government sponsored entities
and agencies	$5,891,391	$88,490	$(7,660)	$5,972,221
Corporate bonds	6,534,054	9,459	(76,913)	6,466,600
Residential mortgage backed securities
issued by U.S. Government sponsored
entities and agencies	27,497,866	42,345	(979,349)	26,560,862
Obligations of states and
political subdivisions	2,134,528	43,524	—	2,178,052
Total	$42,057,839	$183,818	$(1,063,922)	$41,177,735

	As of December 31, 2012
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Debt securities:
U.S Government sponsored entities
and agencies	$7,274,236	$102,764	$ -	$7,377,000
Corporate bonds	3,042,328	20,672	-	3,063,000
Residential mortgage backed securities
issued by U.S. Government sponsored
entities and agencies	30,189,063	238,452	(46,515)	30,381,000
Obligations of states and
political subdivisions	2,690,985	47,015	-	2,738,000
Total	$43,196,612	$408,903	$(46,515)	$43,559,000
Net unrealized losses on available-for-sale investment securities totaling $880,104 were recorded, net of $360,842 in tax benefits, as accumulated other comprehensive income within shareholders' equity as of June 30, 2013. There were no calls or sales of available-for-sale investment securities for the six months ended June 30, 2013.
Net unrealized gains on available-for-sale investment securities totaling $311,603 were recorded, net of $127,757 in tax expense, as accumulated other comprehensive income within shareholders' equity as of June 30, 2012. There were $8,519,387 in proceeds, $211,366 in realized gains and $40,000 in realized losses on sales and calls of available-for-sale investment securities for the six months ended June 30, 2012.
Held-to-Maturity: The amortized cost and estimated fair value of held-to-maturity investment securities as of June 30, 2013 and December 31, 2012 consisted of the following:

As of June 30, 2013
		Gross	Gross	Estimated
	Amortized	Unrecognized	Unrecognized	Fair
	Cost	Gains	Losses	Value
Obligations of states and
political subdivisions	$17,491,958	$164,808	$(148,641)	$17,508,125

As of December 31, 2012
		Gross	Gross	Estimated
	Amortized	Unrecognized	Unrecognized	Fair
	Cost	Gains	Losses	Value
Obligations of states and
political subdivisions	$18,618,344	$265,304	$(31,648)	$18,852,000
Proceeds from calls and maturities of held-to-maturity investment securities for the six months ended June 30, 2013 and 2012 totaled $1,065,000 and $1,160,000, respectively.

Investment securities with unrealized losses as of June 30, 2013 are summarized and classified according to the duration of the loss period as follows:

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Available-for-sale
Debt securities:
U.S Government sponsored entities
and agencies	$490,954	$(7,660)	$—	$—	$490,954	$(7,660)
Corporate bonds	4,945,830	(76,913)	—	—	4,945,830	(76,913)
Residential mortgage backed securities
issued by U.S. Government sponsored
entities and agencies	18,530,198	(979,349)	—	—	18,530,198	(979,349)
Total	$23,966,982	$(1,063,922)	$—	$—	$23,966,982	$(1,063,922)

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Held-to-maturity
Obligations of states and
political subdivisions	$5,590,480	$(118,600)	$1,614,920	$(30,041)	$7,205,400	$(148,641)

U.S. Government Sponsored Entities and Agencies:
Management believes the unrealized losses on NorCal's investments in U.S Government sponsored entities and agencies are caused by interest rate fluctuations and are not attributable to changes in credit quality. These investments were in a loss position for less than twelve months and the losses are not significant. Because NorCal does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery, NorCal does not consider these investments to be other-than-temporarily impaired as of June 30, 2013.
Corporate Bonds
Management believes that the unrealized losses on NorCal's investment in corporate debt securities is caused by interest rate fluctuations and illiquidity in the corporate securities market and is not attributable to changes in credit quality. These investments were in a loss position for less than twelve months and the losses are not significant. Because NorCal does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery, NorCal does not consider these investments to be other-than-temporarily impaired as of June 30, 2013.

Residential Mortgage-Backed Securities Issued by U.S. Government Sponsored Entities and Agencies:
Management believes the unrealized losses on NorCal's investments in residential mortgage-backed securities issued by Fannie Mae, a U.S. Government sponsored entity, are caused by interest rate fluctuations and are not attributable to changes in credit quality. These investments were in a loss position for less than twelve months and the losses are not significant. Because NorCal does not have the intent to sell these mortgage-backed securities and it is likely that it will not be required to sell the securities before their anticipated recovery, NorCal does not consider these investments to be other-than-temporarily impaired as of June 30, 2013.
Obligations of States and Political Subdivisions:
Management believes the unrealized losses on NorCal's investments in obligations of states and political subdivisions are caused by interest rate fluctuations and are not attributable to changes in credit quality. Additionally, the contractual cash flows of these investments are a general obligation of, or are supported by specific revenues of, a state or local municipality. Because NorCal does not have the intent to sell these obligations of states and political subdivisions and it is likely that it will not be required to sell the securities before their anticipated recovery, NorCal does not consider these investments to be other-than-temporarily impaired as of June 30, 2013.
The amortized cost and estimated fair value of investment securities as of June 30, 2013 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale		Held-to-Maturity
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Within one year	9,819,340	9,785,151	3,663,074	3,679,437
After one year through five years	1,883,661	1,914,862	10,990,099	11,085,408
After five years through ten years	2,856,972	2,916,860	2,838,785	2,743,280
After ten years	-	-	-	-

Investment securities not due at a
single maturity date:
Residential mortgage-backed
securities issued by U.S.
Government sponsored entities
and agencies	27,497,866	26,560,862	-	-
Total	$42,057,839	$41,177,735	$17,491,958	$17,508,125

Investment securities with amortized costs of $15,835,969 and estimated fair values of $15,964,675 were pledged to secure Local Agency Deposit accounts and certain borrowing arrangements as of June 30, 2013.

Note 4—Loans and Leases
Outstanding loans and leases as of June 30, 2013 and December 31, 2012 are summarized below:

	June 30,	December 31,
	2013	2012
Commercial	$17,085,592	$16,875,547
Agriculture	4,051,588	5,616,976
Real estate - residential	39,806,164	38,443,791
Real estate - commercial	109,639,385	102,273,349
Real estate - construction	6,175,309	3,254,035
Consumer	1,268,114	1,324,123
Leases	—	36,852
	178,026,152	167,824,673
Allowance for loan and lease losses	(3,824,112)	(3,549,492)
Total	$174,202,040	$164,275,181
The following table shows the changes in the allowance for loan and lease losses for the six months ended June 30, 2013 and 2012.

	For the Six Months Ended June 30, 2013
				Real Estate-	Real Estate-	Real Estate-
	Commercial	Agriculture		Residential	Commercial	Construction	Consumer	Total

Balance December 31, 2012	$459,389		$303,066	$480,346	$2,036,438	$264,518	$5,735		$3,549,492
Charge-offs	—	—		—	(190,407)	—	(2,476)	(192,883)
Recoveries	13,800	57,609		400	395,677	—	17	467,503
Provision for loan losses	—	—		—	—	—	—	—
Balance June 30, 2013	$473,189		$360,675	$480,746	$2,241,708	$264,518	$3,276		$3,824,112

Reserve for impaired loans	$—		$29,736	$—	$20,000	$166,666	$—		$216,402
Reserve for non-impaired loans	$473,189		$330,939	$480,746	$2,221,708	$97,852	$3,276		$3,607,710
For the Six Months Ended June 30, 2012
			Real Estate-	Real Estate-	Real Estate-
Commercial		Agriculture	Residential	Commercial	Construction	Consumer	Leases	Unallocated	Total

Balance December 31, 2011	$510,702	$996,487	$967,113	$1,801,201	$500,055	$12,079	$391	$19,145	$4,807,173
Charge-offs	—	(989,760)	(116,846)	(944,492)	(1,928,075)	—	—	—	(3,979,173)
Recoveries	11,500	—	9,112	—	848,463	—	—	—	869,075
Provision for loan losses	168,571	277,761	(32,885)	1,189,885	1,066,399	(459)	(127)	(19,145)	2,650,000
Balance June 30, 2012	$690,773	$284,488	$826,494	$2,046,594	$486,842	$11,620	$264	$—	$4,347,075

Reserve for impaired loans	$—	$171,632	$101,098	$408,587	$327,850	$—	$—	$—	$1,009,167
Reserve for non-impaired loans	$690,773	$112,856	$725,396	$1,638,007	$158,992	$11,620	$264	$—	$3,337,908

The following table shows the loan portfolio by segment as follows:

	As of June 30, 2013
			Real Estate-	Real Estate-	Real Estate-
	Commercial	Agriculture	Residential	Commercial	Construction	Consumer	Total
Total Loans	$17,085,592	$4,051,588	$39,806,164	$109,639,385	$6,175,309	$1,268,114	$178,026,152
Impaired Loans	$—	$253,400	$607,818	$1,003,922	$539,899	$—	$2,405,039
Non-impaired Loans	$17,085,592	$3,798,188	$39,198,346	$108,635,463	$5,635,410	$1,268,114	$175,621,113

	As of December 31, 2012
			Real Estate-	Real Estate-	Real Estate-
	Commercial	Agriculture	Residential	Commercial	Construction	Consumer	Leases	Total
Total Loans	$16,875,547	$5,616,976	$38,443,791	$102,273,349	$3,254,035	$1,324,123	$36,852	$167,824,673
Impaired Loans	$—	$1,313,600	$614,698	$125,597	$546,625	$—	$—	$2,600,520
Non-impaired Loans	$16,875,547	$4,303,376	$37,829,093	$102,147,752	$2,707,410	$1,324,123	$36,852	$165,224,153
The following table shows the loan portfolio allocated by management’s internal risk ratings as defined in Note 2 in NorCal’s Annual Report for the year ended December 31, 2012.

	As of June 30, 2013
		Special
	Pass	Mention	Substandard	Doubtful	Total
Commercial	$15,896,781	$—	$1,188,811	$—	$17,085,592
Agriculture	3,798,188	—	253,400	—	4,051,588
Real estate - residential	39,565,499	—	240,665	—	39,806,164
Real estate - commercial	105,254,309	—	4,385,076	—	109,639,385
Real estate - construction	5,635,410	—	539,899	—	6,175,309
Consumer	1,268,114	—	—	—	1,268,114
Leases	—	—	—	—	—
Total	$171,418,301	$—	$6,607,851	$—	$178,026,152

	As of December 31, 2012
		Special
	Pass	Mention	Substandard	Doubtful	Total
Commercial	$15,478,930	$—	$1,396,617	$—	$16,875,547
Agriculture	4,303,376	—	1,313,600	—	5,616,976
Real estate - residential	38,201,124	—	242,667	—	38,443,791
Real estate - commercial	98,854,415	—	3,418,934	—	102,273,349
Real estate - construction	2,707,410	—	546,625	—	3,254,035
Consumer	1,324,123	—	—	—	1,324,123
Leases	36,852	—	—	—	36,852
Total	$160,906,230	$—	$6,918,443	$—	$167,824,673

The following table shows an aging analysis of the loan portfolio by the amount of time past due:

	As of June 30, 2013
	Accruing Interest
			Greater than
		30-89 Days	90 days
	Current	Past Due	Past Due	Nonaccrual	Total
Commercial	$17,085,592	$—	$—	$—	$17,085,592
Agriculture	3,798,188	—	—	253,400	4,051,588
Real estate - residential	39,806,164	—	—	—	39,806,164
Real estate - commercial	108,635,463	—	—	1,003,922	109,639,385
Real estate - construction	5,635,410	—	—	539,899	6,175,309
Consumer	1,268,114	—	—	—	1,268,114
Leases	—	—	—	—	—
Total	$176,228,931	$—	$—	$1,797,221	$178,026,152

	As of December 31, 2012
	Accruing Interest
			Greater than
		30-89 Days	90 days
	Current	Past Due	Past Due	Nonaccrual	Total
Commercial	$16,875,547	$—	$—	$—	$16,875,547
Agriculture	4,303,376	—	—	1,313,600	5,616,976
Real estate - residential	38,443,791	—	—	—	38,443,791
Real estate - commercial	102,147,752	—	—	125,597	102,273,349
Real estate - construction	2,707,410	—	—	546,625	3,254,035
Consumer	1,324,123	—	—	—	1,324,123
Leases	36,851	—	—	—	36,851
Total	$165,838,850	$—	$—	$1,985,822	$167,824,672

The following table presents impaired loans and the related allowance for loan losses as of the dates indicated:

	As of June 30, 2013			As of December 31, 2012
		Unpaid			Unpaid
	Recorded	Principal	Related	Recorded	Principal	Related
	Investment	Balance	Allowance	Investment	Balance	Allowance
With no allocated allowance
Commercial	$—	$—	$—	$—	$—	$—
Agriculture	—	—	—	—	—	—
Real estate - residential	607,818	721,156	—	614,698	728,036	—
Real estate - commercial	533,922	533,922	—	20,317	577,863	—
Real estate - construction	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Leases	—	—	—	—	—	—
Sub-total	1,141,740	1,255,078	—	635,015	1,305,899	—
With an allocated allowance
Commercial	—	—	—	—	—	—
Agriculture	253,400	507,600	29,736	1,313,600	1,937,347	80,883
Real estate - residential	—	—	—	—	—	—
Real estate - commercial	470,000	640,326	20,000	105,280	513,383	20,081
Real estate - construction	539,899	2,451,032	166,666	546,625	2,453,338	166,666
Consumer	—	—	—	—	—
Leases	—	—	—	—	—
Sub-total	1,263,299	3,598,958	216,402	1,965,505	4,904,068	267,630
Total Impaired Loans	$2,405,039	$4,854,036	$216,402	$2,600,520	$6,209,967	$267,630

The following table presents the average balance and interest income related to impaired loans for the periods indicated:

	For the six months ended
	June 30, 2013		June 30, 2012
		Lost		Lost
	Average	Interest	Average	Interest
	Balance	Income	Balance	Income
Commercial	$—	$—	$—	$—
Agriculture	675,633	6,669	1,176,336	68,227
Real estate - residential	610,807	—	1,297,415	7,513
Real estate - commercial	899,671	27,457	2,830,094	74,765
Real estate - construction	543,136	54,691	3,216,586	103,762
Consumer	—		—	—
Leases	—		—	—
Total	$2,729,247	$88,817	$8,520,431	$254,267

The following table shows information related to troubled debt restructurings for the periods indicated:

Six months ended June 30,
	2013			2012
	Accruing TDRs			Accruing TDRs
		Pre-	Post-		Pre-	Post-
		Modification	Modification		Modification	Modification
	Number	Outstanding	Outstanding	Number	Outstanding	Outstanding
	of	Recorded	Recorded	of	Recorded	Recorded
	Contracts	Investment	Investment	Contracts	Investment	Investment
Real estate - residential	2	$607,818	$607,818	2	$621,354	$621,354

Six months ended June 30,
	2013				2012
	Non-Accruing TDRs				Non-Accruing TDRs
		Post-				Post-
		Modification				Modification
	Number	Outstanding			Number	Outstanding
	of	Recorded			of	Recorded
	Contracts	Investment			Contracts	Investment
Real estate - construction	2	$539,900			2	$657,418

Note 5—Shareholders’ Equity
Dividend Restrictions:
NorCal's ability to pay cash dividends is dependent on dividends paid to it by Bank of Alameda and limited by California law. Under California law, the holders of common stock of NorCal are entitled to receive dividends when and as declared by the Board of Directors, out of funds legally available, subject to certain restrictions. The California General Corporation Law permits the payment of dividends to shareholders if NorCal's retained earnings equal at least the amount of the proposed dividend. If NorCal does not have sufficient retained earnings available for the proposed dividend, it may pay a dividend to its shareholders if immediately after giving effect to the dividend, the value of its assets equals or exceeds the sum of (a) its total liabilities plus (b) the liquidation preference of any shares which have a preference upon dissolution over the rights of shareholders receiving the distribution. In addition, NorCal's ability to pay dividends is subject to certain covenants contained in the indentures relating to the trust preferred securities issued by the grantor trusts.
Dividends from Bank of Alameda to NorCal are restricted under certain federal laws and regulations governing banks. In addition, California law restricts the total dividend payments of any bank to the lesser of the bank's retained earnings or the bank's net income for the latest three fiscal years, less dividends previously paid during that period.

Earnings (Loss) Per Share: The following table shows a reconciliation of the numerators and denominators of the basic and diluted earnings (loss) per share computations for the six months ended June 30, 2013 and 2012:

		Weighted
		Average
		Number of
	Net	Shares	Per Share
	Income (loss)	Outstanding	Amount
Six months ended June 30, 2013
Basic income per share	$6,722,396	10,641,940	$0.63
Diluted income per share	$6,722,396	10,655,739	$0.63

Six months ended June 30, 2012
Basic loss per share	$(1,853,813)	10,610,716	$(0.17)
Diluted loss per share	$(1,853,813)	10,651,972	$(0.17)
Stock options for 35,250 and 75,250 shares of common stock were not considered in computing diluted earnings per common share for the six months ended June 30, 2013 and 2012, respectively, because they were antidilutive.
Share-Based Compensation
Stock Options - Stock option activity for the six months ended June 30, 2013 and 2012 is summarized as follows:

	Six months ended June 30,
	2013		2012
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Options outstanding, beginning of year	75,250	$5.65	137,750	$5.65
Options granted	—	$—	—	$—
Options forfeited	—	$—	(16,375)	$4.93
Options outstanding, end of period	75,250	$5.65	121,375	$5.20

Options exercisable, end of period	75,250	$5.65	121,375	$5.20
The aggregate intrinsic value of options outstanding, in-the-money and exercisable was $50,000 as of June 30, 2013 and $14,400 as of December 31, 2012.

A summary of options outstanding as of June 30, 2013 and December 31, 2012 follows:

	As of June 30, 2013			As of December 31, 2012
		Weighted			Weighted
		Average			Average
	Number of	Remaining		Number of	Remaining
	Options	Contractual	Options	Options	Contractual	Options
	Outstanding	Life	Exercisable	Outstanding	Life	Exercisable
Range of Exercise Prices
$1.50	40,000	2.5 years	40,000	40,000	3 years	40,000
$8.22	18,000	4 months	18,000	18,000	10 months	18,000
$12.00	1,500	1.3 years	1,500	1,500	1.9 years	1,500
$12.67	15,750	1 year	15,750	15,750	1.5 years	15,750
	75,250		75,250	75,250		75,250

Restricted Common Stock Awards - Restricted common stock activity for the six months ended June 30, 2013 and 2012 is summarized as follows:

	Six months ended June 30,
	2013		2012
		Weighted		Weighted
		Average		Average
		Grant Date		Grant Date
		Fair		Fair
	Shares	Value	Shares	Value
Unvested shares outstanding, beginning of year	40,000	$1.70	—	—
Shares Awarded	-		40,000	$1.70
Shares Vested	(40,000)	$1.70	—	—
Shares Forfeited	—		—	—
Unvested Shares outstanding, end of period	—	$—	40,000	$1.70

The compensation cost that has been charged against income for restricted common stock awards for the six months ended June 30, 2013 and 2012 was approximately $23,000 and $11,000, respectively.

Note 6—Fair Value Measurements
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.
Fair Value Hierarchy: NorCal groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. Valuations within these levels are based upon:
Level 1 – Quoted market prices for identical instruments traded in active exchange markets.
Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable or can be corroborated by observable market data.
Level 3 – Model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect NorCal's estimates of assumptions that market participants would use on pricing the asset or liability. Valuation techniques include management judgment and estimation which may be significant.
Management monitors the availability of observable market data to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer is reported at the beginning of the reporting period.
Management evaluates the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total assets, total liabilities or total earnings.
The following tables show carrying values and estimated fair values of NorCal's financial instruments as of June 30, 2013 and December 31 2012:

	As of June 30, 2013
		Fair Value
	Carrying
	Amount	Level 1	Level 2	Level 3	Total
Financial assets:
Cash and cash equivalents	$18,858,014	$18,858,014	$—	$—	$18,858,014
Investment securities	58,669,693	—	58,685,860	—	58,685,860
Loans and leases, net	174,202,040	—	—	177,285,000	177,285,000
FHLB stock	1,296,800	N/A	N/A	N/A	N/A
Accrued interest receivable	888,830	—	888,830	—	888,830

Financial liabilities:
Deposits	228,397,534	—	228,454,000	—	228,454,000
Accrued interest payable	909,129	—	909,129	—	909,129
Subordinated debentures	8,248,000	—	—	4,546,000	4,546,000

	As of December 31, 2012
		Fair Value
	Carrying
	Amount	Level 1	Level 2	Level 3	Total
Financial assets:
Cash and cash equivalents	$32,372,647	$32,372,647	$—	$—	$32,372,647
Investment securities	62,177,344	—	62,411,000		62,411,000
Loans and leases, net	164,275,181	—	—	171,334,000	171,334,000
FHLB stock	1,275,900	N/A	N/A	N/A	N/A
Accrued interest receivable	880,037	—	880,037	—	880,037

Financial liabilities:
Deposits	235,972,575	—	236,463,000	—	236,463,000
Accrued interest payable	807,601	—	807,601	—	807,601
Subordinated debentures	8,248,000	—	—	4,773,000	4,773,000

These estimates do not reflect any premium or discount that could result from offering NorCal’s entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.
The methods and assumptions used to estimate fair values are described as follows:
Cash and Cash Equivalents The carrying amounts of cash and short-term instruments approximate fair values and are classified as Level 1.
Investment Securities Fair values of investment securities are based on quoted market prices or quoted market prices for similar securities.
Loans Fair values of loans are estimated as follows: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values, resulting in a Level 3 classification. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality, resulting in a Level 3 classification. Impaired loans are valued at the lower of cost or fair value. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.
FHLB Stock It is not practical to determine the fair value of FHLB stock due to restrictions placed on its transferability.
Deposits The fair values disclosed for demand deposits (e.g., interest and non-interest checking, savings, and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount), resulting in a Level 2 classification. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits, resulting in a Level 2 classification.

Subordinated Debentures The fair values of NorCal’s Subordinated Debentures are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements, resulting in a Level 3 classification.
Accrued Interest Receivable and Payable The carrying amounts of accrued interest approximate fair value, resulting in a Level 2 classification.
Off-balance Sheet Instruments Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of commitments is not material.
Assets Recorded at Fair Value: The following tables show information about NorCal's assets and liabilities measured at fair value as of June 30, 2013 and December 31, 2012:
Recurring Basis
The following tables show assets NorCal is required or permitted to record at fair value on a recurring basis under other accounting pronouncements as of June 30, 2013 and December 31, 2012:

	As of June 30, 2013
Available-for-sale investment securities:	Fair Value	Level 1	Level 2	Level 3
U.S Government sponsored entities
and agencies	$5,972,221	$—	$5,972,221	$—
Corporate bonds	6,466,600	—	6,466,600	—
Residential mortgage backed securities
issued by U.S. Government sponsored
entities and agencies	26,560,862	—	26,560,862	—
Obligations of states and
political subdivisions	2,178,052	—	2,178,052	—
Total assets measured at fair value
on a recurring basis	$41,177,735	$—	$41,177,735	$—

	As of December 31, 2012
Available-for-sale investment securities:	Fair Value	Level 1	Level 2	Level 3
U.S Government sponsored entities
and agencies	$7,377,000	$—	$7,377,000	$—
Corporate bonds	3,063,000	—	3,063,000	—
Residential mortgage backed securities
issued by U.S. Government sponsored
entities and agencies	30,381,000	—	30,381,000	—
Obligations of states and
political subdivisions	2,738,000	—	2,738,000	—
Total assets measured at fair value
on a recurring basis	$43,559,000	$—	$43,559,000	$—

Fair values for Level 2 available-for-sale investment securities are based on quoted market prices for similar securities. During the period ended June 30, 2013 and June 30, 2012 and year ended December 31, 2012, there were no transfers in or out of Levels 1 and 2. There were no liabilities required to be recorded at fair value on a recurring basis as of June 30, 2013 and December 31, 2012.
Non-recurring Basis
The following tables show assets NorCal is required to record at fair value on a non-recurring basis under other accounting pronouncements as of June 30, 2013 and December 31, 2012:

	As of June 30, 2013
	Fair Value	Level 1	Level 2	Level 3
Impaired loans:
Agricultural	$223,664	$—	$—	$223,664
Real estate-commercial	450,000	—	—	450,000
Real estate-construction	373,234	—	—	373,234
Other real estate:				—
Land	461,319	—	—	461,319
Total assets measured at fair
value on a non-recurring basis	$1,508,217	$—	$—	$1,508,217

	As of December 31, 2012
	Fair Value	Level 1	Level 2	Level 3
Impaired loans:
Agricultural	$1,232,717	$—	$—	$1,232,717
Real estate-commercial	105,516	—	—	105,516
Real estate-construction	379,959	—	—	379,959
Other real estate:
Land	461,319	—	—	461,319
Total assets measured at fair
value on a non-recurring basis	$2,179,511	$—	$—	$2,179,511

There were no liabilities required to be recorded at fair value on a non-recurring basis as of June 30, 2013 and December 31, 2012.
Impaired Loans: Impaired loans carried at fair value consist of collateral dependent impaired loans with a partial charge-off of principal recognized during the six months ended June 30, 2013 and year ended December 31, 2012 or a valuation allowance determined based on the fair value of the collateral. Charge-offs of principal and increases to specific reserves resulted in additional provision for loan and lease losses of $2,143,735 the year ended December 31, 2012. In certain cases, the additional provision required for charge-offs of principal and increases to specific reserves was partially offset by a reduction in provision needed for loans collectively measured for impairment during the respective periods. The fair value of collateral is based on recent third party appraisals.

Other Real Estate: The fair value of other real estate is estimated based on recent third party appraisals. When a new appraisal indicates a decline in fair value from the property’s original cost basis, a valuation allowance is established to reduce the carrying value to fair value less estimated costs to sell. NorCal was not required to record a valuation allowance during the six months ended June 30, 2013 and 2012 and the year ended December 31, 2012 on properties carried at fair value as of June 30, 2013 and 2012 and December 31, 2012.
Appraisals used to determine the fair value of collateral securing impaired loans and other real estate utilize a market, income, or cost approach or some combination of the three and typically contain unobservable market data.  Therefore, such appraisals are classified as Level 3 in the fair value hierarchy.  Unobservable market data contained in appraisals often includes adjustments to comparable property sales for such items as location, condition, size and quality.
Appraisals for both collateral dependent impaired loans and other real estate are performed by certified appraisers whose qualifications and licenses have been reviewed and verified by NorCal. Once received, a member of management reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics. NorCal periodically compares the actual selling price of collateral that has been sold to the most recent appraised value to determine what additional adjustment should be made to the appraisal value to arrive at fair value. The most recent analysis performed indicated that no discount should be applied to properties with appraisals performed within 12 months of the balance sheet date. Management generally updates appraisals on an annual basis.
Note 7—Subsequent Events
On July 1, 2013, Bank of Marin Bancorp and NorCal announced that they entered into an Agreement and Plan of Merger, dated as of July 1, 2013, pursuant to which NorCal will merge with and into Bank of Marin Bancorp, and Bank of Alameda, the wholly owned subsidiary of NorCal, will merge with and into Bank of Marin, the wholly owned subsidiary of Bank of Marin Bancorp.

APPENDIX A

AGREEMENT AND PLAN
OF MERGER
dated as of July 1, 2013

AGREEMENT AND PLAN OF MERGER dated as of July 1, 2013 by and between Bank of Marin Bancorp and NorCal Community Bancorp

EXECUTION

TABLE OF CONTENTS

RECITALS
ARTICLE I

CERTAIN DEFINITIONS

1.01.	Certain Definitions	2
ARTICLE II

THE MERGER

2.01.	The Merger	11
2.02.	Effective Time	12
ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01.	Effect on Capital Stock	12
3.02.	Rights as Shareholders; Stock Transfers	13
3.03.	Exchange Procedures	13
3.04.	Election and Proration Procedures	15
ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01.	Forbearances of the Company	20
4.02.	Forbearances of Parent	24
ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01.	Disclosure Schedules	25
5.02.	Representations and Warranties of the Company	25
5.03.	Representations and Warranties of Parent	40

ARTICLE VI

COVENANTS

6.01.	Reasonable Best Efforts	45
6.02.	Shareholder Approval	46
6.03.	Registration Statement; Proxy Statement; Change of Recommendation	46
6.04.	Press Releases	48
6.05.	Access; Information.	48
6.06.	Acquisition Proposals	49
6.07.	Certain Policies	50
6.08.	Regulatory Applications	50
6.09.	Indemnification; Director’s and Officer’s Insurance	51
6.10.	Benefit Plans	52
6.11.	Non-Solicitation and Letter Agreements	54
6.12.	Notification of Certain Matters	54
6.13.	Covenant Relating to the Tax Status of the Agreement	54
6.14.	Human Resources Issues	54
6.15.	Third-Party Agreements	54
6.16.	Shareholder Agreements.	55
6.17.	Additional Agreements	55
6.18.	Pre-Closing Adjustments	56
6.19.	Company Stock Options; Company Awards	56
6.20.	Election to Parent’s Board of Directors	57
6.21.	Updated Company Disclosure Schedule	57
6.22.	Closing Financial Statements	57
6.23.	Junior Subordinated Debt Securities	58
6.24.	Nasdaq	58
6.25.	Interest Deferral	58
6.26.	Transaction Expenses	58
6.27.	Change in Control Agreements	58
6.28.	Questionnaires	58
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER

7.01.	Conditions to Each Party’s Obligation to Effect the Merger	59
7.02.	Conditions to Obligation of the Company.	59
7.03.	Conditions to Obligation of Parent	60
ARTICLE VIII

TERMINATION

8.01.	Termination by Mutual Consent	62
8.02.	Termination by Either Parent or the Company	62
8.03.	Termination by the Company	63
8.04.	Termination by Parent	64
8.05.	Effect of Termination and Abandonment	65
ARTICLE IX

MISCELLANEOUS

9.01.	Survival	66
9.02.	Waiver; Amendment	67
9.03.	Counterparts	67
9.04.	Governing Law and Venue	67
9.05.	Expenses	67
9.06.	Notices	67
9.07.	Entire Understanding; No Third Party Beneficiaries	68
9.08.	Effect	69
9.09.	Severability	69
9.10.	Enforcement of the Agreement	69
9.11.	Interpretation	69
9.12.	Assignment	69
EXHIBIT A    Form of Shareholder Agreement
EXHIBIT B    Form of Non-Solicitation Agreement (Directors)
EXHIBIT C    Form of Non-Solicitation Agreement (Executive)
EXHIBIT D    Form of Agreement of Merger
EXHIBIT E    Form of Agreement of Bank Merger
Company Disclosure Schedule
Parent Disclosure Schedule

AGREEMENT AND PLAN OF MERGER, dated as of July 1, 2013 (this “Agreement”), by and between NorCal Community Bancorp (the “Company”), and Bank of Marin Bancorp (“Parent”).
RECITALS
A.    The Company. The Company is a bank holding company organized under the laws of the State of California and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, having its principal place of business in Alameda, California.
B.    Parent. Parent is a bank holding company organized under the laws of the State of California and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, having its principal place of business in Novato, California.
C.    Board Action. The respective boards of directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the Merger (as defined herein).
D.    Intention of the Parties. It is the intention of the parties to this Agreement that the Merger be treated as a “reorganization” under Section 368(a) of the Code (as defined herein).
E.    Shareholder Agreements. As a condition to, and simultaneously with, the execution of this Agreement, each director and James B. Davis, Stephen G. Andrews and P. Troy Williams (the “Executives”) of the Company is entering into an agreement, in the form of Exhibit A hereto (collectively, the “Shareholder Agreements”), pursuant to which each such person has agreed, among other things, to vote his or her shares in favor of adoption of this Agreement.
F.    Non-Solicitation Agreements. As a condition to, and simultaneously with, the execution of this Agreement, each of the directors of the Company (the “Directors”) is entering into a non-solicitation agreement with the Parent, substantially in the form of Exhibit B hereto (collectively, the “Non-Solicitation Agreements (Directors)”).
G.    Non-Solicitation Agreements. As a condition to, and simultaneously with, the execution of this Agreement, James B. Davis is entering into a non‑solicitation agreement with Parent, substantially in the form of Exhibit C hereto (the “Non‑Solicitation Agreement (Executive)”).
H.    Letter Agreement. As a condition to, and simultaneously with, the execution of this Agreement, Stephen G. Andrews is entering into a Letter Agreement with Parent (the “Letter Agreement”).
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS
1.01.    Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
“Acquisition Proposal” has the meaning set forth in Section 6.06.
“Adjusted Stockholders’ Equity” has the meaning set forth in Section 7.03(d).
“Advisors” has the meaning set forth in Section 7.03(d).
“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.
“Agreement of Merger” has the meaning set forth in Section 2.01(b).
“Agreement of Bank Merger” has the meaning set forth in Section 2.01(b).
“ALL” has the meaning set forth in Section 5.02(t).
“Alternative Acquisition Agreement” has the meaning set forth in Section 6.03.
“Applicable Date” has the meaning set forth in Section 5.02(g).
“Bank Insurance Fund” means the Bank Insurance Fund maintained by the FDIC.
“Bank Merger” has the meaning set forth in Section 2.01(a).
“Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended.
“Benefit Plans” has the meaning set forth in Section 5.02(m).
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of California are authorized or obligated to close.
“California Secretary” means the Secretary of State of the State of California.

“Cash Election” shall have the meaning given such term in Section 3.04(a).

“Cash Proration Factor” shall have the meaning given such term in Section 3.04(d).

“Certificate” has the meaning set forth in Section 3.01(a).
“CGCL” means the California General Corporation Law.
“Change in Control Agreements” means the employment agreements listed on the Company Disclosure Schedule which contain change in control provisions.
“Change of Recommendation” has the meaning set forth in Section 6.03.
“Closing Financial Statements” has the meaning set forth in Section 6.22.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combination Cash Election” shall have the meaning given such term in Section 3.04(a).
“Combination Stock Election” shall have the meaning given such term in Section 3.04(a).
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Articles” means the articles of incorporation of the Company, as amended.
“Company Award” means a right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Benefit Plans or Company Stock Option Plans, other than Company Stock Options.
“Company Bank” means Bank of Alameda, a California state-chartered bank and wholly-owned Subsidiary of the Company.
“Company Board” means the board of directors of the Company.
“Company Bylaws” means the bylaws of the Company, as amended.
“Company Common Stock” means the common stock, no par value per share, of the Company.

“Company Disclosure Schedule” has the meaning set forth in Section 5.01.
“Company Intellectual Property Rights” has the meaning set forth in Section 5.02(x).
“Company Loan Property” has the meaning set forth in Section 5.02(o).
“Company Material Adverse Effect” means any effect, circumstance, occurrence or change that is material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, condition (financial or otherwise) or prospects of the Company or the Merger; provided, however, that any of the following effects, circumstances, occurrences or changes shall not be considered when determining if a Company Material Adverse Effect has occurred: (i) any change in law, rule or regulation or generally accepted accounting principles or interpretations thereof that applies to both Parent and the Company; (ii) any action taken by the Company with Parent’s express written consent or any action taken by the Company that the Company was required to take pursuant to the terms of this Agreement (other than those actions that the Company is required to take pursuant to Section 4.01(a) hereof); (iii) any failure, in and of itself, by the Company to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to this clause (iii), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Company Material Adverse Effect pursuant to any other clause of this definition); (iv) any expense of the Company arising out of the acceleration of the vesting of Company Stock Options or the lapsing of restrictions with respect to Company Awards as a result of the transactions contemplated by this Agreement in accordance with the fair value recognition provisions of FASB Accounting Standards Codification Subtopic 718, Share-Based Payment; (v) changes in economic conditions affecting commercial banks generally, except to the extent such changes disproportionately affect the Company; or (vi) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism.
“Company Meeting” has the meaning set forth in Section 6.02.
“Company Stock Option Plans” means the Company’s 1998 Stock Option Plan and 2008 Equity Compensation Plan, each as amended to date.
“Company Stock Options” means issued and outstanding options to acquire Company Common Stock which were granted under the Company Stock Option Plans.
“Company Recommendation” has the meaning set forth in Section 5.02(e).
“Confidentiality Agreement” has the meaning set forth in Section 6.05(e).

“Continuing Employees” has the meaning set forth in Section 6.10(a).
“Contract” or “Contracts” has the meaning set forth in Section 5.02(f).
“Debt Securities” has the meaning set forth in Section 6.23.
“Deferred Compensation Programs” has the meaning set forth in Section 6.10.
“Derivatives Contract” has the meaning set forth in Section 5.02(q).
“DFI” means the California Department of Financial Institutions.
“Dissenting Shares” has the meaning set forth in Section 3.01(a).
“Directors” has the meaning set forth in the recitals to this Agreement.
“D&O Insurance” has the meaning set forth in Section 6.09(c).
“Effective Time” has the meaning set forth in Section 2.02.
“Election” shall have the meaning given such term in Section 3.04(a).
“Election Deadline” shall have the meaning given such term in Section 3.04(b).
“Election Form” shall have the meaning given such term in Section 3.04(a).
“Election Form Record Date” shall have the meaning given such term in Section 3.04(a).
“Employees” has the meaning set forth in Section 5.02(m).
“Environmental Laws” has the meaning set forth in Section 5.02(o).
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 5.02(m).
“ERISA Plans” has the meaning set forth in Section 5.02(m).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” has the meaning set forth in Section 3.03(a).

“Exchange Fund” has the meaning set forth in Section 3.03(a).
“Exchange Ratio” means 0.07716 share of Parent Common Stock for each share of Company Common Stock; provided, however, if the Parent Average Price is more than $42.91 but not more than $44.86, the Exchange Ratio shall be equal to the quotient of $3.31 divided by the Parent Average Price; provided, further, if the Parent Average Price is more than $44.86, the Exchange Ratio shall be 0.07379 subject to the possibility of further adjustment as provided in Section 8.04(d); provided further, if the Parent Average Price is less than $35.11 but not less than $33.16, the Exchange Ratio shall be equal to the product of $2.71 divided by the Parent Average Price; provided further, if the Parent Average Price is less than $33.16, the Exchange Ratio shall be 0.08172 subject to the possibility of further adjustment as provided in Section 8.03(d).
“Executives” has the meaning set forth in the recitals to this Agreement.
“Fair Housing Act” means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Reserve Act” means the Federal Reserve Act, as amended.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
“Final Index” has the meaning set forth in Section 8.03(d).
“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1 et seq.), as amended.
“GAAP” means generally accepted accounting principles in the United States, consistently applied over the period involved.
“Governmental Authority” means any federal, state or local court, governmental, administrative or regulatory authority (including, without limitation, any Regulatory Authorities), agency, commission, body or other governmental entity.
“Hazardous Substance” has the meaning set forth in Section 5.02(o).
“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.
“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 6.09(a).
“Index” has the meaning set forth in Section 8.03(d).

“Initial Index” has the meaning set forth in Section 8.03(d).
“Insurance Policies” has the meaning set forth in Section 5.02(s).
“IRS” has the meaning set forth in Section 5.02(m).
“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.
“Letter Agreement” has the meaning set forth in the recitals to this Agreement.
“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, equity, encumbrance or any other encumbrance or exception to title of any kind.
“Mailing Date” shall have the meaning given such term in Section 3.04(a).
“Merger” has the meaning set forth in Section 2.01(a).
“Merger Consideration” has the meaning set forth in Section 3.01(a).
“Multiemployer Plan” has the meaning set forth in Section 5.02(m).
“Nasdaq” means the Global Market System of the Nasdaq Stock Market, Inc.
“National Labor Relations Act” means the National Labor Relations Act, as amended.
“Non-Solicitation Agreements (Directors)” has the meaning set forth in the recitals to this Agreement.
“Non-Solicitation Agreements (Executive)” has the meaning set forth in the recitals to this Agreement.
“Order” has the meaning set forth in Section 7.01(c).
“Parent” has the meaning set forth in the preamble to this Agreement.
“Parent Articles” means the articles of incorporation of Parent, as amended.
“Parent Average Price” means the volume weighted average price of the Parent Common Stock on the Nasdaq Stock Exchange reporting system (based on “regular way” trading) for the fifteen (15) trading days ending on the day which is the second trading day preceding the anticipated date that the Effective Time is to occur (the “Parent Measuring Period”), whether or not trades occurred on those days.
“Parent Bank” means Bank of Marin, a California state-chartered bank and wholly-owned Subsidiary of the Company.

“Parent Board” means the board of directors of Parent.
“Parent Bylaws” means the bylaws of Parent, as amended.
“Parent Common Stock” means the common stock, no par value per share, of Parent.
“Parent Disclosure Schedule” has the meaning set forth in Section 5.01.
“Parent 401(k) Savings Plan” has the meaning set forth in Section 6.10(c).
“Parent Initial Price” means $39.01.
“Parent Material Adverse Effect” means any effect, circumstance, occurrence or change that is material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, condition (financial or otherwise) or prospects of Parent or the Merger; provided, however, that any of the following effects, circumstances, occurrences or changes shall not be considered when determining if a Parent Material Adverse Effect has occurred: (i) any change in law, rule or regulation or generally accepted accounting principles or interpretations thereof that applies to both Parent and the Company; (ii) any litigation instituted seeking to enjoin, whether temporarily, preliminarily or permanently, the consummation of the Merger or asserting that (A) the Merger Consideration is unfair, (B) directors or officers breached their fiduciary duties or the requirement to act in good faith as a result of their actions in connection with the approval of or efforts to consummate the Merger, or (C) the Registration Statement or Proxy Statement/Prospectus contained any misstatements of material fact relating to the transactions contemplated by this Agreement, or omitted to state a material fact that was necessary to make the statements therein relating to the transactions contemplated by this Agreement not misleading; (iii) any action taken by Parent with the Company’s express written consent or any action taken by Parent that Parent was required to take pursuant to the terms of this Agreement (other than those actions that Parent is required to take pursuant to Section 4.02(a) hereof); (iv) any failure, in and of itself, by Parent to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to this clause (v) that the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Parent Material Adverse Effect pursuant to any other clause of this definition); (vi) changes in economic conditions affecting commercial banks generally, except to the extent such changes disproportionately affect Parent; or (vii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism.
“Parent Measuring Period” has the meaning set forth in the definition of Parent Average Price.

“Parent Reports” has the meaning set forth in Section 5.03(g).
“Pension Plan” has the meaning set forth in Section 5.02(m).
“Per Share Cash Consideration” is $3.01, as adjusted as provided herein.
“Person” means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization, Governmental Authority or other entity of any kind or nature.
“Professional Fees” has the meaning set forth in Section 7.03(d).
“Prospectus/Proxy Statement” has the meaning set forth in Section 6.03.
“Regulatory Authorities” has the meaning set forth in Section 5.02(i).
“Required Stock Amount” shall mean the product of (A) the number of shares of Company Common Stock issued and outstanding as of the Effective Time, multiplied by (B) the Exchange Ratio, multiplied by (C) 0.5.
“Rights” means, with respect to any Person, the stock options, stock appreciation rights, warrants and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or other instrument the value of which is determined in whole or in part by reference to the market price or value of, any shares of capital stock or any other property or assets of such Person.
“S-4 Registration Statement” has the meaning set forth in Section 6.03.
“Sarbanes-Oxley Act” has the meaning set forth in Section 5.03(g).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Share” and “Shares” has the meaning set forth in Section 3.01(a).
“Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.
“Stock Election” shall have the meaning given such term in Section 3.04(a).
“Stock Proration Factor” shall have the meaning given such term in Section 3.04(d).

“Stockholders’ Equity Measuring Date” has the meaning set forth in Section 7.03(d).
“Subsidiary” means, as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
“Superior Proposal” has the meaning set forth in Section 6.06.
“Surviving Bank” has the meaning set forth in Section 2.01(a).
“Surviving Corporation” has the meaning set forth in Section 2.01(a).
“Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) means all federal, state, local and foreign taxes, charges, fees, customs, duties, levies or other assessments, however denominated, including, without limitation, all net income, gross income, profits, gains, gross receipts, sales, use, value added, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment, capital stock or any other taxes, charges, fees, customs, duties, levies or other assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
“Tax Returns” means any return, amended return or other report (including elections, declarations, forms, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes including, without limitation, any documentation required to be filed with any taxing authority or to be retained in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law.
“Termination Fee” has the meaning set forth in Section 8.05(b).
“Third-Party Intellectual Property Rights” has the meaning set forth in Section 5.02(x).
“Treasury Shares” has the meaning set forth in Section 3.01(c).
“Truth in Lending Act” means the Truth in Lending Act (15 U.S.C. 1601 et seq.), as amended.

“Undesignated Shares” shall have the meaning given such term in Section 3.04(a).
“USA Patriot Act” means the USA Patriot Act (Pub. L. No. 107-56).
ARTICLE II

THE MERGER
2.01.    The Merger. (a) The Combination. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall merge with and into Parent (the “Merger”) and the separate corporate existence of the Company shall cease. Parent shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and shall continue to exist as a California corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. Immediately after the Merger, the Company Bank will be merged (the “Bank Merger”) with and into Parent Bank (the “Surviving Bank”). Parent may, at any time prior to the Effective Time (including, to the extent permitted by applicable Law, after the Company’s shareholders have adopted this Agreement), change the method of effecting the Merger and/or the Bank Merger (including, without limitation, the provisions of this Article II and including, without limitation, by electing not to merge the Company into Parent, but rather merge a Subsidiary of Parent into the Company, and not to merge the Company Bank into a Subsidiary of Parent, if and to the extent it deems such change to be necessary, appropriate or desirable); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration to be paid to holders of Company Common Stock, (ii) adversely affect the Tax treatment of the Company’s shareholders as a result of receiving the Merger Consideration, (iii) materially impede, delay or prevent consummation of the transactions contemplated by this Agreement or (iv) otherwise be materially prejudicial to the interests of the shareholders of the Company.
(b)    Filings. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective at the Effective Time. An agreement of merger (the “Agreement of Merger”), substantially in the form of Exhibit D hereto, shall be filed with the California Secretary. The Bank Merger shall become effective and an agreement of bank merger (the “Agreement of Bank Merger”), substantially in the form of Exhibit E hereto, shall be filed with the DFI.
(c)    Articles of Incorporation and Bylaws. The Parent Articles and the Parent Bylaws as in effect immediately prior to the Effective Time shall be those of the Surviving Corporation.
(d)    Directors and Officers of the Surviving Corporation. Subject to Section 6.20, the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Parent immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.
(e)    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in § 1108 of the CGCL, including any regulations or rules promulgated thereunder.

Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Parent shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Parent shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
2.02.    Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause the filings contemplated by Section 2.01(b) to be made (i) no later than the third Business Day after such satisfaction or waiver or (ii) on such other date to which the parties may agree in writing. The Merger provided for herein shall become effective (the “Effective Time”) upon such filing with the California Secretary or on such date as may be specified therein.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES
3.01    Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of any holder of shares of Company Common Stock:
(a)    Outstanding Company Common Stock. Each share of Company Common Stock, excluding Treasury Shares and shares of Company Common Stock which are dissenting shares within the meaning of Chapter 13 of the CGCL at the Effective Time (“Dissenting Shares”), issued and outstanding immediately prior to the Effective Time (each, a “Share” and, collectively, “Shares”), shall become and be converted into the right to receive, at the election of the holder thereof as provided in Section 3.04, either:
(1)    shares of Parent Common Stock in accordance with the Exchange Ratio; or
(2)    cash in the amount of the Per Share Cash Consideration (collectively, the “Merger Consideration”).
At the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any Shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.
(b)    Outstanding Parent Stock. Each share of Parent Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Stock and shall not be affected by the Merger.

(c)    Cancellation of Certain Shares. Any shares of Company Common Stock held by Parent or by the Company, other than those held in a fiduciary capacity or as a result of debts previously contracted (“Treasury Shares”), shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.
(d)    Company Stock Options and Company Awards. Company Stock Options and Company Awards will be treated in accordance with Section 6.19.
(e)    Dissenting Shares. Dissenting Shares (if any) held by persons who have taken all of the steps required to perfect their rights to receive payment for their shares of Company Common Stock pursuant to Chapter 13 of the CGCL shall be deemed to have ceased to represent any interest in the Surviving Corporation as of the Effective Time and the holders thereof shall be entitled to such rights as may be specified at the time in the CGCL. If, after the Effective Time, any Dissenting Shares lose their status as Dissenting Shares, Parent or its representative shall pay, upon surrender by such shareholder of a certificate representing shares of Company Common Stock, an amount in cash equal to the aggregate Per Share Cash Consideration payable with respect to the shares of Company Common Stock represented by such certificate.
3.02    Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, Shareholders of the Company other than to receive the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.
3.03    Exchange Procedures.

(a)    Exchange Fund. As of the Effective Time, Parent shall have deposited with the Exchange Agent for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 3.03 through the Exchange Agent, certificates representing the shares of Parent Common Stock equal to the Required Stock Amount and funds in an amount equal to the product of the number of Company Common Stock issued and outstanding immediately prior to the Effective Time multiplied by the Per Share Cash Consideration multiplied by 0.5 (collectively, the “Exchange Fund”).

(b)    Forms. Company shall direct the Exchange Agent to mail on the Mailing Date (as hereinafter defined) to each holder of record of a certificate or certificates of Company Common Stock (the “Certificates”): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), (ii) an Election Form (as hereinafter defined), and (iii) instructions for use in effecting the surrender of the Certificates. Upon surrendering of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letters of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration provided herein

(subject to the provisions of Section 3.04), and the Certificate so surrendered shall forthwith be canceled. In the event a Certificate is surrendered representing Company Common Stock, the transfer of ownership which is not registered in the transfer records of Company, the consideration provided herein will be paid if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.03 and except as provided in subsection 3.01(e), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration provided herein. Notwithstanding anything to the contrary set forth herein, if any holder of shares of Company Common Stock should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof, in the discretion of Parent, such bond in form and substance and with surety reasonably satisfactory to Parent and thereafter shall be entitled to receive the consideration provided herein. No interest shall be paid on the Per Share Cash Consideration.

(c)    Parent Dividends. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate who is to receive Parent Common Stock pursuant to the provisions hereof until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate by a holder receiving Parent Common Stock pursuant to the provisions hereof, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefore, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.03(h) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

(d)    Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of Company following the passage of six months after the Effective Time shall be delivered to Parent, upon demand, and any shareholders of Company who have not theretofore complied with this Section 3.03 shall thereafter look only to Parent for payment of their claim for the consideration provided herein.

(e)    Liability for Escheated Payments. Neither Parent nor Company shall be liable to any holder of shares of Company Common Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)    Voting Rights. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Parent Common Stock for the account of the Persons entitled thereto. Former shareholders of record of Company who are to receive shares of Parent Common Stock pursuant to the provisions hereof shall be entitled to vote after the Effective Time at any meeting of Parent shareholders the number of whole shares of Parent Common Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Parent Common Stock in accordance with the provisions of this Agreement.
(g)    Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 3.03(g) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Parent Common Stock based on the Parent Average Price.
(h)    Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, such withheld amounts (i) shall be remitted by Parent to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent.
(i)    Adjustments. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, redenomination, merger, issuer tender or exchange offer, or other similar transaction, then the Merger Consideration shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration.
3.04    Election and Proration Procedures.

(a) Election Form and Mailing. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing Company Common Stock shall pass only upon delivery of such Certificates to the Exchange Agent) in such form as Parent and Company shall mutually agree (“Election Form”) shall be mailed no less than 35 days prior to the anticipated Effective Time or on such other date as Parent and Company shall mutually agree (“Mailing Date”) to each holder of record of Company Common Stock as of five (5) Business Days prior to the Mailing Date (“Election Form Record Date”). Parent shall make available one or more Election Forms as may be reasonably requested by all Persons who become holders (or beneficial owners) of Company Common Stock after the Election Form Record Date and prior to the Election Deadline (as defined below), and Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an “Election”) to receive their respective Merger Consideration in either (i) Parent Common Stock (a “Stock Election”) with respect to all of such holder's Company Common Stock, (ii) cash (a “Cash Election”) with respect to all of such holder's Company Common Stock, or (iii) a specified number of shares of Company Common Stock to receive Parent Common Stock (a “Combination Stock Election”) and a specified number of shares of Company Common Stock to receive cash (a “Combination Cash Election”), subject to the provisions contained in this Agreement. Any Company Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form received prior to the Election Deadline shall be deemed to be “Undesignated Shares” hereunder.

(b) Election Deadline. Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 P.M. California time on or before the 30th day following the Mailing Date, or such later time and date as Parent and Company may mutually agree prior to the Effective Time (the “Election Deadline”). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Company Common Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly completed and made with respect to such shares on or before the Election Deadline, and Parent shall cause the certificates representing such shares of Company Common Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Parent required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(c) Allocation Override. Notwithstanding anything to the contrary contained herein, in no event shall the total amount of cash consideration received in the Merger (including for this purpose cash received pursuant to Sections 3.01(c), 3.03(g) or 6.19 in addition to the cash received in the election process) exceed 58% of the value of the total consideration received in the Merger. In the event that the total amount of cash consideration received in the Merger (including for this purpose cash received pursuant to Sections 3.01(c), 3.03(g) or 6.19 in addition to the cash received in the election process) would exceed 58% on a pro forma basis, Parent and Company shall agree to revise the allocation procedures set forth in Subsection (d) below so that such total cash consideration as so computed shall equal as closely as reasonably possible such percentage.

(d) Allocation. Parent shall use its best efforts to cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Parent Common Stock or cash in the Merger as follows:

(i) If the conversion of shares of Company Common Stock for which Cash Elections and Combination Cash Elections shall have effectively been made would result in a number of shares of Parent Common Stock being issued that is greater than the Required Stock Amount (which shall be determined for this purpose on the assumption that all shares of Company Common Stock [other than those for which Cash Elections or Combination Cash Elections have been made] would be entitled to receive shares of Parent Common Stock in accordance with the Exchange Ratio) then, to the extent necessary so that the number of shares of Parent Common Stock to be issued in the Merger shall be equal to the Required Stock Amount, the Exchange Agent shall make the following allocations and adjustments in the following order:

(1) shares of Company Common Stock for which effective Cash Elections or Combination Cash Elections have been made shall be converted into the right to receive cash in an amount equal to the Per Share Cash Consideration;

(2) the Exchange Agent shall allocate on a pro rata basis to holders of Undesignated Shares so much of the Per Share Cash Consideration as shall be necessary so that the shares of Parent Common Stock to be received by other holders of Undesignated Shares, when combined with the number of shares of Parent Common Stock for which Stock Elections or Combination Stock Elections have been made shall be equal to the Required Stock Amount. If all Undesignated Shares are converted into the right to receive the Per Share Cash Consideration and the shares for which Stock Election and Combination Stock Elections are still greater than the Required Stock Amount, then;

(3) a stock proration factor (the “Stock Proration Factor”) shall be determined by dividing (x) the Required Stock Amount by (y) the product of (i) the total number of shares of Company Common Stock with respect to which effective Stock Elections and Combination Stock Elections were made multiplied by (ii) the

Exchange Ratio. Each holder of Company Common Stock who made an effective Stock Election or Combination Stock Election shall be entitled to with respect to such election to:

(a) the number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Company Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor; and

(b) cash in an amount equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares Company Common Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

(ii) If the conversion of the shares of Company Common Stock for which Stock Elections and Combination Stock Elections shall have effectively been made (based upon the Exchange Ratio) would result in a number of shares of Parent Common Stock being issued that is less than the Required Stock Amount (which shall be determined for this purpose on the assumption that all shares of Company Common Stock [other than those for which Stock Elections or Combination Stock Elections have been made] would be entitled to receive the Per Share Cash Consideration), then, to the extent necessary so that the number of shares of Parent Common Stock to be issued in the Merger shall be equal to the Required Stock Amount, the Exchange Agent shall make the following allocations and adjustments in the following order:

(1) each holder of Company Common Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of Parent Common Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Company Common Stock covered by such Stock Election or Combination Stock Election;

(2)     the Exchange Agent shall allocate on a pro rata basis to holders of Undesignated Shares so much of the Parent Common Stock as shall be necessary so that the shares of Parent Common Stock to be received by those holders, when combined with the number of shares of Parent Common Stock for which a Stock Election or Combination Stock Election has been made shall be equal to at least the Required Stock Amount. If all Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have been made together are still less than the Required Stock Amount, then;

(3)     a cash proration factor (the “Cash Proration Factor”) shall be determined by dividing (x) the Required Stock Amount (less the shares of Parent Common Stock to be received by holders of Company Common Stock for which an effective Stock Election and Combination Stock Election has been made, and less all the shares of Parent Common Stock to be received by Undesignated Shares) by (y) the product of (i) the sum of the total number of shares of Company Common Stock with respect to which effective Cash Elections and Combination Cash Elections were made multiplied by (ii) the Exchange Ratio. Each holder of Company Common Stock who made an effective Cash Election or Combination Cash Election shall be entitled to:

    (a)    cash equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of Company Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) one minus the Cash Proration Factor; and

(b) the number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Company Common Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the Cash Proration Factor.

(iii) If the aggregate number of shares of Company Common Stock for which Stock Elections and Combination Stock Elections shall have effectively been made would result in a number of shares of Parent Common Stock being issued that is equal to the Required Stock Amount,

(1) the shares of Company Common Stock for which effective Stock Elections and Combination Stock Elections have been made shall be converted into the right to receive Parent Common Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Company Common Stock covered by such Stock Elections and Combination of Stock Elections;

(2) the shares of Company Common Stock for which effective Cash Elections and Combination Cash Elections have been made shall be converted into the right to receive the Per Share Cash Consideration; and

(3) the Undesignated Shares shall be converted into the right to receive the Per Share Cash Consideration.

(iv) Notwithstanding any other provision of this Agreement, if, after applying the allocation rules set forth in the preceding subsections of this Section 3.04(d), the aggregate value of the shares of Parent Common Stock that would be issued pursuant to the Merger (valued at the Average Closing Price) is less than the Required Stock Amount or more than the Required Stock Amount, Parent shall be authorized to reallocate shares of Parent Common Stock and cash among the holders of the Company Common Stock in good faith and in such a manner as Parent reasonably determines to be fair and equitable, or to vary the number of shares of Parent Common Stock to be issued in the Merger, in a manner such that the number of shares of Parent Common Stock to be issued in the Merger shall be equal to the Required Stock Amount.

(e)    The calculations required by Section 3.04(d) shall be prepared by Parent prior to the Effective Time and shall be set forth in a certificate executed by the Chief Financial Officer of Parent and furnished to Company at least two (2) Business Days prior to the Effective Time showing the manner of calculation in reasonable detail. Any calculation of a portion of a share of Parent Common Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent.

ARTICLE IV

ACTIONS PENDING ACQUISITION
4.01.    Forbearances of the Company. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as set forth on Schedule 4.01 hereto, without the prior written consent of Parent, the Company will not and will cause its Subsidiaries not to:

(a)    Ordinary Course. (i) Conduct the business of the Company or any of its Subsidiaries other than in the ordinary and usual course of business, (ii) fail to use its reasonable best efforts to preserve its business organization and assets intact and to maintain its rights, franchises, powers and privileges and its existing relations and goodwill with customers, suppliers, creditors, lessors, lessees, employees and business associates, (iii) take any action that would adversely affect or delay the ability of the Company or Parent to perform any of their obligations on a timely basis under this Agreement, (iv) take any action that would be reasonably likely to have a Company Material Adverse Effect, (v) take any action which is intended, or would reasonably be expected to, (A) impede, (B) delay or, (C) adversely affect the ability of the Company or its Subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement or (vi) take any action which is intended, or would reasonably be expected to, diminish the value of the Company or its goodwill to Parent or otherwise disparage the Parent or any of its officers, employees or directors. Solely for the purpose of eliminating any doubt, the Company shall be deemed to be responsible for the acts, conduct and communications of its directors and executive officers and those of the Company Bank and any action taken by such a director or executive officer in contravention of any of the provisions in the preceding sentence shall be deemed to be a breach of this Section by the Company.
(b)    Capital Stock. Other than any shares of Company Common Stock issuable in respect of Company Stock Options or Company Awards outstanding on the date hereof, (i) issue, sell, pledge, dispose of, encumber, permit to become outstanding or authorize the creation of any shares of capital stock or any Rights or (ii) permit any additional shares of capital stock of the Company or any Subsidiary of the Company to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.
(c)    Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.
(d)    Compensation; Employment Agreements; Etc. Enter into, renew or allow to renew automatically, make any new grants of awards under, terminate, amend or otherwise modify any employment, consulting, transition, termination, severance or similar agreements or arrangements with any director, officer, employee or consultant of the Company or any of its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary and usual course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than five percent (5%) or (ii) for other changes that are required by applicable Law. Without limiting the generality of the foregoing, the Company shall not grant or approve the grant of any stock options or Company Awards under the Company Stock Option Plans.
(e)    Hiring. Hire any person as an employee of the Company or any of its Subsidiaries or promote any employee, except persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or any such Subsidiary, other than any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $50,000.

(f)    Benefit Plans. Enter into, terminate, establish, adopt or amend (except as may be required by applicable Law) any Benefits Plans or take any action to accelerate the vesting, accrual or fund or in any other way secure the payment of or exercisability of stock options, or Company Awards restricted stock or other compensation or benefits payable thereunder. Without limiting the generality of the foregoing, the Company shall not amend or modify any Company Stock Option Plan or enter into, amend or modify any option or award agreement under any Company Stock Option Plan or take any other action which has the effect of increasing the Company’s obligations or liabilities pursuant to any Company Stock Option Plan.
(g)    Dispositions. Sell, transfer, lease, license, guarantee, mortgage, pledge, encumber or otherwise create any Lien on, dispose of or discontinue any of its assets, deposits, business or properties other than (i) sales of loans and loan participations pursuant to Section 4.01(q), (ii) sale or disposition of property acquired in foreclosure or by transfer in lieu of foreclosure (“OREO”) and (iii) other sales or dispositions in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries, taken as a whole.
(h)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person (other than purchases of loans and loan participations pursuant to Section 4.01(q)) except (i) in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries, taken as a whole, or (ii) as otherwise permitted by this Agreement; notwithstanding the foregoing, Company shall not foreclose or otherwise acquire any ownership interest in the collateral identified on Schedule 4.01(h) hereto without the prior written approval of Parent.
(i)    Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $5,000 individually or $15,000 in the aggregate.
(j)    Governing Documents. Amend the Company Articles or the Company Bylaws or the organizational documents of any Subsidiary of the Company.
(k)    Accounting Methods. Implement or adopt any change in the Company’s book or tax accounting principles, practices or methods, other than as may be required by GAAP, and as concurred in by the Company’s independent public accountants, or as required by Section 6.07 or Section 6.18 of this Agreement.
(l)    Contracts. Except with respect to contracts relating to loans or loan participations made in the ordinary and usual course of business consistent with past practice and in accordance with Section 4.01(q), enter into, renew or allow to renew automatically, modify, amend or terminate, make any payment not then required under or waive, release or assign any material right or claims under, any Contract that calls for aggregate annual payments of $10,000 or more and which is not terminable at will or with thirty (30) days or less notice without payment of any amount other than for products delivered or services performed through the date of termination.
(m)    Claims. Enter into any settlement, compromise or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation to which the Company or any Subsidiary of the Company is or becomes a party after the date of this Agreement, which settlement, compromise, agreement or action involves payment by the Company or any Subsidiary of the Company of an amount that exceeds $15,000 individually or $25,000 in the aggregate and/or would impose any material restriction on the business of the Surviving Corporation or create precedent for claims that are reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.
(n)    Adverse Actions. Take any action or omit to take any action that would reasonably be likely to result in (i) any of the Company’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable Law.
(o)    Risk Management. Except as required by applicable Law or regulation or the Regulatory Authorities, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow the Company’s or its applicable Subsidiary’s existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable efforts to avoid any material increase in the Company’s aggregate exposure to interest rate risk.
(p)    Indebtedness. Incur or materially and adversely modify any indebtedness for borrowed money or other liability (other than deposits, federal funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary and usual course of business consistent with past practices.
(q)    Loans. Except as provided in the next sentence, (i) make any loan or loan commitment or renewal or extension thereof to any Person which would, when aggregated with all outstanding loans or loan commitments or any renewals or extensions thereof made to such Person and any Affiliate or immediate family member of such Person, exceed $300,000 or (ii) purchase or sell any loan or loan participation. In connection with any action requiring approval by Parent pursuant to clauses (i) or (ii) of the preceding sentence, the Company shall submit a copy of the loan write up containing the information customarily submitted to the Board of Directors or Credit and Loan

Committee of the Company or the Company Bank, as applicable, in connection with obtaining approval for such action to the Chief Credit Officer of Parent three (3) full Business Days prior to making any indication to the third party whether such action has been approved; provided that, if Parent objects in writing (stating in reasonable detail the reasons for such objection under Parent’s underwriting policy or criteria) to such loan or loan commitment or renewal or extension thereof or such purchase or sale within three (3) full Business Days after receiving such loan write up, the Company shall not make such loan or loan commitment or renewal or extension thereof or such purchase or sale. Prior to the date of this Agreement, Parent has provided the Company with a copy of its loan underwriting policy or criteria and discussed them with the Company’s chief credit officer. The Company shall not forgive any loans to directors, officers or employees of the Company.
(r)    Investments. (i) Other than sales of overnight federal funds or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or (ii) make other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one year or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, the Company or Company Bank may purchase investment securities if, within three (3) Business Days after the Company requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that Parent consent to making of any such purchase, Parent has approved such request in writing or has not responded in writing to such request.
(s)    Taxes. Commence or settle any litigation or proceeding with respect to any liability for Taxes, make or change any material express or deemed Tax election, file any amended Tax Return, take any action which is reasonably likely to have a Company Material Adverse Effect on the Tax position of the Company or, after the Merger, which is reasonably likely to have a Parent Material Adverse Effect on the Tax Position of Parent, change any of its methods of reporting income or deductions for Tax purposes or take any other action with respect to Taxes that is outside the ordinary and usual course of business or inconsistent with past practice.
(t)    Commitments. Agree or commit to do any of the foregoing.
4.02.    Forbearances of Parent. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, Parent will not, and will cause each of Parent’s Subsidiaries not to:
(a)    Conduct the business of Parent or any of its Subsidiaries other than in the ordinary and usual course or fail to use its reasonable best efforts to preserve its business organization and assets intact and maintain its rights, franchises, powers and privileges and its existing relations and goodwill with customers, suppliers, creditors, lessors, lessees, employees and business associates, or knowingly take any action which is intended, or would reasonably be expected to, materially (i) impede, (ii) delay or (iii) adversely affect the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.
(b)    Take or omit to take, or agree or commit to take or omit to take, any action that would result in (i) any of Parent’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable Law.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
5.01.    Disclosure Schedules. At least two Business Days prior to the date hereof, each of the Company and Parent shall have delivered to the other a schedule (the “Company Disclosure Schedule” and “Parent Disclosure Schedule”, respectively) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.02 or Section 5.03 or to one or more covenants contained in Article IV (provided that any information set forth in any one section of either Disclosure Schedule shall be deemed to apply to each other applicable Section or subsection of such Disclosure Schedule if its relevance to the information called for in such Section or subsection is reasonably apparent on its face).
5.02.    Representations and Warranties of the Company. Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent:
(a)    Organization, Standing and Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company Bank is a California state-chartered bank and its deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by law. Each of the Company and each of its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company has made available to Parent a complete and correct copy of the Company Articles and the Company Bylaws and the organizational documents of its Subsidiaries, each as amended to date. The

Company Articles and the Company Bylaws and such organization documents made available to Parent are in full force and effect.
(b)    Company Capital Stock. As of the date hereof, the authorized capital stock of the Company consists solely of 30,000,000 shares of Company Common Stock, of which 10,641,940 shares are issued and outstanding, and 10,000,000 shares of preferred stock, no par value, none of which are issued and outstanding. As of the date hereof, 75,250 shares of Company Common Stock are issuable upon the exercise of outstanding Company Stock Options and 0 shares of Company Common Stock are subject to outstanding restricted stock awards. As of the date hereof, no shares of Company Common Stock are held in treasury by the Company or otherwise owned directly or indirectly by the Company or any Subsidiary of the Company. The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Schedule 5.02(b) of the Company Disclosure Schedule sets forth for each Company Stock Option the name of the grantee or holder, the date of the grant, the expiration date, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to such Company Stock Option, the number and type of shares subject to such Company Stock Options that are currently exercisable and the exercise price per share and for each other Company Award the name of the grantee or holder, the date of the grant and the number of shares of Company Common Stock subject to such Company Award. Except as set forth in the preceding sentence, as of the date hereof, there are no shares of Company Common Stock authorized and reserved for issuance, the Company does not have any other Rights issued or outstanding with respect to Company Common Stock, and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights, except pursuant to this Agreement. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. All Shares issuable upon exercise of Company Stock Options or in respect of Company Awards, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and will not be issued in violation of preemptive rights.
(c)    Subsidiaries. (i) Section 5.02(c)(i) of the Company Disclosure Schedule sets forth each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such. The outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of capital stock of any Subsidiary of the Company authorized and reserved for issuance, no such Subsidiary has any other Rights issued or outstanding with respect to such capital stock, and no such Subsidiary has any commitment to authorize, issue or sell any such capital stock or Rights.
(ii)    Other than the Subsidiaries of the Company, the Company does not, directly or indirectly, beneficially own any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind.
(d)    Corporate Power. The Company and each of its Subsidiaries have all requisite power and authority (corporate and other) to carry on its respective business as it is now being conducted and to own all its respective properties and assets; and the Company has all requisite corporate power and authority and, other than adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby.
(e)    Corporate Authority. As of the date hereof, with respect to each of clauses (i), (ii) and (iii) below, the Company’s Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved that such matter be submitted for consideration by its shareholders at a meeting of such shareholders and that such matter be recommended for approval at such meeting (the “Company Recommendation”). The Company has duly authorized, executed and delivered this Agreement, and this Agreement is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles. The Company Board has received the opinion of its financial advisor, Sandler O'Neill + Partners to the effect that the Merger Consideration is fair to such holders from a financial point of view.
(f)    Regulatory Approvals; No Violations. (i) No consents, approvals, permits, authorizations of, or waivers by, or notices, reports, filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained in connection with the execution, delivery and performance of this Agreement or to consummate the Merger, the Bank Merger and the other transactions contemplated hereby except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC and the DFI, as may be required, (B) the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock and (C) the filing of the Agreement of Merger with the California Secretary as described in Section 2.01(b) herein. As of the date hereof, the Company is not aware of any reason why the approvals set forth in this Section 5.02(f) and in Section

7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(ii)    Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the Merger, the Bank Merger and the other transactions contemplated hereby will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time, or both) pursuant to, any agreement, lease, license, contract, insurance policy, note, mortgage, indenture, instrument, arrangement or other obligation (each, a “Contract” and, collectively, “Contracts”) binding upon the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or any of their respective properties is subject or bound or any Law or governmental or non-governmental permit or license to which the Company or any Subsidiary of the Company is subject, (B) constitute or result in a breach or violation of, or a default under, the Company Articles or the Company Bylaws or the organizational documents of any Subsidiary of the Company, (C) result in any change in the rights or obligations of any party under any of the Contracts or (D) require any consent or approval under any such Contract, Law, governmental or non-governmental permit or license, except, in the case of clauses (A), (C) or (D) above, for any breach, violation, default, acceleration, creation, change, consent or approval that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.
(g)    Reports; Financial Statements. (i) The Company’s consolidated financial statements (including, in each case, any notes thereto) since December 31, 2009 (the “Applicable Date”) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries of the Company as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which were not and which are not expected to be, individually or in the aggregate, material to the Company and its consolidated Subsidiaries taken as a whole).
(ii)    The Company maintains disclosure controls and procedures substantially similar to those required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s public disclosure documents. The

Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.
(iii)    The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Applicable Date and (ii) any material communication since the Applicable Date made by management or the Company’s auditors to the audit committee required, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all material complaints or concerns relating to other matters made since the Applicable Date through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors.
(iv)    The Company and its Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 with (A) the Federal Reserve Board and (B) any other Regulatory Authority, and all other material reports and statements required to be filed by it since December 31, 2009, including, without limitation, the rules and regulations of the FDIC, the DFI or any other Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Authority with which they were filed.
(v)    Since December 31, 2012, neither the Company nor any of its Subsidiaries has incurred any obligations or liabilities (whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those related to environmental and occupational safety and health matters) other than in the ordinary and usual course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby).
(vi)    Since December 31, 2012, (A) each of the Company and each of its Subsidiaries has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such business consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.02 or otherwise) has had or could be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.
(vii)    Since December 31, 2012, there has not been (A) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any Subsidiary of the Company, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company, (C) any change by the Company in accounting principles, practices or methods or (D) any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Benefit Plans other than increases or amendments in the ordinary and usual course consistent with past practice.
(h)    Litigation. No civil, criminal or administrative litigation, claim, action, suit, hearing, investigation or other proceeding before any Governmental Authority is pending or, to the Company’s knowledge, threatened against the Company or any of its Affiliates and there are no facts or circumstances that could result in any claims against, or obligations or liabilities of, the Company or any of its Affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.
(i)    Regulatory Matters. (i) None of the Company, any of its Subsidiaries or any of their respective properties is, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the DFI, the Federal Reserve Board and the FDIC) or the supervision or regulation of the Company or any of its Subsidiaries (collectively, the “Regulatory Authorities”). The Company and each of its Subsidiaries have paid all assessments made or imposed by any Regulatory Authority.
(ii)    Neither the Company nor any of its Subsidiaries has been advised by, and the Company does not have any knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
(j)    Compliance With Laws.
(i)    The Company and its Subsidiaries are in compliance with all applicable Laws applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Truth in Lending Act, the Foreign Corrupt Practices Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act and all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices, except for those instances of noncompliance that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company has not been advised of any regulatory concerns regarding its compliance with the Bank Secrecy Act or related state or federal anti-money-laundering laws, regulations and guidelines, including those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers. The Company has adopted such procedures and policies as are necessary or appropriate to comply with Title III of the USA Patriot Act and, to the Company’s knowledge, is in compliance with such law in all material respects.

(ii)    The Company and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and has made all filings, applications, notices and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its businesses as presently conducted, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect and, to the Company’s knowledge, no suspension or cancellation of any of them is threatened.
(iii)    No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has the Company or any Subsidiary of the Company received any notification or communication from any Governmental Authority (A) asserting that the Company or any such Subsidiary is not in compliance with any of the Laws which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company’s knowledge, do any grounds for any of the foregoing exist).
(k)    Material Contracts; Defaults. Except as set forth on Section 5.02(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that purports to limit in any material respect either the type of business in which the Company or any of its Subsidiaries (or, after giving effect to the Merger, Parent or any of its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business. Neither the Company nor any of its Subsidiaries is in default under any Contracts to which any such entity is a party, by which it or its assets, business or operations may be bound or affected or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company or any Subsidiary of the Company is currently outstanding. Schedule 5.02(k) of the Company Disclosure Schedule sets forth a true and complete list of (x) all Contracts pursuant to which consents or waivers are or may be required and (y) all notices which are or may be required to be given, in each case, prior to the performance by the Company of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby.
(l)    No Brokers. None of the Company, any of its Subsidiaries or any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement except that the

Company has employed Sandler O'Neill + Partners as its financial advisor, the arrangements with which have been disclosed in writing to Parent prior to the date hereof.
(m)    Employee Benefit Plans.
(i)    All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company or any of its Subsidiaries (the “Employees”) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”) are listed on Schedule 5.02(m) of the Company Disclosure Schedule, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed on Schedule 5.02(m) of the Company Disclosure Schedule, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto, have been made available to Parent.
(ii)    All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), are in substantial compliance with ERISA, the Code and other applicable Laws. Each Benefit Plan which is subject to ERISA (“ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the Taxable period of such transaction expired as of the date hereof, could subject the Company or any such Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.
(iii)    Neither the Company nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (x) maintains or contributes to or has within the past six years maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title III of ERISA or (y) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a Multiemployer Plan. All contributions required to be made under the terms of any Benefit Plan, as of the date hereof, have been timely made or have been reflected on the Company’s financial statements included in the Company Reports.
(iv)    As of the date hereof, there is no material pending or, to the knowledge of the Company, threatened litigation relating to the Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan. The Company or the applicable Subsidiary may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.
(v)    There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in Employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Except for such amounts and with respect to such individuals as are listed in Schedule 5.02(m) of the Company Disclosure Schedule, none of the execution of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated hereby will (v) entitle any Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (w) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (x) limit or restrict the right of the Company or any Subsidiary of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans, (y) cause the Company or, after the consummation of the transactions contemplated hereby, Parent to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.
(n)    Labor Matters. Neither the Company nor any of its Subsidiaries is a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor union or labor organization as to wages or conditions of employment, nor is there pending or, to the Company’s knowledge, threatened, nor has there been at any time during the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company is not aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o)    Environmental Matters. To the Company’s knowledge, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement: (i) the Company and its Subsidiaries have complied at all times and are in compliance with all applicable Environmental Laws; (ii) no real property (including soils, groundwater, surface water, buildings or other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries (including any property in which the Company or any of its Subsidiaries holds or has held a fiduciary or management role, a “Company Loan Property”), is or has been contaminated with, or has or has had any release of, any Hazardous Substance at any time; (iii) neither the Company nor any of its Subsidiaries could be deemed the owner or operator under any Environmental Law of any Company Loan Property which is or has been contaminated with, or has or has had any release of, any Hazardous Substance; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any indemnity or other agreement with any third party under any Environmental Law or relating to any Hazardous Substance; (viii) to the Company’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving the Company, any Subsidiary of the Company, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claim, liability, investigation, cost or restriction against the Company, or result in any restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any currently owned property or Company Loan Property and (ix) the Company has made available to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, any of its Subsidiaries and any currently or formerly owned or operated property or any Company Loan Property.
As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A  the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, employee exposure, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term “Hazardous Substance” means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by‑product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which has been, is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.
(p)    Tax Matters. (i) (A) The Company and each of the Company’s Subsidiaries (I) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by it and all such filed Tax Returns are true, complete and accurate in all material respects; (II) has paid in full or accrued all Taxes that are required to have been paid or accrued and has withheld from amounts owing to any employee, creditor or third party all amounts that the Company or any of the Company’s Subsidiaries is obligated to have withheld; (III) in the case of any Tax Return required to be retained by the Company or any of the Company’s Subsidiaries prior to the Effective Time in respect of any information reporting or other Tax requirements, has retained properly completed Tax Returns in the Company’s or the Company’s Subsidiary’s files; and (IV) has complied with all information reporting (and related withholding) requirements related to payments to, and transactions completed for, customers, (B) all deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of any Tax Return have been paid in full or otherwise finally resolved, (C) no issues have been raised by any taxing authority in connection with any audit or examination of any Tax Return that are currently pending, (D) neither the Company nor any of the Company’s Subsidiaries has waived any statute of limitations with respect to Taxes that has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect, (E) to the Company’s knowledge and as of the date hereof, there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes, Tax Returns or Tax matters, and (F) as of the date hereof, the Company has made available to Parent true, correct and complete copies of all material income, franchise, capital and similar Tax Returns filed by the Company or any of the Company’s Subsidiaries for all Taxable years or periods for which the relevant statute of limitations has not expired.
(ii)    There are no Liens on any of the Company’s assets or on any assets of any of the Company’s Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax nor, to the Company’s knowledge, is any taxing authority in the process of imposing a Lien for Taxes upon such assets.
(iii)    Neither the Company nor any of the Company’s Subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in Taxable income for any Tax period beginning on or after the Effective Time, or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

(iv)    Neither the Company nor any of the Company’s Subsidiaries is a party to any Tax allocation or sharing agreement. Neither the Company nor any of the Company’s Subsidiaries is or has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns (other than, in each case, an affiliated, consolidated, unitary or combined group of which the Company is the common parent) or otherwise has any liability for the Taxes of any Person (other than the Company or any of the Company’s Subsidiaries).
(v)    No closing agreements, private letter rulings, technical advice, memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of the Company’s Subsidiaries.
(vi)    (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transaction contemplated by this Agreement, and (B) all Taxes that the Company or any of the Company’s Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable Law, have been paid to the proper Governmental Authority or other Person.
(vii)    As of the date hereof, neither the Company nor any of the Company’s Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(viii)    Neither the Company nor any of the Company’s Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.
(q)    Risk Management Instruments. Neither the Company nor any of its Subsidiaries is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) and does not own any securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.
(r)    Books and Records. The books and records of the Company and its Subsidiaries have been fully, properly and accurately maintained in all material respects, there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly present the financial position and results of operations of the Company and its Subsidiaries.

(s)    Insurance. Schedule 5.02(s) to the Company Disclosure Schedule sets forth a true and complete list of all of the insurance policies, binders or bonds maintained by the Company or any of its Subsidiaries (collectively, “Insurance Policies”) and all insurance claims filed by the Company or any of its Subsidiaries under such Insurance Policies which have not been paid in full as of the date hereof and the amounts claimed thereunder. All Insurance Policies are with reputable insurers and provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards. All Insurance Policies are in full force and effect; neither the Company nor any of its Subsidiaries is in material default thereunder; and all claims thereunder have been filed in due and timely fashion. Schedule 5.02(s) lists all claims or potential claims meeting the applicable reporting thresholds under the Insurance Policies that have not been reported thereunder.
(t)    Allowance For Loan Losses. The Company or the Company Bank’s allowance for loan losses (“ALL”) is, and (except for changes required by Parent pursuant to this Agreement, as to which the Company makes no representation) shall be as of the Effective Time, in compliance with the Company or the Company Bank’s existing methodology for determining the adequacy of its ALL as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.
(u)    Transactions With Affiliates. The Company has no transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.
(v)    Real Property.
(i)    Neither the Company nor any of its Subsidiaries owns, and is not in the process of foreclosing (whether by judicial process or by power of sale) or otherwise in the process of acquiring title to, any real property or premises on the date hereof in whole or in part. Schedule 5.02(v) to the Company Disclosure Schedule contains a complete and correct list of all real property or premises leased or subleased in whole or in part by the Company or any of its Subsidiaries and together with a list of all applicable leases or subleases and the name of the lessor or sublessor. None of such premises or properties have been condemned or otherwise taken by any Governmental Authority and, to the Company’s knowledge, no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, Contract or Law which might affect its use or value for the purposes now made of it. None of the premises or properties of the Company or any of its Subsidiaries is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by the Company or such Subsidiary.
(ii)    Each of the leases referred to in the Company Disclosure Schedule is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to the Company or any of its

Subsidiaries or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than the Company the foregoing representation is based on the knowledge of the Company.
(w)    Title. Each of the Company and each of its Subsidiaries has good title to its properties and assets (other than property as to which it is lessee) except (A) statutory Liens not yet delinquent which are being contested in good faith by appropriate proceedings and Liens for Taxes not yet due, (B) pledges of assets in the ordinary and usual course of business to secure public deposits, (C) for those assets and properties disposed of for fair value in the ordinary course of business since December 31, 2009 and (D) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.
(x)    Intellectual Property.
(i)    Neither the Company nor any of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or materials that are used in the business of the Company or any of its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.
(ii)    Except as is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement: (A) neither the Company nor any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by the Company of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software (collectively, “Third-Party Intellectual Property Rights”); (B) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor, trade secrets or computer software owned by the Company or any of its Subsidiaries (collectively, the “Company Intellectual Property Rights”); or (II) Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the Company, are threatened by any Person; and (C) the Company does not know of any valid grounds for any bona fide claims (I) against the use by the Company or any of its Subsidiaries of any Company Intellectual Property Rights or Third-Party Intellectual Property Rights used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (II) challenging the ownership, validity or enforceability of any Company Intellectual Property Rights; or (III) challenging the Company’s or any of its Subsidiaries’ license or legally enforceable right to use any Third-Party Intellectual Rights.
(y)    Trust Business. The Company does not engage in the trust business and does not serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor for any fiduciary accounts.
(z)    Affiliate Ownership. As of the date hereof, the aggregate percentage of Company Common Stock beneficially owned by directors and Executives of the Company is approximately 20.6 % of all issued and outstanding Company Common Stock (on a fully diluted basis).
5.03.    Representations and Warranties of Parent. Except as set forth in the Parent Disclosure Schedule, Parent hereby represents and warrants to the Company:
(a)    Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the State of California. Each Subsidiary of Parent has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent and each of its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.
(b)    Parent Capital Stock. As of the date hereof, the authorized capital stock of Parent consists solely of 15,000,000 shares of Parent Common Stock, of which 5,442,360 shares are issued and outstanding (excluding 20,816 shares of unvested restricted stock and restricted performance stock) and 5,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding. As of the date hereof, 248,063 shares of Parent Common Stock are issuable upon the exercise of outstanding options to acquire such shares, 155,804 shares of Parent Common Stock are issuable upon the exercise of outstanding warrants to acquire such shares and there are 20,816 outstanding shares of unvested restricted stock and restricted performance stock. The outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights).
(c)    Corporate Power. Parent and each of its Subsidiaries has all requisite power and authority (corporate and other) to carry on its business as it is now being conducted and to own all its properties and assets; and Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby.

(d)    Corporate Authority. As of the date hereof, with respect to each of clauses (i) and (ii) below, the Parent Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and fair to and in the best interests of Parent and its shareholders and (ii) approved this Agreement, the Merger and the other transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of the Parent Board. This Agreement has been duly authorized, executed and delivered by Parent and this Agreement is a valid and legally binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles.
(e)    Regulatory Approvals; No Violations. (i) No consents, approvals, permits authorizations of, or waivers by, or notices, reports, filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained in connection with the execution, delivery and performance by Parent of this Agreement or to consummate the Merger, the Bank Merger and the other transactions contemplated hereby except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC and the DFI, as may be required, (B) filings with the SEC and state securities authorities, if any, and (C) the filing of the Agreement of Merger with the California Secretary as described in Section 2.01(b) herein. As of the date hereof, Parent is not aware of any reason why the approvals set forth in this Section 5.03(e) and Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(ii)    Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Parent does not, and the consummation by Parent of the Merger, the Bank Merger and the other transactions contemplated hereby will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time, or both) pursuant to, Contracts binding upon Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries or any of their respective properties is subject or bound or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, (B) constitute or result in a breach or violation of, or a default under, the Parent Articles or the Parent Bylaws, (C) result in any change in the rights or obligations of any party under any of the Contracts or (D) require any consent or approval under any such Contract, Law, governmental or non-governmental permit or license, except, in the case of clauses (A), (C) or (D) above, for any breach, violation, default, acceleration, creation, change, consent or approval that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

(f)    No Brokers. Neither Parent or any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Stifel, Nicolaus & Company as its financial advisor.
(g)    Parent Reports; Financial Statements. (i) Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the Parent Reports did not, and any Parent Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
(ii)    Parent’s consolidated financial statements (including, in each case, any notes thereto) contained in the Parent Reports, were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and the consolidated Subsidiaries of Parent as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which were not and which are not expected to be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries taken as a whole).
(iii)    Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.
(iv)    Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements.
(v)    Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and has identified for Parent’s auditors and audit committee of Parent’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Parent employees regarding questionable accounting or auditing matters, have been received by Parent. No attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules in adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Parent policy contemplating such reporting, including in instances not required by those rules.
(vi)    Parent and its Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 with (A) the Federal Reserve Board and (B) any other Regulatory Authority, and all other material reports and statements required to be filed by it since December 31, 2009, including, without limitation, the rules and regulations of the FDIC, the DFI or any other Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Authority with which they were filed.

(vii)    Since December 31, 2012, except as disclosed in the Parent Reports, (A) Parent and each of its Subsidiaries has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such business consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise) has had or could be reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.
(viii)    Since December 31, 2012, except as disclosed in the Parent Reports, there has not been (A) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any Subsidiary of Parent, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Parent other than as set forth in the Parent Reports, or (C) any change by Parent in accounting principles, practices or methods.
(h)    Litigation. Except as disclosed in the Parent Reports, no civil, criminal or administrative litigation, claim, action, suit, hearing, investigation or other proceeding before any Governmental Authority is pending or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries and there are no facts or circumstances that could result in any claims against, or obligations or liabilities of, Parent or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding, except for those that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.
(i)    Compliance With Laws. Parent and its Subsidiaries are in compliance with all applicable Laws applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Truth in Lending Act, the Foreign Corrupt Practices Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act and all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices, except for instances of noncompliance that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement. Parent and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and has made all filings, applications, notices and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its businesses as presently conducted, except for those that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect and, to Parent’s knowledge, no suspension or cancellation of any of them is threatened.
(j)    Regulatory Matters. (i) Neither Parent or any of its Subsidiaries nor any of their respective properties are, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authorities. Parent and its Subsidiaries have paid all assessments made or imposed by any Regulatory Authority.
(ii)    Parent and its Subsidiaries have not been advised by, and do not have any knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
(k)    Tax Matters. Parent and each of Parent’s Subsidiaries has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by it and all such filed Tax Returns are true, complete and accurate in all material respects, and has paid in full or accrued all material Taxes that are required to have been paid or accrued and has withheld from amounts owing to any employee, creditor or third party all amounts that Parent or any of Parent’s Subsidiaries is obligated to have withheld. All deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of any Tax Return have been paid in full or otherwise finally resolved, and neither Parent nor any of Parent’s Subsidiaries has waived any statute of limitations with respect to Taxes that has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect.

ARTICLE VI

COVENANTS
6.01.    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement or under applicable Laws to consummate and make effective the Merger, the Bank Merger and the other transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VII hereof.
6.02.    Shareholder Approval. The Company agrees to take, in accordance with applicable Law and the Company Articles and the Company Bylaws, all action necessary to convene as soon as practicable a meeting of its shareholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved by the Company’s shareholders for consummation of the Merger (including any adjournment or postponement, the “Company Meeting”). Except with the prior approval of Parent and matters required for an annual meeting of shareholders, no other matters shall be submitted for the approval of the Company shareholders. Subject to Section 6.03(c), the Company Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders. all reasonable lawful action to solicit such approval by its shareholders.
6.03.    Registration Statement; Proxy Statement; Change of Recommendation. (a) Parent and the Company shall promptly prepare the Prospectus/Proxy Statement (as defined below), and Parent shall prepare and file with the SEC the Registration Statement on Form S‑4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the “Prospectus/Proxy Statement”) constituting a part thereof) (the “S‑4 Registration Statement”) as promptly as practicable. Parent and the Company each shall use its reasonable best efforts to have the S‑4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter the Company shall mail the Prospectus/Proxy Statement to the holders of Company Common Stock.
(b)    The Company and Parent each agrees, as to itself and its Subsidiaries, that (i) the S‑4 Registration Statement will not, at the time the S‑4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the S-4 Registration Statement, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will not, at the date of mailing to shareholders and at the times of the meeting of shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Prospectus/Proxy Statement. The Company and Parent will cause the Form S‑4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each of the Company and Parent agrees that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Prospectus/Proxy

Statement to be false or misleading with respect to any material fact, or that would result in an omission to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Prospectus/Proxy Statement.
(c)    (i) The Company Board shall not:
(1)    except as expressly permitted by, and after compliance with, Section 6.03(c)(ii) hereof, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal at any time beyond ten (10) Business Days after the first public announcement of such Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); or
(2)    except as expressly permitted by, and after compliance with, Section 8.03(a) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.06 entered into in compliance with Section 6.06) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.
(ii)    Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the approval of the Company shareholders contemplated by this Agreement is obtained, the Company Board may withhold, withdraw or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made after the date hereof that was not solicited, initiated, encouraged or facilitated in breach of this Agreement, if the Company Board determines in good faith, after consultation with outside counsel, that such action is legally required in order for its directors to comply with their respective fiduciary duties under applicable Law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after at least five Business Days following Parent’s receipt of notice from the Company advising that management of the Company currently intends to recommend to the Company Board that it take such action and the basis therefor, including all necessary information under Section 6.06. In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.03, including with respect to the notice period referred to in this Section 6.03.

6.04.    Press Releases. The Company and Parent shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq or the SEC. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.
6.05.    Access; Information. (a) The Company agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford Parent and Parent’s officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, Tax Returns and work papers of independent auditors), Contracts, properties and personnel and to such other information as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request.
(b)    Without limiting the generality of Section 6.05(a), prior to the Effective Time, Parent and Parent’s representatives shall have the right to conduct a review to determine (i) that the assets, books, records and operations of the Company are in satisfactory condition and will not in a material way adversely impact Parent after consummation of the transactions contemplated hereby and (ii) the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.
(c)    The Company agrees that, subject to applicable Laws, it shall cooperate in good faith with Parent on mutually agreed operating issues which the parties agree have priority including assisting in developing and implementing plans for integration and conversion and other matters affecting branches, customers and back office operations.
(d)    Parent agrees that, upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford the Company and its authorized representatives such access to Parent’s personnel as the Company may reasonably request and such books and records of the Parent as is substantially similar in scope as provided to the Company in its due diligence review prior to the date of this Agreement.
(e)    Each party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Section 6.05 in accordance with the terms of the Confidentiality Agreement, dated as of December 19, 2012 (the “Confidentiality Agreement”), between the parties.
(f)    No investigation by either party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to such party’s obligation to consummate the transactions contemplated by this Agreement.
6.06.    Acquisition Proposals. The Company agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors and employees shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ agents and representatives (including any financial advisor, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal. The Company further agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors and employees shall, and that it shall direct and use its reasonable best efforts to cause its agents and representatives (including any financial advisor, attorney or accountant retained by it) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with its disclosure obligations under federal or state law; (B) at any time prior, but not after the Company Meeting is convened, providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the Company Board determines in good faith (after consultation with outside legal counsel) that such action is, in the absence of the foregoing proscriptions, legally required in order for its directors to comply with their respective fiduciary duties under applicable Law and (ii) in each such case referred to in clause (C) or (D) above, the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal is a Superior Proposal. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will take the necessary steps to promptly inform the individuals referred to in the first sentence hereof of the obligations undertaken in this Section 6.06. The Company agrees that it will notify Parent promptly, but in no event later than the next succeeding Business Day, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. As used in this Agreement, (i) “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power or of any class of equity securities of the Company or those of any of its Subsidiaries or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement; and (ii) “Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company that its board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.03(c) of this Agreement and the time likely to be required to consummate such Acquisition Proposal).
6.07.    Certain Policies. Immediately prior to the Effective Time, the Company shall, consistent with GAAP, the rules and regulations of the SEC and the rules and regulations of the Regulatory Authorities and applicable banking Law, modify or change its loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that unless the modification or changes would otherwise be necessary to be consistent with applicable Law or with regulatory accounting principles and GAAP, no such modification or change shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, or as an admission or acknowledgement by the Company that any such modification or change is appropriate or required or that any financial statement or information previously provided by the Company was incorrect in any respect.
6.08.    Regulatory Applications. (a) Each of Parent and the Company shall cooperate and use their respective reasonable best efforts to prepare and file, or in the case of Parent cause to be filed, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or Governmental Authorities in order to consummate the Merger, the Bank Merger or any of the other transactions contemplated hereby; and any initial filings with Governmental Authorities (other than the SEC) shall be made by Parent as soon as reasonably practicable after the execution hereof and in any event within forty-five days (45) days of the date hereof. Subject to applicable Laws relating to the exchange of information, each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other on, all material written information submitted to any third party and/or any Regulatory Authority in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and/or Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby (including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, from any third party and/or Governmental Authority with respect to the Merger, the Bank Merger and the other transactions contemplated by this Agreement and, to the extent permitted by Law, providing descriptions of any oral communications from such Persons).
(b)    Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders or shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party to any third party and/or Governmental Authority.
6.09.    Indemnification; Director’s and Officer’s Insurance. (a) From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the CGCL and the Company Articles and the Company Bylaws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the CGCL and the Company Articles and the Company Bylaws shall be made by independent counsel selected by Parent. Further, Parent shall assume, perform and observe the obligations of the Company under any agreements in effect as of the date of this Agreement to indemnify those Persons who are or have at any time been directors and officers of the Company for their acts and omissions occurring prior to the Closing Date in their capacity as officers or directors.
(b)    Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.09, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) the Indemnified Party will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent;

provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
(c)    For a period of one (1) year from the Effective Time, Parent shall use its commercially reasonable efforts to provide that portion of director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company (as opposed to the portion that serves to reimburse the Company) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which D&O Insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, however, that in no event shall Parent be required to expend on an annual basis more than 150% of the current amount expended on an annual basis by the Company to maintain or procure such D&O Insurance; provided, further, that if Parent is unable to maintain or obtain the D&O Insurance called for by this Section 6.09, Parent shall use its commercially reasonable efforts to obtain as much comparable insurance as is available; provided, further, that officers and directors of the Company may be required to make application and provide customary representations and warranties to Parent’s insurance carrier for the purpose of obtaining such D&O Insurance.
(d)    If Parent or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.09.
6.10.    Benefit Plans. (a) From and after the Effective Time, Parent agrees that any former employees of the Company or any of its Subsidiaries who continue employment with Parent or its Subsidiaries (such employees “Continuing Employees”) will be eligible to participate in the employee benefit plans of Parent (including any severance plan maintained by Parent) on substantially the same terms and conditions of similarly situated employees of Parent. Parent will cause such employee benefit plans to take into account for purposes of eligibility and vesting thereunder service by such Continuing Employees as if such service were with Parent, to the same extent that such service was credited under a comparable plan of the Company or any of its Subsidiaries (except to the extent it would result in a duplication of benefits). Nothing herein shall limit the ability of Parent to (i) amend or terminate any of the Benefit Plans in accordance with their terms at any time or (ii) to retain or terminate the employment of any particular Employee.
(b)    If any of the Continuing Employees of the Company or any of its Subsidiaries become eligible to participate in a medical, dental or health plan of Parent, Parent shall use commercially reasonable efforts to cause, to the extent practicable, each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, dental or health plans of the Company or any of its Subsidiaries, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such Continuing Employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.
(c)    Effective as of no later than the day immediately preceding the Effective Time, the Company shall provide Parent with evidence that the Bank of Alameda 401(k) Profit Sharing Plan is in the process of being terminated pursuant to resolutions of the Company Board that are effective as of no later than the day immediately preceding the Effective Time, provided, however, that the effectiveness of such termination may be conditioned on the consummation of the Merger.  The form and substance of such resolutions shall be subject to the review and reasonable and timely approval of Parent.  The Company also shall take such other actions in furtherance of terminating the Bank of Alameda 401(k) Profit Sharing Plan as Parent may reasonably require, provided, however, that the effectiveness of any such actions may be conditioned on the consummation of the Merger. Parent shall, and shall cause its Affiliates to, designate a tax-qualified defined contribution plan of Parent or one of its Affiliates (such plan(s), the “Parent 401(k) Savings Plan”) that either (i) currently provides for the receipt from Continuing Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code) or (ii) shall be amended as soon as practicable following the Effective Date to provide for the receipt from the Continuing Employees of eligible rollover distributions. Each Eligible Employee who is a participant in the Parent 401(k) Savings Plan shall be given the opportunity to receive a distribution of his or her account balance and shall be given the opportunity to elect to “roll over” such account balance to the Parent 401(k) Savings Plan, subject to and in accordance with the provisions of such plan(s) and applicable law. The Company shall cooperate with Parent to terminate on terms mutually agreeable to the parties hereto and, if consent of participants is required by the applicable agreement or plan document or, in the reasonable judgment of the administrator of such Company program, by applicable Law, the participants in any salary continuation agreements, supplemental executive retirement plans, executive bonus agreements and any other non-qualified deferred compensation plan (collectively “Deferred Compensation Programs”), all Deferred Compensation Programs, whether or not subject to Section 409A of the Code, subject to the prior satisfaction or waiver of all the Company’s conditions set forth in Article VII of this Agreement, on or prior to the Effective Time, including the termination or transfer of any insurance policy obtained in connection therewith and shall, at the request of the Parent, cooperate with Parent in seeking from such participants their approval of amendments to any such Deferred Compensation Program to allow for lump sum payments, in lieu of any continued payments that may be required thereunder, on terms agreed upon by the parties and such participants.
(d)    Immediately prior to the Effective Time, Company shall make or caused to be made a severance payment to each Employee who is identified by Parent as not being a Continuing Employee. The amount of the severance payment to a non-continuing Employee shall be equal to two weeks of his or her current salary for each full year of service worked by such Employee for Company or Company Bank with a minimum of four weeks of salary. No

Employee receiving any payments under a Change in Control Agreement shall be entitled to any payment under this Section 6.10(d).
6.11.    Non-Solicitation and Letter Agreements. Each of the Directors shall, simultaneously with the execution and delivery hereof, execute and deliver to Parent a Non-Solicitation Agreement (Directors). James B. Davis shall, simultaneously with the execution and delivery hereof, execute and deliver to Parent a Non-Solicitation Agreement (Executives. Stephen G. Andrews shall simultaneously with the execution and delivery hereof, execute and deliver to Parent the Letter Agreement.
6.12.    Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or to prevent, materially delay or materially impair the ability of the Company or Parent, as the case may be, to consummate the transactions contemplated by this Agreement or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
6.13.    Covenant Relating to the Tax Status of the Agreement. Neither Parent nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify or would reasonably be expected to disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.
6.14.    Human Resources Issues. The Company will consult in good faith with Parent regarding the nature and content of any formal presentation of the transactions contemplated by this Agreement to employees of the Company and its Subsidiaries as a group and will include a Parent representative in any such group presentation or any formal group meeting at which the transaction is explained or discussed, under an arrangement that is mutually satisfactory to the parties. The Company agrees to work in good faith with Parent to facilitate the timely and accurate dissemination of information to employees regarding matters related to the transactions contemplated by this Agreement in such a manner as to cause minimal disruption of the business of the Company and its Subsidiaries and their respective relationships with its employees and to facilitate the transition of such relationships to Parent or its Subsidiaries, as the case may be. In addition, prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.
6.15.    Third-Party Agreements. (a) (1)The Company shall use its reasonable best efforts to obtain (i) the consents or waivers listed in Schedule 5.02(k) or otherwise required to be obtained from any third-parties in connection with the Merger, the Bank Merger and the other transactions contemplated hereby (in such form and content as is approved in writing by Parent) promptly after the date of this Agreement and (ii) the cooperation of such third parties to effect a smooth transition in accordance with Parent’s timetable at or after the Effective Time. The Company shall cooperate with Parent in minimizing the extent to which any Contracts will continue in effect following the Effective Time, in addition to complying with the prohibitions in Section 4.01(l).
(b)    Without limiting the generality of Section 6.15(a), the Company shall use all reasonable efforts to provide data processing, item processing and other processing support or outside contractors to assist Parent in performing all tasks reasonably required to result in a successful conversion of the data and other files and records of the Company and its Subsidiaries to Parent’s production environment, when requested by Parent and in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) designated by Parent. Among other things, the Company shall:
(i)    cooperate with Parent to establish a mutually agreeable project plan to effectuate the conversion;
(ii)    use its commercially reasonable efforts to have the Company’s outside contractors continue to support both the conversion effort and its on-going needs until the conversion can be established;
(iii)    provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by Parent for use in planning the conversion, as soon as reasonably practicable;
(iv)    provide reasonable access to the Company’s personnel and facilities and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to enable the conversion effort to be completed on schedule; and
(v)    give notice of termination, conditioned upon the completion of the transactions contemplated by this Section 6.15(b), of the Contracts of outside data, item and other processing contractors or other third-party vendors when directed to do so by Parent.
(c)    Parent agrees that all actions taken pursuant to this Section 6.15 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company and its Subsidiaries.
6.16.    Shareholder Agreements. Each director and Executive, as a holder of Company Common Stock, shall execute and deliver to Parent simultaneously with the execution of this Agreement or at such time as the parties may otherwise agree a Shareholder Agreement.
6.17.    Additional Agreements. In case at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent with full title to all properties, assets, rights, powers, approvals, privileges, immunities and franchises of the Company, the proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.

6.18.    Pre-Closing Adjustments. At or before the Effective Time of the Merger, the Company shall make such accounting entries or adjustments, including additions to its ALL and charge-offs of loans, as Parent shall direct as a result of its on-going review of the Company (including its review of the information provided to it pursuant to Sections 6.05 and 6.12) or in order to implement its plans following the Effective Time or to reflect expenses and costs related to the Merger; provided, however, that unless the adjustment would otherwise be required by applicable Law, or by regulatory accounting principles or GAAP applied on a basis consistent with the financial statements of the Company, (a) the Company shall not be required to take such actions more than one day prior to the Effective Time of the Merger or prior to the time Parent agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.03 have been satisfied or waived and each of the approvals in Section 7.01(b) have been received, and (b) no such adjustment shall (i) require any filing with any Governmental Authority, (ii) violate any law, rule or regulation applicable to the Company, (iii) otherwise materially disadvantage the Company if the Merger is not consummated or (iv) constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, or as an admission or acknowledgement by the Company that any such entry or adjustment is appropriate or required or that any financial statement or information previously provided by the Company was incorrect in any respect.
6.19.    Company Stock Options; Company Awards.
(a)    Prior to the Effective Time, the Company shall take such actions as may be necessary such that immediately prior to the Effective Time each Company Stock Option, whether or not then exercisable, shall be cancelled and only entitle the holder thereof, as soon as reasonably practicable after surrender thereof, to receive an amount in cash, without interest, from the Company equal to the product of (x) the total number of Shares subject to the Company Stock Option times (y) the excess, if any, of the product of the Per Share Cash Consideration over the exercise price per Share under such Company Stock Option less applicable Taxes required to be withheld with respect to such payment. At the Effective Time, each option to purchase a share of Company Common Stock whether or not then exercisable shall terminate and be of no further effect and any rights thereunder to purchase shares of Company Common Stock shall also terminate and be of no further force or effect.
(b)    Prior to the Effective Time, with respect to any Company Award for which the applicable restrictions shall not have lapsed, each such Company Award shall be cancelled and shall only entitle the holder thereof to receive from the Company, immediately prior to the Effective Time, an amount in cash, without interest, equal to (x) the number of Shares subject to such Company Award immediately prior to the Effective Time times (y) the Per Share Cash Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the Per Share Cash Consideration exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment.

(c)    In addition, if so requested by Parent, at least twenty (20) Business Days prior to the Effective Time and prior to any such payment, the Company shall use its reasonable efforts to obtain a written acknowledgement and waiver (in form and substance reasonably satisfactory to Parent) from each holder of a Company Stock Option or Company Award (i) confirming the number of Company Stock Options and Company Awards held, (ii) confirming that the treatment of such Company Stock Options and Company Awards pursuant to this Agreement and the amounts to be paid pursuant hereto have been correctly calculated and (iii) containing such other matters as reasonably determined by Parent and shall provide a copy of each such acknowledgement and waiver it has been able to obtain to Parent at least five (5) Business Days prior to the Effective Time.
(d)    At or prior to the Effective Time, the Company, the Board of Directors and the compensation committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 6.19(a), (b) and (c).
(e)    The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Stock Options or Company Awards after the Effective Time.
6.20.    Election to Parent’s Board of Directors. At the Effective Time, Parent shall cause Kevin Kennedy to be appointed as a director of Parent and Parent Bank.
6.21.    Updated Company Disclosure Schedule. The Company shall update the Company Disclosure Schedule to the second Business Day prior to the date of the Effective Time and a draft of the updated Company Disclosure Schedule shall have been delivered to Parent no later than 72 hours prior to the Effective Time of the Merger; such update of the Company Disclosure Schedule shall not in any way affect the representations and warranties set forth in Section 5.02.
6.22.    Closing Financial Statements. At least five Business Days prior to the Effective Time of the Merger, the Company shall provide Parent with the Company’s consolidated financial statements presenting the financial condition of the Company and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger and the Company’s consolidated results of operations for the period from January 1, 2013 through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the “Closing Financial Statements”); provided, however, that if the Effective Time of the Merger occurs on or before the fifth Business Day of the month, the Company shall have provided consolidated financial statements as of and through the second month preceding the Effective Time of the Merger. Such financial statements shall have been prepared in all material respects in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments, subject to the other requirements of this Agreement including the final sentence of this Section 6.22 below. Such financial statements shall be accompanied by a certificate of the Company’s Chief Financial Officer, dated as of the Effective Time, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of the Company in all material respects. Such Closing Financial Statements shall also reflect accruals for all Professional Fees incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) and shall be accompanied by a certificate of the Company’s Chief Financial Officer, dated as of the Effective Time, to the effect that such financial statements meet the requirements of this Section 6.22.
6.23.    Junior Subordinated Debt Securities. At or prior to the Effective Time, Parent shall expressly assume the obligations of the Company under the indentures pursuant to which the Company issued its Junior Subordinated Debt Securities due October 7, 2033 and Junior Subordinated Debt Securities due March 15, 2036 (collectively, the “Debt Securities”) and the related guarantee agreements and, in connection therewith, Parent shall execute and deliver (x)  supplemental indentures to the applicable indenture trustees, in such form as such trustee shall reasonably require and (y) such other documents and instruments as the applicable trustee shall reasonably require to evidence or effectuate the assumption of the obligations of the Company under such indentures and guarantee agreements.
6.24.    Nasdaq. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for quotation on Nasdaq subject to official notice of issuance, prior to the Closing Date. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws to enable the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.
6.25.    Interest Deferral. At or prior to the Effective Time, Company shall pay or cause to be paid all interest payments deferred on the Debt Securities and all distributions on the underlying capital securities with the effect that the interest payments on the Debt Securities and the distributions on the capital securities will be current at the Effective Time.
6.26.    Transaction Expenses. Company shall use its reasonable best efforts to cause final bills or estimates of final bills for all Professional Fees to be submitted to the Company by its Advisors at least five Business Days prior to the Effective Time.
6.27.    Change in Control Agreements. Unless otherwise directed by the executive entitled to the benefits of a Change in Control Agreement, Company shall pay, immediately prior to the Effective Time, all sums due and owing to such executives pursuant to such agreements as of the Effective Time. At the Effective Time, Company shall assign and shall cause Company Bank to assign all of their respective rights under the Change in Control Agreements to Parent.
6.28.    Questionnaires. Company shall send questionnaires (in a form mutually acceptable to the Company and the Parent) to the shareholders or former shareholders of Company set forth on Schedule 6.28 seeking information on whether they have acquired additional ownership of Company Common Stock beyond those shares acquired in the private placement in 2010 and Company shall use its reasonable best efforts to obtain completed questionnaires from such shareholders or former shareholders prior to the Effective Time.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER
7.01.    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:
(a)    Shareholder Approval. This Agreement shall have been duly approved by holders of not less than a majority of the outstanding shares of Company Common Stock.
(b)    Regulatory Approvals. All notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger, the Bank Merger or the other transactions contemplated hereby by the Company or Parent shall have been made or obtained (as the case may be) and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and none of such consents, registrations, approvals, permits and authorizations shall contain any conditions, restrictions or requirements which would reasonably be likely (i) following the Effective Time, to have a Company Material Adverse Effect, (ii) to restrict the business of Parent or any of its Subsidiaries in a manner that would, following the Effective Time, have (A) a Company Material Adverse Effect or (B) either a Company Material Adverse Effect with respect to Parent Bank or the Surviving Bank (for purposes of this clause (B), substituting the name of each such bank in the definition of Company Material Adverse Effect), or (iii) require the sale by the Company or Parent Bank of any material portion of their respective assets (other than, in the case of the Company, all or any portion of its investment securities portfolio).
(c)    No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrain, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (collectively, an “Order”).
7.02.    Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:
(a)    Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Effective Time, to such effect. For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.
(b)    Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Effective Time, to such effect.
(c)    No Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or could reasonably be expected to have a Parent Material Adverse Effect.
7.03.    Conditions to Obligation of Parent. The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Effective Time of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and the Company shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Effective Time, to such effect. For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.
(b)    Performance of Obligations of Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time (including Sections 6.21 and 6.22 hereof), and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Effective Time, to such effect.
(c)    Performance of Obligations of Shareholders. Parent shall have received Shareholder Agreements executed and delivered by each director and Executive of the Company as contemplated by Section 6.16, each of which shall remain in full force and effect. The directors and Executives who are shareholders of the Company shall have performed in all material respects all obligations required to be performed by them under the Shareholder Agreements.
(d)    Stockholders’ Equity and Reserves. As of the last business day of the month reflected in the Closing Financial Statements (the “Stockholders’ Equity Measuring Date”), (i) the Adjusted Stockholders’ Equity of the Company shall not be less than $25.0 million and (ii) the Company’s ALL shall not be less than $3.3 million, in each case as determined in accordance with GAAP. For purposes of this Section 7.03(d), “Adjusted Stockholders’ Equity” means the consolidated equity of the Company as set forth in the Closing Financial Statements, minus any unrealized gains or plus any unrealized losses (as the case may be) in the Company’s securities portfolio due to mark-to-market adjustments as of the Stockholders’ Equity Measuring Date, and adding the sum of (w) all amounts paid or accrued in connection with any actions taken pursuant to Sections 6.07 and 6.18 to the extent that such actions were not necessary to bring the Company into conformity with GAAP or any applicable Law of any Governmental Authority, (x) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for the Company (“Advisors”) for services rendered solely in connection with the transactions contemplated by this Agreement (collectively, “Professional Fees”) paid by the Company prior to the Effective Time of $750,000 or less in the aggregate (exclusive of reasonable costs incurred or advanced by such Advisors), (y) the aggregate amount paid by the Company, if any, in order to satisfy its obligation to take all action as may be necessary to cancel the Company Stock Options pursuant to Section 6.19 and any costs associated with the termination of employee benefit plans or programs (inclusive of any severance compensation paid or to be paid as provided in Section 6.10 hereof) and any Change in Control Agreement payments pursuant to Section 6.27) (z) the after-tax expense associated with the acceleration of vesting with respect to the outstanding Company Stock Options and the lapsing of restrictions with respect to Company Awards, in each case resulting from the transactions contemplated by this Agreement.
(e)     Tax Opinion. Parent shall have received the opinion of Crowe Horwath LLP dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code.
(f)    Non-Solicitation and Letter Agreements. Parent shall have received a Non-Solicitation Agreement (Directors) executed and delivered by each of the Directors, a Non-Solicitation Agreement (Executive) executed and delivered by James B. Davis and the Letter Agreement from Stephen G. Andrews as contemplated by Section 6.11, each of which shall remain in full force and effect.
(g)    Total Deposits and Total Loans. On the Stockholders’ Equity Measuring Date, the average for the prior 30 days of the Company’s total deposits and total loans shall not be less than $215 million and $150 million, respectively.

(h)    Consents. The Company shall have obtained each of the consents listed in Schedule 5.02(k) of the Company Disclosure Schedule and any consents of the type required to be identified in Schedule 5.02(k) of the Company Disclosure Schedule but were not so identified as of the date of this Agreement. A copy of each such consent shall have been delivered to Parent.
(i)    Transaction Expenses. Based upon the final bills or estimates of such final bills provided in accordance with Section 6.26, the Company shall have paid all Professional Fees in full prior to the Effective Time, and Parent shall have received written evidence from the Company to such effect prior to the Effective Time; provided, that Parent shall have been given an opportunity to review all invoices, bills and estimates relating to such Professional Fees; provided, further, that the aggregate amount of such Professional Fees shall be reasonable and shall in no event exceed $750,000 (exclusive of reasonable costs incurred or advanced by its Advisors). In no event, shall Parent be liable for any such Professional Fees or for any amounts payable to the Company’s Advisors.
(j)    Directors’ Resignations. Parent shall have received the written resignation of each director of the Company (in such director’s capacity as a director of the Company), effective as of the Effective Time.
(k)    Dissenting Shareholders. Holders of not in excess of 10% of the outstanding shares of Company Common Stock shall have duly exercised their dissenters’ rights under Chapter 13 of the CGCL.
(l)    No Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or could reasonably be expected to have a Company Material Adverse Effect.

ARTICLE VIII

TERMINATION
8.01.    Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the shareholder approval referred to in Section 7.01(a), by the mutual written consent of Parent and the Company by action of their respective boards of directors.
8.02.    Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the shareholder approval referred to in Section 7.01(a), by action of the board of directors of either Parent or the Company, in the event:
(a)    The Merger is not consummated by March 31, 2014, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 8.02(a) or (ii) any of the director or executive of such party, which action or inaction is in violation of its obligations under this Agreement or, in the case of the directors or Executives of the Company, his or her obligations under the relevant Shareholder Agreement.
(b)    (i) The approval of any Governmental Authority required for consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement shall have been denied by final and nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the invitation, request or suggestion of a Governmental Authority or (ii) the Company shareholder approval referred to in Section 7.01(a) herein is not obtained at the Company Meeting.
8.03.    Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the shareholder approval referred to in Section 7.01(a), by action of the Company Board if:
(a)    (i) The Company is not in material breach of any of the terms of this Agreement, (ii) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within five (5) Business Days of receipt of the Company’s written notification of its intention to enter into an Alternative Acquisition Agreement, an offer that the Company Board determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal and (iv) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.05(b). The Company agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until at least the sixth Business Day after it has provided the notice to Parent required thereby, (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification and (z) during such five (5) Business Day period, to negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, if any.
(b)    There has been a breach of any representation, warranty, covenant or agreement made by Parent in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 7.02(a) or 7.02(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.
(c)    [intentionally omitted]
(d)    If (1) the Parent Average Price is less than $33.16, (2) such decline is not proportionate relative to the KBW Regional Bank Index (the “Index”), (3) the Company delivers written notice to Parent of its intention to terminate this Agreement within forty-eight (48) hours following the date of such notice and (4) Parent does not elect to pursue a Decline Adjustment as set forth below; provided, however, that, if Parent effects a stock dividend, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the date on which the Parent Average Price is determined, the provisions of this Section 8.03(d) shall be appropriately adjusted so that such event does not in and of itself trigger a termination right on behalf of the Company. For purposes hereof, the following terms have the following meanings:
(i)    “Initial Index” shall mean $65.00, which is the closing price of the KBW Regional Banking Index as quoted on Bloomberg (KRX:IND) on June 28, 2013.
(ii)    “Final Index” shall mean the average of the closing prices of the Index for the fifteen trading-day Parent Measuring Period.
(iii)    A decrease is not “proportionate relative to the Index” if the quotient obtained by dividing the Parent Average Price by the Parent Initial Price is less than the quotient obtained by dividing the Final Index by the Initial Index and subtracting 0.15 from the quotient.
The Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(d) if Parent elects, no later than the close of business on the second succeeding Business Day after the close of the Parent Measuring Period, to adjust the Exchange Ratio (a “Decline Adjustment”) such that the Exchange Ratio shall equal the number derived by dividing $2.71 by the Parent Average Price.
8.04.    Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the shareholder approvals referred to in Section 7.01(a), by action of the Parent Board, in the event that:
(a)    There has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 7.03(a) or 7.03(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company.
.
(b)    There is a material breach by one or more directors or Executives who is or are a shareholder(s) of the Company of any of his or her representations or warranties or any of his or her covenants or obligations contained in his or her Shareholders Agreement, including a breach of the obligation to vote his or her Shares in favor of the adoption of this Agreement, if such breach has resulted in the failure of this Agreement to be adopted by the shareholders of the Company and cannot be or has not been cured within thirty (30) days after the giving of written notice thereof to the breaching directors or Executives.
(c)    The Company shall have breached Section 6.06; the Company Board shall have effected a Change of Recommendation; at any time after the end of fifteen (15) Business Days following receipt of an Acquisition Proposal, the Company Board shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so from Parent; or a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend unequivocally against acceptance of such offer.
(d)    If (1) the Parent Average Price is more than $46.81, (2) such increase is not proportionate relative to the Index, (3) Parent delivers written notice to the Company of its intention to terminate this Agreement within forty-eight (48) hours following the date of such event and (4) the Company does not elect to pursue an Increase Adjustment as set forth below; provided, however, that, if Parent effects a stock dividend, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the date on which the Parent Average Price is determined, the provisions of this Section 8.04(d) shall be appropriately adjusted so that such event does not in and of itself trigger a termination right on behalf of the Parent. An increase is not “proportionate relative to the Index” if the quotient obtained by dividing the Parent Average Price by the Parent Initial Price is greater than the quotient obtained by dividing the Final Index by the Initial Index and adding 0.15 to the quotient.
Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.04(d) if (i) the Company elects, no later than the close of business on the second succeeding Business Day after the close of the Parent Measuring Period, to adjust the Exchange Ratio (an “Increase Adjustment”) such that the Exchange Ratio shall equal the number derived by dividing $3.45 by the Parent Average Price, or (ii) after the date hereof, Parent publicly announces that it has entered into a definitive agreement with respect to the acquisition of Parent by a third party.
8.05.    Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability or further obligation of any kind on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives), except (i) as provided in Section 9.01 and (ii) that no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.
(b)     (i) The Company shall immediately pay or cause to be paid a termination fee, representing liquidated damages, of $970,000 (the “Termination Fee”) to Parent payable by wire transfer of immediately available funds to an account specified by Parent in the event of any of the following:
(1)    in the event that (A) an Acquisition Proposal shall have been made to the Company or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company and (B) thereafter this Agreement is terminated by either

Parent or the Company pursuant to (x) Section 8.02(a) for failure of the Merger to be consummated by the date specified therein and such failure is the result of the knowing action or inaction of the Company or (y) Section 8.02(b)(ii) and (C) within twelve (12) months of the termination of this Agreement, the Company consummates an Acquisition Proposal;
(2)    this Agreement is terminated by the Company pursuant to Section 8.03(a); or
(3)    this Agreement is terminated by Parent pursuant to Section 8.04(b) or Section 8.04(c).
(ii)    Any Termination Fee required by this Section 8.05(b) shall be paid promptly, but in no event later than two Business Days after the date of termination; provided that with respect to clause (2) above, the Termination Fee shall be paid by the Company prior to termination of this Agreement; and provided further that with respect to clause (1) above, the Termination Fee shall be paid prior to the Company’s entering into an Alternative Acquisition Agreement or consummating, approving or recommending an Acquisition Proposal or within two Business Days following notice from Parent if the Company shall have failed to oppose such Acquisition Proposal.
(iii)    Notwithstanding any Termination Fee paid to Parent, such Termination Fee shall upon payment thereof be the sole remedy for Parent with respect to any breach of any covenant or agreement giving rise to such payment, subject to Section 8.05(c).
(c)    The Company acknowledges that the agreements contained in paragraph (b) above are an integral part of the transactions contemplated by this Agreement, and that without such agreements Parent would not have entered into this Agreement, and that such amounts do not constitute a penalty. If the Company fails to promptly pay Parent any amounts due under paragraph (b) above within the time period specified therein, the Company shall pay all costs and expenses (including attorneys’ fees) incurred by Parent from the date such amounts were required to be paid in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of interest printed in The Wall Street Journal on the date such payment was required to be made.
ARTICLE IX

MISCELLANEOUS
9.01.    Survival. This Article IX and the agreements of the Company and Parent contained in Sections 6.05 and 6.09 shall survive the consummation of the Merger. This Article IX, the agreements of the Company and Parent contained in Sections 6.05(e) and 8.05 shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.
9.02.    Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by both parties or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting, this Agreement may not be amended if it would reduce the aggregate value of the consideration to be received by the Company shareholders in the Merger without any subsequent approval by such shareholders or be in violation of applicable Law.
9.03.    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.
9.04.    Governing Law and Venue. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of California, without regard to the conflict of law principles thereof. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Northern District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.
9.05.    Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.
9.06.    Notices. All notices, requests, instructions and other communications to be given hereunder by any party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such party at its address set forth below or such other address as such party may specify by notice to the other party.

If to the Company to:
NorCal Community Bank
1701 Harbor Bay Parkway, Suite 100
Alameda, CA 94502
Attention: Stephen G. Andrews
Telephone: (510) 748-8450
Facsimile: (510) 748-8049

With a copy to:
Bingham McCutchen
Three Embarcadero Center
San Francisco, CA 94111
Attention: Thomas G. Reddy
Telephone: (415) 393-2188
Facsimile: (415) 393-2286

If to Parent to:
Bank of Marin Bancorp
504 Redwood Blvd., Suite 100,
Novato, California 94947
Attention: Russell A. Colombo
Telephone: (415) 763-4520
Facsimile: (415) 884-9153

With a copy to:
Stuart|Moore
641 Higuera Street
San Luis Obispo, California 934017
Attention: John Stuart
Telephone: (805) 545-8590
Facsimile: (805) 545-8599
9.07.    Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Company Disclosure Schedule and Parent Disclosure Schedule attached hereto and incorporated herein), the Shareholder Agreements, the Non-Competition Agreements, the Non-Solicitation Agreements, the Letter Agreement and the Confidentiality Agreement constitute the entire agreement of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their officers, directors, agents, employees or representatives, with respect to the subject matter hereof. Except for Section 6.09, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08.    Effect. No provision of this Agreement shall be construed to require the Company or Parent or any Affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable Law (whether statutory or common law), rule or regulation.
9.09.    Severability. Except to the extent that application of this Section 9.09 would have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or would prevent, materially delay or materially impair the ability of the Company or Parent to consummate the transactions contemplated by this Agreement, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
9.10.    Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
9.11.    Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
9.12.    Assignment. This Agreement shall not be assignable by operation of law or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

Norcal Community Bancorp

By: /s/ Stephen G. Andrews
Name:	Stephen G. Andrews
Title:	President and Chief Executive Officer

Bank of Marin Bancorp

By: /s/ Russell A. Colombo
Name:	Russell A. Colombo
Title:	President and Chief Executive Officer

APPENDIX B

FAIRNESS OPINION OF
SANDLER O'NEIL + PARTNERS, LP

July 1, 2013

Board of Directors
NorCal Community Bank
1701 Harbor Bay Parkway, Suite 100
Alameda, CA 94502

Ladies and Gentlemen:

NorCal Community Bank (“NorCal”) and Bank of Marin Bancorp (the “Bank of Marin”) intend to enter into an agreement and plan of merger (the “Agreement”) pursuant to which NorCal will merge with and into the Bank of Marin (the “Merger”). Pursuant to the terms of the merger, upon the effective date of the Merger, each share of NorCal Common Stock, excluding certain shares as specified in the Agreement, issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive, at the election of the holder thereof either: (1) shares of Bank of Marin Common Stock in accordance with the Exchange Ratio or (2) cash in the amount of the Per Share Cash Consideration (collectively, the “Merger Consideration”). The Exchange Ratio means 0.07716 share of Bank of Marin Common Stock for each share of NorCal Common Stock; subject to certain adjustments as provided for in the Agreement. The Per Share Cash Consideration is equal to $3.01, subject to adjustment as provided for in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of NorCal common stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain financial statements and other historical financial information of NorCal that we deemed relevant; (iii) certain financial statements and other historical financial information of Bank of Marin that we deemed relevant; (iv) internal financial projections for NorCal for the year ending December 31, 2013 and an estimated long-term growth rate for the years thereafter as provided by and discussed with senior management of NorCal; (v) publicly available mean analyst estimates for Bank of Marin for the years ending December 31, 2013 and 2014 and a publicly available long-term earnings per share growth rate for the years thereafter as discussed and confirmed with senior management of Bank of Marin; (vi) the pro forma financial impact of the Merger on Bank of Marin based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of Bank of Marin; (vii) a comparison of certain financial and other information for NorCal and Bank of Marin with similar publicly available information for certain other banking institutions, the securities of which are publicly traded; (viii) the terms and structures of other recent mergers and acquisition transactions in the banking sector; (ix) the current market environment generally and in the banking sector in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of NorCal the business, financial condition, results of operations and prospects of NorCal and held similar discussions with the senior management of Bank of Marin regarding the business, financial condition, results of operations and prospects of Bank of Marin.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by NorCal and Bank of Marin or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the management of NorCal and Bank of Marin that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of NorCal or Bank of Marin or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of NorCal and Bank of Marin or the combined entity after the Merger and we have we not reviewed any individual credit files relating to NorCal and Bank of Marin. We have assumed, with your consent, that the respective allowances for loan losses for both NorCal and Bank of Marin are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections as provided by the senior management of NorCal and publicly available mean analyst estimates as confirmed with the senior management of Bank of Marin. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with representatives and senior management of Bank of Marin. With respect to those projections, estimates and judgments, the respective managements of NorCal and Bank of Marin confirmed to us that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of NorCal and Bank of Marin, respectively, and we assumed that such performance would be achieved. We express no opinion as to such estimates or the assumptions on which they are based. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of NorCal and Bank of Marin since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that NorCal and Bank of Marin would remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof.

We have acted as NorCal’s financial advisor in connection with the Merger and a significant portion of our fees are contingent upon the closing of the Merger. We also will receive a fee from NorCal for providing this opinion. NorCal has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to NorCal and Bank of Marin and their affiliates. We may also actively trade the debt securities of NorCal and Bank of Marin or their affiliates for our own account and for the accounts of our customers.

This letter is directed to the Board of Directors of NorCal in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of NorCal as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of NorCal common stock and does not address the underlying business decision of NorCal to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for NorCal or the effect of any other transaction in which NorCal might engage. This opinion shall not be reproduced or used for used for any other purposes, without Sandler O’Neill’s prior written consent. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by NorCal’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of NorCal.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of NorCal common stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.
Sandler O’Neill & Partners, L.P.

APPENDIX C

CHAPTER 13 OF THE CALIFORNIA
GENERAL CORPORATION LAW

CHAPTER 13. DISSENTERS’ RIGHTS

1300.
(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.
(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:
(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).
(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.
(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.
(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.
(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301.
(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.
(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.
(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302.
Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.
(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.
(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.
(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.
(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.
(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.
(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.
(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.
(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.
(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.
(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.
To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.
Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.
Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined.

A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.
Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:
(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.
(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.
(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.
(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310.
If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.
This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.
(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.
(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.
(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313.
A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PART II     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 20. Indemnification of Directors and Officers

Bank of Marin Bancorp

Marin as a California corporation, is subject to the California General Corporation Law (the “CGCL”), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

The bylaws of Marin provide that it shall, to the maximum extent permitted by the CGCL, have power to indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the corporation, and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.

In addition, Marin has entered into Indemnification Agreements for various of its officers and directors. A form of which is incorporated herein by reference as Exhibit 10.06

Directors’ and Officers’ Liability Insurance

Marin presently maintains a policy of directors’ and officers’ liability insurance that provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit    Exhibit
No.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
2.01	Agreement and Plan of Merger, dated July 1, 2013 (included as Appendix A of the Proxy Statement - Prospectus)					Filed
2.02	Modified Whole Bank Purchase and Assumption Agreement dated February 18, 2011 among Federal Deposit Insurance Corporation, Receiver of Charter Oak Bank, Napa, California, Federal Deposit Insurance Corporation, and Bank of Marin	8-K	001-33572	99.2	February 28, 2011
3.01	Articles of Incorporation, as amended	10-Q	001-33572	3.01	November 7, 2007
3.02	Bylaws, as amended	10-Q	001-33572	3.02	May 9, 2011
4.01	Rights Agreement dated as of July 2, 2007	8-A12B	001-33572	4.1	July 2, 2007
4.02	Form of Warrant for Purchase of Shares of Common Stock, as amended	POS AM S-3	333-156782	4.4	December 20, 2011
5.01	Opinion of Stuart | Moore					Filed
8.01	Tax Opinion of Crowe Horwath, LLP					Filed
10.01	2007 Employee Stock Purchase Plan	S-8	333-144810	4.1	July 24, 2007
10.02	1989 Stock Option Plan	S-8	333-144807	4.1	July 24, 2007
10.03	1999 Stock Option Plan	S-8	333-144808	4.1	July 24, 2007
10.04	2007 Equity Plan	S-8	333-144809	4.1	July 24, 2007
10.05	2010 Director Stock Plan	S-8	333-167639	4.1	June 21, 2010
10.06	Form of Indemnification Agreement for Directors and Executive Officers dated August 9, 2007	10-Q	001-33572	10.06	November 7, 2007
10.07	Form of Employment Agreement dated January 23, 2009	8-K	001-33572	10.1	January 26, 2009
10.08	2010 Director Stock Plan	S-8	333-167639	4.1	June 21, 2010
10.09	2010 Annual Individual Incentive Compensation Plan	8-K	001-33572	99.1	October 21, 2010
10.10	Salary Continuation Agreement with executive officers, Russell Colombo, Chief Executive Officer, Kevin Coonan, Chief Credit Officer, and Peter Pelham, Director of Retail Banking, dated January 1, 2011	8-K	001-33572	10.1 10.2 10.3 10.4	January 6, 2011
10.11	2007 Form of Change in Control Agreement	8-K	001-33572	10.1	October 31, 2007
10.12	Information Technology Services Agreement with Fidelity Information Services, LLC, dated July 11, 2012	8-K	001-33572	10.1	July 17, 2012
11.01	Earnings Per Share Computation - included in Note 1 to the Consolidated Financial Statements	10-k	001-33572	11.01	March 14, 2013
23.01	Consent of Moss Adam LLP					Filed
23.02	Consent of Crowe Horwath, LLP (as to Exhibit 8.1)					Filed
23.03	Consent of Crowe Horwath, LLP (as to financial statements of NorCal)					Filed
23.04	Consent of Stuart | Moore (included in Exhibit 5.1)					Filed
23.05	Consent of Sandler O'Neill + Partners, L.P.					Filed
24.01	Power of Attorney					Filed
99.01	Form of Proxy					To be filed by Amendment

(b)    Financial Statement Schedules

All schedules are omitted because the required information is not applicable or is included in the financial statements of Bank of Marin Bancorp and the related notes.

(c)    Not applicable.

Item 22. Undertakings.

(a) Undertakings required by Item 512 of Regulation S-K

(1)	The undersigned registrant hereby undertakes as follows:

(i)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(ii)    The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§ 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents, by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements of filing on Form S-4 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Novato, State of California on August 22, 2013.

BANK OF MARIN BANCORP

By:	/s/ RUSSELL A. COLOMBO
Russell A. Colombo,
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Bank of Marin Bancorp (registrant)

Dated: August 23, 2013	/s/ Russell A. Colombo
Russell A. Colombo
President &
Chief Executive Officer
(Principal Executive Officer)

Dated: August 23, 2013	/s/ Cecilia Situ
Cecilia Situ
First Vice President &
Manager - Finance and Treasurer
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Members of Bank of Marin Bancorp's Board of Directors

Dated: August 23, 2013	/s/ Joel Sklar
Joel Sklar, M.D.
Chairman of the Board

Dated: August 23, 2013	/s/ Russell A. Colombo
Russell A. Colombo
President & Chief Executive Officer

Dated: August 23, 2013	/s/ Thomas M. Foster
Thomas M. Foster

Dated: August 23, 2013	/s/ Robert Heller
Robert Heller

Dated: August 23, 2013	/s/ Norma J. Howard*
Norma J. Howard

Dated: August 23, 2013	/s/ Stuart D. Lum
Stuart D. Lum

Dated: August 23, 2013	/s/ William H. McDevitt, Jr.
William H. McDevitt, Jr.

Dated: August 23, 2013	Michaela K. Rodeno
Michaela K. Rodeno

Dated: August 23, 2013	/s/ Brian M. Sobel
Brian M. Sobel

Dated: August 23, 2013	/s/ J. Dietrich Stroeh
J. Dietrich Stroeh

Dated: August 23, 2013	/s/ Jan I. Yanehiro
Jan I. Yanehiro

* By Peter Pelham,
Attorney in Fact

EXHIBIT INDEX

Exhibit No.	Exhibit
2.01	Agreement and Plan of Merger, dated July 1, 2013 (included as Appendix A of the Proxy Statement – Prospectus)
5.01	Opinion of Stuart | Moore
8.01	Tax Opinion of Crowe Horwath, LLP
23.01	Consent of Moss Adams LLP
23.02	Consent of Crowe Horwath, LLP (as to Exhibit 8.1)
23.03	Consent of Crowe Horwath, LLP (as to financial statements of Norcal)
23.04	Consent of Stuart | Moore (included in Exhibit 5.1)
23.05	Consent of Sandler O'Neill + Partners, L.P.
24.01	Power of Attorney